 Exhibit (a)(2)(i)
Notice of Special Meeting
of TELUS International (Cda) Inc. Shareholders
to be held at 9:00 a.m. (Vancouver time)
on October 27, 2025
ONLINE AT:
www.meetings.lumiconnect.com/400-570-171-578

Management Information Circular
dated September 17, 2025
Arrangement Involving
TELUS International (Cda) Inc. and TELUS Corporation
YOUR VOTE IS IMPORTANT. TAKE ACTION AND VOTE TODAY.
THE BOARD OF DIRECTORS OF TELUS INTERNATIONAL (CDA) INC. UNANIMOUSLY
(WITH INTERESTED DIRECTORS ABSTAINING FROM VOTING) RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTION SET FORTH IN THIS CIRCULAR

This management information circular and the accompanying materials require your immediate attention. If you are in doubt as to how to deal with these documents or the matters to which they refer, please consult a professional advisor. If you have any questions or require more information with respect to the procedures for voting, please contact TELUS International (Cda) Inc.’s proxy solicitation agent:

Laurel Hill Advisory Group
North American Toll-Free Number: 1-877-452-7184 Outside North America: 1-416-304-0211 E-mail: assistance@laurelhill.com
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE IN THE UNITED STATES HAS APPROVED OR DISAPPROVED OF THE ARRANGEMENT OR PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE. IN ADDITION, NEITHER THE TORONTO STOCK EXCHANGE NOR ANY CANADIAN SECURITIES REGULATORY AUTHORITY HAS IN ANY WAY PASSED UPON THE MERITS OF THE TRANSACTION DESCRIBED IN THIS CIRCULAR, AND ANY REPRESENTATION OTHERWISE IS AN OFFENCE.

September 17, 2025
Dear Shareholders,
The Board of Directors (the “Board”) of TELUS International (Cda) Inc. (the “Company” or “TELUS Digital”) invites you to attend the special meeting (the “Meeting”) of the holders of Multiple Voting Shares (“Multiple Voting Shares”) of the Company (the “MVS Holders”) and the holders of Subordinate Voting Shares (“Subordinate Voting Shares” and collectively with the Multiple Voting Shares, the “Shares”) of the Company (the “SVS Holders” and collectively with the MVS Holders, the “Shareholders”), to be held virtually via live audio webcast on October 27, 2025 at 9:00 a.m. (Vancouver time) available at www.meetings.lumiconnect.com/400-570-171-578 (password: tixt2025).
The Arrangement
At the Meeting, the Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”) to approve a proposed arrangement (the “Arrangement”), in accordance with the terms of an arrangement agreement (the “Arrangement Agreement”) entered into by the Company and TELUS Corporation (the “Purchaser” or “TELUS”) on September 1, 2025, pursuant to which TELUS agreed to acquire all of the issued and outstanding Shares that it and its affiliates do not already own by way of a statutory plan of arrangement (the “Plan of Arrangement”) under section 288 of the Business Corporations Act (British Columbia).
Under the terms of the Arrangement, which was negotiated extensively between the Company, the Special Committee (as defined below) and their respective advisors, on the one hand, and TELUS and its advisors, on the other hand, and as more particularly described in the accompanying management information circular (the “Circular”), each Shareholder (other than the Shareholders validly exercising their dissent rights and TELUS and any of its affiliates) can elect to receive in respect of all (and not a portion) of their Shares, at the effective time of the Arrangement: (a) $4.50 in cash (the “Cash Consideration”), (b) 0.273 of a common share of TELUS (the “TELUS Shares” and such consideration, the “Share Consideration”), or (c) $2.25 in cash and 0.136 of a TELUS Share (the “Combination Consideration”), for each Share transferred (collectively, the “Consideration”), subject to proration such that no more than 25% of the aggregate Consideration to be paid to the Shareholders will consist of TELUS Shares. If you do not validly elect to receive the Cash Consideration, the Share Consideration or the Combination Consideration, you shall be deemed to have elected to receive the Combination Consideration as to all of the Shares you hold.
Pursuant to the Arrangement, each Option (as defined in the Circular) outstanding immediately prior to the effective time of the Arrangement as specified in the plan of arrangement (the “Effective Time”) on the date that the Arrangement is completed (the “Effective Date”) that has not been duly exercised (whether vested or unvested), shall, substantially in accordance with the terms of the Omnibus Long-Term Incentive Plan of the Company that became effective on the effective date of the Company’s initial public offering and as amended and restated on May 15, 2025 (the “2021 Omnibus Long-Term Incentive Plan”), be exchanged for an option (each, a “Replacement Option”) entitling the holder to purchase from TELUS that number of TELUS Shares equal to: (a) 0.273 (the “Exchange Ratio”) multiplied by (b) the number of Subordinate Voting Shares subject to such Option immediately prior to the Effective Time, subject to any rounding and fractional adjustments as set forth in the Plan of Arrangement. The Replacement Option shall provide for an exercise price for each whole TELUS Share equal to: (a) the exercise price per Subordinate Voting Share otherwise purchasable pursuant to such Option immediately prior to the Effective Time, divided by (b) the Exchange Ratio, subject to any rounding adjustments. Replacement Options will be issued under the 2021 Omnibus Long-Term Incentive Plan and all terms and conditions of the Replacement Options and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to the Plan of Arrangement, be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the Option.
i

Certain outstanding restricted share units (“RSUs”) that otherwise settle in 2025 and all RSUs that are held by our directors (together, “Specified RSUs”) outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan and for no additional consideration, be transferred to the Company in exchange for an amount in cash from the Company equal to the Cash Consideration, less any applicable withholdings.
Each RSU that is not a Specified RSU (each, a “Non-Specified RSU”) outstanding immediately prior to the Effective Time (whether vested or unvested) (each, a “Surviving RSU”) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall entitle the holder to receive, for no additional consideration, such number of TELUS Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such Non-Specified RSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of TELUS Shares. Surviving RSUs shall be governed by the 2021 Omnibus Long-Term Incentive Plan and all terms and conditions of a Surviving RSU and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to the Plan of Arrangement, be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the Non-Specified RSU. At such time, each holder of Non-Specified RSUs shall cease to be a holder of such Non-Specified RSUs and shall be deemed to be the holder of Surviving RSUs.
Each of the Company’s performance share units (each, a “PSU”) outstanding immediately prior to the Effective Time (whether vested or unvested) (each, a “Surviving PSU”) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall entitle the holder to receive, for no additional consideration, such number of TELUS Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such PSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of TELUS Shares. The terms and conditions of a Surviving PSU depend on the specific PSU, with PSUs granted in 2024 and 2025 having performance vesting criteria and multipliers modified or removed in accordance with the 2021 Omnibus Long-Term Incentive Plan as set forth in the Plan of Arrangement.
Additional details regarding the Company’s long-term incentive instruments are set out in the Circular.
The Consideration to be received by Shareholders (other than TELUS and its affiliates) (the “Minority Shareholders”) represents a 52.0% premium over TELUS Digital’s unaffected closing price of $2.96 per Subordinate Voting Share on the New York Stock Exchange (“NYSE”) on June 11, 2025, the last trading day prior to TELUS’ announcement on June 12, 2025 of its initial proposal. The Consideration also represents a 62.6% premium over TELUS Digital’s 30-day volume weighted average price (“VWAP”) on the NYSE on such date, and an increase from the $3.40 price offered by TELUS in its initial proposal. The TELUS Shares were valued at $16.49 per Share based on their five-day volume-weighted average trading price on the NYSE prior to the date of announcement of the Arrangement.
TELUS, together with its affiliates, currently own 6,874,822 Subordinate Voting Shares and 152,004,019 Multiple Voting Shares, representing approximately 5.4% of the outstanding Subordinate Voting Shares and all of the outstanding Multiple Voting Shares, respectively. On a combined basis, the Subordinate Voting Shares and Multiple Voting Shares held by TELUS and its affiliates represent approximately 92.7% of the total voting power attached to all outstanding TELUS Digital Shares.
Recommendation of the Board and the Special Committee
A special committee of the Board, comprised solely of independent directors of the Board (the “Special Committee”) advised the Board that, after careful consideration of such matters as it considered relevant and as more fully described under the heading “Special Factors — Reasons for the Arrangement” contained in the enclosed Circular, including, among other things: (a) the terms and conditions of the Arrangement Agreement; (b) the benefits and risks associated with the Arrangement; (c) the possibility of any other strategic alternatives and options reasonably available to the Company; (d) its evaluation of the Arrangement with management and with the Special Committee’s and the Company’s respective legal and financial advisors, as applicable, including receipt by the Special Committee of a formal valuation as to the fair market value of the Shares as at

September 1, 2025 and an opinion as to the fairness, from a financial point of view and as of the date of such opinion, of the Consideration to be received by Minority Shareholders (other than dissenting holders) pursuant to the Arrangement from BMO Nesbitt Burns Inc. (“BMO Capital Markets”) based upon and subject to various assumptions, qualifications, limitations and other matters set forth in BMO Capital Markets’ written formal valuation and opinion, dated September 1, 2025 (the “BMO Formal Valuation and Opinion”), and an oral fairness opinion from BofA Securities, Inc. (“BofA Securities”) to the Special Committee, which was confirmed by delivery of a written opinion dated September 1, 2025 to the effect that, as of September 1, 2025, and based upon and subject to various assumptions, limitations, qualifications and other matters set forth in BofA Securities’ written fairness opinion, the Consideration was fair, from a financial point of view, to the Minority Shareholders (other than the dissenting holders) (the “BofA Fairness Opinion” and, collectively with the BMO Formal Valuation and Opinion, the “Formal Valuation and Opinions”, each as described in the enclosed Circular); and (e) the best interests of TELUS Digital, including the impact of the Arrangement on Minority Shareholders and other stakeholders of the Company, the Special Committee unanimously determined that the Arrangement is in the best interests of TELUS Digital and is fair to the Minority Shareholders, including the “unaffiliated security holders”, as defined in Rule 13e-3 under the United States Securities Exchange Act of 1934, as amended (“Exchange Act”). Accordingly, the Special Committee unanimously recommended to the Board that it authorize and approve TELUS Digital entering into the Arrangement Agreement and the performance of its obligations thereunder and that the Board recommend to the Shareholders that they vote in favour of the Arrangement Resolution.
The Board, after careful consideration of such matters as it considered relevant, as more fully described under the heading “Special Factors — Reasons for the Arrangement” contained in the enclosed Circular, including, among other things, a thorough review of the Arrangement Agreement, and taking into account the best interests of TELUS Digital, and after evaluating the Arrangement with management and TELUS Digital’s legal advisors, including receipt by the Special Committee of the Formal Valuation and Opinions (as described in the enclosed Circular), and upon the unanimous recommendation of the Special Committee, unanimously (with interested directors abstaining from voting) determined that the Arrangement is in the best interests of TELUS Digital and is fair to the Minority Shareholders, including the “unaffiliated security holders”, as defined in Rule 13e-3 under the Exchange Act, and that it was advisable and in the best interests of TELUS Digital to approve the entering into and execution and delivery of the Arrangement Agreement and the performance of its obligations thereunder, and unanimously approved the Arrangement. Accordingly, the Board unanimously (with interested directors abstaining from voting) recommends that the Shareholders vote IN FAVOUR of the Arrangement Resolution.
Support and Voting Agreement
The Arrangement is supported by Riel B.V. (indirectly and wholly-owned by BPEA Private Equity Fund VI, L.P.1., BPEA Private Equity Fund VI, L.P.2 and certain of its affiliates) (“EQT”), TELUS Digital’s largest Minority Shareholder. EQT previously held 31.0% of the outstanding Subordinate Voting Shares and 7.5% of the Multiple Voting Shares, or approximately 9.1% of the outstanding voting rights of TELUS Digital. EQT agreed to convert and, prior to the Record Date has converted, its Multiple Voting Shares into Subordinate Voting Shares. As a result, EQT holds approximately 37.7% of the outstanding Subordinate Voting Shares. All of TELUS Digital’s directors and officers listed in Appendix I — Directors and Officers of the Company, holding or having control or direction over approximately 2.9% of the outstanding Subordinate Voting Shares, have also agreed to support the Arrangement (together with EQT, the “Locked-Up Shareholders”).
The Shares held by the Locked-Up Shareholders eligible to be included in respect of the Minority Approval represent approximately 42.9% of the aggregate voting entitlements for the Minority Approval and, these Shares, together with the Shares held by TELUS and its affiliates, represent approximately 95.9% of the aggregate voting entitlements eligible to vote on the Arrangement Resolution.
Approval Requirements
At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, the Arrangement Resolution. The approval of the Arrangement Resolution will require approval of at least (a) two-thirds (66 2∕3%) of the votes cast by the holders of Multiple Voting Shares and the holders of

Subordinate Voting Shares, present in person or represented by proxy at the Meeting, voting together as a single class; and (b) a simple majority of the votes cast by the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting (excluding for the purposes of this clause (b), votes attached to Subordinate Voting Shares held by persons described in items (a) through (d) of section 8.1(2) of Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions) (the “Minority Approval”, and collectively with (a), the “Required Shareholder Approval”).
Election
If you are a registered Shareholder (a “Registered Shareholder”), in order to make your election to receive the Cash Consideration, the Share Consideration or the Combination Consideration (subject to proration and adjustment in accordance with the Plan of Arrangement), you must submit the enclosed letter of transmittal and election form (the “Letter of Transmittal and Election Form”) by 9:00 a.m. (Vancouver time) on October 22, 2025, or, if the Meeting is adjourned or postponed, no later than three Business Days before the adjourned Meeting is reconvened or the postponed Meeting is convened (the “Election Deadline”). Please refer to the enclosed Circular and the Letter of Transmittal and Election Form for additional information. If an election is not made in accordance with the instructions in the Letter of Transmittal and Election Form, you will be deemed to have elected the Combination Consideration in respect of each Share held by you. Shareholders whose Shares are held through a broker, custodian, nominee or other intermediary (the “Beneficial Shareholders”) should follow the instructions provided by their Intermediary to make their election. The Intermediary may establish earlier deadlines to make an election.
Shareholders who choose not to vote, or to vote against the Arrangement Resolution, may still make an election to receive the Cash Consideration, the Share Consideration or the Combination Consideration by completing the Letter of Transmittal and Election Form and submitting such form to Computershare Investor Services, Inc., as depositary (the “Depositary”) prior to the Election Deadline.
If you are a Registered Shareholder, we encourage you to complete, sign, date and return the enclosed Letter of Transmittal and Election Form in accordance with the instructions set out therein and in the Circular, together with your share certificate(s) or DRS advice(s), as applicable, representing your Shares to the Depositary at the address specified in the Letter of Transmittal and Election Form.
VOTE YOUR TELUS DIGITAL SHARES IN FAVOUR OF THE ARRANGEMENT RESOLUTION TODAY
Your vote is very important, regardless of the number of Shares you own. Shareholders are encouraged to vote in advance of the Meeting. To vote your Shares at the Meeting if you are a Registered Shareholder, you can complete, sign, date and return the applicable proxy accompanying the Circular to TELUS Digital’s transfer agent, Computershare, by mail to 320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6, or vote by internet or phone in accordance with the instructions included in the Circular or the instructions included with the form of proxy, in each case not later than 9:00 a.m. (Vancouver time) on October 23, 2025, or not later than 48 hours (excluding days which are Saturdays, Sundays and statutory holidays in Vancouver) immediately preceding the time of the Meeting (as it may be adjourned or postponed from time to time). Voting by proxy will not prevent you from voting online at the Meeting if you attend the Meeting but will ensure that your vote will be counted if you are unable to attend. If you are a Beneficial Shareholder, you should follow the instructions provided by your intermediary to ensure your vote is counted at the Meeting. Subject to the Arrangement Agreement, the time limit for the deposit of proxies may be waived or extended by the Chair of the Meeting at the Chair’s discretion without notice.
TO BE COUNTED, PROXIES MUST BE RECEIVED BY COMPUTERSHARE NO LATER THAN 9:00 A.M. (VANCOUVER TIME) ON OCTOBER 23, 2025.
In order to ensure that your proxy is received in time for the Meeting, we recommend that you vote in any of the following ways:
Internet
•
By visiting the following website: www.investorvote.com. Refer to your 15-digit control number (shown on your proxy form) and follow the online voting instructions.

Telephone
•
By calling the toll-free number, 1-866-732-VOTE (8683). To vote by phone, simply refer to your 15-digit control number (shown on your proxy form) and follow the instructions.

•
Note that you cannot appoint anyone other than Jason Macdonnell, Acting CEO and COO, TELUS Digital and President, TELUS Digital Customer Experience, or, failing him, Josh Blair, Lead Director (together, the “Management Proxyholders”), as your proxy if you vote by phone.

Mail
•
By completing your proxy form or voting instruction form and returning it by mail or hand delivery, following the instructions on the form.

Virtual Meeting
Consistent with TELUS Digital’s annual meetings, the Meeting will be conducted virtually via live audio webcast to enable all TELUS Digital Shareholders to participate. TELUS Digital Shareholders can access the Meeting by visiting www.meetings.lumiconnect.com/400-570-171-578. Registered Shareholders and their duly appointed proxyholders will be able to vote in real time and submit questions relevant to the Meeting at the Meeting by following the instructions set out in the Circular. Beneficial Shareholders who wish to attend and vote at the meeting should follow the instructions to appoint themselves as proxyholders. Beneficial Shareholders who have not duly appointed themselves as proxyholders (pursuant to the process summarized in the Circular) may attend the Meeting as guests. Guests may listen but cannot vote at the Meeting.
Shareholder Questions
Shareholders who have any questions or need assistance with voting their Shares should contact Laurel Hill Advisory Group, by email at assistance@laurelhill.com or by telephone at 1-877-452-7184 (North American Toll Free) or 1-416-304-0211 (outside North America).
If you have any questions about submitting your Shares for the Arrangement, including with respect to completing the Letter of Transmittal and Election Form, please contact the Depositary, toll free at 1-800-564-6253 (North America) or 1-514-982-7555 (outside North America), or by email at corporateactions@computershare.com.
On behalf of the Board and the Special Committee, we thank all Shareholders for their continued support and we look forward to receiving your endorsement for this transaction at the Meeting.
Yours very truly,
(signed) “Josh Blair”	(signed) “Olin Anton”
Josh Blair Lead Director of the Board and Co-Chair of the Special Committee	Olin Anton Director of the Board and Co-Chair of the Special Committee
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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that, a special meeting (the “Meeting”) of the holders of Multiple Voting Shares (“Multiple Voting Shares”) of TELUS International (Cda) Inc. (the “Company” or “TELUS Digital”) (the “MVS Holders”), and the holders of Subordinate Voting Shares (“Subordinate Voting Shares” and collectively with Multiple Voting Shares, the “Shares”) of the Company (the “SVS Holders” and collectively with the MVS Holders, the “Shareholders”) will be held virtually via live audio webcast on October 27, 2025 at 9:00 a.m. (Vancouver time) at www.meetings.lumiconnect.com/400-570-171-578 (password: tixt2025) for the following purposes:
1.
in accordance with the interim order of the Supreme Court of British Columbia (the “Court”) dated September 17, 2025 (the “Interim Order”), for the Shareholders to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix A to the accompanying management information circular of TELUS Digital dated September 17, 2025 (the “Circular”), approving a plan of arrangement (the “Arrangement”) involving TELUS Digital and TELUS Corporation (the “Purchaser” or “TELUS”) under section 288 of the Business Corporations Act (British Columbia) (“BCBCA”), all as more particularly described in the Circular; and

2.
to transact such further or other business as may properly come before the Meeting and any adjournments or postponements thereof.

The completion of the Arrangement is conditional upon, among other things, the approval of the Arrangement Resolution by the Shareholders and the receipt of all regulatory and court approvals and the satisfaction or waiver of the conditions precedent to the Arrangement under the arrangement agreement (the “Arrangement Agreement”) entered into by the Company and TELUS on September 1, 2025.
The Board of Directors of TELUS Digital (the “Board”) unanimously (with interested directors abstaining from voting) recommends that the Shareholders vote IN FAVOUR of the Arrangement Resolution.
Specific details of the matters to be put before the Meeting are set forth in the Circular that accompanies and is deemed to form part of this Notice of Meeting of Shareholders (“Notice of Meeting”).
The Circular and the enclosed form of proxy (“Proxy”) or voting instruction form (“VIF”) include additional information regarding the matters to be dealt with at the Meeting. Shareholders are reminded to review the Meeting materials prior to voting. Shareholders with questions or who need assistance in voting may contact the Company’s proxy solicitation agent, Laurel Hill Advisory Group, by email at assistance@laurelhill.com or by telephone at 1-877-452-7184 (North American Toll Free) or 1-416-304-0211 (outside North America).
Pursuant to the Interim Order, the record date is September 12, 2025 (the “Record Date”) for determining Shareholders who are entitled to receive notice of and to vote at the Meeting. Only persons who were Registered Shareholders as of the close of business on the Record Date are entitled to receive this Notice of the Meeting and to attend and vote at the Meeting. This Notice of Meeting is accompanied by the Circular, Proxies or VIFs and, for Registered Shareholders, a letter of transmittal and election form (the “Letter of Transmittal and Election Form”).
Each holder of Shares of record as of the close of business on the Record Date is entitled to (a) 10 votes for each Multiple Voting Share and (b) one vote for each Subordinate Voting Share that is held in their name.
The Meeting will be held virtually via live audio webcast available at www.meetings.lumiconnect.com/400-570-171-578. Registered Shareholders and duly appointed proxyholders will be able to attend, participate in, and vote in real time at the Meeting by following the instructions set out in the Circular. Non-registered Shareholders (the “Beneficial Shareholders”) who have not duly appointed themselves as proxyholders may attend the Meeting as guests. Guests may listen but cannot vote at the Meeting.

If you are a Registered Shareholder, you can complete, sign, date and return the applicable proxy accompanying the Circular to TELUS Digital’s transfer agent, Computershare Investor Services, Inc. (“Computershare”), by mail to 320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6, or vote by internet or phone in accordance with the instructions enclosed in the Circular or the instructions included with the Proxy, in each case no later than 9:00 a.m. (Vancouver time) on October 23, 2025, or not later than 48 hours (excluding days which are Saturdays, Sundays and statutory holidays in Vancouver) prior to the time of the Meeting (as it may be adjourned or postponed from time to time). Voting by Proxy will not prevent you from voting online at the Meeting if you attend but it will ensure that your vote will be counted if you are unable to attend.
If you are a Beneficial Shareholder, you should carefully follow the instructions of the Intermediaries (as defined herein) through which you hold your Shares to ensure that your Shares are voted at the Meeting in accordance with your instructions. Please refer to the section in the Circular entitled “Information Concerning the Meeting — Beneficial Shareholders” for information on how to vote your Shares if you are a Beneficial Shareholder.
The Proxy and VIF confer discretionary authority with respect to: (a) amendments or variations to the matters of business to be considered at the Meeting; and (b) other matters that may properly come before the Meeting, to the extent permitted by law. As of the date hereof, the management of TELUS Digital knows of no amendments, variations or other matters to come before the Meeting other than the matters set forth in this Notice of Meeting. Shareholders who are planning on returning the accompanying Proxy or VIF are encouraged to review the Circular carefully before submitting the Proxy or VIF. It is the intention of the persons named in the enclosed Proxy or VIF, if not expressly directed otherwise in such Proxy or VIF, to vote IN FAVOUR of the Arrangement Resolution.
The persons named in the Proxy are nominees from management, being Jason Macdonnell, Acting CEO and COO, TELUS Digital and President, TELUS Digital Customer Experience, or, failing him, Josh Blair, Lead Director (the “Management Proxyholders”). If you want to appoint someone else as your proxy to attend, participate in and vote at the Meeting (other than the Management Proxyholders), you must submit your proxy form appointing the third party AND register the third-party proxyholder as described below. Registering your proxyholder is an additional step to be completed AFTER you have submitted your proxy form. Failure to register the proxyholder will result in the proxyholder not receiving a username to attend, participate or vote at the Meeting. The third party you appoint as a proxyholder does not need to be a Shareholder.
To appoint a third party proxyholder, please follow these steps:
1.
Submit your proxy form — To appoint a third-party proxyholder, insert the person’s name into the appropriate space on the proxy form or online. Follow the instructions for submitting the proxy form (whether by internet or mail). This step must be completed before registering your proxyholder as set out in step 2.

2.
Register your proxyholder — To register a proxyholder, the Shareholder MUST visit www.computershare.com/TELUSDigital by 9:00 a.m. (Vancouver time) on October 23, 2025 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a username via email. Without a username, proxyholders will not be able to participate or vote at the Meeting.

Each Registered Shareholder has been granted the right to dissent in respect of the Arrangement Resolution. If the Arrangement Resolution is passed, a Registered Shareholder that has duly and validly exercised their dissent rights has the right to be paid the fair value of their Shares in accordance with the provisions of Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Plan of Arrangement and any other order of the Court. The right of a Registered Shareholder to dissent is more particularly described in the Circular and a complete copy of Division 2 of Part 8 of the BCBCA is included as Appendix H to the Circular.
To exercise this right, a Registered Shareholder must: (a) provide to TELUS Digital by mail at 5th Floor, 510 West Georgia Street, Vancouver, British Columbia V6B 0M3, attention: Chief Legal Officer and Corporate Secretary, by no later than 2:00 p.m. (Vancouver time) on October 23, 2025 (or the Business Day that is two Business Days immediately preceding the Meeting if it is not held on October 27, 2025), a written objection to the Arrangement Resolution, and (b) otherwise comply strictly with the provisions of Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Final Order, the Plan of Arrangement and any other order of the Court. Failure to comply strictly with such requirements could result in the loss of any right to dissent. It is strongly suggested that any Registered Shareholder wishing to dissent seek independent legal advice.
Vancouver, British Columbia
Dated September 17, 2025.
By order of the Board of Directors
(signed) “Michel E. Belec”
Michel E. Belec
Chief Legal Officer and Corporate Secretary

TELUS INTERNATIONAL (CDA) INC.
MANAGEMENT INFORMATION CIRCULAR
Introduction
This Management Information Circular (the “Circular”) is furnished in connection with the solicitation of proxies by and on behalf of management of TELUS Digital for use at the Meeting of Shareholders to be held at 9:00 a.m. (Vancouver Time) on October 27, 2025, as may be adjourned or postponed thereof. The record date for notice and voting at the Meeting is September 12, 2025 (the “Record Date”). Other than the management of TELUS Digital and its authorized agents (including, for the purposes of solicitation of proxies, TELUS), no person has been authorized to give any information or make any representation in connection with the Arrangement or any other matters to be considered at the Meeting other than those contained in this Circular and, if given or made, any such information or representation must not be relied upon as having been authorized and should not be relied upon in making a decision as to how to vote on the Arrangement.
These Meeting materials are being sent to Registered Shareholders and, through Intermediaries, to Beneficial Shareholders. If you hold Shares through an Intermediary, you should contact your Intermediary for instructions and assistance in voting and surrendering the Shares that you beneficially own.
All capitalized terms used in this Circular but not otherwise defined in this Circular have the meaning set forth in the “Glossary of Terms” in this Circular.
EXCEPT WHERE OTHERWISE EXPRESSLY PROVIDED, ALL AMOUNTS IN THIS CIRCULAR ARE STATED AND WILL BE PAID IN U.S. CURRENCY.
Information Contained in this Circular
The information contained in this Circular is given as at September 17, 2025, except where otherwise noted and except that information in documents incorporated by reference is given as of the dates noted therein. This Circular does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.
Information contained in this Circular should not be construed as legal, tax or financial advice and Shareholders are urged to consult their own professional advisors in connection therewith.
THIS CIRCULAR AND THE TRANSACTIONS CONTEMPLATED BY THE ARRANGEMENT AGREEMENT AND THE PLAN OF ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.
Information Concerning TELUS
The information concerning TELUS and its affiliates (other than the Company and its subsidiaries) contained in this Circular has been provided by TELUS for inclusion in this Circular. Although the Company has no knowledge that any statements contained herein taken from or based on such information provided by TELUS are untrue or incomplete, the Company assumes no responsibility for any failure by TELUS or any of its affiliates (other than the Company and its subsidiaries) or any of their respective representatives to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company.
Notice to Holders in the United States
THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY

AUTHORITY IN ANY STATE IN THE UNITED STATES, NOR HAVE THE SEC OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
The TELUS Shares, Replacement Options, Surviving RSUs and Surviving PSUs to be issued pursuant to and in connection with the Arrangement will not be registered under the U.S. Securities Act or the securities laws of any state of the United States. Such securities will be issued in reliance upon the Section 3(a)(10) Exemption and exemptions provided in respect of the securities laws of the states of the United States in which securityholders who are citizens or residents of the United States reside. The Section 3(a)(10) Exemption exempts from registration a security that is issued in exchange for one or more bona fide outstanding securities, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court of competent jurisdiction or by a governmental authority expressly authorized by law to grant such approval. The Court is authorized to conduct a hearing at which the substantive and procedural fairness of the terms and conditions of the Arrangement will be considered. The Court issued the Interim Order on September 17, 2025, and, subject to the approval of the Arrangement by the Shareholders, a hearing for a Final Order approving the Arrangement is currently anticipated to take place on October 29, 2025 in Vancouver, British Columbia. All Persons to whom it is proposed to issue the securities are entitled to appear and be heard at this hearing, provided that they satisfy the applicable conditions set forth in the Interim Order. Accordingly, the Final Order of the Court will, if granted, constitute the basis for the Section 3(a)(10) Exemption with respect to the securities to be issued pursuant to the Arrangement. See “Special Factors — Court Approval of the Arrangement”.
The TELUS Shares to be issued pursuant to the Arrangement generally may be resold without restriction under the U.S. Securities Act, except in the case of resales by persons who are, or within 90 days prior to the completion of the Arrangement were, “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of TELUS. Any such affiliates may be able to resell such securities in accordance with the provisions of Regulation S or Rule 144 under the U.S. Securities Act. See “The Arrangement — Securities Law Matters — United States Securities Law Matters”.
The transactions contemplated by the Arrangement Agreement constitute a “going private” transaction under Rule 13e-3 promulgated under the Exchange Act. In connection with these transactions, the Company and TELUS have filed with the SEC a transaction statement (the “Schedule 13E-3”) pursuant to section 13(e) of the Exchange Act and Rule 13e-3 thereunder, which incorporates by reference this Circular. Copies of the Schedule 13E-3 are, and any other documents filed by the Company in connection with the Arrangement will be, available under the Company’s profile on EDGAR at www.sec.gov.
Shareholders are advised to read this Circular and the Schedule 13E-3 in their entirety, including the appendices and exhibits hereto or thereto and the documents incorporated by reference herein and therein, because they contain important information. TELUS Digital is a corporation existing under the provincial laws of British Columbia, Canada and is a “foreign private issuer” within the meaning of the rules promulgated under the Exchange Act. Section 14(a) of the Exchange Act and related proxy rules are not applicable to the Company nor to this solicitation and, therefore, this solicitation is not being effected in accordance with such laws. The solicitation of proxies and the transactions contemplated herein involve securities of a Canadian issuer and are being effected in accordance with (a) Canadian corporate laws and Canadian Securities Laws, which differ from disclosure requirements in the United States, and (b) the requirements of Rule 13e-3 under the Exchange Act.
The unaudited condensed interim financial statements and audited historical financial statements of the Company and other financial information included or incorporated by reference in this Circular for the Company have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may differ from financial statements and information prepared in accordance with U.S. generally accepted accounting principles.
Shareholders who are citizens or residents of the United States (or are otherwise U.S. taxpayers for U.S. federal income tax purposes) should be aware that the Arrangement described herein may have both U.S. and Canadian tax consequences to them that are not described in this Circular. U.S. holders are urged to consult their own tax advisors with respect to such U.S. and Canadian income tax consequences and the applicability of any federal, state, local, foreign and other tax laws.
The enforcement by Shareholders of civil liabilities under U.S. Securities Laws may be affected adversely by the fact that the Company is organized under the laws of a jurisdiction outside the United States, that some of its officers and directors include residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of the Company and such directors, officers and experts may be located outside the United States. As a result, it may be difficult or impossible for Shareholders in the United States to effect service of process within the United States upon the Company and its respective officers and directors or the experts named herein, or to realize against them on judgments of courts of the United States predicated upon civil liabilities under the U.S. Securities Laws. In addition, Shareholders in the United States should not assume that the courts of Canada: (a) would enforce judgments of U.S. courts obtained in actions against the Company or such persons predicated upon civil liabilities under U.S. Securities Laws; or (b) would enforce, in original actions, judgments against such persons predicated upon civil liabilities under U.S. Securities Laws. The Company’s head office is located at 5th Floor, 510 West Georgia Street, Vancouver, British Columbia V6B 0M3, telephone: 604-695-6400.
Forward-Looking Statements
This Circular contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Securities Laws and which are based on the currently available competitive, financial and economic data and operating plans of management of the Company as of the date hereof unless otherwise stated. Forward-looking statements are provided for the purpose of presenting information about management’s current expectations and plans relating to the future and readers are cautioned that such statements may not be appropriate for other purposes. The use of any of the words “plans”, “expects”, “projects”, “assumes”, “budget”, “strategy”, “scheduled”, “estimates”, “forecasts”, “anticipates”, “believes”, “intends”, “targets” and similar expressions or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative forms of any of these terms and similar expressions, have been used to identify forward-looking statements. More particularly and without limitation, this Circular contains forward-looking statements concerning: the Arrangement and the completion thereof; covenants of TELUS Digital and TELUS in relation to the Arrangement; the timing for the implementation of the Arrangement, including the expected Effective Date of the Arrangement; the anticipated benefits of the Arrangement; the principal steps of the Arrangement; the receipt of the necessary Shareholder, Court and regulatory approvals; the anticipated tax treatment of the Arrangement for Shareholders; statements made in, and based upon, the Formal Valuation and Opinions; statements relating to the business of TELUS and TELUS Digital after the date of this Circular and prior to, and after, the Effective Time; the impact of the Arrangement on employees and stakeholders; the strengths, characteristics, market position, and future financial or operating performance and potential of TELUS; the amounts received by the directors and senior officers of TELUS Digital under the Arrangement; de-listing of the Subordinate Voting Shares from the TSX and NYSE; ceasing of reporting issuer status of TELUS Digital; the liquidity of TELUS Shares following the Effective Time; the market price of TELUS Shares; expectations regarding the growth of TELUS; the business prospects and opportunities of TELUS Digital and TELUS; TELUS Digital’s expectations regarding costs of capital and operating expenditures; goals; strategies; future growth; the adequacy of financial resources; and other events or conditions that may occur in the future or future plans, projects, objectives, estimates and forecasts, and the timing related thereto.
In respect of the forward-looking statements in this Circular, the Company has provided such forward-looking statements in reliance on certain assumptions that it believes are reasonable at this time, including assumptions as to the ability of the Parties (as defined herein) to receive, in a timely manner and on satisfactory terms, the necessary regulatory, Court, Shareholder and other requisite approvals; the listing of the TELUS Shares to be issued in connection with the Arrangement on the TSX and on the NYSE; the ability of the Parties to satisfy, in a timely manner, the other conditions to the closing of the Arrangement; the adequacy of the financial resources of the Company and TELUS; stability in financial capital markets and other expectations and assumptions which management believes are appropriate and reasonable. The anticipated dates provided in this Circular regarding the Arrangement may change for a number of reasons, including the inability to secure the necessary regulatory, Court, Shareholder or other approvals in the time assumed or the need for additional time to satisfy the other conditions to the completion of the Arrangement. Accordingly, readers should not place undue reliance on the forward-looking statements contained in this Circular.
Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors and risks. Such risks, uncertainties and factors include, among others: the risk that the Arrangement may not close when planned or at all or on the terms and conditions set forth in the Arrangement Agreement; the failure of the Company and TELUS to obtain the necessary regulatory, Court, Shareholder and other approvals, or to otherwise satisfy the conditions to the completion of the Arrangement, in a timely manner, or at all, may result in the Arrangement not being completed on the proposed terms, or at all; if the Arrangement is not completed, and the Company continues as an independent entity, there are risks that the announcement of the Arrangement and the dedication of substantial resources of the Company to the completion of Arrangement could have an impact on the Company’s current business relationships and could have a material adverse effect on the current and future operations, financial condition and prospects of the Company; the benefits expected from the Arrangement may not be realized; risks associated with business integration; risks related to the Parties’ respective properties; risks related to competitive conditions; risks related to the operations of the Parties; risks related to changes in laws, regulations and government practices; and the risks discussed under the heading “Risk Factors — Risks Related to the Arrangement”.
Shareholders are cautioned that the foregoing list of factors is not exhaustive. Additional information on other factors that could affect the operations or financial results of the Parties is included in reports filed by the Company with the securities commissions or similar authorities in Canada, which are available under the Company’s SEDAR+ profile at www.sedarplus.ca, and with the SEC, which are available on EDGAR at www.sec.gov.
The forward-looking statements contained in this Circular are made as of the date hereof, unless otherwise specified, and the Company and TELUS undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable Securities Laws. All forward-looking statements contained in this Circular are expressly qualified in their entirety by the cautionary statements set forth above and in any document incorporated by reference herein.
Reference to Financial Information and Additional Information
Financial information provided in the Company’s annual financial statements and management’s discussion and analysis (“MD&A”) for the years ended December 31, 2024 and 2023 and in the Company’s unaudited condensed interim consolidated financial statements and MD&A for the three- and six-month periods ended June 30, 2025 and 2024 is available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. You can obtain additional documents related to the Company without charge on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. You can also obtain documents related to the Company without charge by visiting the Company’s website at www.telusdigital.com or by making a request to the Company’s Corporate Secretary.

SUMMARY
The following information is a summary of the contents of this Circular. This summary is provided for convenience only and the information contained in this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere in this Circular or incorporated by reference herein. Capitalized terms in this summary have the meaning set out in the “Glossary of Terms” or as set out herein. The full text of the Arrangement Agreement is available under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
Date, Time and Place of Meeting
The Meeting will be held virtually via live audio webcast on October 27, 2025 at 9:00 a.m. (Vancouver time) at www.meetings.lumiconnect.com/400-570-171-578 (password: tixt2025).
The Record Date
The Record Date for determining the Shareholders entitled to receive notice of and to vote at the Meeting is as of the close of business (Vancouver time) on September 12, 2025.
Purpose of the Meeting
The Meeting will be held for the following purposes:
1.
to consider and, if deemed advisable, to pass, with or without variation, the Arrangement Resolution, the full text of which is attached as Appendix A to this Circular, to approve an arrangement (the “Arrangement”), in accordance with the terms of an arrangement agreement (the “Arrangement Agreement”) entered into by the Company and TELUS Corporation (the “Purchaser” or “TELUS”) on September 1, 2025, pursuant to which TELUS agreed to acquire all of the issued and outstanding Shares that it and its affiliates do not already own (the “Minority Shares” and the holders of Minority Shares, the “Minority Shareholders”) by way of a statutory plan of arrangement (the “Plan of Arrangement”) under section 288 of the Business Corporations Act (British Columbia); and

2.
to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The approval of the Arrangement Resolution will require approval of at least (a) two-thirds (66 2∕3%) of the votes cast by the holders of Multiple Voting Shares and the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting, voting together as a single class; and (b) a simple majority of the votes cast by the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting (excluding for the purposes of this clause (b), votes attached to Subordinate Voting Shares held by persons described in items (a) through (d) of section 8.1(2) of Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions) (the “Minority Approval”, and collectively with (a), the “Required Shareholder Approval”).
Quorum
The quorum for the transaction of business at the Meeting is persons who are, or who represent by proxy, Shareholders holding, in the aggregate, at least 25% of Shares plus at least a majority of Multiple Voting Shares.
The Arrangement
If the Arrangement Resolution is approved with the Required Shareholder Approval and all other conditions to the closing of the Arrangement are satisfied or waived, the Arrangement will be implemented by way of a court-approved plan of arrangement under the BCBCA.
The purpose of the Arrangement is to effect the acquisition by TELUS of the Company. The Arrangement Agreement provides for, among other things, the acquisition by TELUS of all of the issued and outstanding Shares that it and its affiliates do not already own by way of a statutory plan of arrangement under section 288 of the BCBCA.
The following summarizes the steps which will occur under the Plan of Arrangement on the Effective Date, if all conditions to the completion of the Arrangement have been satisfied or waived. The following description of steps is qualified in its entirety by reference to the full text of the Plan of Arrangement attached as Appendix B to this Circular:
Commencing at the Effective Time, each of the following events shall occur and shall be deemed to occur sequentially as set out below, effective as at five-minute intervals starting at the Effective Time, on and subject to the terms set out in the Plan of Arrangement:
(a)
each of the Shares held by Dissenting Holders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to TELUS and such Dissenting Holders shall cease to be the holders of such Shares and to have any rights as Shareholders other than the right to be paid fair value by TELUS for such Shares as set out in the Plan of Arrangement;

(b)
each Share outstanding immediately prior to the Effective Time, other than Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Rights or by TELUS, shall, without any further action by or on behalf of a Shareholder, be deemed to be assigned and transferred by the holder thereof to TELUS in exchange for the applicable Consideration, in each case in accordance with the election or deemed election of Shareholders pursuant to the Plan of Arrangement;

(c)
Options. each Option outstanding immediately prior to the Effective Time that has not been duly exercised (whether vested or unvested), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, be deemed to be assigned and transferred by the holder thereof to the Company in exchange for a Replacement Option entitling the holder to purchase from TELUS that number of TELUS Shares equal to: (i) the Exchange Ratio multiplied by (ii) the number of Subordinate Voting Shares subject to such Option immediately prior to the Effective Time, subject to any rounding and fractional adjustments as set forth in the Plan of Arrangement. The Replacement Option shall provide for an exercise price for each whole TELUS Share equal to: (x) the exercise price per Subordinate Voting Share otherwise purchasable pursuant to such Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio, subject to any rounding adjustments. Replacement Options will be issued under the 2021 Omnibus Long-Term Incentive Plan and all terms and conditions of the Replacement Options and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to the Plan of Arrangement, be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the Option.

(d)
RSUs.

(i)
each Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, be deemed to be assigned and transferred by the holder thereof to the Company in exchange for an amount in cash from the Company equal to the Cash Consideration, less any applicable withholdings; and

(ii)
each Non-Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall entitle the holder to receive, for no additional consideration, such number of TELUS Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (A) that number of Subordinate Voting Shares that were issuable upon the vesting of such Non-Specified RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of TELUS Shares. Surviving RSUs shall be governed by the 2021 Omnibus Long-Term Incentive Plan and all terms and conditions of a Surviving RSU and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to the Plan of Arrangement, be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the Non-Specified RSU.

(e)
PSUs. Each 2023 PSU, 2024-2025 PSU and PFG PSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall entitle the holder to receive, for no additional consideration, such number of TELUS Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (i) that number of Subordinate Voting Shares that were issuable upon the vesting of such PSU immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number of TELUS Shares. At such time, each holder of PSUs shall cease to be a holder of such PSUs. The terms and conditions of a Surviving PSU differ based on the type of the Surviving PSU and are as follows:

(i)
each Surviving 2023 PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan and all terms and conditions of a Surviving 2023 PSU (including any applicable performance criteria and/or other vesting conditions, but subject to such adjustments as the Board may deem fair and reasonable as a result of the completion of the Arrangement) and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to the Plan of Arrangement, be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the 2023 PSU;

(ii)
each Surviving 2024-2025 PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan and all terms and conditions of a Surviving 2024-2025 PSU and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to the Plan of Arrangement, be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the 2024-2025 PSU; provided, however, that, in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, (A) any performance vesting criteria and multipliers in respect of the Company’s “Relative TSR” (within the meaning of the applicable grant agreement in respect of such 2024-2025 PSU) shall be deemed inapplicable and (B) any performance vesting criteria and multipliers in respect of the Company’s “Organic

Revenue Growth” targets (within the meaning of the applicable grant agreement in respect of such 2024-2025 PSU) shall be amended in accordance with Company’s budget approved by the Board; and
(iii)
each Surviving PFG PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan and all terms and conditions of a Surviving PFG PSU and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to the Plan of Arrangement, be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the PFG PSU; provided, however, that, in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, all performance vesting criteria and multipliers in respect of each such Surviving PFG PSU shall be deemed to be inapplicable, such that each such Surviving PFG PSU shall only be subject to the time-based vesting criteria applicable thereto immediately prior to the Effective Time and the vesting period of such Surviving PFG PSU shall be extended to on or about November 20, 2027.

(f)
(i) each holder of Non-Specified RSUs or PSUs shall cease to be a holder of such Non-Specified RSUs and PSUs and shall be deemed to be the holder of Surviving RSUs or Surviving PSUs, in each case as of the times specified in the Plan of Arrangement, as applicable, and (ii) any and all other awards or similar agreements relating to the Non-Specified RSUs and PSUs shall be terminated and shall be of no further force and effect.

On completion of the Arrangement, the Company will be a wholly-owned subsidiary of TELUS.
The full text of the Arrangement Resolution and the Plan of Arrangement are attached as Appendix A and Appendix B, respectively, to this Circular.
See “Special Factors — Effect and Details of the Arrangement” in this Circular.
Effect on Shares
Pursuant to the Arrangement Agreement and the Plan of Arrangement, each Shareholder (other than any Dissenting Holders and TELUS and its affiliates) will be entitled to receive: (a) $4.50 in cash, (b) 0.273 of a TELUS Share, or (c) $2.25 in cash and 0.136 of a TELUS Share for each Share transferred, subject to proration such that no more than 25% of the aggregate Consideration to be paid to Shareholders will consist of TELUS Shares. If you do not validly elect to receive the Cash Consideration, the Share Consideration or the Combination Consideration, you shall be deemed to have elected to receive the Combination Consideration as to all of the Shares you hold.
See “Special Factors — Effect and Details of the Arrangement” in this Circular.
Recommendation of the Board and the Special Committee
Recommendation of the Board and the Special Committee
The Special Committee advised the Board that, after careful consideration of such matters as it considered relevant and as more fully described under the heading “Special Factors — Reasons for the Arrangement” contained in this Circular, including, among other things: (a) the terms and conditions of the Arrangement Agreement; (b) the benefits and risks associated with the Arrangement; (c) the possibility of any other strategic alternatives and options reasonably available to the Company; (d) its evaluation of the Arrangement with management and with the Special Committee’s and the Company’s respective legal and financial advisors, as applicable, including the Special Committee’s receipt of the Formal Valuation and Opinions (as described in the Circular); and (e) the best interests of TELUS Digital, including the impact of the Arrangement on Minority Shareholders and other stakeholders of the Company, the Special Committee unanimously determined that the Arrangement is in the best interests of TELUS Digital and is fair to the Minority Shareholders, including the “unaffiliated security holders”, as defined in Rule 13e-3 under the Exchange Act. Accordingly, the Special Committee unanimously recommended to the Board that it authorize and approve TELUS Digital entering into the Arrangement Agreement and the performance of its obligations thereunder and that the Board recommend to the Shareholders that they vote in favour of the Arrangement Resolution.
The Board, after careful consideration of such matters as it considered relevant, as more fully described under the heading “Special Factors — Reasons for the Arrangement” contained in this Circular, including, among other things, a thorough review of the Arrangement Agreement, and taking into account the best interests of TELUS Digital, and after evaluating the Arrangement with management and TELUS Digital’s legal advisors, including receipt by the Special Committee of the Formal Valuation and Opinions (as described in the Circular), and upon the unanimous recommendation of the Special Committee, unanimously (with interested directors abstaining from voting) determined that the Arrangement is in the best interests of TELUS Digital and is fair to the Minority Shareholders, including the “unaffiliated security holders”, as defined in Rule 13e-3 under the Exchange Act, and that it was advisable and in the best interests of TELUS Digital to approve the entering into and execution and delivery of the Arrangement Agreement and the performance of its obligations thereunder, and unanimously approved the Arrangement. Accordingly, the Board unanimously (with interested directors abstaining from voting) recommends that the Shareholders vote IN FAVOUR of the Arrangement Resolution.
See “Special Factors — Background to the Arrangement” in this Circular.
Background to the Arrangement
The Arrangement Agreement is the result of extensive negotiations between the Company, the Special Committee and, as applicable, their respective advisors, on the one hand, and TELUS and its advisors, on the other hand, as more fully described herein. A summary of the material events, meetings, negotiations and discussions between representatives of TELUS Digital and TELUS, among others, that preceded the execution of the Arrangement Agreement on September 1, 2025 and the announcement thereafter on September 2, 2025 is included in this Circular under the heading “Special Factors — Background to the Arrangement”.
Reasons for the Arrangement
In evaluating whether the Arrangement is in the best interests of the Company and fair to Minority Shareholders, and after consulting with management and with the Company’s and the Special Committee’s respective legal and financial advisors, as applicable, in evaluating the Arrangement, the Special Committee and the Board considered the following factors, among other things, which are not listed in any relative order of importance:
•
Premium to Market.   The Arrangement values the Shares at $4.50 per Share, which represents compelling and immediate value and liquidity for Shareholders, a value which represents an increase over the $3.40 offered in TELUS’ initial proposal, and offers premiums of 52.0% over the unaffected closing price of $2.96 per Subordinate Voting Share on the NYSE on June 11, 2025, and 62.6% over the 30-day unaffected VWAP per Subordinate Voting Share on the NYSE prior to June 12, 2025. The Consideration per Share also represents a 16.0% premium over the closing price of the Subordinate Voting Shares on the NYSE as of August 29, 2025.

•
Choice of Consideration.   Shareholders have the option to receive, depending on their respective individual objectives, for all of their Shares, either cash, TELUS Shares or a combination of both (subject to proration for those that elect to receive TELUS Shares or a combination of cash and TELUS Shares such that the aggregate Consideration will include no more than 25% in TELUS Shares).

•
Continued Participation.   Shareholders who elect to receive TELUS Shares have the ability to continue participating in the growth and upside of TELUS Digital, including in synergies created through the Arrangement, via ownership of liquid TELUS Shares. These Shareholders will also have the opportunity to participate in any future dividends that may be declared and paid on TELUS Shares.

•
Certainty of Value and Liquidity.   Shareholders will have the opportunity to receive certainty of value and immediate liquidity by electing to receive cash for their Shares. In addition, TELUS had, as of the date of the Arrangement Agreement, a market capitalization of approximately $25.3 billion and is dual-listed on the TSX and NYSE, providing a high degree of liquidity for Shareholders who elect to receive TELUS Shares.

•
Current Market, Economic, and Competitive Conditions.   The operating environment has changed meaningfully since TELUS Digital’s initial public offering in 2021, and it now faces several uncertainties. These risks and uncertainties include broader macroeconomic conditions as well as the development of technologies, whose adoption by TELUS Digital’s competitors, customers, and potential customers have the potential to further disrupt the market. As a result of these factors, there has been a meaningful underperformance of the sector compared to the broader market and industry peers have experienced declining growth rates relative to historical levels.

•
Company Financial Performance.   The Special Committee and the Board considered TELUS Digital’s historical and projected five-year financial performance and forecasts, the Company’s standalone operating plan and the risks of achieving its projections or plans. The Company’s largest clients, including TELUS, account for a significant portion of total revenue and the loss of business from any of these clients or inability to attract new clients could have a material adverse effect on the Company’s operations.

•
Comprehensive Negotiations.   The Arrangement Agreement was the result of a comprehensive negotiation process with TELUS that was undertaken by TELUS Digital with the assistance of its legal advisors and with the oversight and participation of the Special Committee and the assistance of the Special Committee’s legal and financial advisors, as applicable; the Consideration and mix thereof offered to Shareholders under the Arrangement was also the result of comprehensive discussions between representatives of the Special Committee and EQT and negotiations between representatives of TELUS and EQT under the oversight of the Co-Chairs of the Special Committee. The Arrangement Agreement includes terms and conditions that are reasonable in the judgment of the Special Committee.

•
BMO Formal Valuation and Opinion.   BMO Capital Markets, the Special Committee’s independent valuator and financial advisor, delivered to the Special Committee the BMO Formal Valuation and Opinion, dated

September 1, 2025, to the effect that, based upon and subject to various assumptions, qualifications, limitations and other matters set forth therein, as at September 1, 2025, the Consideration was within the range of the fair market valuation of the Shares and, on that basis and subject to the foregoing, the Consideration to be received by Minority Shareholders (other than Dissenting Holders) pursuant to the Arrangement was fair, from a financial point of view, to such Minority Shareholders, as more fully described under “Special Factors — BMO Formal Valuation and Opinion”. The Special Committee noted that the Consideration offered under the Arrangement was at the top end of the fair market valuation range of the Shares set forth in the BMO Formal Valuation and Opinion.
•
BofA Fairness Opinion.   BofA Securities, the Special Committee’s independent financial advisor, delivered the BofA Fairness Opinion to the Special Committee, dated September 1, 2025, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, to the effect that the Consideration to be received by Minority Shareholders (other than Dissenting Holders) under the Arrangement was fair, from a financial point of view to such Shareholders, as more fully described below in the section entitled “BofA Fairness Opinion”.

•
Clear Path to Closing.   There is a clear path to closing in an expeditious manner, with no financing or due diligence conditions to the completion of the Arrangement, with the Meeting to consider the Arrangement being held in October 2025, closing of the Arrangement anticipated in the fourth quarter of 2025 and the Arrangement Agreement having an “Outside Date” of four months’ from the date of the Arrangement Agreement (subject to certain extensions in the event any required FDI Regulatory Approval is not obtained by such date).

•
Limited Conditionality.   The limited conditions to the consummation of the Arrangement are reasonable under the circumstances and are likely to be satisfied, including that the parties do not anticipate any significant regulatory approvals will be required to be obtained under applicable laws to consummate the Arrangement, other than customary Stock Exchange Approvals, any required FDI Regulatory Approval and Court approval. The parties subsequently determined that no FDI regulatory approvals are required in connection with the Arrangement and have therefore waived the related closing condition.

•
Treatment of Incentives.   The treatment of Options, RSUs and PSUs is reasonable in the circumstances, including allowing certain of the holders thereof to continue to share in the potential upside by receiving replacement incentive securities in TELUS in lieu of their existing incentive awards.

•
Treatment of WillowTree.   TELUS will be required to honour the existing arrangements under the WillowTree earn-out, with any proposed changes thereto (if any) to be negotiated by TELUS following closing of the Arrangement.

•
Due Diligence.   Management and TELUS Digital’s and the Special Committee’s external advisors’ completed due diligence review and investigations of the business, operations, financial condition, products, strategy and future prospects of TELUS.

•
Change in Recommendation.   Until the Arrangement is approved by the

Shareholders, the Arrangement Agreement allows the Board, under certain circumstances, to consider unsolicited bona fide written “Acquisition Proposals” that constitute or would reasonably be expected to result in a “Superior Proposal” (as those terms are defined in the Arrangement Agreement). The Board would be entitled to make a Change in Recommendation in the event any Superior Proposal emerges (subject to TELUS’ “right to match” and provided the Company must proceed with the Meeting to consider the Arrangement if TELUS does not terminate the Arrangement Agreement following the Change in Recommendation).
•
Reasonable Deal Protections.   The Special Committee has been advised, and believes, that the “deal protection” provisions in the Arrangement Agreement are reasonable in the circumstances, including that there is no termination fee payable by TELUS Digital to TELUS upon a termination of the Arrangement Agreement, and the expense reimbursement fee of up to a maximum of $10 million payable by TELUS to TELUS Digital in certain circumstances and the expense reimbursement fee of up to a maximum of $10 million payable by TELUS Digital to TELUS in certain other circumstances, are reasonable.

•
Shareholder and Management Support.   The Arrangement is supported by EQT, TELUS Digital’s largest Minority Shareholder then holding approximately 31.0% of the outstanding Subordinate Voting Shares and 7.5% of the outstanding Multiple Voting Shares, or approximately 9.1% of the outstanding voting rights of TELUS Digital. EQT agreed to convert its Multiple Voting Shares into Subordinate Voting Shares prior to the Record Date for the Meeting and, as a result, holds approximately 37.7% of the outstanding Subordinate Voting Shares. All of TELUS Digital’s directors and officers, then holding or having control or direction over approximately 3.2% of the outstanding Subordinate Voting Shares (or 2.9% following the conversion by EQT of its Multiple Voting Shares into Subordinate Voting Shares), also agreed to support the transaction.

•
Impact on Stakeholders.   The impact of the Arrangement on all stakeholders in TELUS Digital, including the Minority Shareholders, employees, creditors, local communities, customers, suppliers and governments with whom TELUS Digital has relations or in which it operates, as well as the environment and long-term interests of TELUS Digital, including the strategic advantage of forming an even closer tie with TELUS which will enable TELUS Digital to more effectively develop, test and optimize new products and services with TELUS as a pilot customer, and to subsequently market these products and services to TELUS Digital’s other clients.

•
Shareholder Approvals.   The Arrangement, among other things, must be approved by not less than: (a) two-thirds (66 2∕3%) of votes cast thereon by holders of Subordinate Voting Shares and Multiple Voting Shares present in person or represented by proxy at the Meeting, voting together as a single class; and (b) as required by MI 61-101, a simple majority of the votes cast thereon by minority holders of Subordinate Voting Shares present in person or represented by proxy at the Meeting, excluding Shares held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101 (including the Shares held by TELUS and its affiliates).

•
No Collateral Benefits.   There are no “collateral benefits” being provided to any “related party” (as defined under MI 61-101) in connection with the Arrangement, except for the acceleration of certain RSUs held by certain directors and personnel of the Company, which related parties the Special Committee has confirmed, based on information prepared by management and provided to the Special Committee concerning each related party’s Subordinate Voting Share holdings and value of such benefits conferred in connection with the Arrangement, each hold less than 1% of the outstanding Subordinate Voting Shares.
•
Court Approvals.   The Arrangement must be approved by the Interim Order and a Final Order of the Court, which will consider whether the Arrangement is fair and reasonable and in respect of which any affected Shareholders opposed to the Arrangement will be entitled to make submissions (subject to compliance with certain processes).

•
Dissent Rights.   The terms of the Arrangement provide that Registered Shareholders who oppose the Arrangement may, upon compliance with certain conditions, exercise Dissent Rights and, if ultimately successful, receive fair value in cash for their Shares.

•
Reputation and Knowledge of TELUS.   TELUS’ commitment, credit worthiness, record of completing acquisition transactions and anticipated ability to complete the transactions contemplated by the Arrangement Agreement, as well as familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of the Company, the nature of the industry in general, industry trends, and the regulatory and legislative environment relevant to the industries in which TELUS and the Company operate.

•
Limited Strategic Alternatives.   There are limited strategic alternatives available to the Company, with the principal alternative to the Arrangement being maintaining the status quo and executing the Company’s current strategic plan, in light of (a) the fact that TELUS then-owned approximately 57.4% of the Company’s outstanding Shares, including 92.5% of the Multiple Voting Shares and 6.1% of the Subordinate Voting Shares and TELUS has indicated that it does not intend to support any other alternative transaction or sell the Shares it holds in the Company, and (b) the Special Committee’s belief, after consulting with management and the Special Committee’s legal and financial advisors, as applicable, that the Consideration under the Arrangement provides more immediate value to Minority Shareholders on a risk-adjusted basis than is expected to be realizable by the Company as a stand-alone entity in the foreseeable future, including having regard to the Company’s historical and projected five-year financial performance and current and anticipated market, competitive and economic conditions affecting the Company.

•
Unlikelihood of any Alternatives Proposals.   Given TELUS then-owned approximately 57.4% of the Company’s outstanding Shares, including 92.5% of the Multiple Voting Shares and 6.1% of the Subordinate Voting Shares and could therefore block a competing transaction, it is unlikely that any other party or combination of parties would make a proposal to acquire all or any material portion of the Company or its assets resulting in consideration payable to Minority Shareholders that is higher than the Consideration to be paid pursuant to the Arrangement, or that any such proposal would be reasonably capable of completion. Following the public announcement of TELUS’ initial proposal on June 12, 2025, the Special Committee did not receive any written expressions of interest or proposals from third parties with respect to an alternative transaction, including an acquisition of the Minority Shares.

•
Procedural Safeguards.   The Special Committee and the Board observed a number of procedural safeguards to ensure the Special Committee and the Board could effectively represent the best interests of the Company, its Minority Shareholders and the Company’s stakeholders, including ensuring that the evaluation and negotiation process was supervised by the Special Committee, which was comprised solely of independent directors and advised by its own experienced, qualified and independent legal and financial advisors, the Arrangement Agreement was the result of a rigorous negotiation process undertaken with the oversight and participation of the Special Committee and the assistance of the Special Committee’s and the Company’s respective external legal and financial advisors, as applicable, and interested directors of the Company abstained from voting on any matters pertaining to the Arrangement.

The Special Committee and the Board also considered a number of other factors and risks relating to the Arrangement including:
•
The challenges inherent in combining two businesses such as the Company and TELUS, which challenges are expected to be mitigated by the Company and TELUS’ existing significant customer, shared services and other business relations.

•
The risk of not realizing all of the anticipated synergies between the Company and TELUS, and the risk that other expected benefits to the combined company are not realized.

•
The risk that changes in law or regulation could adversely impact the expected benefits of the Arrangement to the Company and/or its stakeholders.

•
The potential risk of diverting management attention and resources from the operation of the Company’s business, including other strategic opportunities and operational matters, while working towards the completion of the Arrangement.

•
The potential negative effect of the pendency of the Arrangement on the Company’s business, including its relationships with employees, suppliers, customers and communities in which it operates.

•
The adverse impact that business uncertainty pending the completion of the Arrangement could have on the ability of the Company to attract, retain and motivate key personnel until the completion of the Arrangement.

•
The risk that the Arrangement may not be completed despite the Parties’ efforts or that completion of the Arrangement may be delayed, even if the Arrangement is approved by the Company’s Shareholders, that other conditions to the Parties’ obligations to complete the Arrangement may not be satisfied, and the potential resulting negative impact this could have upon the Company’s business, operations and share price and on the interests of Minority Shareholders and other stakeholders.

•
The limitations contained in the Arrangement Agreement on the Company’s ability to solicit additional interest from third parties, given the nature of the deal protections and the absence of any “fiduciary out” in the Arrangement Agreement.

•
The fact that if the Arrangement Agreement is terminated and the Board wishes to seek another alternative transaction, absent TELUS’ support,

the Company is unlikely to be able to pursue any such alternative transaction and is only likely able to continue the status quo.
•
The risk that the Court may not approve the Arrangement.

•
The restrictions on the interim conduct of the Company’s business prior to the completion of the Arrangement.

•
The fees and expenses incurred by the Company in connection with the Arrangement, a significant portion of which will be incurred regardless of whether the Arrangement is consummated (subject to TELUS’ obligation to reimburse the Company for up to $10 million in expenses if the Arrangement Agreement is terminated in certain circumstances).

The foregoing includes forward-looking statements and readers are cautioned that actual results may vary. See “Forward-Looking Statements” and “Risk Factors”.
The foregoing summary of the information and factors considered by the Special Committee and the Board is not intended to be exhaustive of the factors considered by the Special Committee and the Board in reaching their respective conclusions and making their respective recommendations, but includes a summary of the material information, factors and analysis considered by the Special Committee and the Board in reaching such conclusions and making such recommendations. Each of the Special Committee’s and the Board’s recommendation is based upon the totality of the information presented to and considered by it. In light of the numerous factors considered in connection with its evaluation of the Arrangement, the Special Committee and the Board did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weight to the various factors that it each considered in reaching its decision. In addition, individual members of the Special Committee and the Board may have given different weights to different factors. The respective conclusions and unanimous recommendations of the Special Committee and the Board (with interested directors abstaining from voting) were made after considering all of the information and factors involved.
The Special Committee considered whether the Consideration is reasonable and fair with reference to current and historical market prices. However, in light of the evolution of the business, the market environment in which the Company operates and market volatility, the Special Committee limited its consideration of historical market prices to the 12-month period before the announcement of the Arrangement and considered historical market prices prior to this period not to be material or less relevant to its determination of whether the Consideration is reasonable and fair.
The Special Committee did not consider the net book value of the Company’s business as reflected in the Company’s financial statements to be material or relevant to its determination of whether the Consideration is reasonable and fair to the unaffiliated security holders. Specifically, the Special Committee believes that such net book value is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking.
Likewise, the Special Committee did not consider liquidation value in determining the reasonableness and fairness of the Arrangement to the unaffiliated security holders because the Purchaser expects to continue to operate TELUS Digital’s business as a viable, going concern and, as a result, did not consider liquidation value to be relevant.

The Special Committee did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Consideration to the Company’s unaffiliated security holders because, following the Arrangement, the Company will have a different ownership structure. To the extent the pre-acquisition going concern value was reflected in the price per Subordinate Voting Share on August 29, 2025, the last trading day prior to the public announcement of the Arrangement, the Consideration represents a premium to the going concern value of the Company.
The Special Committee considered that there were sufficient procedural safeguards for unaffiliated security holders. See “Special Factors — Provisions for Unaffiliated Security Holders”.
Purchaser’s Purpose and Reasons for the Arrangement
Under the rules of the SEC governing “going private” transactions, TELUS is required to describe its purposes and reasons for the Arrangement. TELUS is making the statements in this section of the Circular solely for the purpose of complying with those requirements of Rule 13e-3 and related rules under the Exchange Act. The views expressed by TELUS in this section or elsewhere in this Circular are not, and should not be construed to be, a recommendation by TELUS to any of the Shareholders as to how they should vote on the Arrangement Resolution. TELUS does not believe that it has or has had any fiduciary duty to TELUS Digital or the Shareholders, including with respect to the Arrangement.
For TELUS, the primary purpose for the Arrangement is to permit TELUS to acquire all of the outstanding Shares not already owned by TELUS so that TELUS Digital can be operated as a wholly-owned company of TELUS. After the consummation of the Arrangement, TELUS, as the only shareholder of TELUS Digital, will bear the risks and rewards of sole ownership of TELUS Digital, including any increases or decreases in the value of TELUS Digital after the Arrangement as a result of, among other things, acquisitions of other businesses or improvements or deterioration in TELUS Digital’s operations or results of operations.
TELUS has determined to undertake the Arrangement at this time because the Arrangement: (a) is the most direct and effective way to enable TELUS to acquire ownership and control of all of the Shares not already owned by TELUS at the same time, (b) represents an opportunity for unaffiliated security holders to immediately realize the value of their investment in TELUS Digital, with price certainty at a significant and attractive premium on the Subordinate Voting Shares of approximately 52.0% over TELUS Digital’s unaffected closing price of $2.96 per Subordinate Voting Share on the NYSE on June 11, 2025, the last trading day prior to TELUS’ announcement on June 12, 2025 of its initial proposal, and 62.6% over the 30-day unaffected VWAP of the Subordinate Voting Shares on the NYSE prior to June 12, 2025 and (c) will enhance TELUS Digital’s ability to continue to be a key enabler to TELUS’ growth strategy and operational efficiency, as well as AI and digitization strategy, while delivering innovative solutions and invest in new capabilities in a highly competitive and increasingly concentrated market environment.
In the course of considering the Arrangement, TELUS did not consider alternative “going private” transaction structures because TELUS believed no other alternatives would enable it to achieve the same objectives.
See “Special Factors — The Purchaser’s Purpose and Reasons for the Arrangement.”

Position of the Purchaser as to the Fairness of the Arrangement
Under the rules of the SEC governing “going private” transactions, TELUS is required to express its belief as to the fairness of the Arrangement to TELUS Digital’s “unaffiliated security holders” as defined in Rule 13e-3 under the Exchange Act. TELUS is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. These statements are not intended to be, and should not be construed as, a recommendation to any Shareholder as to how such Shareholder should vote on the Arrangement Resolution.
TELUS has interests in the Arrangement that may be different from, and/or are in addition to, those of the other Shareholders. TELUS did not undertake a formal evaluation of the fairness of the Arrangement to the unaffiliated security holders, nor did TELUS request that Barclays, as its lead financial advisor, or Jefferies, also as its financial advisor, perform any valuation analysis for the purposes of assessing the fairness of the Arrangement to the unaffiliated security holders.
Neither TELUS nor the interested directors nominated by TELUS on the TELUS Digital Board participated in the Special Committee’s deliberations regarding the fairness of the Arrangement nor did TELUS have access to the work of either BMO Capital Markets, the Special Committee’s independent valuator and financial advisor, or BofA Securities, the Special Committee’s financial advisor. The four interested directors on the Board, who are TELUS nominees, recused themselves from all deliberations and abstained from voting on any resolutions of the Board relating to the Arrangement.
TELUS believes, however, that the Arrangement, including the Consideration, is substantively and procedurally fair to the unaffiliated security holders. TELUS bases its belief as to the reasonableness and fairness of the Arrangement on its knowledge and analysis of available information regarding TELUS Digital, discussions with TELUS Digital’s senior management regarding TELUS Digital and its business and the factors considered by, and findings of, the Special Committee discussed under “Special Factors — Position of the Special Committee as to Fairness,” and the factors and the risks and other countervailing factors related to the Arrangement Agreement and the Arrangement discussed under “Special Factors — Position of the Purchaser as to the Fairness of the Arrangement.”
The foregoing discussion of the information and factors considered and given weight by TELUS in connection with the fairness of the Arrangement is not intended to be exhaustive but includes the factors considered by TELUS. TELUS did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its conclusions as to the fairness of the Arrangement. Rather, the determination was made after consideration of all of the foregoing factors, among others, taken together as a whole.
See “Special Factors — Position of the Purchaser as to the Fairness of the Arrangement.”
Formal Valuation and Opinions
In connection with the Arrangement, the Special Committee received the BMO Formal Valuation and Opinion and the BofA Fairness Opinion, each dated September 1, 2025, to the effect that, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, as at September 1, 2025, the Consideration to be received by Minority Shareholders (other than Dissenting Holders) pursuant to the Arrangement was fair, from a financial point of view, to such Minority Shareholders and, in the case of the BMO Formal Valuation and Opinion, the Consideration was

within the range of the fair market valuation of the Shares, as more fully described under “Special Factors — Formal Valuation and Opinions” in this Circular and Appendix E for the BMO Formal Valuation and Opinion and Appendix F for the BofA Fairness Opinion.
Financial Advisor Discussion Materials Provided to TELUS
TELUS engaged Barclays to act as its financial advisor in connection with evaluating the Arrangement. As part of that engagement, Barclays provided, at TELUS’ request and for informational purposes only, certain discussion materials to be used in connection with the consideration of the Arrangement by the board of directors of TELUS (the “Barclays Discussion Materials”).
For a description of the Barclays Discussion Materials that TELUS received from Barclays, see “Financial Advisor Discussion Materials Provided to TELUS”.
MI 61-101 Requirements
The Arrangement constitutes a “business combination” for the purposes of MI 61-101. MI 61-101 requires that, in addition to any other required security holder approval (e.g., under the applicable corporate law statute or the Interim Order), a “business combination” also requires “minority approval” (as defined in MI 61-101) of every class of “affected securities” (as defined in MI 61-101) of the issuer, in each case voting separately as a class. Consequently, in relation to the Arrangement, the approval of the Arrangement Resolution will require the affirmative vote of a simple majority (more than 50%) of the votes cast by holders of Subordinate Voting Shares, present or represented by proxy, and entitled to vote at the Meeting, excluding, for the purpose of the Minority Approval, the votes attached to the Subordinate Voting Shares held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101 (the “Excluded Shares”).
Pursuant to section 5.7 of MI 61-101, the Arrangement is exempt from the requirements to obtain minority approval of the holders of Multiple Voting Shares because TELUS and its affiliates beneficially own, in the aggregate, 90% or more of the outstanding Multiple Voting Shares.
As of September 12, 2025, an aggregate of 6,980,251 Subordinate Voting Shares representing approximately 5.51% of the outstanding Subordinate Voting Shares constitute Excluded Shares and will be excluded from consideration of Minority Approval.
See “The Arrangement — Securities Law Matters — Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions”.
Procedural Safeguards for Shareholders
The negotiations leading to the execution and announcement of the Arrangement Agreement were undertaken under the oversight of the Special Committee, which was comprised entirely of independent directors and was advised by its own experienced, qualified, and independent legal and financial advisors. The Arrangement is subject to the following Shareholder and Court approvals, which provide additional protection to the Minority Shareholders:
(a)
the Arrangement Resolution must be approved by at least two-thirds (66 2∕3%) of the votes cast by the holders of Multiple Voting Shares and the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting, voting together as a single class;

(b)
the Arrangement Resolution must be approved by at least a simple majority of the votes cast by the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting (excluding for the purposes of this clause (b), votes attached to Subordinate Voting

Shares held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101); and
(c)
the Arrangement must be approved by the Court, after considering the procedural and substantive fairness of the Arrangement at a hearing at which Minority Shareholders and certain others are entitled to be heard.

If the Arrangement does not proceed for any reason, including because it does not receive the Required Shareholder Approval or approval of the Court, the Company will continue as a publicly traded company.
Support and Voting Agreements
The Arrangement is supported by EQT, TELUS Digital’s largest Minority Shareholder. EQT previously held 31.0% of the outstanding Subordinate Voting Shares and 7.5% of the Multiple Voting Shares, or approximately 9.1% of the outstanding voting rights of TELUS Digital. EQT agreed to convert and, prior to the Record Date has converted, its Multiple Voting Shares into Subordinate Voting Shares. As a result, EQT holds approximately 37.7% of the outstanding Subordinate Voting Shares. All of TELUS Digital’s directors and officers, holding or having control or direction over approximately 2.9% of the outstanding Subordinate Voting Shares, have also agreed to support the Arrangement.
The Shares held by the Locked-Up Shareholders eligible to be included in respect of the Minority Approval represent approximately 42.9% of the aggregate voting entitlements for the Minority Approval and, these Shares, together with the Shares held by TELUS and its affiliates, represent approximately 95.9% of the aggregate voting entitlements eligible to vote on the Arrangement Resolution.
See “The Arrangement — Support and Voting Agreements” in this Circular.
Conditions to Completion of the Arrangement
The implementation of the Arrangement is subject to a number of conditions being satisfied or waived by the Company or TELUS, as applicable, at or prior to the Effective Date, include the following:
Mutual Conditions
(a)
The Arrangement Resolution has been approved and adopted by the Shareholders at the Meeting in accordance with the Interim Order.

(b)
The Interim Order and the Final Order have each been obtained on terms consistent with the Arrangement Agreement and have not been set aside or modified in a manner unacceptable to either the Company or TELUS, each acting reasonably, on appeal or otherwise.

(c)
No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or TELUS from consummating the Arrangement.

(d)
The Stock Exchange Approval shall have been obtained and will be in force and shall not have been rescinded.

Additional Conditions Precedent to the Obligations of TELUS
(a)
No Material Adverse Effect having occurred to the Company.

(b)
The representations and warranties of the Company contained in the Arrangement Agreement being true and correct as of the Effective Date, subject to certain qualifications.

(c)
Compliance in all material respects by the Company with all covenants required to be performed under the Arrangement Agreement, subject to certain qualifications.
(d)
The FDI Regulatory Approval shall have been made, given or obtained and each is in force and has not been rescinded or modified. The parties subsequently determined that no FDI regulatory approvals are required in connection with the Arrangement and have therefore waived the related closing condition.

Additional Conditions Precedent to the Obligations of the Company
(a)
The representations and warranties of TELUS contained in the Arrangement Agreement being true and correct as of the Effective Date, subject to certain qualifications.

(b)
Compliance in all material respects by TELUS with all covenants required to be performed under the Arrangement Agreement, subject to certain qualifications.

(c)
Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained herein in its favour (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time), TELUS shall have complied with its obligations in the Arrangement Agreement and the Depositary shall have confirmed receipt of the funds and TELUS Shares required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement.

See “The Arrangement Agreement — Conditions to Closing” in this Circular.
Non-Solicitation
The Company has agreed, subject to certain exceptions, that it will not and shall cause its Subsidiaries not to, directly or indirectly: (a) solicit, assist, initiate, encourage or otherwise facilitate any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (b) enter into, continue or otherwise engage or participate in or facilitate any discussions or negotiations with any Person (other than with TELUS or any Person acting jointly or in concert with TELUS) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (c) make a Change in Recommendation; or (d) accept, approve, endorse, recommend, enter into, or publicly propose to do any of the foregoing, any agreement, understanding or arrangement (in each case, whether or not legally binding) in respect of any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, other than a confidentiality and standstill agreement permitted by and in accordance with the Arrangement Agreement.
If the Company receives or becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, the Company has agreed that it will give prompt notice to TELUS, at first orally, and then within 24 hours, in writing, of such Acquisition Proposal, inquiry, or proposal.
See “The Arrangement Agreement — Non-Solicitation and Right to Match” in this Circular.
Superior Proposal
Notwithstanding the restrictive covenants contained in the Arrangement Agreement that limit the Company’s ability to solicit interest from third parties, the Arrangement Agreement allows the Board to, at any time prior to obtaining the Required Shareholder Approval but subject to certain terms and conditions, respond to an unsolicited bona fide written Acquisition Proposal that the Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, constitutes or would reasonably be expected to constitute or lead to a Superior Proposal.
See “The Arrangement Agreement — Non-Solicitation and Right to Match” and “Risk Factors — Risks Related to the Arrangement — Limited possibility for a Superior Proposal to emerge” in this Circular.
Termination of Arrangement Agreement
TELUS Digital and TELUS may agree in writing to terminate the Arrangement Agreement and abandon the Arrangement at any time prior to the Effective Time. In addition, the Company or TELUS may terminate the Arrangement Agreement and abandon the Arrangement at any time prior to the Effective Date if certain specific events occur. Depending on the circumstances of termination, an expense reimbursement amount up to $10 million may be payable.
See “The Arrangement Agreement — Termination of Arrangement Agreement” in this Circular.
Letter of Transmittal and Election Form
A Letter of Transmittal and Election Form for the Registered Shareholders is enclosed with this Circular. The Letter of Transmittal and Election Form will set out the procedures to be followed by such holders (the “Depositing Shareholders”) to: (a) elect to receive (i) the Cash Consideration, (ii) the Share Consideration, or (iii) the Combination Consideration for each Share transferred, subject to proration such that no more than 25% of the aggregate Consideration to be paid to the Shareholders will consist of TELUS Shares; and (b) to deposit their Shares (the “Deposited Shares”). If the Arrangement becomes effective, in order to receive a DRS Advice representing TELUS Shares in exchange for the Deposited Shares to which the Depositing Shareholder is entitled to under the Plan of Arrangement, a Depositing Shareholder must deliver the Letter of Transmittal and Election Form properly completed and duly executed, together with the share certificate(s) or DRS Advice(s) representing its Deposited Shares and all other required documents to the Depositary at the address set forth in the Letter of Transmittal and Election Form before the Election Deadline. If the Arrangement is not completed, the Letter of Transmittal and Election Form will be of no effect and the Depositary will return all share certificates or DRS Advices representing the Deposited Shares to the holders thereof as soon as practicable at the address specified in the Letter of Transmittal and Election Form. If you fail to make a proper election prior to the Election Deadline (being three Business Days prior to the Meeting) or choose not to make an election, you will be deemed to have elected the Combination Consideration in respect of each Share held. None of TELUS Digital, TELUS or the Depositary are liable for failure to notify Shareholders who do not properly complete an election in their Letters of Transmittal and Election Forms or who otherwise make a deficient deposit with the Depositary, as applicable.
Beneficial Shareholders must contact their Intermediary to make an election and deposit their Shares.
Depositing Shareholders are encouraged to deliver a properly completed and duly executed Letter of Transmittal and Election Form together with the relevant share certificate(s) or DRS Advice(s), as applicable, representing the Shares and any other required documents to the Depositary as soon as possible.
The use of mail to transmit certificates or DRS Advices representing the Shares and the Letter of Transmittal and Election Form is at each holder’s risk. The safest method to ensure delivery of the necessary documentation is to hand deliver to the Depositary at the designated address shown on the Letter of Transmittal and Election Form and obtain a receipt; otherwise, the use of registered mail with return receipt requested, properly insured, is recommended. Beneficial Shareholders should contact their Intermediary for assistance in depositing the Shares they beneficially own.
The Depositary will receive reasonable and customary compensation from TELUS for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liability under Securities Laws and expenses in connection therewith.
For additional information, see “Arrangement Mechanics — Depositary” and “Arrangement Mechanics — Letter of Transmittal and Election Form” in this Circular.
Extinction of Rights
Until surrendered as contemplated by the Plan of Arrangement, each DRS Advice or certificate that immediately prior to the Effective Time represented Shares, shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration which the holder is entitled to receive in lieu of such DRS Advice or certificate as contemplated by the Plan of Arrangement, less any amounts withheld pursuant to the Plan of Arrangement. Any such DRS Advice or certificate formerly representing Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in the Company or TELUS. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to TELUS and shall be paid over by the Depositary to TELUS or as directed by TELUS.
Any payment made by the Depositary (or the Company or any of its Subsidiaries, as applicable) pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company or any of its Subsidiaries, as applicable) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment thereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Affected Securities pursuant to the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to TELUS or the Company, as applicable, for no consideration.
See “Arrangement Mechanics — Payment, DRS Advices and Certificates” in this Circular.
Proration Provisions
The Plan of Arrangement provides that there is a maximum aggregate number of TELUS Shares that can be issued pursuant to the Arrangement as Consideration, which excludes Shares in respect of which Dissent Rights have been exercised and Shares held by the Purchaser and affiliates of the Purchaser. The aggregate amount of Cash Consideration available under the Arrangement is not subject to a cap. If Shareholders collectively elect to receive such number of TELUS Shares that exceeds the Maximum Share Consideration, the number of TELUS Shares issuable to Shareholders who have elected or deemed to have elected, as applicable, to receive the Share Consideration or the Combination Consideration shall be subject to proration as provided in the Plan of Arrangement.

Whether your election will be prorated and the extent of the proration will depend on the degree to which other Shareholders elect to receive TELUS Shares. In the most extreme example, where all Shareholders elect to receive the Share Consideration, then the election of all electing Shareholders will be prorated such that all Shareholders will receive 75% cash and 25% TELUS Shares as Consideration, notwithstanding their elections. Conversely, if all Shareholders elect to receive the Cash Consideration, all Consideration would be paid in 100% cash without proration. If all Shareholders elect or are deemed to have elected to receive the Combination Consideration, the elections will be prorated such that all Shareholders will receive 75% cash and 25% TELUS Shares as Consideration as opposed to 50% cash and 50% TELUS Shares.
See “Arrangement Mechanics — Proration, Rounding and Fractional Adjustments” in this Circular.
Court Approval of the Arrangement
Subject to the terms of the Arrangement Agreement, if the Arrangement Resolution is approved at the Meeting, TELUS Digital anticipates applying to the Court for the Final Order on October 29, 2025 at the courthouse at 800 Smithe Street, Vancouver, British Columbia at 9:45 a.m. (Vancouver time) or as soon thereafter as counsel may be heard, or at any other date and time and by any other method as the Court may direct. Please see “The Arrangement — Court Approval of the Arrangement” as well as the Notice of Hearing of Petition, attached as Appendix D to this Circular, and the Interim Order, attached as Appendix C to this Circular, for further information on participating or presenting evidence at the hearing for the Final Order. At the hearing, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. If the Court approves the Arrangement with amendments, depending on the nature of the amendments, the Parties may determine not to complete the transaction contemplated by the Arrangement Agreement.
See “Special Factors — Court Approval of the Arrangement” in this Circular.
Stock Exchange Approval
The TELUS Shares are listed on the TSX and the NYSE and it is a condition of the Arrangement that the TELUS Shares to be issued pursuant to the Arrangement are listed on the TSX and the NYSE, subject only to the satisfaction of the customary listing conditions of the TSX and the NYSE.
TELUS has applied to list the TELUS Shares issuable as part of the Arrangement on the TSX and the NYSE and it is a condition of closing that TELUS will have obtained conditional approval for such listings. Listing will be subject to TELUS fulfilling all the listing requirements of the TSX and the NYSE.
See “The Arrangement Agreement — Conditions to Closing” in this Circular.
Rights of Dissent
Registered Shareholders are entitled to dissent from the Arrangement Resolution in the manner provided in sections 242 and 247 of the BCBCA, as modified by the Interim Order, the Final Order, the Plan of Arrangement and any other order of the Court. A Registered Shareholder who wishes to dissent must ensure that: (a) a Notice of Dissent is received by TELUS Digital at 5th Floor, 510 West Georgia Street, Vancouver, British Columbia V6B 0M3, Attention: Chief Legal Officer and Corporate Secretary by no later than 2:00 p.m. (Vancouver time) on October 23, 2025 (or the Business Day that is two Business Days immediately preceding the Meeting if it is not held on October 27, 2025); and (b) the Registered Shareholder must have otherwise complied strictly with the Dissent Procedures.

See “Special Factors — Court Approval of the Arrangement — Dissenting Holders’ Rights” in this Circular.
Interests of Certain Directors and Executive Officers of TELUS Digital in the Arrangement
In considering the recommendation of the Board, Shareholders should be aware that certain members of the Board and senior officers of TELUS Digital have interests in the Arrangement or may receive benefits that may differ from, or be in addition to, the interests of Shareholders generally.
See “Special Factors — Interests of Certain Persons in the Arrangement” in this Circular.
Risk Factors
There is a risk that the Arrangement may not be completed. If the Arrangement is not completed, TELUS Digital will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects. Additionally, failure to complete the Arrangement could materially and negatively impact the trading price of the Subordinate Voting Shares.
The risk factors described under the heading “Risk Factors — Risks Related to the Arrangement” should be carefully considered by Shareholders.
Income Tax Considerations
Shareholders should carefully review the tax considerations described in this Circular and are urged to consult their own tax advisors in regard to their particular circumstances. See “Certain Canadian Federal Income Tax Considerations” for a discussion of certain Canadian federal income tax considerations.
See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain United States federal income tax considerations.
Notice to Holders in the United States
THE ARRANGEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SEC OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE PASSED ON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR OR THE SCHEDULE 13E-3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The TELUS Shares, Replacement Options, Surviving RSUs and Surviving PSUs to be issued pursuant to the Arrangement will not be registered under the U.S. Securities Act or the securities laws of any state of the United States. Such securities will be issued in reliance upon the Section 3(a)(10) Exemption and exemptions provided in respect of the securities laws of the states in which securityholders who are citizens or residents of the United States reside.
The TELUS Shares to be issued pursuant to the Arrangement generally may be resold without restriction under the U.S. Securities Act, except in the case of resales by persons who are, or within 90 days prior to the completion of the Arrangement were “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of TELUS.
The transactions contemplated in this Circular constitute a “going private” transaction under Rule 13e-3 promulgated under the Exchange Act. In connection with these transactions, the Company and TELUS have filed with the SEC the Schedule 13E-3 pursuant to section 13(e) of the Exchange Act and Rule 13e-3 thereunder, which incorporates by reference this Circular. Copies of the Schedule 13E-3 are, and any other documents filed by the Company in connection with the Arrangement will be, available under TELUS Digital’s profile on EDGAR at www.sec.gov. Shareholders are advised to read this Circular and the Schedule 13E-3 in their entirety, including the appendices and exhibits hereto or thereto, because they contain important information.
TELUS Digital is a corporation existing under the provincial laws of British Columbia, Canada and is a “foreign private issuer” within the meaning of the rules promulgated under the Exchange Act. Section 14(a) of the Exchange Act and related proxy rules are not applicable to the Company nor to this solicitation and, therefore, this solicitation is not being effected in accordance with such laws. The solicitation of proxies and the transactions contemplated in this Circular involve securities of a Canadian issuer and are being effected in accordance with (a) Canadian corporate laws and Canadian Securities Laws, which differ from disclosure requirements in the United States, and (b) the requirements of Rule 13e-3 under the Exchange Act.
The unaudited condensed interim financial statements and audited historical financial statements of the Company and other financial information included or incorporated by reference in this Circular for TELUS Digital have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and thus may differ from financial statements and information prepared in accordance with U.S. generally accepted accounting principles.
The enforcement by the Shareholders of civil liabilities under the U.S. Securities Laws may be affected adversely by the fact that TELUS Digital is organized under the laws of a jurisdiction other than the United States, that some (or all) of its respective officers and directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of TELUS Digital and such directors, officers and experts may be located outside the United States. As a result, it may be difficult or impossible for Shareholders resident in the United States to effect service of process within the United States upon TELUS Digital and its respective officers and directors or the experts named herein, or to realize against them on judgments of courts of the United States. In addition, Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the U.S. Securities Laws or any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the U.S. Securities Laws.
Shareholders who are foreign taxpayers should be aware that the Arrangement described in this Circular may have tax consequences both in Canada and such foreign jurisdiction. Such consequences for Shareholders are not fully described in this Circular. Shareholders are advised to consult their tax advisors to determine the particular tax consequences to them of the transactions contemplated in this Circular. Shareholders who are or may be subject to United States federal income tax are urged to review the statements under “Certain U.S. Federal Income Tax Considerations”.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING AND THE ARRANGEMENT
Following are some questions that you, as a Shareholder, may have relating to the Meeting and answers to those questions. These questions and answers do not provide all of the information relating to the Meeting or the matters to be considered at the Meeting and are qualified in their entirety by the more detailed information contained elsewhere in this Circular. You are urged to read this Circular in its entirety before making a decision related to your Shares. All capitalized terms used herein have the meanings ascribed to them in the “Glossary of Terms” of the Circular.
Q:
What am I voting on?

A:
You are being asked to consider and, if you deem it acceptable, to vote IN FAVOUR of the Arrangement Resolution, which provides for, among other things, TELUS acquiring all of the issued and outstanding Shares that it and its affiliates do not already own. Pursuant to the Arrangement, each Shareholder (other than Dissenting Holders and TELUS and any of its affiliates) can elect to receive in respect of all (and not a portion) of their Shares, at the Effective Time: (a) $4.50 in cash (the “Cash Consideration”), (b) 0.273 of a common share of TELUS (the “TELUS Shares”), which is the TELUS Share equivalent of the Cash Consideration based on the TELUS Share Price of $16.49 agreed in the Arrangement Agreement (the “Share Consideration”), or (c) $2.25 in cash and 0.136 of a TELUS Share (the “Combination Consideration”) for each Share transferred (collectively, the “Consideration”), subject to proration such that no more than 25% of the aggregate Consideration to be paid to the Shareholders will consist of TELUS Shares. If you do not validly elect to receive Cash Consideration, Share Consideration or Combination Consideration, you will be deemed to have elected to receive Combination Consideration as to all of the Shares you hold.

Q:
When and where is the Meeting?

A:
The Meeting will be held virtually via live audio webcast on October 27, 2025 at 9:00 a.m. (Vancouver time) at www.meetings.lumiconnect.com/400-570-171-578 (password: tixt2025).

Q:
Who is soliciting my proxy?

A:
Your proxy is being solicited by TELUS Digital management and the Company will pay for the cost of solicitation. TELUS Digital management will solicit proxies either by mail to your latest address shown on the register of shareholders or by electronic mail to the email address you provided. TELUS Digital employees and/or agents may solicit proxies by telephone or other ways at a nominal cost to the Company. In addition, pursuant to the Arrangement Agreement, TELUS has the right to, at its own expense, solicit proxies from the Shareholders to vote in favour of the Arrangement.

TELUS Digital has engaged Laurel Hill Advisory Group (“Laurel Hill”), as its proxy solicitation agent, to assist in the solicitation of proxies with respect to the matters to be considered at the Meeting and provide related advice and informational support during the solicitation process.
If you have questions or need assistance completing your form of proxy or voting instruction form please contact Laurel Hill, by email at assistance@laurelhill.com or by telephone at 1-877-452-7184 (North American Toll Free) or 1-416-304-0211 (outside North America).
If you have any questions about depositing your Shares pursuant to the Arrangement, including with respect to completing the Letter of Transmittal and Election Form, please contact Computershare, who is acting as depositary under the Arrangement (the “Depositary”), by telephone at 1-800-564-6253 (toll free in North America) or 1-514-982-7555 (outside North America), or by email at corporateactions@computershare.com.
Q:
Who can attend and vote at the Meeting and what is the quorum for the Meeting?

A:
Only holders of Shares of record as of the close of business on September 12, 2025, the Record Date for the Meeting, are entitled to receive notice of, attend and vote at the Meeting or any adjournment(s) or postponement(s) of the Meeting.

For all purposes contemplated by this Circular, the quorum for the transaction of business at a meeting of Shareholders is persons who are, or who represent by proxy, Shareholders holding, in the aggregate, at least 25% of Shares plus at least a majority of Multiple Voting Shares.
Q:
What is a Plan of Arrangement?

A:
A plan of arrangement is a statutory procedure under Canadian corporate law that allows companies to carry out transactions with the approval of their shareholders and the Court. The Plan of Arrangement you are being asked to consider will provide for, among other things, the acquisition by TELUS of all the issued and outstanding Shares that it and its affiliates do not already own.

Q:
What will I receive in the Arrangement?

A:
Shareholders

Under the terms of the Arrangement, as more particularly described in this Circular, Shareholders (other than the Dissenting Holders and TELUS and any of its affiliates) can elect to receive in respect of all (and not a portion) of their Shares, at the Effective Time: (a) the Cash Consideration, (b) the Share Consideration, or (c) the Combination Consideration, for each Share transferred, subject to proration such that no more than 25% of the aggregate Consideration to be paid to the Shareholders will consist of TELUS Shares. Shareholders who do not make an election will be deemed to have elected the Combination Consideration in respect of each Share held. For additional details on proration and other adjustments to the Consideration, see “Arrangement Mechanics — Proration, Rounding and Fractional Adjustments”.
The Consideration to be received by Shareholders other than TELUS and its affiliates (the “Minority Shareholders”) represents a 52.0% premium over TELUS Digital’s unaffected closing price of $2.96 per Subordinate Voting Share on the New York Stock Exchange (“NYSE”) on June 11, 2025, the last trading day prior to TELUS’ announcement on June 12, 2025 of its initial proposal. The Consideration also represents a 62.6% premium over TELUS Digital’s 30-day volume weighted average price (“VWAP”) on the NYSE on such date, and an increase from the $3.40 price offered by TELUS in its initial proposal. The TELUS Shares were valued at $16.49 per Share based on their five-day volume-weighted average trading price on the NYSE prior to the date of announcement of the Arrangement.
Optionholders
Each Option outstanding immediately prior to the closing of the Arrangement will be exchanged for a Replacement Option entitling the holder to purchase from TELUS that number of TELUS Shares equal to: (a) 0.273 (the “Exchange Ratio”) multiplied by (b) the number of Subordinate Voting Shares subject to such Option immediately prior to the Effective Time, subject to any rounding and fractional adjustments as set forth in the Plan of Arrangement. The Replacement Option will provide for an exercise price for each whole TELUS Share equal to: (a) the exercise price per Subordinate Voting Share otherwise purchasable pursuant to such Option immediately prior to the Effective Time, divided by (b) the Exchange Ratio, subject to any rounding adjustments. Following the consummation of the Arrangement, the Replacement Options will continue to be governed by the 2021 Omnibus Long-Term Incentive Plan.
For additional information on the treatment of Options pursuant to the Plan of Arrangement, please see “Special Factors — Effect and Details of the Arrangement”.
RSU Holders
Certain outstanding restricted share units (“RSUs”) that otherwise settle in 2025 and all RSUs that are held by our directors (together, “Specified RSUs”) outstanding immediately prior to the closing of the Arrangement (whether vested or unvested) will be transferred to the Company in exchange for an amount in cash from the Company equal to the Cash Consideration, less any applicable withholdings.
Each RSU that is not a Specified RSU (each, a “Non-Specified RSU”) outstanding immediately prior to the closing of the Arrangement (each, a “Surviving RSU”) will remain outstanding and entitle the holder to receive TELUS Shares (or the cash equivalent thereof) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such Non-Specified RSU immediately prior to the closing of the Arrangement, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of TELUS Shares. Following the consummation of the Arrangement, the Non-Specified RSUs will continue to be governed by the 2021 Omnibus Long-Term Incentive Plan.
For additional information on the treatment of RSUs pursuant to the Plan of Arrangement, please see “Special Factors — Effect and Details of the Arrangement”.
PSU Holders
Each PSU outstanding immediately prior to the closing of the Arrangement will remain outstanding and entitle the holder to receive such number of TELUS Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such PSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of TELUS Shares. Following the consummation of the Arrangement, the PSUs will continue to be governed by the 2021 Omnibus Long-Term Incentive Plan. The terms and conditions of a Surviving PSU differ based on the type of the Surviving PSU and are as follows:
(a)
each Surviving 2023 PSU will remain outstanding and will thereafter entitle the holder to receive such number of TELUS Shares as is equal to: (A) that number of Subordinate Voting Shares that were issuable upon the vesting of such 2023 PSU, multiplied by (B) the Exchange Ratio; such Surviving 2023 PSU will be governed by the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the 2023 PSU; for purposes of applicable U.S. Securities Laws, such 2023 PSUs outstanding immediately prior to the Effective Time will be deemed to be exchanged for such Surviving 2023 PSUs; and

(b)
each Surviving 2024-2025 PSU will remain outstanding and will thereafter entitle the holder to receive such number of TELUS Shares as is equal to: (A) that number of Subordinate Voting Shares that were issuable upon the vesting of such 2024-2025 PSU, multiplied by (B) the Exchange Ratio; such Surviving 2024-2025 PSU will be governed by the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the 2024-2025 PSU, provided, however, that, in accordance with the terms of the 2021 Omnibus Long Term Incentive Plan, (1) any performance vesting criteria and multipliers in respect of the Company’s “Relative TSR” will be deemed inapplicable and (2) any performance vesting criteria and multipliers in respect of the Company’s “Organic Revenue Growth” targets will be amended in accordance with Company’s budget approved by the Board; for purposes of applicable U.S. Securities Laws, such 2024-2025 PSUs outstanding immediately prior to the Effective Time will be deemed to be exchanged for such Surviving 2024-2025 PSUs;

(c)
each Surviving PFG PSU will remain outstanding and will thereafter entitle the holder to receive such number of TELUS Shares as is equal to: (A) that number of Subordinate Voting Shares that were issuable upon the vesting of such PFG PSU, multiplied by (B) the Exchange Ratio; such Surviving PFG PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the PFG PSU, provided, however, that all performance vesting criteria and multipliers in respect of each such Surviving PFG PSU will be deemed to be inapplicable, such that each such Surviving PFG PSU will only be subject to the time-based vesting criteria applicable thereto immediately prior to the Effective Time, the vesting period of such Surviving PFG PSU will be extended to on or about November 20, 2027, and the grant agreement previously evidencing such PFG PSU will thereafter evidence and be deemed to evidence such Surviving PFG PSU; for purposes of applicable U.S. Securities Laws, such PFG PSUs outstanding immediately prior to the Effective Time will be deemed to be exchanged for such Surviving PFG PSUs.

For additional information on the treatment of PSUs pursuant to the Plan of Arrangement, please see “Special Factors — Effect and Details of the Arrangement”.

Q:
Does the Special Committee support the Arrangement?

A:
Yes. The Special Committee advised the Board that, after careful consideration of such matters as it considered relevant and as more fully described under the heading “Special Factors — Reasons for the Arrangement” contained in this Circular, including, among other things: (a) the terms and conditions of the Arrangement Agreement; (b) the benefits and risks associated with the Arrangement; (c) the possibility of any other strategic alternatives and options reasonably available to the Company; (d) its evaluation of the Arrangement with management and with the Special Committee’s and the Company’s respective legal and financial advisors, as applicable, including receipt by the Special Committee of the BMO Formal Valuation and Opinion and BofA Fairness Opinion (as described in this Circular); and (e) the best interests of TELUS Digital, including the impact of the Arrangement on Minority Shareholders and other stakeholders of the Company, the Special Committee unanimously determined that the Arrangement is in the best interests of TELUS Digital and is fair to the Minority Shareholders, including the “unaffiliated security holders”, as defined in Rule 13e-3 under the Exchange Act. Accordingly, the Special Committee unanimously recommended to the Board that it authorize and approve TELUS Digital entering into the Arrangement Agreement and the performance of its obligations thereunder and that the Board recommend to the Shareholders that they vote in favour of the Arrangement Resolution.

Q:
Does the Board of Directors support the Arrangement?

A:
Yes. The Board, after careful consideration of such matters as it considered relevant, as more fully described under the heading “Special Factors — Reasons for the Arrangement” contained in this Circular, including, among other things, a thorough review of the Arrangement Agreement, and taking into account the best interests of TELUS Digital, and after evaluating the Arrangement with management and TELUS Digital’s legal advisors, including receipt by the Special Committee of the Formal Valuation and Opinions (as described in this Circular), and upon the unanimous recommendation of the Special Committee, unanimously (with interested directors abstaining from voting) determined that the Arrangement is in the best interests of TELUS Digital and is fair to the Minority Shareholders, including the “unaffiliated security holders”, as defined in Rule 13e-3 under the Exchange Act, and that it was advisable and in the best interests of TELUS Digital to approve the entering into and execution and delivery of the Arrangement Agreement and the performance of its obligations thereunder, and unanimously approved the Arrangement. Accordingly, the Board unanimously (with interested directors abstaining from voting) recommends that the Shareholders vote IN FAVOUR of the Arrangement Resolution.

Q:
Who has agreed to support the Arrangement?

A:
The Arrangement is supported by EQT, TELUS Digital’s largest Minority Shareholder. EQT previously held 31.0% of the outstanding Subordinate Voting Shares and 7.5% of the Multiple Voting Shares, or approximately 9.1% of the outstanding voting rights of TELUS Digital. EQT agreed to convert and, prior to the Record Date has converted, its Multiple Voting Shares into Subordinate Voting Shares. As a result, EQT holds approximately 37.7% of the outstanding Subordinate Voting Shares. All of TELUS Digital’s directors and officers, holding or having control or direction over approximately 2.9% of the outstanding Subordinate Voting Shares, have also agreed to support the Arrangement.

The Shares held by the Locked-Up Shareholders eligible to be included in respect of the Minority Approval represent approximately 42.9% of the aggregate voting entitlements for the Minority Approval and, these Shares, together with the Shares held by TELUS and its affiliates, represent approximately 95.9% of the aggregate voting entitlements eligible to vote on the Arrangement Resolution.
Q:
What approvals are required at the Meeting?

A:
In order to become effective, the Arrangement must be approved by at least (a) two-thirds (66 2∕3%) of the votes cast by the holders of Multiple Voting Shares and the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting, voting together as a single class; and (b) a simple majority of the votes cast by the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting (excluding for the purposes of this clause (b), votes attached to Subordinate Voting Shares held by Persons described in items (a) through (d) of section 8.1(2) of MI 61-101).
Q:
What other approvals are required for the Arrangement?

A:
The Arrangement must also be approved by the Court. Prior to the mailing of this Circular, the Company obtained the Interim Order, providing for the calling and holding of the Meeting and other procedural matters. The Company will apply to the Court for the Final Order if the Shareholders approve the Arrangement at the Meeting. The Court will be asked to make an order approving the Arrangement and to consider, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and a procedural point of view. See “Special Factors — Court Approval of the Arrangement”.

In addition to obtaining the court approval described above, the Arrangement is subject to certain Regulatory Approvals, as well as the satisfaction of all other conditions precedent. See “The Arrangement Agreement — Regulatory Approvals”.
Q:
What voting rights do the Shares carry? How many votes do I have?

A:
As at the Record Date, a total of approximately 152.0 million Multiple Voting Shares and 126.7 million Subordinate Voting Shares were issued and outstanding. You are entitled to receive notice of, and to vote at, the Meeting or at any adjournment or postponement thereof, if you were a holder of Shares as of the close of business on the Record Date.

Each holder of Shares of record as of the close of business on the Record Date is entitled to (a) 10 votes for each Multiple Voting Share and (b) one vote for each Subordinate Voting Share that is held in their name.
Q:
How do Shareholders elect to receive Consideration under the Arrangement?

A:
Each Registered Shareholder (other than the Dissenting Holders and TELUS and its affiliates) will have the right to elect in the accompanying Letter of Transmittal and Election Form to receive, at the Effective Time: (a) the Cash Consideration, (b) the Share Consideration, or (c) the Combination Consideration, for each Share transferred, subject to proration such that no more than 25% of the aggregate Consideration to be paid to the Shareholders will consist of TELUS Shares.

If you fail to make a proper election prior to the election deadline, October 22, 2025, or, if the Meeting is adjourned or postponed, no later than three Business Days before the adjourned Meeting is reconvened or the postponed Meeting is convened (the “Election Deadline”), or if you choose not to make an election, you will be deemed to have elected the Combination Consideration in respect of each of your Shares.
Beneficial Shareholders should contact their Intermediary for instructions and assistance in delivery of the share certificate(s) or DRS Advice(s) representing their Shares and making an election with respect to the form of Consideration they wish to receive.
For additional information, including information regarding how the Depositary will send you the Consideration, please see “Arrangement Mechanics — Payment, DRS Advices and Certificates”.
Q:
If I make an election to receive Cash Consideration, Share Consideration or Combination Consideration, what consideration will I receive?

A:
If you elect to receive the Cash Consideration, you will receive the entire Consideration in cash. However, if you elect the Share Consideration or Combination Consideration, your election may be prorated. This is because the aggregate Consideration under the Arrangement is capped such that no more than 25% of the aggregate Consideration to be paid to the Shareholders will consist of TELUS Shares. Whether your selected Consideration will be prorated and the extent of such proration will depend on the degree to which other Shareholders elect to receive TELUS Shares.

In the most extreme example, where all Shareholders elect to receive the Share Consideration, then the election of all electing Shareholders will be prorated such that all Shareholders will receive 75% cash and

25% TELUS Shares as Consideration, notwithstanding their elections. Conversely, if all Shareholders elect to receive the Cash Consideration, all Consideration would be paid in 100% cash without proration. If all Shareholders elect or are deemed to have elected to receive the Combination Consideration, the elections will be prorated such that all Shareholders will receive 75% cash and 25% TELUS Shares as Consideration as opposed to 50% cash and 50% TELUS Shares.
Q:
When can I expect to receive the Consideration?

A:
You will receive the Consideration due to you under the Arrangement as soon as practicable after the Arrangement becomes effective and your Letter of Transmittal and Election Form and share certificate(s) or DRS Advice(s), as applicable, and all other required documents are properly completed and received by the Depositary. Assuming completion of the Arrangement, if you hold your Shares through an Intermediary, then you are not required to take any action and the Consideration you are entitled to receive will be delivered to your Intermediary through the procedures in place for such purposes between Cede & Co. or similar entities and such Intermediaries. You should contact your Intermediary if you have any questions regarding this process.

The method used to deliver the Letter of Transmittal and Election Form and any accompanying certificate(s) or DRS Advice(s) representing the Shares is at the option and risk of the Registered Shareholder and delivery will be deemed effective only when such documents are actually received. The safest method to ensure delivery of the necessary documentation is to hand deliver it to the Depositary at the designated address shown on the Letter of Transmittal and Election Form, and a to obtain a receipt; otherwise, the use of registered mail with return receipt requested, properly insured, is recommended. Beneficial Shareholders should contact their Intermediary for assistance in depositing the Shares they beneficially own.
For additional information, including information regarding how the Depositary will send you the Consideration, please see “Arrangement Mechanics — Payment, DRS Advices and Certificates”.
Q:
Are the TELUS Shares listed on a stock exchange?

A:
Yes. The TELUS Shares currently trade on the TSX under the symbol “T” and on the NYSE under the symbol “TU”. TELUS has applied to list the TELUS Shares issuable as part of the Arrangement on the TSX and the NYSE and it is a condition of closing that TELUS will have obtained conditional approval for such listings. Listing will be subject to TELUS fulfilling all the listing requirements of the TSX and the NYSE.

Q:
In what currency will I receive the cash component of my Consideration under the Arrangement?

A:
If you are a Beneficial Shareholder and are entitled to receive a cash payment under the Arrangement (whether because you elected to receive Cash Consideration, elected (or were deemed to have elected) to receive Combination Consideration, or elected to receive Share Consideration, that was prorated), you will receive the cash payment in United States dollars, unless you contact your Intermediary through which your Shares are held and request that the Intermediary make an election to use the Depositary’s currency exchange services to convert the cash payment into Canadian dollars, as described below.

If you are a Registered Shareholder and are entitled to receive a cash payment under the Arrangement (whether because you elected to receive the Cash Consideration, elected (or were deemed to have elected) to receive Combination Consideration, or elected to receive Share Consideration, that was prorated), you will receive the cash payment in United States dollars, unless you elect to receive the cash payment in Canadian dollars by checking Box F of the Letter of Transmittal and Election Form and delivering a completed form to the Depositary prior to the Election Deadline.
The exchange rate for U.S. dollars expressed in Canadian dollars will be based on the prevailing market rate(s) available to Computershare Trust Company of Canada, in its capacity as foreign exchange service provider, on the date of the currency conversion. All risks associated with the currency conversion from U.S. dollars to Canadian dollars including risks relating to change in rates, the timing of exchange or the selection of a rate for exchange, and all costs incurred with the currency conversion are for the electing

Shareholder’s sole account and will be at such Shareholder’s sole risk and expense, and none of the Company, TELUS or Computershare Trust Company of Canada, or their respective affiliates and successors, are responsible for any such matters. Computershare Trust Company of Canada will act as principal in such currency conversion transactions.
Q:
Am I a Registered Shareholder or a Beneficial Shareholder?

A:
Registered Shareholders hold Shares registered in their names and such Shares are generally evidenced by a share certificate or DRS Advice. However, many holders of Shares beneficially own their Shares through a broker, investment dealer, bank, trust company, nominee or other intermediary (each, an “Intermediary”). If your Shares appear on an account statement provided by your bank, broker or financial advisor, you are, in all likelihood, a Beneficial Shareholder. Beneficial Shareholders should carefully follow the instructions of their Intermediaries, in addition to the instructions set forth in this Circular, to ensure that their Shares are voted at the Meeting in accordance with their instructions and that their election to receive Cash Consideration, Share Consideration or Combination Consideration is made. Shareholders who do not make such an election will be deemed to have elected the Combination Consideration in respect of each Share held.

Q:
Do I need to send my Share certificates or DRS Advices to vote?

A:
You are not required to send your certificate(s) or DRS Advice(s) representing Shares to validly cast your vote in respect of the Arrangement Resolution.

We encourage Registered Shareholders to complete, sign, date and return the enclosed Letter of Transmittal and Election Form, together with their certificate(s) or DRS Advice(s) representing Shares (as applicable) in accordance with the instructions set out in this Circular, as soon as possible, as this will assist in arranging for the prompt exchange of their Shares if the Arrangement is completed. Additionally, in order to make an election to receive a specific form of Consideration, you will need to return a properly completed and duly executed Letter of Transmittal and Election Form, along with your certificates or DRS Advice(s) representing Shares, prior to the Election Deadline. If you fail to make a proper election prior to the Election Deadline (being three Business Days prior to the Meeting) or choose not to make an election, you will be deemed to have elected the Combination Consideration in respect of each Share transferred.
Where Shares are evidenced only by DRS Advice, there is no requirement to first obtain a share certificate for those Shares. Only a properly completed and duly executed Letter of Transmittal and Election Form, accompanied by the applicable DRS Advice(s), is required to be delivered to the Depositary in order to surrender those Shares under the Arrangement.
Do not send your Letter of Transmittal and Election Form and share certificate(s)/DRS Advice(s) to TELUS Digital.
Q:
As a Registered Shareholder, what happens if I submit my Letter of Transmittal and Election Form and the associated documentation, including my share certificate(s) or DRS Advice(s), and the Arrangement Resolution is not approved or the Arrangement is not completed?

A:
If the Arrangement Resolution is not approved or if the Arrangement is not otherwise completed, your share certificate(s) and/or DRS Advice(s) and any other documentation associated with your ownership of Shares will be returned promptly to you by the Depositary.

Q:
How do I vote?

A:
Registered Shareholders can vote in the following ways:

Internet
•
By visiting the following website: www.investorvote.com. Refer to your 15-digit control number (shown on your proxy form) and follow the online voting instructions.

Telephone
•
By calling the toll-free number, 1-866-732-VOTE (8683). To vote by phone, simply refer to your 15-digit control number (shown on your proxy form) and follow the instructions.

•
Note that you cannot appoint anyone other than Jason Macdonnell, Acting CEO and COO, TELUS Digital and President, TELUS Digital Customer Experience, or, failing him, Josh Blair, Lead Director (together, the “Management Proxyholders”), as your proxy if you vote by phone.

Mail
•
By completing your proxy form or voting instruction form and returning it by mail or hand delivery, following the instructions on the form.

Online during the Meeting
1.
Log in online at www.meetings.lumiconnect.com/400-570-171-578 at least 15 minutes before the Meeting starts. Please check that your browser is compatible.

2.
Click “Shareholder”.

3.
Enter your control number (on your proxy form) as your username.

4.
Enter the password: tixt2025 (case sensitive).

5.
Follow the instructions to view the Meeting and vote when prompted.

Once you log into the Meeting using your control number and you accept the terms and conditions, you will be revoking any and all previously submitted proxies for the Meeting and will be provided with the opportunity to vote by online ballot on the matters put forth at the Meeting. If you do not wish to revoke a previously submitted proxy, you may log in as a guest, but you will be unable to vote at the Meeting. Even if you currently plan to attend and vote at the virtual Meeting, you should consider voting your Shares by proxy in advance so that your vote will be counted if you later decide not to attend the Meeting or in the event that you are unable to access the Meeting for any reason.
See also “When is the cut-off time for delivery of proxies and internet and telephone voting?” below. For Beneficial Shareholders, please see “How do I appoint a third party as my proxyholder?” below.
The persons named in the Proxy and VIF are Management Proxyholders. However, as further described herein, you may choose another person to act as your proxyholder, including someone who is not a Shareholder. For further instructions see “How do I appoint a third party as my proxyholder?” below.
On the Proxy, you may indicate either how you want your proxyholder to vote your Shares, or you can let your proxyholder decide for you. If you have specified on the Proxy how you want your Shares to be voted on a particular matter (by marking FOR or AGAINST), then your proxyholder must vote your Shares accordingly. If you have not specified on the Proxy how you want your Shares to be voted on a particular matter, then your proxyholder can vote your Shares as they see fit; provided that, unless contrary instructions are provided, the voting rights attached to the Shares represented by proxies received by the management of TELUS Digital will be voted IN FAVOUR of the Arrangement Resolution.
The Proxy confers discretionary authority with respect to: (a) amendments or variations to the matters of business to be considered at the Meeting; and (b) other matters that may properly come before the Meeting, to the extent permitted by law. As of the date of this Circular, the management of TELUS Digital is not aware of any amendments, variations or other matters to come before the Meeting, other than the matters set forth in the Notice of Meeting included in this Circular. If, however, other matters properly come before the Meeting, the persons named in the Proxy and VIF will vote on them in accordance with their judgment, pursuant to the discretionary authority conferred upon them by the Proxy with respect to such matters.
Beneficial Shareholders should carefully follow all instructions provided by their Intermediaries to ensure that their Shares are voted at the Meeting. See “Information Concerning the Meeting — Beneficial Shareholders”.

Q:
How will the votes be counted?

A:
Computershare, TELUS Digital’s transfer agent, counts and tabulates the proxies. Proxies are counted and tabulated by Computershare in such a manner as to preserve the confidentiality of the voting instructions of Registered Shareholders, subject to a limited number of exceptions.

Q:
How do I appoint a third party as my proxyholder?

A:
The persons named in the Proxy and VIF are Management Proxyholders. A Shareholder has the right to appoint a person (who need not be a Shareholder) to represent their Shares at the Meeting other than the Management Proxyholders.

If you want to appoint someone else as your proxy to attend, participate in and vote at the Meeting (other than the Management Proxyholders), you must submit your proxy form appointing the third party AND register the third-party proxyholder as described below. Registering your proxyholder is an additional step to be completed AFTER you have submitted your proxy form. Failure to register the proxyholder will result in the proxyholder not receiving a username to participate or vote at the Meeting. The third party you appoint as a proxyholder does not need to be a Shareholder.
Please follow these steps:
Step 1. Submit your proxy form — To appoint a third-party proxyholder, insert the person’s name into the appropriate space on the proxy form or online. Follow the instructions for submitting the proxy form (whether by internet or mail). This step must be completed before registering your proxyholder as detailed in step 2.
Step 2. Register your proxyholder — To register a proxyholder, the Shareholder MUST visit www.computershare.com/TELUSDigital by 9:00 a.m. (Vancouver time) on October 23, 2025 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a username via email. Without a username, proxyholders will not be able to attend, participate or vote at the Meeting.
Step 3. Beneficial Shareholders (if applicable) — If you are a Beneficial Shareholder located in the United States, and you wish to appoint a third party as your proxyholder, you must also obtain a valid legal proxy from your Intermediary. To do so, you should follow these steps in addition to the steps above:
1.
Follow the instructions from your Intermediary included with the legal proxy form and voting information forms sent to you or contact your Intermediary to request a legal proxy form if you have not received one.

2.
After you receive a valid legal proxy form from your Intermediary, you must submit such legal proxy to Computershare. You can submit your proxy by email or by courier to:

USLegalProxy@computershare.com (if by email), or
Computershare Investor Services, Inc.
320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6 (if by courier), and in both cases, it must be labeled as “Legal Proxy” and received no later than 9:00 a.m. (Vancouver time) on October 23, 2025.
3.
You will receive confirmation of your registration by email after Computershare receives your registration materials. Please note that you are required to register your appointment as a proxyholder at www.computershare.com/TELUSDigital as noted above.

Please see “Information Concerning the Meeting — Beneficial Shareholders” for more information.
Q:
What if I have difficulties accessing the Meeting?

A:
You may access the website via your smartphone, tablet or computer and you will need the latest version of Chrome, Safari, Edge or Firefox (note that the use of Internet Explorer is not recommended). Please ensure that you are connected to the internet at all times to be able to vote. If you are not connected, your vote may not be recorded. It is your responsibility to ensure that you stay connected for the duration of the Meeting. Note that if you lose connectivity once the Meeting has commenced, there may be insufficient time to resolve your issue before ballot voting is completed. You should allow ample time to log into the Meeting online and complete the related procedure. Please also see the User Guide, which is included in the mailing envelope sent to Shareholders and is available at www.envisionreports.com/telusdigital2025special and on the Company’s profile on www.sedarplus.ca and www.sec.gov, for additional instructions on participating in the virtual Meeting. For further help, or if you have any difficulties logging into the Meeting online, contact Lumi at support-ca@lumiglobal.com and an Event Specialist will respond promptly.
Q:
How to ask questions regarding the matters being voted on?

A:
Questions for the Meeting may be submitted before the Meeting through www.investorvote.com (refer to your control number as shown on your proxy form or on your voting instruction form, as applicable). Only Registered Shareholders and duly appointed proxyholders may submit questions for the Meeting before the Meeting.

Before a vote is held on each matter, the chair of the Meeting and members of management present will answer questions specifically relating to matters to be voted on, if applicable. If there are multiple questions on the same topic, or that are otherwise related, questions may be grouped, summarized and answered together. This is to ensure that the Meeting is conducted in an orderly manner that is fair to all parties and the chair of the Meeting may exercise broad discretion in doing so.
Q:
What if I return my proxy but do not mark it to show how I wish to vote?

A:
If your proxy is signed and dated and returned without specifying your choice or is returned specifying both choices, your Shares will be voted IN FAVOUR of the Arrangement Resolution in accordance with the recommendation of the Board.

Q:
When is the cut-off time for delivery of proxies and internet and telephone voting?

A:
Proxies sent by mail or courier must be delivered to Computershare, not less than 48 hours (excluding Saturdays, Sundays and holidays in Vancouver) before the time of the Meeting or any adjournment or postponement thereof. In this case, assuming no adjournment or postponement, the proxy-cut off time is 9:00 a.m. (Vancouver time) on October 23, 2025. Online votes submitted via the internet at www.investorvote.com and votes submitted by telephone by calling 1-866-732-VOTE (8683) must also be submitted by 9:00 a.m. (Vancouver time) on October 23, 2025.

Beneficial Shareholders should complete and return their VIF well in advance of the Meeting, in accordance with the instructions in the VIF.
Q:
As a Shareholder, can I revoke my proxy or change my vote after I have submitted a signed proxy?

A:
Yes. If you change your mind about your voting, you may revoke your proxy by following the instructions below. Your new proxy must be received by the Proxy Deadline described above as any new proxy received after this time may only be effective to revoke your previous proxy.

1.
Deliver a letter stating that you want to revoke your proxy to the registered office of the Company, to the attention of:

TELUS Digital
Chief Legal Officer and Corporate Secretary
5th Floor, 510 West Georgia Street
Vancouver, British Columbia V6B 0M3
any time up to 9:00 a.m. (Vancouver time) on October 24, 2025 or, if the Meeting is adjourned or postponed, by 9:00 a.m. (Vancouver time), on the Business Day before the date of the reconvened Meeting.
2.
Any other way allowed by law.

Q:
Do any directors or executive officers of TELUS Digital have any interests in the Arrangement that are different from, or in addition to, those of the Shareholders?

A:
In considering the recommendation of the Board to vote in favour of the matters discussed in this Circular, Shareholders should be aware that TELUS and some of the directors and senior officers of TELUS Digital have interests in the Arrangement that are different from, or in addition to, the interests of Shareholders generally. See “Special Factors — Interests of Certain Persons in the Arrangement” in this Circular.

Q:
Will the Subordinate Voting Shares continue to be listed on the TSX and the NYSE after the Arrangement is completed?

A:
No. If the Arrangement is completed, TELUS will acquire all of the outstanding Shares and TELUS Digital will become a wholly-owned subsidiary of TELUS following the completion of the Arrangement. It is expected that the Subordinate Voting Shares will be delisted from the TSX and NYSE. Former Shareholders who receive TELUS Shares as a result of the Arrangement will hold TELUS Shares, which are listed on TSX and NYSE.

Q:
How will I know when the Arrangement will be implemented?

A:
The Effective Date will occur as soon as reasonably practicable (and in any event not later than the third Business Day) after the satisfaction or the waiver of all of the conditions to the completion of the Arrangement. If the Required Shareholder Approval is obtained at the Meeting, and all required approvals are obtained, and subject to the satisfaction of all other conditions to closing, the Effective Date is expected to occur at the end of October 2025. On the Effective Date, TELUS Digital and TELUS will publicly announce that the conditions are satisfied or waived and that the Arrangement has been completed.

Q:
Are there risks I should consider in deciding whether to vote in favour of the Arrangement Resolution?

A:
Yes. Shareholders should carefully consider the risk factors relating to the Arrangement. Some of these risks include, but are not limited to: (a) there can be no certainty that all conditions precedent to the Arrangement will be satisfied; (b) Shareholders that elect the Share Consideration or the Combination Consideration may be subject to proration in accordance with the Plan of Arrangement; (c) the number of TELUS Shares to be received under an election to receive the Share Consideration or the Combination Consideration is fixed and may not correlate to the Cash Consideration; (d) the market price of the Subordinate Voting Shares and TELUS Shares may be materially adversely affected if the Arrangement is not completed; (e) the Arrangement Agreement may be terminated in certain circumstances; (f) the completion of the Arrangement is uncertain and TELUS Digital will incur costs even if the Arrangement is not completed; (g) there is a limited possibility that a Superior Proposal will emerge given TELUS’ majority ownership interest and indication that TELUS would not support an alternative transaction; (h) the Arrangement may divert the attention of TELUS Digital’s management; (i) restrictions from pursuing business opportunities under the Arrangement Agreement; (j) TELUS Shares issued in connection with the Arrangement may have a market value different than expected; (k) Directors and officers of TELUS Digital have interests in the Arrangement that may be different from those of Shareholders generally; (l) TELUS and TELUS Digital may be the targets of legal claims, securities class action, derivative lawsuits and other claims; and (m) as a holder of TELUS Shares, the Shareholders will be subject to the risks associated with being a shareholder of TELUS. See “Risk Factors — Risks Related to the Arrangement” and “Information Concerning TELUS” in this Circular.

Q:
What are the Canadian income tax consequences of the Arrangement?

A:
For a summary of certain material Canadian income tax consequences of the Arrangement, see “Certain Canadian Federal Income Tax Considerations” in this Circular. That summary is not intended to be legal or tax advice to any particular Shareholder. Shareholders should consult their own tax and investment advisors with respect to their particular circumstances.

Q:
What are the U.S. federal income tax consequences of the Arrangement?

A:
For a summary of certain material U.S. federal income tax consequences of the Arrangement, see “Certain U.S. Federal Income Tax Considerations” in this Circular. That summary is not intended to be legal or tax advice to any particular Shareholder. Shareholders in the United States are urged to consult their own tax and investment advisors with respect to their particular circumstances.

Q:
Am I entitled to Dissent Rights?

A:
If you are a Registered Shareholder who duly and validly exercises Dissent Rights in strict compliance with sections 242 and 247 of the BCBCA, as modified by the Interim Order, the Final Order, the Plan of Arrangement and any other order of the Court, and the Arrangement Resolution is approved, you will be entitled to be paid the fair value of your Shares, less any applicable withholdings, which will be calculated as of the close of business on the Business Day before the Arrangement Resolution was adopted. This amount may be the same as, more than or less than the value of the Consideration received by the Shareholders under the Arrangement.

If you wish to dissent, you must: (a) provide to TELUS Digital by mail at 5th Floor, 510 West Georgia Street, Vancouver, British Columbia V6B 0M3, attention: Chief Legal Officer and Corporate Secretary, by no later than 2:00 p.m. (Vancouver time) on October 23, 2025 (or the Business Day that is two Business Days immediately preceding the Meeting if it is not held on October 27, 2025), a written objection to the Arrangement Resolution, and (b) otherwise comply strictly with the provisions of Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Final Order, the Plan of Arrangement and any other order of the Court. Failure to comply strictly with such requirements could result in the loss of any right to dissent. It is strongly suggested that any Registered Shareholder wishing to dissent seek independent legal advice. See “Special Factors — Court Approval of the Arrangement — Dissenting Holders’ Rights”.
Q:
Who can I call with questions?

A:
If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy, please contact Laurel Hill by email at assistance@laurelhill.com or by telephone at 1-877-452-7184 (North American Toll Free) or 1-416-304-0211 (outside North America).

For questions about completing your Letter of Transmittal and Election Form please contact Computershare toll free at 1-800-564-6253 (North America) or 1-514-982-7555 (outside North America), or by email at corporateactions@computershare.com.
If you have questions about deciding how to vote on the Arrangement Resolution, you should contact your own legal, tax, financial or other professional advisor.

SPECIAL FACTORS
At the Meeting, the Shareholders will be asked to consider and, if deemed advisable, to pass the Arrangement Resolution to approve the Arrangement. The Arrangement, the Plan of Arrangement and certain terms of the Arrangement Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Plan of Arrangement attached as Appendix B to this Circular and the Arrangement Agreement, which is available under TELUS Digital’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
Background to the Arrangement
The execution of the Arrangement Agreement followed a comprehensive review and negotiation process undertaken at the direction of the Special Committee to assess TELUS’ non-binding indication of interest dated June 11, 2025, to acquire all outstanding Shares not already owned by TELUS and its affiliates at a price of $3.40 per Share, in cash, TELUS Shares or a combination thereof (the “Initial TELUS Proposal”) and any reasonably available alternatives, and involved extensive negotiations among representatives of TELUS Digital (under the direction and oversight of the Special Committee), the Special Committee, TELUS, and each of their respective legal and financial advisors, taking into account the input of certain Minority Shareholders, including EQT, TELUS Digital’s largest Minority Shareholder. The following is a summary of the material events, meetings, negotiations, discussions and actions that preceded the execution and public announcement of the Arrangement Agreement.
In February 2021, the Company completed its initial public offering (the “IPO”) of Subordinate Voting Shares on the TSX and NYSE at a price of $25.00 per Share. As of the closing of the IPO, TELUS held approximately 67.0% of the voting power of TELUS Digital and approximately 55.2% of the economic interest, and EQT held approximately 30.7% of the voting power of TELUS Digital and approximately 25.3% of the economic interest.
The Board, with the assistance of TELUS Digital’s senior management team, regularly evaluates the Company’s performance, future growth prospects, overall corporate strategy and long-term strategic plans and alternatives with the goal of strengthening the business and increasing Shareholder value. In addition, since the IPO, members of the Company’s senior management regularly interact with senior representatives of TELUS, as the Company’s largest shareholder and customer, in connection with evaluating the Company’s strategic direction, ongoing business plans and potential strategic alternatives. As part of the Company’s growth strategy, the Board has considered a variety of strategic initiatives, including acquisitions, strategic partnerships and other potential transactions. This included the acquisition of WillowTree in October 2022, a premier full-service digital product provider focused on end-user experiences.
However, following the IPO, challenges emerged in the global market for digital customer service organizations. Increased competition and pricing pressures, significant challenges for digital transformation sector businesses resulting from moderation of demand following the COVID pandemic digitization growth — compounded by the Company’s high level of debt in a rising interest rate environment — placed meaningful pressure on the Company’s profitability and earnings, and led to the Company implementing a series of cost reduction initiatives. Against this backdrop, and increasing stock market concerns around the potential impact of rapid developments in generative artificial intelligence (“AI”) disrupting the customer experience businesses, the Company’s share price and trading multiple declined significantly, which adversely impacted the Company’s ability to grow as initially planned through acquisitions.
Subsequent to the IPO and prior to TELUS’ announcement of its proposal to acquire TELUS Digital, EQT undertook certain sales of outstanding Multiple Voting Shares and Subordinate Voting Shares. As part of these sales, TELUS acquired certain of the Shares directly from EQT. As a result of these transactions and open market purchases, immediately prior to the announcement of the Initial TELUS Proposal, TELUS held 6,874,822 Subordinate Voting Shares and 152,004,019 Multiple Voting Shares, representing approximately 6.0% of the outstanding Subordinate Voting Shares and approximately 92.5% of the outstanding Multiple Voting Shares, respectively, or, on a combined basis, approximately 86.9% of the voting power of TELUS Digital and approximately 57.1% of the economic interest in TELUS Digital, and EQT held approximately 35,398,417 Subordinate Voting Shares and 12,377,857 Multiple Voting Shares, representing approximately 31.0% of the outstanding Subordinate Voting Shares and approximately 7.5% of the outstanding Multiple

Voting Shares (and, assuming the conversion of their Multiple Voting Shares into Subordinate Voting Shares, approximately 37.7% of the outstanding Subordinate Voting Shares), respectively, or, on a combined basis, approximately 9.1% of the voting power of TELUS Digital and approximately 17.2% of the economic interest in TELUS Digital.
On June 11, 2025, TELUS submitted the Initial TELUS Proposal to Mr. Josh Blair, Lead Director of the Board of TELUS Digital. That evening, Mr. Blair informed the independent directors of the Board of the Initial TELUS Proposal and the management of TELUS Digital, and, subsequently, Mr. Michel Belec, the Chief Legal Officer of TELUS Digital, engaged Osler as Canadian counsel and subsequently engaged Paul, Weiss as U.S. counsel.
On the morning of June 12, 2025, each of TELUS and TELUS Digital issued separate press releases disclosing the Initial TELUS Proposal.
On June 15, 2025, the independent members of the Board (being all Board members except Messrs. Darren Entwistle, Doug French, Jeffrey Puritt and Navin Arora) met to review the Initial TELUS Proposal and to discuss the process and considerations relevant to considering the Initial TELUS Proposal in view of the controlling interest already held by TELUS and the fact that the Initial TELUS Proposal stated that TELUS would not support any alternative transactions to the Initial TELUS Proposal, nor a sale of its Shares. Representatives of Osler reviewed with the independent directors their fiduciary duties in the circumstances. The independent directors discussed the need for a special committee of independent directors, potential legal counsel to a special committee and potential financial advisors, and agreed to form a Special Committee and to appoint Mr. Blair and Mr. Olin Anton, Chair of the Audit Committee of the Board (together, the “Co-Chairs” and, each, a “Co-Chair”), as Co-Chairs thereof, subject to preparing and the Board formally approving the mandate for the Special Committee. Osler also reviewed the nature of the process and approvals necessary to implement a transaction of the nature contemplated by the Initial TELUS Proposal. Representatives of Paul, Weiss also reviewed with the independent directors the special disclosure rules that would be applicable in connection with a proposed transaction under Rule 13e-3 under the Exchange Act.
On June 17, 2025, following discussions among the Co-Chairs, other independent directors and TELUS Digital advisors, an initial reply was sent from TELUS Digital to TELUS confirming that the independent directors had received and were considering the Initial TELUS Proposal.
On June 19, 2025, after having identified a short-list of prospective legal counsel assessed as independent, experienced and qualified, the Co-Chairs met with and interviewed three firms to act as legal counsel to the Special Committee. Following these meetings, McCarthy was selected as independent counsel to the Special Committee.
On June 21, 2025, the independent directors of the Board met to review a draft mandate for the Special Committee that had been prepared by Osler and Paul, Weiss and provided a draft to McCarthy. The independent directors ratified the engagement of McCarthy as independent counsel to the Special Committee. The independent directors also identified and discussed the engagement of prospective financial advisors and independent valuators and reviewed initial feedback on the Initial TELUS Proposal received from EQT.
On June 22, 2025, the Board (with Messrs. Entwistle, French, Puritt and Arora declaring an interest and abstaining from voting) unanimously approved the formation and mandate of the Special Committee, to be comprised of Messrs. Josh Blair and Olin Anton as Co-Chairs, together with Ms. Madhuri Andrews, Ms. Sue Paish, Ms. Carolyn Slaski and Ms. Sandra Stuart, all of whom are independent within the meaning of applicable corporate and securities laws. The mandate of the Special Committee empowered it to, among other things: establish, review, direct and supervise the process to be carried out by the Company in assessing any potential transaction with TELUS and any relevant alternatives reasonably available to the Company (including the preservation of the status quo); to review and consider the proposed terms, conditions and structure of any potential transaction with TELUS or alternatives thereto; discuss the terms of any potential transaction with TELUS and any relevant alternatives with Minority Shareholders; retain and seek advice from legal counsel and such financial, accounting and other advisors of its choosing, including with respect to retaining an independent valuator and supervising the preparation of an independent “formal valuation” under applicable Canadian securities laws (including MI 61-101 and related guidance) and/or fairness opinions; supervise and direct the negotiation of any definitive agreement and the conduct of any due diligence, communications and discussions with respect to any potential transaction with TELUS or alternative thereto; report to the Board its findings in respect of any proposed transaction with TELUS and alternatives thereto; and consider and make recommendations to the Board with respect to any potential transactions and to determine the appropriate processes related thereto.
On June 26, 2025, BofA Securities delivered to the Special Committee a relationship disclosure letter providing certain information regarding BofA Securities’ relationships with TELUS Digital, TELUS and EQT. Such relationship disclosure letter was subsequently updated on September 1, 2025 and shared with the Special Committee.
Over the course of June 27, 2025 and June 28, 2025, members of the Special Committee, together with representatives of McCarthy, met with and interviewed several investment banks to discuss potential financial advisory and independent valuator roles.
On June 28, 2025, the Special Committee, together with representatives of McCarthy, held a meeting to discuss the engagement of the financial advisors and independent valuators and their views on the prospective advisors that had been interviewed, with a focus on assessing the relevant capabilities, credentials, reputation, applicable financial and valuation experience and independence considerations of various investment banking firms. The Special Committee also received updates with respect to recent communications with EQT. McCarthy provided the Special Committee with an overview with respect to applicable independence considerations and processes under MI 61-101 and its related guidance. The Special Committee considered the independence of all members and concluded that each member was independent for the purposes of MI 61-101 and related securities laws and guidance.
Between July 1, 2025 and July 2, 2025, the Co-Chairs and McCarthy discussed potential communications advisors that might be appropriate to engage to support the Special Committee and the Company throughout its process and recommended FGS Longview Communications Inc. (“FGS Longview”) whose representatives were interviewed for the role. Effective July 2, 2025, FGS Longview was engaged by way of a written engagement letter.
On July 3, 2025, the Special Committee received a letter from EQT expressing its concerns with the Initial TELUS Proposal, including its view the Initial TELUS Proposal undervalued the Company in light of its recent global rebranding and repositioning of the business to leverage the Company’s digital capabilities and AI expertise. EQT stated that it would not be willing to sell its interest in the Company at the price contemplated by the Initial TELUS Proposal.
On July 6, 2025, BMO Capital Markets provided the Special Committee with certain information relating to BMO Capital Markets’ material investment banking relationships during the approximately prior 24-month period with TELUS Digital, TELUS and Baring Private Equity Asia (an affiliate of EQT through which EQT holds its investment in TELUS Digital), which information was subsequently updated and again provided to the Special Committee on August 20, 2025.
Also on July 6, 2025, the Special Committee held a meeting at which the Special Committee, with the advice of McCarthy, discussed and determined to engage BofA Securities as independent financial advisor to the Special Committee and BMO Capital Markets as independent valuator and financial advisor to the Special Committee. Management of TELUS Digital presented to the Special Committee management’s initial draft five-year financial model for TELUS Digital, noting key assumptions and variables underlying the financial model. Representatives of BofA Securities and FGS Longview then joined the meeting. The Special Committee discussed the letter received from EQT on July 3, 2025 and considered potential responses with its advisors. The Special Committee also discussed potential timing and approaches to engage with the Company’s other significant Minority Shareholders to understand their perspectives on the Initial TELUS Proposal. Representatives of BofA Securities reviewed its preliminary financial analyses of TELUS Digital. Representatives of McCarthy referred the Special Committee to materials they had provided regarding corporate law duties and certain securities law matters and noted that a detailed discussion of those materials would be held at the next meeting.
Following the Special Committee meeting held on July 6, 2025, the Special Committee approved the engagement of BofA Securities as its independent financial advisor and BMO Capital Markets as its independent valuator and financial advisor pursuant to written engagement letters, the terms of which engagement letters, including fees, were negotiated by the Co-Chairs on behalf of the Special Committee over the next few days with the assistance of McCarthy.
On July 7, 2025, the Co-Chairs of the Special Committee delivered to EQT a written response to EQT’s letter. The response confirmed the formation of the Special Committee and the engagement of each of McCarthy, BofA Securities and BMO Capital Markets as external advisors to the Special Committee. The response also highlighted EQT’s anticipated critical role in any negotiations with TELUS given EQT’s significant ownership position in the Company. The Co-Chairs offered to have a meeting to better understand EQT’s perspectives and determine how to work collaboratively to achieve an optimal outcome for TELUS Digital and its Minority Shareholders and other stakeholders if the Special Committee and Board determined that a transaction was in the best interests of the Company.
A process update was publicly disclosed by way of press release issued by TELUS Digital on July 9, 2025. That same day, a draft non-disclosure agreement containing confidentiality, standstill and non-solicit provisions and reflecting the input of the Special Committee and McCarthy, was provided by Osler, on behalf of TELUS Digital, to Stikeman, Canadian counsel to TELUS. Following extensive discussions and negotiations between the parties with the oversight of the Special Committee and McCarthy, the non-disclosure agreement was signed on July 17, 2025. The non-disclosure agreement contained a four-month standstill and customary non-solicitation provisions and included restrictions on TELUS’ ability to speak to Minority Shareholders without the consent of the Special Committee.
Following execution of the non-disclosure agreement between TELUS and TELUS Digital, TELUS and its advisors were granted access to a virtual data room set up and managed by the Special Committee’s financial advisor BofA Securities, subject to all non-public information requested by and provided to TELUS being subject to approval by the Co-Chairs on behalf of the Special Committee. TELUS’ due diligence continued, with the oversight of the Special Committee and its advisors, until the execution of the Arrangement Agreement.
On July 10, 2025 the Special Committee received a further letter from EQT accepting the Special Committee’s invitation to meet and discuss the Initial TELUS Proposal.
On July 13, 2025, the Special Committee held a meeting, which representatives of McCarthy, BofA Securities and FGS Longview attended, during which TELUS Digital management presented to the Special Committee updates to its preliminary draft five-year financial model of TELUS Digital, including certain adjustments to inputs, assumptions and variables that management had revised in response to feedback it had received at its prior meeting with the Special Committee, which updates had also been discussed with the Special Committee’s financial advisors. Representatives of BofA Securities reviewed its preliminary financial analysis of TELUS Digital. The Special Committee also discussed, among other things, Minority Shareholder engagement strategies and TELUS’ due diligence requests. McCarthy also presented to the Special Committee an overview of the Special Committee members’ corporate law duties and considerations and requirements under Canadian securities laws, including MI 61-101.
Over the period from July 15, 2025 to July 18, 2025, the Co-Chairs and other members of the Special Committee met with several significant Minority Shareholders regarding their views on the Initial TELUS Proposal.
On July 16, 2025, the Special Committee held a meeting during which TELUS Digital management reviewed recent ongoing discussions with representatives of BofA Securities on certain refinements by management to the draft five-year financial model of TELUS Digital. Representatives of McCarthy and FGS Longview also attended the meeting. The Special Committee also discussed key learnings and takeaways from initial conversations with TELUS Digital’s significant Minority Shareholders and the course of action to oversee advancing BMO Capital Markets’ formal valuation and opinion process.
Also on July 16, 2025, the Co-Chairs and one other member of the Special Committee met with representatives of EQT to better understand EQT’s perspectives with respect to the Initial TELUS Proposal. During the meeting, representatives of EQT reiterated its view that the Initial TELUS Proposal price was too low and did not reflect fair value of the Company, and also provided preliminary views on TELUS Digital’s prospects and potential value; the Co-Chairs reiterated to EQT the Special Committee’s understanding of, and commitment to, its responsibilities, including safeguarding the interests of Minority Shareholders, and desire to maintain a constructive dialogue with EQT and TELUS Digital’s other Minority Shareholders throughout the ongoing process. The Co-Chairs agreed to make representatives of BofA Securities and McCarthy available to meet with EQT’s financial and legal advisors, respectively, to discuss certain items relating to the Initial TELUS Proposal and the Special Committee’s process.
On July 18, 2025, BofA Securities representatives held a discussion with representatives of EQT and its financial advisors concerning EQT’s preliminary views on value and prospects and McCarthy representatives held a separate discussion with EQT’s counsel regarding the Special Committee’s process.
On July 20, 2025, the Special Committee held a meeting at which representatives of BofA Securities reviewed its preliminary financial analysis of TELUS Digital, including certain adjustments that were continuing to be made by TELUS Digital management to its draft five-year financial model. Representatives of McCarthy and FGS Longview also attended the meeting. The Co-Chairs provided the Special Committee with an update on recent meetings with significant Minority Shareholders of the Company, highlighting, among other things, such Shareholders’ desire for an improved price, and such Shareholders’ desire for any transaction with TELUS to be effected (and, in certain cases, to be effected expeditiously). Representatives of BofA Securities and McCarthy updated the Special Committee on their respective discussions with EQT’s financial and legal advisors. The BofA Securities representatives discussed their perspectives on EQT’s preliminary views on value. A discussion also ensued concerning, among other things, TELUS’ due diligence process and protections implemented regarding confidential information provided to TELUS in such process.
Later in the day on July 20, 2025, the Co-Chairs of the Special Committee advised Mr. Darren Entwistle, President and CEO of TELUS, that the Special Committee authorized representatives of BofA Securities to commence discussions with TELUS’ financial advisor, Barclays Investment Bank (“Barclays”), regarding the Initial TELUS Proposal and valuation matters. They also noted that meetings had been held with several of the Company’s significant Minority Shareholders to obtain their views on the Initial TELUS Proposal and that representatives of BofA Securities would convey those views to Barclays.
During the period from July 21, 2025 to August 8, 2025, the Co-Chairs held meetings with BMO Capital Markets with respect to ongoing discussions and developments, including key takeaways from conversations with EQT and other significant Minority Shareholders, and updates regarding BMO Capital Markets’ formal valuation and opinion review process.
During the period from July 24, 2025 to August 7, 2025, representatives of BofA Securities also held further discussions with representatives of EQT and/or its financial advisors concerning EQT’s evolving views on potential value and prospects of TELUS Digital.
On July 27, 2025, the Special Committee held a meeting, which representatives of McCarthy, BofA Securities and FGS Longview attended, during which management provided an overview of the updated draft five-year financial model of TELUS Digital and the work undertaken by management, subsequent to management’s last presentation to the Special Committee, which adjustments had also been discussed with the Special Committee’s financial advisors. At the meeting, the Special Committee and its advisors attending the meeting provided direction to management concerning the finalization of management’s five-year model, which was subsequently finalized in advance of the release of the Company’s Q2 earnings and delivered to the Special Committee’s financial advisors for purposes of advancing their respective analyses. During the meeting, representatives of BofA Securities also updated the Special Committee on its discussions with Barclays, the financial advisor to TELUS, in which BofA Securities conveyed feedback received from certain of the Company’s significant Minority Shareholders. BofA Securities representatives also provided an update on discussions with EQT and its advisors and reviewed its preliminary financial analysis of TELUS Digital.
On July 30, 2025, the Special Committee received further correspondence from EQT reiterating its concerns with the Initial TELUS Proposal and its expectations concerning the process for consideration by the Special Committee of the proposal, including the messaging of the business performance and outlook of the Company it anticipated in TELUS Digital’s upcoming Q2 earnings release. EQT reiterated its view that the Initial TELUS Proposal did not reflect fair value for the Company and that it did not intend to vote for the Initial TELUS Proposal or any offer that failed to appropriately recognize TELUS Digital’s intrinsic value or adequately or fairly compensate the Company’s Minority Shareholders.

On August 3, 2025, the Special Committee held a meeting with representatives of BMO Capital Markets and McCarthy during which BMO Capital Markets reviewed with the Special Committee BMO Capital Markets’ preliminary fair market valuation and financial analysis of TELUS Digital. BMO Capital Markets also discussed TELUS’ initial proposal in light of, among other things, market conditions, management’s draft five-year financial model, selected publicly traded companies and selected precedent transactions. Following BMO Capital Markets’ departure from the meeting, representatives of BofA Securities and FGS Longview joined the meeting. The Special Committee considered recent discussions with TELUS and EQT and discussed next steps. Representatives of BofA Securities reviewed TELUS Digital’s Q2 earnings release, market reaction and changes to the Company’s price targets by various financial analysts, and also provided an update on TELUS’ due diligence progress.
Following the meeting, the Special Committee responded to EQT’s most recent letter, confirming, among other things, the focus of the Special Committee on ensuring a fair outcome for all TELUS Digital’s Minority Shareholders and other stakeholders and the importance of EQT in negotiation of any potential transaction arising from the Initial TELUS Proposal. The response also highlighted certain key messages from the Company’s most recent Q2 earnings release, including the reiteration of the Company’s full-year outlook for 2025 and the possibility of obtaining support from TELUS to maintain compliance with the Company’s credit facility.
Also on August 3, 2025, the Co-Chairs spoke with EQT. During that discussion, and a subsequent discussion held between representatives of EQT and the Co-Chairs on August 7, 2025, the Co-Chairs and EQT representatives further discussed EQT’s views on the potential value and prospects of TELUS Digital and EQT conveyed a revised view on potential value within which EQT would be amenable to a transaction between TELUS and the Company. EQT also signaled its desire that any potential transaction with TELUS should move expeditiously, if possible.
On August 8, 2025, the Special Committee held a meeting, which representatives of McCarthy, BofA Securities and FGS Longview attended, during which the Special Committee had a lengthy and robust discussion with respect to, among other things, TELUS Digital’s valuation and proposed approaches to further negotiating with TELUS and EQT’s role in those negotiations. Representatives of BofA Securities reviewed its discussions with EQT’s advisors, including EQT’s revised views on value. The Special Committee discussed and aligned on a price counterproposal that was consistent with the revised view on potential value conveyed by EQT on August 7, 2025 and which the Special Committee authorized the Co-Chairs to take to TELUS.
On August 10, 2025, the Co-Chairs spoke with Mr. Doug French, Executive Vice-President and Chief Financial Officer of TELUS, during which they conveyed EQT’s views on the potential value and prospects of TELUS Digital. The Co-Chairs proposed a price of $5.50 per Share to Mr. French and advised that they expected this price would be acceptable to EQT and that they expected the Special Committee could support a transaction at the proposed price. The Co-Chairs also advised TELUS that, based on prior discussions, they expected the Company’s significant Minority Shareholders would be supportive of a transaction at the proposed price.
On August 12, 2025, the Co-Chairs spoke again with Mr. French of TELUS to further discuss the proposed transaction. Mr. French advised that TELUS would be willing to increase its offer price to $4.25 per Share, and would not consider any further increase without obtaining EQT’s support for the transaction. TELUS also conveyed its view that Minority Shareholders should be given the opportunity to consider its offer with or without EQT’s support.
Also on August 12, 2025, the Special Committee held a meeting, which representatives of McCarthy, BofA Securities and FGS Longview attended, to discuss TELUS’ proposed increased offer price, taking into account the preliminary financial analyses previously provided to the Special Committee by each of BofA Securities and BMO Capital Markets, expected reactions by the Company’s significant Minority Shareholders, the timing of and strategies surrounding announcement of any transaction and the potential form and mix of consideration that TELUS would make available. The Special Committee also discussed, with the input of its advisors attending the meeting, strategies that would facilitate responding to TELUS’ offer price. The members of the Special Committee also discussed their views on the best interests of TELUS Digital and considered the various implications to TELUS Digital, its Minority Shareholders and other stakeholders, including if a proposed transaction could not be agreed to between TELUS and the Special Committee relative to any other reasonably available alternatives, including maintaining the status quo.
On August 12, 2025 and August 14, 2025, the Co-Chairs spoke with EQT representatives to discuss TELUS’ proposed increased offer price, including whether EQT might be prepared to engage in negotiations with TELUS in an effort to achieve an increased price.
On August 17, 2025, the Special Committee held a meeting during which the Special Committee was updated on recent discussions with EQT and one other of TELUS Digital’s largest Minority Shareholders. Representatives of McCarthy, BofA Securities and FGS Longview attended the meeting. The Special Committee and its advisors attending the meeting discussed next steps on price negotiations with TELUS and considerations and timing on any potential transaction announcement.
On August 18, 2025, a meeting was held among representatives of TELUS Digital, the Special Committee, TELUS and their respective legal and financial advisors. The parties discussed a proposed transaction and timing for negotiating and potentially executing a definitive Arrangement Agreement should the parties be able to reach an agreement on price and terms.
Also on August 18, 2025, the Co-Chairs spoke with representatives of BMO Capital Markets with respect to the then-current status of negotiations and discussions with TELUS.
On August 20, 2025 and August 25, 2025, the Co-Chairs spoke with EQT representatives to discuss whether EQT would further consider supporting TELUS’ offer or table an alternative for TELUS to consider. During a second meeting held on August 25, 2025, subsequent to a discussion with Mr. French of TELUS, the Co-Chairs conveyed to EQT that TELUS had indicated that it would be prepared to agree to a best and final offer price of $4.50 per Share, but only if EQT would be supportive of a transaction at such price.
On August 21, 2025, representatives of Stikeman delivered first drafts of the Arrangement Agreement and a form of Voting Support Agreement to Osler. The Arrangement Agreement proposed a consideration mix of cash and TELUS Shares with aggregate caps of 75% in cash and 25% in TELUS Shares and a termination fee equal to 3.5% of equity value payable by TELUS Digital if the Board changed its recommendation and TELUS terminated the Arrangement Agreement, as well as in certain other specified circumstances. Such draft did not make a proposal with respect to the treatment of outstanding incentive awards of TELUS Digital. Over the course of August 21, 2025 and August 22, 2025, TELUS Digital and its legal advisors, the Co-Chairs and the Special Committee’s legal advisor, reviewed the draft Arrangement Agreement and Voting Support Agreement and considered and discussed the deal terms proposed by TELUS and their views on key outstanding points, including, among others, the consideration mix and proposed termination fee under the Arrangement Agreement.
On August 23, 2025, the Special Committee held a meeting, with representatives of McCarthy, BofA Securities and FGS Longview in attendance, during which McCarthy provided the Special Committee an overview of the critical open points in the drafts of the Arrangement Agreement and Voting Support Agreement prepared by representatives of Stikeman and A&O Shearman, U.S. counsel to TELUS, on behalf of TELUS, and proposed responses to those open points. Following discussion, the Special Committee and its advisors discussed next steps with EQT and other significant Minority Shareholders of the Company.
Also on August 23, 2025, Osler, on behalf of TELUS Digital, sent revised drafts of the Arrangement Agreement and Voting Support Agreement to Stikeman, reflecting changes proposed by TELUS Digital, the Special Committee and their respective legal advisors. The revised draft Arrangement Agreement provided that if cash was subject to proration TELUS Digital would have a right to terminate the Arrangement Agreement in the event of a material adverse effect in respect of TELUS. The revised draft also proposed that each of TELUS and TELUS Digital would be required to reimburse the other party’s expenses if the Arrangement Agreement was terminated in a limited set of circumstances and that in no circumstance would a termination fee be payable by TELUS Digital. The parties continued to negotiate the terms of the draft documentation between August 23, 2025 and August 27, 2025.
On August 26, 2025, EQT asked TELUS to engage in direct conversations concerning, among other things, TELUS’ offer price. TELUS informed the Co-Chairs of this development and, following consideration,

the Co-Chairs granted TELUS permission to enter into direct discussions with EQT on the understanding that TELUS was required to keep the Co-Chairs informed of the details of those discussions throughout.
Between August 26, 2025 and August 28, 2025, the Co-Chairs, TELUS and EQT discussed the proposed price under a potential transaction and, on August 28, 2025, TELUS agreed that it would be prepared to offer, and EQT agreed that it would be prepared to support, a transaction at a price of $4.50 per Share, subject to the negotiation of definitive documentation. Mr. French of TELUS updated the Co-Chairs throughout this timeframe and sought their input and direction as appropriate. On August 28, 2025, Stikeman sent a form of Voting Support Agreement to EQT and its advisors for consideration.
On August 27, 2025, a further revised draft of proposed definitive documentation was received from Stikeman, which maintained the consideration mix, including a 75% cap on cash consideration, and did not provide TELUS Digital the right to terminate the Arrangement Agreement in the event of a material adverse effect of TELUS. The revised draft accepted the mutual expense reimbursement construct proposed by TELUS Digital, subject to a cap of $10,000,000. The parties continued to engage in negotiations of the terms of the proposed Arrangement Agreement and Voting Support Agreement and, on August 29, 2025, Osler returned further revised drafts of the draft definitive documentation to Stikeman, reflecting the collective comments of TELUS Digital and the Special Committee and their respective legal advisors. Such revised draft of the Arrangement Agreement accepted the proposed cap on expense reimbursement of $10,000,000 and included a right for TELUS Digital to terminate in connection with a TELUS material adverse effect not cured as contemplated by the draft Arrangement Agreement, noting that TELUS Digital may be willing to remove such termination right to the extent cash consideration was uncapped.
On August 29, 2025, the Special Committee held a meeting, with representatives of McCarthy, BofA Securities and FGS Longview in attendance, during which the Special Committee discussed, with the advice of McCarthy, the current status of negotiations with TELUS, proposed key deal terms and outstanding unresolved points. The Special Committee also discussed the status of negotiations between EQT and TELUS and the proposed Voting Support Agreement under negotiation between EQT and TELUS. The Special Committee also discussed, with the input of its advisors attending the meeting, certain enquiries the Co-Chairs had received from certain other significant Minority Shareholders of the Company and, with the guidance of McCarthy, potential next steps.
Also on August 29, 2025, the Co-Chairs spoke with BMO Capital Markets and discussed the current status of negotiations with TELUS, proposed key deal terms and remaining outstanding points.
Throughout the period between August 23, 2025 through September 1, 2025, the parties engaged in robust negotiations of the terms of the draft Arrangement Agreement, the form of Voting Support Agreement for TELUS Digital’s directors and officers and for other prospective supporting Minority Shareholders, and other transaction documentation, including with respect to the consideration mix, the circumstances in which the Board would be permitted to change its recommendation in respect of the proposed transaction, and changes to certain other covenants, conditions, representations and warranties. During this period, the parties, through their respective legal advisors, reviewed and exchanged successive drafts of the transaction documents. The parties also engaged in negotiations regarding whether outstanding incentive awards of TELUS Digital would roll into equity awards of TELUS or be cashed out in connection with the proposed transaction. Members of the Special Committee had many formal and informal discussions amongst themselves and the Company’s and the Special Committee’s respective advisors, as applicable, and were regularly apprised of, and oversaw, the progress of the negotiations with TELUS. The Co-Chairs and McCarthy, on behalf of the Special Committee, were actively involved in the negotiations throughout. During the same period, the Co-Chairs had regular touchpoints with Mr. French of TELUS to discuss and negotiate certain key deal terms presented in the draft Arrangement Agreement, including deal protection terms, the treatment of the Company’s outstanding incentive awards, and other material deal terms, conditions and covenants, with the input of respective counsel to the Special Committee and TELUS Digital.
Following extensive negotiations, TELUS and TELUS Digital agreed that the cash component of the Consideration would be uncapped and that TELUS Digital would therefore not have a termination right in connection with a material adverse effect of TELUS. The parties also agreed that certain outstanding TELUS Digital incentive awards would roll into equity awards of TELUS, while others would be cashed out in connection with the proposed Arrangement.

Over the course of August 28, 2025 through September 1, 2025, representatives of EQT and TELUS and their respective counsel, with the oversight of and input from the Co-Chairs, the Special Committee’s counsel and counsel to the Company, negotiated the terms of the Voting Support Agreement. During those negotiations, EQT communicated to TELUS its intention, and ultimately agreed pursuant to the Voting Support Agreement, to convert all of the Multiple Voting Shares that it held into Subordinate Voting Shares prior to the record date for any Shareholders’ meeting called to consider the Arrangement. The Special Committee also allowed TELUS to have discussions with certain other Minority Shareholders representing approximately 20% of the outstanding Subordinate Voting Shares, who confirmed that they were generally supportive of the proposed transaction and provided certain feedback on the proposed consideration mix.
During the morning of September 1, 2025, the Special Committee held a meeting, which representatives of McCarthy, BofA Securities, BMO Capital Markets and FGS Longview attended. McCarthy led discussions concerning the Special Committee’s duties under applicable corporate and securities laws, including considerations under MI 61-101, in respect of the proposed Arrangement. McCarthy also discussed the advanced, near-final, status of negotiations in respect of the Arrangement Agreement and other transaction documents and key terms thereof. McCarthy highlighted the various considerations that would factor into the Special Committee’s evaluation of the proposed Arrangement and the decision and recommendation that the Special Committee would, if deemed advisable, be required to make. In its deliberations, the Special Committee considered, among other things, the ability of the Board to change its recommendation in respect of the proposed Arrangement, the other deal protections that had been negotiated, including the removal of a termination fee and its replacement with a mutual expense reimbursement provision, the impact of the proposed Arrangement on its Minority Shareholders and other stakeholders, the treatment of the Company’s outstanding incentive awards, and the ability of TELUS Digital Shareholders to elect to receive cash, TELUS Shares or a combination thereof in connection with the proposed Arrangement (including that the cash consideration was uncapped). The Special Committee also considered the support from certain Minority Shareholders that had been approached regarding the execution of a Voting Support Agreement, including the support of EQT. At this meeting, BMO Capital Markets reviewed its formal valuation of TELUS Digital and financial analysis of the Consideration and orally rendered to the Special Committee the BMO Formal Valuation and Opinion. Also at this meeting, representatives of BofA Securities reviewed with the Special Committee its financial analysis of the Consideration and delivered to the Special Committee its oral BofA Fairness Opinion. The oral BMO Formal Valuation and Opinion and oral BofA Fairness Opinion were confirmed by delivery of the written BMO Formal Valuation and Opinion and BofA Fairness Opinion, respectively, each as at September 1, 2025, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein. The Special Committee then reviewed the benefits and risks associated with the Arrangement as compared to the status quo and any other reasonably available alternatives, including the reasons and factors set out below under the heading “The Arrangement — Reasons for the Recommendation” and after careful deliberation, the Special Committee (i) unanimously determined that the Arrangement is in the best interests of the Company and is fair to Shareholders (other than TELUS and its affiliates) and (ii) unanimously resolved to recommend that the Board approve the Arrangement and recommend to Shareholders that they vote in favour of the Arrangement Resolution.
Following the meeting of the Special Committee, the Board held a meeting with representatives of Osler, Paul, Weiss, McCarthy, BofA Securities, BMO Capital Markets and the management of TELUS Digital. At the outset, Messrs. Entwistle, French, Puritt and Arora declared their interests in the proposed Arrangement and Mr. Entwistle then recused himself from the meeting. Osler led a discussion concerning the Board’s duties under applicable corporate and securities laws, including considerations under MI 61-101 that had been reflected in the proposed Arrangement. The Board (with the interested directors abstaining from the discussion and from voting) received and reviewed the report and recommendation of the Special Committee. After careful deliberation, and taking into account the report and unanimous recommendation of the Special Committee and other factors as set forth below under the heading “Special Factors — Reasons for the Recommendation”, the Board (with each of the interested directors abstaining from voting) determined, among other things: (a) that the Arrangement is in the best interests of the Company and is fair to Shareholders (other than TELUS and its affiliates), and (b) that it would recommend to the Shareholders that Shareholders vote in favour of the Arrangement Resolution. Accordingly, the Board authorized and approved the entering into by the Company of the Arrangement Agreement and ancillary definitive documentation.

Following the meetings, the terms of the Arrangement Agreement and Company Disclosure Letter, Plan of Arrangement, and the Voting Support Agreements and ancillary transaction agreements were finalized among the parties. Representatives of TELUS, TELUS Digital and the Special Committee and their respective legal and financial advisors also exchanged drafts of a joint press release concerning the proposed Arrangement. During the evening of September 1, 2025, TELUS and EQT agreed to and entered into a Voting Support Agreement effective as of the same date; each of TELUS Digital’s directors and officers also entered into Voting Support Agreements effective as of the same date. Concurrently, the Arrangement Agreement was executed and exchanged by the parties, effective September 1, 2025.
Prior to markets opening on September 2, 2025, each of TELUS Digital and TELUS issued a joint press release announcing the execution of the Arrangement Agreement.
Recommendation of the Special Committee
The Special Committee has advised the Board that, after careful consideration of such matters as it considered relevant and as more fully described under the heading “Special Factors — Reasons for the Arrangement”, including, among other things: (a) the terms and conditions of the Arrangement Agreement; (b) the benefits and risks associated with the Arrangement; (c) the possibility of any other strategic alternatives and options reasonably available to the Company; (d) its evaluation of the Arrangement with management and with the Special Committee’s and the Company’s respective legal and financial advisors, as applicable, including the Special Committee’s receipt of the BMO Formal Valuation and Opinion and the BofA Fairness Opinion (as described in this Circular); and (e) the best interests of TELUS Digital, including the impact of the Arrangement on Minority Shareholders and other stakeholders of the Company, the Special Committee has unanimously determined that the Arrangement is in the best interests of TELUS Digital and is fair to the Minority Shareholders, including the “unaffiliated security holders”, as defined in Rule 13e-3 under the Exchange Act. Accordingly, the Special Committee unanimously recommended to the Board that it authorize and approve TELUS Digital entering into the Arrangement Agreement and the performance of its obligations thereunder and that the Board recommend to the Shareholders that they vote in favour of the Arrangement Resolution.
Recommendation of the Board
The Board, after careful consideration of such matters as it considered relevant, as more fully described under the heading “Special Factors — Reasons for the Arrangement”, including, among other things, a thorough review of the Arrangement Agreement, and taking into account the best interests of TELUS Digital, and after evaluating the Arrangement with management and TELUS Digital’s legal advisors, including receipt by the Special Committee of the Formal Valuation and Opinions (as described in the Circular), and upon the unanimous recommendation of the Special Committee, unanimously (with interested directors abstaining from voting) determined that the Arrangement is in the best interests of TELUS Digital and is fair to the Minority Shareholders, including the “unaffiliated security holders”, as defined in Rule 13e-3 under the Exchange Act, and that it was advisable and in the best interests of TELUS Digital to approve the entering into and execution and delivery of the Arrangement Agreement and the performance of its obligations thereunder, and has unanimously approved the Arrangement. Accordingly, the Board unanimously (with interested directors abstaining from voting) recommends that the Shareholders vote IN FAVOUR of the Arrangement Resolution.
Reasons for the Arrangement
In evaluating whether the Arrangement is in the best interests of the Company and fair to Minority Shareholders, and after consulting with management and with the Company’s and the Special Committee’s respective legal and financial advisors, as applicable, in evaluating the Arrangement, the Special Committee and the Board considered the following factors, among other things, which are not listed in any relative order of importance:
•
Premium to Market.   The Arrangement values the Shares at $4.50 per Share, which represents compelling and immediate value and liquidity for Shareholders, a value which represents an increase over the $3.40 offered in TELUS’ initial proposal, and offers premiums of 52.0% over the unaffected closing price of $2.96 per Subordinate Voting Share on the NYSE on June 11, 2025, and 62.6% over the

30-day unaffected VWAP per Subordinate Voting Share on the NYSE prior to June 12, 2025. The Consideration per Share also represents a 16.0% premium over the closing price of the Subordinate Voting Shares on the NYSE as of August 29, 2025.
•
Choice of Consideration.   Shareholders have the option to receive, depending on their respective individual objectives, for all of their Shares, either cash, TELUS Shares or a combination of both (subject to proration for those that elect to receive TELUS Shares or a combination of cash and TELUS Shares such that the aggregate Consideration will include no more than 25% in TELUS Shares).

•
Continued Participation.   Shareholders who elect to receive TELUS Shares have the ability to continue participating in the growth and upside of TELUS Digital, including in synergies created through the Arrangement, via ownership of liquid TELUS Shares. These Shareholders will also have the opportunity to participate in any future dividends that may be declared and paid on TELUS Shares.

•
Certainty of Value and Liquidity.   Shareholders will have the opportunity to receive certainty of value and immediate liquidity by electing to receive cash for their Shares. In addition, TELUS had, as of the date of the Arrangement Agreement, a market capitalization of approximately $25.3 billion and is dual-listed on the TSX and NYSE, providing a high degree of liquidity for Shareholders who elect to receive TELUS Shares.

•
Current Market, Economic, and Competitive Conditions.   The operating environment has changed meaningfully since TELUS Digital’s initial public offering in 2021, and it now faces several uncertainties. These risks and uncertainties include broader macroeconomic conditions as well as the development of technologies, whose adoption by TELUS Digital’s competitors, customers, and potential customers have the potential to further disrupt the market. As a result of these factors, there has been a meaningful underperformance of the sector compared to the broader market and industry peers have experienced declining growth rates relative to historical levels.

•
Company Financial Performance.   The Special Committee and the Board considered TELUS Digital’s historical and projected five-year financial performance and forecasts, the Company’s standalone operating plan and the risks of achieving its projections or plans. The Company’s largest clients, including TELUS, account for a significant portion of total revenue and the loss of business from any of these clients or inability to attract new clients could have a material adverse effect on the Company’s operations.

•
Comprehensive Negotiations.   The Arrangement Agreement was the result of a comprehensive negotiation process with TELUS that was undertaken by TELUS Digital with the assistance of its legal advisors and with the oversight and participation of the Special Committee and the assistance of the Special Committee’s legal and financial advisors, as applicable; the Consideration and mix thereof offered to Shareholders under the Arrangement was also the result of comprehensive discussions between representatives of the Special Committee and EQT and negotiations between representatives of TELUS and EQT under the oversight of the Co-Chairs of the Special Committee. The Arrangement Agreement includes terms and conditions that are reasonable in the judgment of the Special Committee.

•
BMO Formal Valuation and Opinion.   BMO Capital Markets, the Special Committee’s independent valuator and financial advisor, delivered to the Special Committee the BMO Formal Valuation and Opinion, dated September 1, 2025, to the effect that, based upon and subject to various assumptions, qualifications, limitations and other matters set forth therein, as at September 1, 2025, the Consideration was within the range of the fair market valuation of the Shares and, on that basis and subject to the foregoing, the Consideration to be received by Minority Shareholders (other than Dissenting Holders) pursuant to the Arrangement was fair, from a financial point of view, to such Minority Shareholders, as more fully described under “Formal Valuation and Opinions — BMO Formal Valuation and Opinion”. The Special Committee noted that the Consideration offered under the Arrangement was at the top end of the fair market valuation range of the Shares set forth in the BMO Formal Valuation and Opinion.

•
BofA Fairness Opinion.   BofA Securities, the Special Committee’s independent financial advisor, delivered the BofA Fairness Opinion to the Special Committee, dated September 1, 2025, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, to the effect that the Consideration to be received by Minority Shareholders (other than Dissenting Holders) under the Arrangement was fair, from a financial point of view to such Shareholders, as more fully described below in the section entitled “BofA Fairness Opinion”.
•
Clear Path to Closing.   There is a clear path to closing in an expeditious manner, with no financing or due diligence conditions to the completion of the Arrangement, with the Meeting to consider the Arrangement being held in October 2025, closing of the Arrangement anticipated in the fourth quarter of 2025 and the Arrangement Agreement having an “Outside Date” of four months’ from the date of the Arrangement Agreement (subject to certain extensions in the event any required FDI Regulatory Approval is not obtained by such date).

•
Limited Conditionality.   The limited conditions to the consummation of the Arrangement are reasonable under the circumstances and are likely to be satisfied, including that the parties do not anticipate any significant regulatory approvals will be required to be obtained under applicable laws to consummate the Arrangement, other than customary Stock Exchange Approvals, any required FDI Regulatory Approval and Court approval. The parties subsequently determined that no FDI regulatory approvals are required in connection with the Arrangement and have therefore waived the related closing condition.

•
Treatment of Incentives.   The treatment of Options, RSUs and PSUs is reasonable in the circumstances, including allowing certain of the holders thereof to continue to share in the potential upside by receiving replacement incentive securities in TELUS in lieu of their existing incentive awards.

•
Treatment of WillowTree.   TELUS will be required to honour the existing arrangements under the WillowTree earn-out, with any proposed changes thereto (if any) to be negotiated by TELUS following closing of the Arrangement.

•
Due Diligence.   Management and TELUS Digital’s and the Special Committee’s external advisors’ completed due diligence review and investigations of the business, operations, financial condition, products, strategy and future prospects of TELUS.

•
Change in Recommendation.   Until the Arrangement is approved by the Shareholders, the Arrangement Agreement allows the Board, under certain circumstances, to consider unsolicited bona fide written “Acquisition Proposals” that constitute or would reasonably be expected to result in a “Superior Proposal” (as those terms are defined in the Arrangement Agreement). The Board would be entitled to make a Change in Recommendation in the event any Superior Proposal emerges (subject to TELUS’ “right to match” and provided the Company must proceed with the Meeting to consider the Arrangement if TELUS does not terminate the Arrangement Agreement following the Change in Recommendation).

•
Reasonable Deal Protections.   The Special Committee has been advised, and believes, that the “deal protection” provisions in the Arrangement Agreement are reasonable in the circumstances, including that there is no termination fee payable by TELUS Digital to TELUS upon a termination of the Arrangement Agreement, and the expense reimbursement fee of up to a maximum of $10 million payable by TELUS to TELUS Digital in certain circumstances and the expense reimbursement fee of up to a maximum of $10 million payable by TELUS Digital to TELUS in certain other circumstances, are reasonable.

•
Shareholder and Management Support.   The Arrangement is supported by EQT, TELUS Digital’s largest Minority Shareholder then holding approximately 31.0% of the outstanding Subordinate Voting Shares and 7.5% of the outstanding Multiple Voting Shares, or approximately 9.1% of the outstanding voting rights of TELUS Digital. EQT agreed to convert its Multiple Voting Shares into Subordinate Voting Shares prior to the Record Date for the Meeting and, as a result, holds approximately 37.7% of the outstanding Subordinate Voting Shares. All of TELUS Digital’s directors and officers, then holding or having control or direction over approximately 3.2% of the outstanding Subordinate Voting Shares (or 2.9% following the conversion by EQT of its Multiple Voting Shares into Subordinate Voting Shares), also agreed to support the transaction.

•
Impact on Stakeholders.   The impact of the Arrangement on all stakeholders in TELUS Digital, including the Minority Shareholders, employees, creditors, local communities, customers, suppliers and governments with whom TELUS Digital has relations or in which it operates, as well as the environment and long-term interests of TELUS Digital, including the strategic advantage of forming an even closer tie with TELUS which will enable TELUS Digital to more effectively develop, test and optimize new products and services with TELUS as a pilot customer, and to subsequently market these products and services to TELUS Digital’s other clients.
•
Shareholder Approvals.   The Arrangement, among other things, must be approved by not less than: (a) two-thirds (66 2∕3%) of votes cast thereon by holders of Subordinate Voting Shares and Multiple Voting Shares present in person or represented by proxy at the Meeting, voting together as a single class; and (b) as required by MI 61-101, a simple majority of the votes cast thereon by minority holders of Subordinate Voting Shares present in person or represented by proxy at the Meeting, excluding Shares held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101 (including the Shares held by TELUS and its affiliates).

•
No Collateral Benefits.   There are no “collateral benefits” being provided to any “related party” (as defined under MI 61-101) in connection with the Arrangement, except for the acceleration of certain RSUs held by certain directors and personnel of the Company, which related parties the Special Committee has confirmed, based on information prepared by management and provided to the Special Committee concerning each related party’s Subordinate Voting Share holdings and value of such benefits conferred in connection with the Arrangement, each hold less than 1% of the outstanding Subordinate Voting Shares.

•
Court Approvals.   The Arrangement must be approved by the Interim Order and a Final Order of the Court, which will consider whether the Arrangement is fair and reasonable and in respect of which any affected Shareholders opposed to the Arrangement will be entitled to make submissions (subject to compliance with certain processes).

•
Dissent Rights.   The terms of the Arrangement provide that Registered Shareholders who oppose the Arrangement may, upon compliance with certain conditions, exercise Dissent Rights and, if ultimately successful, receive fair value in cash for their Shares.

•
Reputation and Knowledge of TELUS.   TELUS’ commitment, credit worthiness, record of completing acquisition transactions and anticipated ability to complete the transactions contemplated by the Arrangement Agreement, as well as familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of the Company, the nature of the industry in general, industry trends, and the regulatory and legislative environment relevant to the industries in which TELUS and the Company operate.

•
Limited Strategic Alternatives.   There are limited strategic alternatives available to the Company, with the principal alternative to the Arrangement being maintaining status quo and executing the Company’s current strategic plan, in light of (a) the fact that TELUS then-owned approximately 57.4% of the Company’s outstanding Shares, including 92.5% of the Multiple Voting Shares and 6.1% of the Subordinate Voting Shares and TELUS has indicated that it does not intend to support any other alternative transaction or sell the Shares it holds in the Company, and (b) the Special Committee’s belief, after consulting with management and the Special Committee’s legal and financial advisors, as applicable, that the Consideration under the Arrangement provides more immediate value to Minority Shareholders on a risk-adjusted basis than is expected to be realizable by the Company as a stand-alone entity in the foreseeable future, including having regard to the Company’s historical and projected five-year financial performance and current and anticipated market, competitive and economic conditions affecting the Company.

•
Unlikelihood of any Alternatives Proposals.   Given TELUS then-owned approximately 57.4% of the Company’s outstanding Shares, including 92.5% of the Multiple Voting Shares and 6.1% of the Subordinate Voting Shares and could therefore block a competing transaction, it is unlikely that any other party or combination of parties would make a proposal to acquire all or any material portion of the Company or its assets resulting in consideration payable to Minority Shareholders that is higher than the Consideration to be paid pursuant to the Arrangement, or that any such proposal would be reasonably capable of completion. Following the public announcement of TELUS’ initial proposal on

June 12, 2025, the Special Committee did not receive any written expressions of interest or proposals from third parties with respect to an alternative transaction, including an acquisition of the Minority Shares.
•
Procedural Safeguards.   The Special Committee and the Board observed a number of procedural safeguards to ensure the Special Committee and the Board could effectively represent the best interests of the Company, its Minority Shareholders and the Company’s stakeholders, including ensuring that the evaluation and negotiation process was supervised by the Special Committee, which was comprised solely of independent directors and advised by its own experienced, qualified and independent legal and financial advisors, the Arrangement Agreement was the result of a rigorous negotiation process undertaken with the oversight and participation of the Special Committee and the assistance of the Special Committee’s and the Company’s respective external legal and financial advisors, as applicable, and interested directors of the Company abstained from voting on any matters pertaining to the Arrangement.

The Special Committee and the Board also considered a number of other factors and risks relating to the Arrangement including:
•
The challenges inherent in combining two businesses such as the Company and TELUS, which challenges are expected to be mitigated by the Company and TELUS’ existing significant customer, shared services and other business relations.

•
The risk of not realizing all of the anticipated synergies between the Company and TELUS, and the risk that other expected benefits, to the combined company are not realized.

•
The risk that changes in law or regulation could adversely impact the expected benefits of the Arrangement to the Company and/or its other stakeholders.

•
The potential risk of diverting management attention and resources from the operation of the Company’s business, including other strategic opportunities and operational matters, while working towards the completion of the Arrangement.

•
The potential negative effect of the pendency of the Arrangement on the Company’s business, including its relationships with employees, suppliers, customers and communities in which it operates.

•
The adverse impact that business uncertainty pending the completion of the Arrangement could have on the ability of the Company to attract, retain and motivate key personnel until the completion of the Arrangement.

•
The risk that the Arrangement may not be completed despite the Parties’ efforts or that completion of the Arrangement may be delayed, even if the Arrangement is approved by the Company’s Shareholders, that other conditions to the Parties’ obligations to complete the Arrangement may not be satisfied, and the potential resulting negative impact this could have upon the Company’s business, operations and share price and on the interests of Minority Shareholders and other stakeholders.

•
The limitations contained in the Arrangement Agreement on the Company’s ability to solicit additional interest from third parties, given the nature of the deal protections and the absence of any “fiduciary out” in the Arrangement Agreement.

•
The fact that if the Arrangement Agreement is terminated and the Board wishes to seek another alternative transaction, absent TELUS’ support, the Company is unlikely to be able to pursue any such alternative transaction and is only likely able to continue the status quo.

•
The risk that the Court may not approve the Arrangement.

•
The restrictions on the interim conduct of the Company’s business prior to the completion of the Arrangement.

•
The fees and expenses incurred by the Company in connection with the Arrangement, a significant portion of which will be incurred regardless of whether the Arrangement is consummated (subject to TELUS’ obligation to reimburse the Company for up to $10 million in expenses if the Arrangement Agreement is terminated in certain circumstances).

The foregoing includes forward-looking statements and readers are cautioned that actual results may vary. See “Forward-Looking Statements” and “Risk Factors”.
The foregoing summary of the information and factors considered by the Special Committee and the Board is not intended to be exhaustive of the factors considered by the Special Committee and the Board in reaching their respective conclusions and making their respective recommendations, but includes a summary of the material information, factors and analysis considered by the Special Committee and the Board in reaching such conclusions and making such recommendations. Each of the Special Committee’s and the Board’s recommendation is based upon the totality of the information presented to and considered by it. In light of the numerous factors considered in connection with its evaluation of the Arrangement, the Special Committee and the Board did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weight to the various factors that it each considered in reaching its decision. In addition, individual members of the Special Committee and the Board may have given different weights to different factors. The respective conclusions and unanimous recommendations of the Special Committee and the Board (with interested directors abstaining from voting) were made after considering all of the information and factors involved.
The Special Committee considered whether the Consideration is reasonable and fair with reference to current and historical market prices. However, in light of the evolution of the business, the market environment in which the Company operates and market volatility, the Special Committee limited its consideration of historical market prices to the 12-month period before the announcement of the Arrangement and considered historical market prices prior to this period not to be material or less relevant to its determination of whether the Consideration is reasonable and fair.
The Special Committee did not consider the net book value of the Company’s business as reflected in the Company’s financial statements to be material or relevant to its determination of whether the Consideration is reasonable and fair to the unaffiliated security holders. Specifically, the Special Committee believes that such net book value is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking.
Likewise, the Special Committee did not consider liquidation value in determining the reasonableness and fairness of the Arrangement to the unaffiliated security holders because the Purchaser expects to continue to operate TELUS Digital’s business as a viable, going concern and, as a result, did not consider liquidation value to be relevant.
The Special Committee did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Consideration to the Company’s unaffiliated security holders because, following the Arrangement, the Company will have a different ownership structure. To the extent the pre-acquisition going concern value was reflected in the price per Subordinate Voting Share on August 29, 2025, the last trading day prior to the public announcement of the Arrangement, the Consideration represents a premium to the going concern value of the Company.
The Special Committee considered that there were sufficient procedural safeguards for unaffiliated security holders. See “Special Factors — Provisions for Unaffiliated Security Holders”.
Provisions for Unaffiliated Security Holders
No provision has been made to (a) grant “unaffiliated security holders”, as defined in Rule 13e-3 under the Exchange Act, access to corporate files of the Company or the Purchaser or (b) obtain counsel or appraisal services at the expense of the Company or the Purchaser.
The Special Committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the Arrangement Agreement, however, the Company believes that the procedural safeguards implemented by the Special Committee as fully described under the heading “Special Factors — Reasons for the Arrangement” contained in this Circular constituted sufficient procedural safeguards for the unaffiliated security holders.

Formal Valuation and Opinions
In evaluating the Arrangement, the Special Committee and the Board considered, among other things, the BMO Formal Valuation and Opinion and the BofA Fairness Opinion delivered to the Special Committee.
The following summary of the Formal Valuation and Opinions is qualified in its entirety by, and should be read in conjunction with, the full text of the BMO Formal Valuation and Opinion and the BofA Fairness Opinion, which are attached as Appendix E and Appendix F, respectively, to this Circular. The Formal Valuation and Opinions are not recommendations as to any election to be made by any Shareholder or as to how any Shareholder should vote or act on any matter relating to the Arrangement. The full texts of the BMO Formal Valuation and Opinion and the BofA Fairness Opinion describe, among other things, the assumptions made, procedures followed, information reviewed, matters considered and qualifications and limitations on the review undertaken in connection with the BMO Formal Valuation and Opinion and the BofA Fairness Opinion. The full texts of the BMO Formal Valuation and Opinion and the BofA Fairness Opinion should be read carefully and in their entirety.
BMO Formal Valuation and Opinion
The Special Committee engaged BMO Capital Markets as its independent valuator and financial advisor in connection with the Arrangement. As part of such engagement, at a meeting of the Special Committee held on September 1, 2025 to evaluate the Arrangement, BMO Capital Markets orally provided to the Special Committee, based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in, and confirmed by delivery of, the written BMO Formal Valuation and Opinion dated September 1, 2025, (i) a formal valuation determined as required by MI 61-101, indicating a fair market value for the Shares as at September 1, 2025 in the range of $3.60 to $4.70 per Share, and (ii) an opinion to the effect that, as of the date of such opinion, the $4.50 per Share consideration, as at September 1, 2025, to be received by Minority Shareholders (other than Dissenting Holders) pursuant to the Arrangement, payable in cash, TELUS Shares or a combination thereof at the election of the holders of Shares, subject to certain limitations and proration procedures (as to which election, limitations or proration procedures BMO Capital Markets expressed no opinion), was fair, from a financial point of view, to such Minority Shareholders.
The following summary of the BMO Formal Valuation and Opinion is qualified in its entirety by reference to the full text of the BMO Formal Valuation and Opinion attached to this Circular as Appendix E and filed as exhibit (c)(i) to the Schedule 13E-3. The BMO Formal Valuation and Opinion were provided for the use and benefit of the Special Committee (solely in its capacity as such) for purposes of its evaluation of the Consideration from a financial point of view. The BMO Formal Valuation and Opinion did not address the relative merits of the Arrangement as compared to any strategic alternatives or other transactions or business strategies that may be available to the Company, nor did BMO Capital Markets express any opinion on any other aspect of the Arrangement. The BMO Formal Valuation and Opinion are not a recommendation as to any election to be made by any Shareholder or as to how any Shareholder should vote or act on any other matter relating to the Arrangement. The full text of the BMO Formal Valuation and Opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with the BMO Formal Valuation and Opinion, should be read carefully and in its entirety.
Engagement of BMO Capital Markets by the Special Committee
BMO Capital Markets was formally engaged by the Special Committee to prepare the BMO Formal Valuation and Opinion pursuant to an engagement letter dated July 6, 2025 (the “BMO Engagement Agreement”). The terms of the BMO Engagement Agreement provide BMO Capital Markets: (i) a fixed fee of C$500,000 in cash payable on the date on which BMO Capital Markets presented its preliminary findings and financial analysis to the Special Committee; and (ii) a fixed fee of C$600,000 in cash payable on the date BMO Capital Markets delivered to the Special Committee the BMO Formal Valuation and Opinion. No part of BMO Capital Markets’ fee is contingent upon the conclusions reached in the BMO Formal Valuation and Opinion or the completion of the Arrangement or any other transaction.
In addition, BMO Capital Markets will be reimbursed for its reasonable out-of-pocket expenses, including reasonable legal fees in respect of advice rendered to BMO Capital Markets in carrying out its obligations under the BMO Engagement Agreement, and will be indemnified by the Company in certain circumstances.

Credentials of BMO Capital Markets
BMO Capital Markets is one of North America’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America, and globally, involving public companies in various industry sectors, including the technology and IT sectors generally, and has extensive experience in preparing valuations and opinions in situations similar to the Arrangement.
The BMO Formal Valuation and Opinion were as at September 1, 2025 and the issuance thereof was approved by an internal committee of BMO Capital Markets, consisting of directors and officers experienced in mergers and acquisitions, divestitures, valuations and opinions.
Independence of BMO Capital Markets
BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, and may in the future have, positions in the securities of (i) the Company and TELUS, (ii) certain interested parties in the Arrangement, or (iii) any of their respective associated or affiliated entities and, from time to time, may have executed, or may execute, transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to (a) the Company and TELUS, (b) certain interested parties in the Arrangement, (c) any of their respective associated or affiliated entities, or (d) the Arrangement. As used in this BMO Formal Valuation and Opinion, “affiliated entity,” “associated entity,” “issuer insider” and “interested parties” have the meanings ascribed to such terms in MI 61-101.
In addition, in the ordinary course of business, BMO Capital Markets or its controlling shareholder, Bank of Montreal (the “Bank”), or any of their affiliated entities may have extended or may extend loans, or may have provided or may provide other financial services, to the interested parties or their respective associated or affiliated entities, including entities affiliated or associated with TELUS.
None of BMO Capital Markets, the Bank or any of their affiliated entities:
(a)
is an associated or affiliated entity or issuer insider of an interested party;

(b)
acts as an adviser to an interested party in respect of the Arrangement;

(c)
is entitled to compensation that depends in whole or in part on an agreement, arrangement or understanding that gives such party a financial incentive in respect of the conclusions reached in the BMO Formal Valuation and Opinion or the outcome of the Arrangement;

(d)
is a manager or co-manager of a soliciting dealer group formed for the Arrangement (or a member of such a group performing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group);

(e)
is the external auditor of the Company or an interested party;

(f)
has a material financial interest in the completion of the Arrangement (and BMO Capital Markets confirms that the fees payable to BMO Capital Markets pursuant to the BMO Engagement Agreement are not material to BMO Capital Markets);

(g)
has a material financial interest in future business under an agreement, commitment or understanding involving the Company, any interested parties or any associated or affiliated entity of the Company or an interested party;

(h)
is a lender of a material amount of indebtedness in a situation in which any interested party is in financial difficulty, and the Arrangement would reasonably be expected to have the effect of materially enhancing the Bank’s position; or

(i)
derives an amount of business or revenue from an interested party that is material to BMO Capital

Markets or the Bank or that would reasonably be expected to affect the independence of BMO Capital Markets in preparing the BMO Formal Valuation and Opinion.
During the 24 months before BMO Capital Markets was first contacted for the purpose of its engagement, none of BMO Capital Markets nor any of its affiliated entities:
(a)
had a material involvement in an evaluation, appraisal or review of the financial condition of any interested party, or an associated or affiliated entity of an interested party;

(b)
had a material involvement in an evaluation, appraisal or review of the financial condition of the Company, or an associated or affiliated entity of the Company, in which the evaluation, appraisal or review was carried out at the direction or request of an interested party or paid for by an interested party;

(c)
acted as a lead or co-lead underwriter or as a manager or co-manager of a distribution of securities by TELUS, or acted as a lead or co-lead underwriter or as a manager or co-manager of a distribution of securities by the Company in which such retention was carried out at the direction or request of an interested party or paid for by an interested party other than (i) acting as co-manager in connection with various dual tranche hybrid subordinated notes offerings of TELUS and (ii) acting as a joint bookrunner, co-lead agent or co-agent in connection with certain notes offerings and senior unsecured notes offerings of TELUS;

(d)
had a material financial interest in a transaction involving an interested party or an associated or affiliated entity of an interested party; or

(e)
had a material financial interest in a transaction involving the Company or an associated or affiliated entity of the Company.

Additionally, BMO Capital Markets has acted as joint lead dealer manager or co-dealer manager in connection with certain debt tender offers of TELUS and currently is one lender of a syndicate of lenders under certain credit facilities of the Company and TELUS, for which services and the services described in the immediately preceding paragraph (c) above, BMO Capital Markets and/or its affiliates received during the 24-month period before BMO Capital Markets was first contacted for the purpose of its engagement aggregate fees of approximately C$4.5 million.
Scope of Review
In connection with rendering the BMO Formal Valuation and Opinion, BMO Capital Markets reviewed, considered and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation thereof), among other things, the following:
(a)
annual reports on Form 20-F, and audited consolidated financial statements, of the Company for the three years ended and as at December 31, 2024, December 31, 2023 and December 31, 2022;

(b)
management’s discussion and analysis of the financial condition and results of the operations of the Company for the three years ended and as at December 31, 2024, December 31, 2023 and December 31, 2022;

(c)
quarterly reports and unaudited condensed interim financial statements of the Company for each quarterly reporting period since December 31, 2024;

(d)
oral and written information relating to the Company provided by senior management of the Company (“Management”), including Management’s views on the prospects of the Company overall and by business line, customers, approach to projections, the budgeting process, and certain forecasts relating to the Company prepared by Management;

(e)
additional information as it relates to Management’s forecasts for the Company, including Management’s estimate of the projected income tax rate;

(f)
additional information as it relates to the Company’s balance sheet, the earnout liability from the WillowTree acquisition and the total number of Shares outstanding on a fully diluted basis, including the dilutive impact of restricted share units and performance share units expected to vest based on operational performance threshold and options;
(g)
discussions with Management with respect to the information referred to above and other matters considered relevant, including tax, working capital, leases, debt-like items, share-based compensation, churn, other expected future costs, potential cost savings that could accrue to a purchaser of the Company, and the outlook for the Company;

(h)
representations contained in a letter dated August 29, 2025 (the “Company Certificate”) addressed to BMO Capital Markets and signed by the Chief Executive Officer and the Chief Financial Officer of the Company as to, among other things, the completeness and accuracy of the Information (as defined below under “— Assumptions, Qualifications and Limitations”);

(i)
various research publications prepared by equity research analysts and independent market researchers regarding the consumer experience, technology and IT sectors, the Company, the initial proposal received from TELUS, and other selected public companies considered relevant;

(j)
other public information relating to the business, operations, financial performance and Share trading history of the Company and other selected public companies considered relevant;

(k)
public information with respect to selected precedent transactions considered relevant;

(l)
a draft, dated September 1, 2025, of the Arrangement Agreement;

(m)
drafts of voting and support agreements to be entered into by certain Shareholders in connection with the Arrangement;

(n)
discussions with the Special Committee and its legal counsel; and

(o)
such other corporate, industry and financial market information, investigations and analyses as BMO Capital Markets considered relevant in the circumstances.

Prior Valuations
The Company represented to BMO Capital Markets after due inquiry that there had not been any prior valuations (as defined in MI 61-101) of the Company or its material assets or securities in the 24 months prior to the date of the BMO Formal Valuation and Opinion.
Assumptions, Qualifications and Limitations
In accordance with the BMO Engagement Agreement, BMO Capital Markets relied upon, and assumed the completeness, accuracy and fair presentation of, all financial and other information, data, advice, opinions and representations obtained from public sources or provided by the Company (including those representations contained in the Company Certificate) or any of its subsidiaries or directors, officers, employees, consultants, advisors and representatives, including information, data, and other materials filed on SEDAR+ and EDGAR (collectively, the “Information”). The BMO Formal Valuation and Opinion were conditional upon the completeness, accuracy and fair presentation of such Information. Subject to the exercise of its professional judgment, BMO Capital Markets did not attempt to verify independently the completeness, accuracy or fair presentation of the Information. Except as described herein, the Special Committee imposed no other limitations on the investigations made or procedures followed by BMO Capital Markets in rendering the BMO Formal Valuation and Opinion.
BMO Capital Markets assumed that the forecasts, projections, estimates and budgets of the Company provided to or discussed with BMO Capital Markets, including Management’s forecasts for the Company that BMO Capital Markets was directed to use and rely upon in its analyses, were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to, and were a reasonable basis upon which to evaluate, the matters covered thereby.
The Chief Executive Officer and the Chief Financial Officer of the Company represented to BMO Capital Markets in the Company Certificate, among other things, that: (i) the Information provided orally by, or in the presence of, an officer, director or employee of the Company, or in writing, including through an online data room hosted by or on behalf of the Company, by the Company or any of its subsidiaries or any of its or their representatives to BMO Capital Markets for purposes of preparing the BMO Formal Valuation and Opinion (with the exception of certain forecasts, projections, estimates or budgets) was, at the date such Information was provided to BMO Capital Markets, and (other than historical information superseded by more current information provided) was of the date of the BMO Formal Valuation and Opinion, complete, true and correct in all material respects, and (unless specifically disclosed to BMO Capital Markets) did not and does not contain any misrepresentation; and (ii) since the dates on which such Information was provided to BMO Capital Markets, except as disclosed to BMO Capital Markets, there had been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of (a) the Company or any of its subsidiaries or (b) to the best of their knowledge, information and belief, TELUS or any of its subsidiaries, and no change had occurred in such Information or any part thereof that would have or would reasonably be expected to have a material effect on the BMO Formal Valuation and Opinion.
BMO Capital Markets assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Arrangement would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions, including any divestitures or other requirements or remedies, amendments or modifications, would be imposed that would be material to the BMO Formal Valuation and Opinion or BMO Capital Markets’ analyses. BMO Capital Markets also assumed that the Arrangement would be consummated in accordance with the terms and conditions of the Arrangement Agreement without waiver of, or amendment to, any term or condition that was in any way material to the BMO Formal Valuation and Opinion or BMO Capital Markets’ analyses, that the representations and warranties of each party contained in the Arrangement Agreement were and will be true and correct in all material respects, that each party would perform all of the covenants and agreements required to be performed by it under the Arrangement Agreement and that all conditions to the consummation of the Arrangement would be satisfied without waiver or modification. BMO Capital Markets also assumed that the final executed Arrangement Agreement would not differ materially from the draft reviewed by BMO Capital Markets.
BMO Capital Markets is not a legal, tax, accounting or regulatory advisor and was not engaged to review any legal, tax, accounting or regulatory aspects of the Arrangement and the BMO Formal Valuation and Opinion do not address any such matters. BMO Capital Markets is a financial advisor and valuator and relied upon, without independent verification, the assessments of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters.
BMO Capital Markets did not assume any obligation to conduct, and it did not conduct, any physical inspection of the properties or facilities of the Company or TELUS. Except for the BMO Formal Valuation and Opinion, BMO Capital Markets did not prepare and was not furnished with a formal valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) or securities of the Company, TELUS or any of their respective affiliates, and the BMO Formal Valuation and Opinion should not be construed as such. BMO Capital Markets did not evaluate the solvency or fair value of the Company, TELUS or any other entity under any state, federal or provincial laws relating to bankruptcy, insolvency or similar matters. BMO Capital Markets was not requested to, and did not, make an independent evaluation of, and expressed no view or opinion as to, any pending or potential litigation, claims, governmental, regulatory or other proceedings or investigations or possible unasserted claims or other contingent liabilities affecting the Company, TELUS or any other entity and BMO Capital Markets assumed that any such matters would not be material to or otherwise impact the BMO Formal Valuation and Opinion or BMO Capital Markets’ analyses.
BMO Capital Markets was not requested to, and did not, solicit third-party indications of interest in the acquisition of all or a portion of the Company or any alternative transaction, nor was BMO Capital Markets requested to, and BMO Capital Markets did not, participate in the negotiation or structuring of the Arrangement. The BMO Formal Valuation and Opinion did not address the relative merits of the Arrangement as compared to any strategic alternatives or other transaction or business strategies that may be available to the Company, nor did BMO Capital Markets express any opinion on the structure, terms or effect of any other aspect of the Arrangement, any voting and support agreement or other documents or transactions contemplated by the Arrangement Agreement. BMO Capital Markets expressed no view or opinion concerning the actual value of TELUS Shares when issued in connection with the Arrangement or the trading prices of the Shares, TELUS Shares or any other securities of the Company or TELUS at any time. In addition, BMO Capital Markets did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of the Company, or any class of such persons, in connection with the Arrangement relative to the Consideration or otherwise.
The BMO Formal Valuation and Opinion were limited to the Fair Market Value (as defined below) of the Shares as at the date thereof (to the extent expressly specified therein) and the fairness, from a financial point of view and as of the date thereof, of the Consideration (to the extent expressly specified therein), without regard to individual circumstances of specific holders of Shares (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of the Company held by such holders, and the BMO Formal Valuation and Opinion did not in any way address proportionate allocation or relative fairness. For purposes of the BMO Formal Valuation and Opinion, the Multiple Voting Shares and Subordinate Voting Shares of the Company were considered collectively as a single class of economically equivalent securities.
The BMO Formal Valuation and Opinion were rendered, and related analyses were performed, on the basis of securities markets, economic, financial, general business conditions and effective tax rates prevailing as at September 1, 2025 and the condition and prospects, financial and otherwise, of the Company, TELUS and their respective subsidiaries and other material interests as reflected in the Information reviewed by BMO Capital Markets and as represented to BMO Capital Markets in discussions with Management and the Company’s other representatives. The BMO Formal Valuation and Opinion were provided as at September 1, 2025 and, except as required by section 6.4(2)(c) of MI 61-101, BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the BMO Formal Valuation and Opinion of which it may become aware after September 1, 2025. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the BMO Formal Valuation and Opinion after such date, BMO Capital Markets reserves the right to change, modify or withdraw the BMO Formal Valuation and Opinion.
The BMO Formal Valuation and Opinion and related analyses were prepared and provided for the use and benefit of the Special Committee (solely in its capacity as such) in evaluating the Consideration from a financial point of view. BMO Capital Markets (a) makes no recommendation as to any election to be made by any Shareholder or as to how any Shareholder or any other person should vote or act with respect to the Arrangement or any other matter relating to the Arrangement, and (b) made no recommendation to the Special Committee or the Board as to whether to authorize the Company to enter into the Arrangement Agreement, to proceed with the Arrangement or in connection with any other action the Special Committee, the Board, any Shareholder or any other party should take in connection with the Arrangement or otherwise.
BMO Capital Markets based the BMO Formal Valuation and Opinion and related analyses on various factors and methodologies, and in its analyses and in preparing the BMO Formal Valuation and Opinion, BMO Capital Markets made numerous judgments with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Arrangement. BMO Capital Markets did not attribute specific quantitative weight to particular factors or methodologies, but rather made quantitative and qualitative determinations based on BMO Capital Markets’ experience and professional judgment and prevailing circumstances as to the significance and relevance of each factor and methodology. Accordingly, BMO Capital Markets believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by BMO Capital Markets, without considering all factors and analyses together, could create a misleading view of the process underlying the BMO Formal Valuation and Opinion. The preparation of a valuation and/or opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.
The estimates of the future performance of the Company and TELUS in or underlying BMO Capital Markets’ analyses, and the ranges of values resulting from any particular analysis, are inherently subject to uncertainty and are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those estimates or those indicated by BMO Capital Markets’ analyses. BMO Capital Markets’ analyses do not purport to be appraisals or to reflect the prices at which a company may necessarily be sold or acquired.
The type and amount of consideration payable in the Arrangement was determined through negotiations among the Special Committee, the Company and TELUS and the decision to enter into the Arrangement Agreement was solely that of the Special Committee and the Board. The BMO Formal Valuation and Opinion and related analyses were only one of many factors considered by the Special Committee in its evaluation of the Arrangement and should not be viewed as determinative of the views of the Special Committee or any other person with respect to the Arrangement or the Consideration.
The following represents a brief summary of the material financial analyses presented by BMO Capital Markets to the Special Committee in connection with the Formal Valuation and Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BMO Capital Markets, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BMO Capital Markets. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BMO Capital Markets.
Formal Valuation of the Shares
Definition of Fair Market Value
For purposes of the BMO Formal Valuation and in accordance with MI 61-101, “Fair Market Value” means the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other, where neither party is under any compulsion to act.
In accordance with MI 61-101, BMO Capital Markets made no adjustment to the Fair Market Value of the Shares to reflect the liquidity of the Shares, the effect of the Arrangement on the Shares, or the fact that the Shares held by Shareholders (other than those held by TELUS or its affiliates) do not form part of a controlling interest. A valuation prepared on the foregoing basis is referred to as an en bloc valuation.
Approach to Fair Market Value Determination
The BMO Formal Valuation was based upon techniques and assumptions that BMO Capital Markets considered appropriate in the circumstances for purposes of arriving at a range of the Fair Market Value of the Shares. The Fair Market Value of the Shares was analyzed on a going concern basis as the Company is expected to continue as a going concern. The Fair Market Value of the Shares was expressed on a per Share basis in U.S. dollars.
For purposes of the BMO Formal Valuation and comparability, Adjusted EBITDA was presented burdened by lease expenses and unburdened by share-based compensation and lease liability was not included in total indebtedness.
Each of the analyses that BMO Capital Markets employed derived an implied enterprise value for the Company, which represents the value of a company’s operations to all stakeholders, including Shareholders, holders of dilutive securities and providers of debt financing. In arriving at a total value of the Shares to its equity holders, certain net balance sheet adjustments were made to the implied enterprise value reference ranges for the Company for each of the analyses to derive implied equity value reference ranges for the Shares.
The Company’s tax loss carryforwards as at December 31, 2024 in Canada and the United States were taken into account for purposes of the analyses. Although Canadian tax loss carryforwards were expected by Management to remain unused, BMO Capital Markets viewed it appropriate to reflect a potential monetization of such tax loss carryforwards balance, utilizing a factor of 10% for the unused tax loss carryforwards balance.
Overview of Methodologies and Additional Information
BMO Capital Markets considered several methodologies to determine a Fair Market Value range for the Shares, including:

(a)
a selected publicly traded companies trading analysis, adjusted for a change of control premium;

(b)
a selected precedent transactions analysis; and

(c)
a discounted cash flow analysis.

For informational reference only, the 52-week trading range of the Shares and equity research analysts’ target prices for the Shares also were reviewed.
Basis of Presentation for Selected Public Companies Trading Analysis and Selected Precedent Transactions Analysis
In consultation with Management and with the concurrence of the Special Committee, certain adjustments were applied in order to present an EBITDA metric for the Company for purposes of comparability in connection with the selected publicly traded companies and selected precedent transactions analyses described below.
Selected Publicly Traded Companies Trading Analysis, Adjusted for Change of Control Premium Based on Selected Precedent Transactions Premia
BMO Capital Markets reviewed certain financial information of selected publicly traded Consumer Experience (“CX”), Business Process Outsourcing (“BPO”), Digital Transformation and IT Consulting companies with business characteristics that BMO Capital Markets, in its professional judgment, considered generally relevant for purpose of its financial analyses. Using publicly available financial information, BMO Capital Markets reviewed enterprise value to fiscal year 2025E and 2026E estimated Adjusted EBITDA multiples based on median multiples derived from publicly available research analysts’ estimates for the selected public companies, as summarized below:
Company Name	EV / 2025E Adj. EBITDA Multiple	EV / 2026E Adj. EBITDA Multiple
	(x)	(x)
Selected CX / BPO Companies
CSG Systems	8.7x	8.4x
IBEX	5.9x	n.a.
Concentrix	5.3x	5.1x
Teleperformance	4.5x	4.4x
TTEC	4.6x	4.5x
Median	5.3x	4.8x
Digital Transformation / IT Consulting Companies
Accenture	11.5x	10.8x
CGI	10.4x	9.7x
EPAM	10.2x	9.2x
Cognizant	8.5x	8.1x
Grid Dynamics	7.6x	6.2x
Globant	7.3x	7.1x
Endava	6.4x	5.8x
Median	8.5x	8.1x
Overall Median	7.4x	7.1x
Overall Mean	7.6x	7.2x

Source: Public filings, S&P Capital IQ, FactSet, Street research
Note: No selected company is identical or directly comparable to the Company.
Note: Market data as of 29-Aug-25
No company or business reviewed is identical or directly comparable to the Company. In order to calculate trading multiples, BMO Capital Markets relied upon its professional judgment in selecting an appropriate multiples range for the Company. Based on its review, BMO Capital Markets selected an enterprise value to CY2025E Adjusted EBITDA multiples range of 6.75x to 7.75x and an enterprise value to CY2026E Adjusted EBITDA multiples range of 6.50x to 7.50x for the Company, resulting in an approximate implied equity value reference range for the Shares of $1.90 to $2.95 per Share and $1.80 to $2.85 per Share, respectively.
BMO Capital Markets also reviewed implied premiums paid in selected precedent transactions, including certain acquisitions in the CX/BPO and Digital Transformation and IT Consulting sectors, that BMO Capital Markets, in the exercise of its professional judgment, considered relevant. BMO Capital Markets reviewed the implied transaction premiums in the selected precedent transactions to the share prices of the target companies involved in such transactions one-day, one-week and one-month prior to the unaffected dates of these transactions. Following its review of such transactions, BMO Capital Markets identified an applicable premium of 35% to 45% to the unaffected share price prior to public announcement of the relevant transaction. The selected premium of 35% to 45% was then applied to the Company’s estimated normalized trading range as at August 29, 2025.
The selected public companies trading analysis to derive the Company’s estimated normalized trading range (adjusted for a control premium), on the basis of EV / CY2025E Adjusted EBITDA, resulted in an approximate implied equity value reference range for the Shares of $2.60 to $4.30 per Share.
Selected Precedent Transactions Analysis
BMO Capital Markets reviewed the enterprise value to latest 12 months (LTM) Adjusted EBITDA multiples paid in selected precedent transactions involving CX/BPO companies and Digital Transformation and IT Consulting companies announced between October 2022 and July 2025. The selected precedent transactions were chosen based on BMO Capital Markets’ experience and professional judgment and taking into account, among other factors, that such transactions involved target companies or other factors that, for purposes of BMO Capital Markets’ analysis, may be considered similar to the Company and the Arrangement. BMO Capital Markets compared the Company to the target companies identified in the relevant transactions with respect to certain characteristics of the target, including, among other things, relative size, relative market position, and business prospects at the time of the transaction.
A summary of the selected precedent transactions reviewed is shown below:
Date	Target	Acquiror	EV / LTM Adjusted EBITDA
Customer Experience / BPO Transactions			(x)
7-Jul-25	WNS*	Capgemini	12.3x
9-May-25	TaskUS*	Blackstone	7.6x
18-Jun-24	TDCX	Transformative Investments	6.4x
10-Oct-23	StarTek	Capital Square Partners	5.7x
29-Mar-23	Webhelp	Concentrix	9.6x
26-Apr-23	Majorel	Teleperformance	7.9x
Median			7.8x
Digital Transformation / IT Consulting Transactions
7-Nov-24	First Derivative	EPAM	12.8x
5-Aug-24	Thoughtworks	Apax Partners	14.1x
5-May-24	Perficient	EQT Asia	17.0x
17-Apr-23	Scalian SAS	Wendel SE	13.0x
21-Mar-23	Ordina	Sopra Steria	12.5x
Median			13.0x
Other (Informational Reference)
27-Oct-22	WillowTree	TELUS Digital	36.0x
Overall Median			12.3x
Overall Mean			10.8x

Source: Public filings, MergerMarket, S&P Capital IQ, FactSet, and other public sources.
Note: No selected transaction is identical or directly comparable to the Arrangement.
Note: * Transaction pending, definitive agreement has been signed.
While none of the selected precedent transactions reviewed were considered directly comparable to the Arrangement, BMO Capital Markets relied upon its professional judgment in selecting an appropriate multiples range for the Company in the context of the Arrangement. Based on its review, BMO Capital Markets selected and applied an enterprise value to LTM Adjusted EBITDA multiples range of 9.0x to 10.5x for the Company, resulting in an approximate implied equity value reference range for the Shares of $4.30 to $5.85 per Share.
Discounted Cash Flow (“DCF”) Methodology
The DCF methodology values a company based on the present value of future cash flows.
A discounted cash flow analysis requires that certain assumptions be made regarding, among other things, future unlevered after-tax free cash flows, discount rates and terminal values. BMO Capital Markets’ discounted cash flow analysis involved discounting to present value as at June 30, 2025, both the estimated value of the unlevered after-tax free cash flows projected by the Management through the forecast period of June 30, 2025E through December 31, 2030E and the terminal value determined as of December 31, 2030E for unlevered after-tax free cash flows after December 31, 2030E.
The implied terminal value of the Company was derived by applying to the Company’s unlevered, after-tax free cash flow for the fiscal year ending December 31, 2030E a selected range of perpetuity growth rates of 5.25% to 5.75%. The present values (as at June 30, 2025) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.75% to 10.75%. This indicated an approximate implied equity value per Share reference range for the Shares of $3.35 to $4.45 per Share.
Certain Additional Informational Reference Points
BMO Capital Markets observed certain additional information, considered as part of the BMO Formal Valuation and Opinion for informational reference only, including the following:
52-Week Trading Range of the Shares
BMO Capital Markets reviewed the historical trading prices of the Subordinate Voting Shares for the 52-week period ended June 11, 2025 and observed that, over this period, the Subordinate Voting Shares traded on the NYSE within a range of $2.13 to $6.86 per Share. As at June 11, 2025 (the last trading day prior to public announcement of TELUS’ initial non-binding indication of interest to TELUS Digital to acquire all of the outstanding Shares TELUS did not already own for $3.40 per Share), the closing price of the Subordinate Voting Shares on the NYSE was $2.96 per Share.
Selected Equity Research Analysts’ Share Price Targets
BMO Capital Markets reviewed publicly available research analysts’ price targets for the Subordinate Voting Shares, reflecting such analysts’ estimates of the future public market trading price of such Shares when such Share price targets were established, and noted that the 14 research analysts’ price targets for the Subordinate Voting Shares that were publicly available as at August 29, 2025 ranged from $3.37 to $5.25 per Share, which was discounted by one-year at a 12% cost of equity to arrive at an approximate implied equity value reference range for the Shares of $3.00 to $4.70 per Share.

BMO Formal Valuation Summary and Conclusion
The following is a summary of the implied Fair Market Value of the Shares resulting from the three en bloc methodologies employed:
	Based on Selected Precedent Transactions Analysis — Premia Paid		Based on Selected Precedent Transactions Analysis — LTM Adjusted EBITDA		Based on Discounted Cash Flow Analysis
Figures in US$ per share	Low	High	Low	High	Low	High
Implied en bloc equity value per share	$2.60	$4.30	$4.30	$5.85	$3.35	$4.45
Based upon and subject to the foregoing, BMO Capital Markets was of the view that, as at September 1, 2025, the Fair Market Value of the Shares, determined on an en bloc basis as required under MI 61-101, was in the range of $3.60 to $4.70 per Share.
Approach to Fairness and Conclusion
In considering the fairness, from a financial point of view, of the Consideration to be received by Minority Shareholders (other than Dissenting Holders) pursuant to the Arrangement, BMO Capital Markets reviewed, considered and relied upon or carried out, among other things, the following:
•
a comparison of the Consideration offered in the Arrangement to the Fair Market Value range of the Shares determined in the BMO Formal Valuation; and

•
such other information, investigations and analysis as BMO Capital Markets, in the exercise of its professional judgment, considered necessary or appropriate in the circumstances.

Under the terms of the Arrangement, the holders of Shares are eligible to receive Consideration of $4.50 per Share as at September 1, 2025, which was within the range of the Fair Market Value of the Shares as at September 1, 2025, as reflected in the BMO Formal Valuation.
Preliminary BMO Capital Markets Discussion Materials
In addition to the BMO Formal Valuation and Opinion rendered to the Special Committee on September 1, 2025 and reviewed with the Special Committee on such date, as summarized above, BMO Capital Markets provided the Special Committee with preliminary illustrative discussion materials dated July 31, 2025 (the “Preliminary BMO Capital Markets Discussion Materials”). The Preliminary BMO Capital Markets Discussion Materials included, among other things, (i) an overview of TELUS’ initial non-binding indication of interest publicly announced on June 12, 2025 to acquire the outstanding Shares not owned by TELUS, the historical trading performance of the Shares from February 3, 2021 through July 29, 2025 and arbitrage spread since public announcement of TELUS’ initial non-binding indication of interest through July 29, 2025, and a Shareholder ownership overview and summary of certain Minority Shareholder considerations, (ii) an overview of the Share price performance over a three-year period and latest 12 months ended July 29, 2025 and certain items affecting the Company’s financial performance, (iii) an overview of Management’s preliminary projections and a comparison of certain financial and customer metrics of the Company relative to selected companies, and (iv) a summary of certain preliminary financial analyses substantially similar to those reflected in the BMO Formal Valuation and Opinion presentation dated September 1, 2025 to the Special Committee described above, including a preliminary selected public companies trading analysis, preliminary selected precedent premiums analysis, preliminary selected precedent transactions analysis and discounted cash flow analysis, and certain additional information, including an overview of the unaffected 52-week trading range of the Shares and Share price targets of selected equity research analysts prior to and since public announcement of TELUS’ initial non-binding indication of interest.
The Preliminary BMO Capital Markets Discussion Materials contained preliminary financial analyses substantially similar to the financial analyses contained in the BMO Formal Valuation and Opinion using substantially the same methodologies, as summarized above. However, the preliminary financial analyses in the Preliminary BMO Capital Markets Discussion Materials were based on financial, economic, monetary, market and other conditions and circumstances as they existed as of the relevant dates for such materials and other information available to BMO Capital Markets at such time. Accordingly, the results of the preliminary financial analyses contained in the Preliminary BMO Capital Markets Discussion Materials differed given changes in those conditions, circumstances and information and BMO Capital Markets’ continuing review and refinement of various aspects of its financial analyses. The Preliminary BMO Capital Markets Discussion Materials and the preliminary financial analyses therein were not, as of such date, a formal valuation or opinion and further analysis, refinement and receipt of additional information was required prior to delivery by BMO Capital Markets of the BMO Formal Valuation and Opinion.
The Preliminary BMO Capital Markets Discussion Materials were for discussion purposes only, did not constitute a valuation by, or an opinion of, BMO Capital Markets and were superseded by the financial analyses and other information included in the BMO Formal Valuation and Opinion.
The Preliminary BMO Capital Markets Discussion Materials and BMO Capital Markets’ September 1, 2025 presentation to the Special Committee are filed as exhibit (c)(xi) and exhibit (c)(xii), respectively, to the Schedule 13E-3.
BofA Fairness Opinion
The Special Committee retained BofA Securities to act as the Special Committee’s independent financial advisor in connection with the Arrangement. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected BofA Securities to act as the Special Committee’s financial advisor in connection with the Arrangement on the basis of BofA Securities’ experience in transactions similar to the Arrangement, its reputation in the investment community, its independence and its familiarity with the Company and its business.
On September 1, 2025, at a meeting of the Special Committee held to evaluate the Arrangement, BofA Securities delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated September 1, 2025, to the effect that, as of the date of the BofA Fairness Opinion and based on and subject to various assumptions, qualifications, limitations and other matters described therein, the Consideration to be received by the Minority Shareholders (other than Dissenting Holders) was fair, from a financial point of view, to such Shareholders.
The full text of the BofA Fairness Opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix F to this Circular and is incorporated by reference herein in its entirety. The following summary of the BofA Fairness Opinion is qualified in its entirety by reference to the full text of such opinion. BofA Securities delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the Consideration from a financial point of view. The BofA Fairness Opinion does not address any other aspect of the Arrangement and no opinion or view was expressed as to the relative merits of the Arrangement in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Arrangement. The BofA Fairness Opinion does not address any other aspect of the Arrangement and does not constitute a recommendation to any Shareholder as to how to vote or act in connection with the proposed Arrangement or any related matter.
In connection with rendering its opinion, BofA Securities:
(a)
reviewed certain publicly available business and financial information relating to the Company and TELUS;

(b)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with it by the management of the Company and approved for its use by the Special Committee, including the Company Forecast (as defined below), which included certain financial forecasts relating to the Company prepared by the management of the Company and approved for its use by the Special Committee;

(c)
discussed the past and current business, operations, financial condition and prospects of the Company with members of the senior management of the Company and the Special Committee, and discussed the past and current business, operations, financial condition and prospects of TELUS with members of senior management of the Company;

(d)
reviewed the trading histories for the Company’s Shares and the TELUS Shares and a comparison of the trading history of the Company’s Shares with the trading histories of other companies it deemed relevant;

(e)
compared certain financial and stock market information of the Company with similar information of other companies it deemed relevant;

(f)
compared certain financial terms of the Arrangement to financial terms, to the extent publicly available, of other transactions it deemed relevant;

(g)
reviewed a draft, dated September 1, 2025, of the Arrangement Agreement (the “Draft Agreement”); and

(h)
performed such other analyses and studies and considered such other information and factors as it deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company and the Special Committee that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, BofA Securities was advised by the management of the Company, and assumed, with the consent of the Special Committee, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or TELUS, nor did it make any physical inspection of the properties or assets of the Company or TELUS. BofA Securities did not evaluate the solvency or fair value of the Company or TELUS under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of the Company, that the Arrangement would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Arrangement, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company, the TELUS or the contemplated benefits of the Arrangement. BofA Securities also assumed, at the direction of the Company, that the final executed Arrangement Agreement would not differ in any material respect from the Draft Agreement reviewed by it.
BofA Securities expressed no view or opinion as to any terms or other aspects of the Arrangement (other than the Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Arrangement or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Arrangement or otherwise, the form of Consideration, the allocation of the Consideration as between holders of Shares who receive the Share Consideration, the Cash Consideration or the Combination Consideration, or the relative fairness of the Share Consideration, Cash Consideration, and Combination Consideration. The BofA Fairness Opinion was limited to the fairness, from a financial point of view, of the Consideration to be received in the Arrangement by Minority Shareholders (other than Dissenting Holders), without regard to individual circumstances of, or allocation or relative fairness among, holders of Subordinate Voting Shares or Multiple Voting Shares, or any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) that may be attributable to any such securities or that may distinguish any holders thereof. BofA Securities was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company or any alternative transaction. The BofA Fairness Opinion was limited to the fairness, from a financial point of view, of the Consideration to be received by Minority Shareholders (other than Dissenting Holders) and no opinion or view was expressed with respect to any consideration received in connection with the Arrangement by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Arrangement, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Arrangement in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Arrangement. BofA Securities did not express any view or opinion with respect to, and relied, with the consent of the Company, upon assessments of the Company, its representatives, and the Special Committee regarding, legal, regulatory, accounting, tax and similar matters relating to the Company or any other entity and the Arrangement (including the contemplated benefits thereof) as to which it understood that the Company obtained such advice as it deemed necessary from qualified professionals. BofA Securities did not express any opinion as to what the value of the TELUS Shares would actually be when issued or the prices at which the Shares or the TELUS Shares would trade at any time, including following announcement or consummation of the Arrangement. In addition, BofA Securities expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the Arrangement or any other matter. Except as described above, the Special Committee imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.
The BofA Fairness Opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of the BofA Fairness Opinion was approved by a fairness opinion review committee of BofA Securities.
The following represents a brief summary of the material financial analyses presented by BofA Securities to the Special Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.
Company Financial Analyses.
Selected Publicly Traded Companies Analysis — BofA Securities reviewed publicly available financial and stock market information for the Company and the following 17 publicly traded companies. The selected publicly traded companies were divided into three groups: core comparables (customer experience) (“Core Comparables (CX)”), additional comparables (diversified business process outsourcing) (“Additional Comparables (Diversified BPO)”), and additional comparables (digital engineering / IT services) (“Additional Comparables (Digital Engineering / IT Services)”):
Core Comparables (CX):
•
Teleperformance SE

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Concentrix Corporation

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TTEC Holdings, Inc.

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IBEX Ltd.

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TaskUs, Inc.

Additional Comparables (Diversified BPO):
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Genpact Ltd.

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ExlService Holdings, Inc.

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Conduent Incorporated

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WNS (Holdings) Ltd.

Additional Comparables (Digital Engineering / IT Services):
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Accenture plc

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Cognizant Technology Solutions Corporation

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CGI Inc.

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EPAM Systems Inc.

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Globant S.A.

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Endava plc

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Capgemini SE

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Grid Dynamics Holdings, Inc.

BofA Securities reviewed, among other information, enterprise values for each of the selected publicly traded companies and for the Company, calculated as equity value based on closing stock prices of the applicable company on August 29, 2025, plus debt (excluding lease obligations), preferred equity and non-controlling interest (as applicable), less cash and cash equivalents (as applicable), as a multiple of estimated calendar years 2025 and 2026 adjusted earnings before interest, taxes, depreciation and amortization, unburdened for stock-based compensation, acquisition costs, integration costs, and other one-time items and burdened for estimated cash lease expenses, (“Lease & SBC Adjusted EBITDA”), of the applicable company. Estimated financial data of the selected publicly traded companies were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of August 29, 2025. Financial data of the Company was derived from the Company Forecasts, equity information provided by the management of the Company, and from the Company’s public filings. The overall low to high calendar year 2025 enterprise value to Lease & SBC Adjusted EBITDA multiples observed for the selected publicly traded companies were 4.5x to 16.1x (with mean/median multiples, by subgroup, of: Core Comparables (CX) 5.3x / 5.3x, Additional Comparables (Diversified BPO) 10.2x / 9.8x, and Additional Comparables (Digital Engineering / IT Services) 8.4x / 8.1x). The overall low to high calendar year 2026 enterprise value to Lease & SBC Adjusted EBITDA multiples observed for the selected publicly traded companies were 4.0x to 14.3x (with mean/median multiples, by subgroup, of: Core Comparables (CX) 4.9x / 4.8x, Additional Comparables (Diversified BPO) 9.0 / 8.9x, and Additional Comparables (Digital Engineering / IT Services) 7.9x / 7.8x). BofA Securities also calculated and compared the average expected next-twelve-months Lease & SBC Adjusted EBITDA multiples (a) for TaskUs, Inc. (“TaskUs”), as of May 8, 2025, TaskUs’ unaffected date, Core Comparables (CX), Additional Comparables (Diversified BPO), and Additional Comparables (Digital Engineering / IT Services) peer publicly traded company groups, as of August 29, 2025, and for the Company, as of June 11, 2025, which represents the day prior to disclosure of TELUS’ announcement of its initial non-binding indication of interest to acquire the outstanding Shares of TELUS Digital not already owned by TELUS and its affiliates (the “Unaffected Date”), (b) since the Company’s initial public offering on February 5, 2021, and (c) for the one-year, two-year and three-year periods ending (i) August 29, 2025 for the peer publicly traded company groups, (ii) the Unaffected Date for the Company, and (iii) May 8, 2025 for TaskUs. Financial data of the Company and the selected publicly traded companies in this review were based on the Company Forecasts, public filings, and publicly available Wall Street research analysts’ estimates published by FactSet as of August 29, 2025. The current and historical average next-twelve-months Lease & SBC Adjusted EBITDA multiples observed for TaskUs, the selected publicly traded company groups, and for the Company were as follows:

Average EV to NTM Lease & SBC Adjusted EBITDA Multiples
	Current NTM	Average Multiples Over Time				Since 2/5/21
		Unaffected	1-Year	2-Years	3-Years
Company	—	6.9x	6.9x	6.6x	7.7x	10.4x
TaskUs	—	6.0x	6.3x	6.2x	6.7x	—
Core Comparables (CX)	5.1x	—	5.2x	5.3x	6.0x	7.9x
Additional Comparables (Diversified BPO)	9.2x	—	9.0x	8.3x	7.9x	8.1x
Additional Comparables (Digital Engineering / IT Services)	7.8x	—	11.2x	12.1x	12.2x	12.6x
Company difference to TaskUs	—	1.0x	0.6x	0.4x	1.0x
Company difference to Core Comparables (CX)	—	—	1.7x	1.3x	1.7x	2.5x
Company difference to Additional Comparables (Diversified BPO)	—	—	(2.1x)	(1.7x)	(0.2x)	2.3x
Company difference to Additional Comparables (Digital Engineering / IT Services)	—	—	(4.3x)	(5.5x)	(4.6x)	(2.1x)
Based on BofA Securities’ review of the enterprise values to Lease & SBC Adjusted EBITDA multiples observed for the selected publicly traded companies and on its professional judgment and experience, BofA Securities applied a Lease & SBC Adjusted EBITDA multiple reference range of 6.0x to 9.0x to the estimate of calendar year 2025 Lease & SBC Adjusted EBITDA for the Company as reflected in the Company Forecasts and a Lease & SBC Adjusted EBITDA multiple reference range of 5.5x to 8.0x to the estimate of fiscal year 2026 Lease & SBC Adjusted EBITDA for the Company as reflected in the Company Forecasts, to calculate a range of implied enterprise values for the Company. BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by subtracting from those ranges of implied enterprise value an estimate of the net debt (excluding lease obligations) of the Company as of June 30, 2025 (calculated as $1,025 million term loan balance, plus $255 million of revolving credit facility, plus $299 million adjusted TELUS payable, plus $134 million provision for WillowTree earn-out, less $28 million TELUS receivable, less $151 million cash outstanding) as provided by the management of the Company (the “Company Net Debt”), and dividing the results by the number of fully-diluted Shares outstanding as of September 1, 2025 (calculated on a treasury stock method basis, based on information provided by the management of the Company).
This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the Consideration, the closing price per Subordinate Voting Share on the NYSE as of the Unaffected Date (the “Unaffected Price”), and the closing price per Subordinate Voting Share on the NYSE as of August 29, 2025:
Implied 2025E Equity Value Reference Range per Share for the Company	Implied 2026E Equity Value Reference Range per Share for the Company	Consideration	Unaffected Price	August 29 Closing Price
$1.10 – $4.25	$0.75 – $3.40	$4.50	$2.96	$3.88
No selected publicly traded company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies to which the Company was compared.
Sum-of-the-Parts Analysis — BofA Securities performed a sum-of-the-parts analysis for the Company by separately deriving approximate implied enterprise value reference ranges for the Company’s (a) CX experience business (“CX Experience”), (b) TELUS Digital Operations business (“TDO”), (c) trust & safety business (“Trust & Safety”), (d) AI & data solutions business (“AI & Data Solutions”), and (e) digital solutions business (“Digital Solutions”). BofA Securities reviewed, among other things, the enterprise value for each of the above (a)-(e) businesses, calculated by applying a reference range to the estimate of calendar year 2025 revenue for each business, as set forth in the table below:

Company Business	‘25E Business Unit Revenue	Multiple Range
CX Experience	$1,313	0.5x – 0.8x
TDO	$130	0.5x – 0.8x
Trust & Safety	$362	0.8x – 1.0x
AI & Data Solutions	$457	1.0x – 1.5x
Digital Solutions	$527	1.5x – 2.0x
Sum-of-the-Parts	$2,788	0.81x – 1.17x
Such reference ranges were determined, for each of the above (a)-(e) business, based on BofA Securities’ professional judgment and experience, analysis of the enterprise value to estimated calendar years 2025 and 2026 revenue multiples for the applicable publicly traded companies and peer publicly traded company groups (as described above), and, in particular, with respect to (a) CX Experience, Core Comparables (CX), (b) TDO, Core Comparables (CX), (c) Trust & Safety, Core Comparables (CX) and TaskUs, (d) AI & Data Solutions, TaskUs, and (e) Digital Solutions, Additional Comparables (Digital Engineering / IT Services).
BofA Securities then calculated an implied equity value per share reference range for the Company (rounded to the nearest $0.05) by deducting from the combined range of such implied enterprise values the Company Net Debt, and dividing the results by the number of fully-diluted Shares outstanding as of September 1, 2025 (calculated on a treasury stock method basis, based on information provided by the management of the Company). The analysis indicated the following approximate implied equity value per share range, as compared to the Consideration, the Unaffected Price, and the closing price per Share on the NYSE as of August 29, 2025:
Implied Equity Value Reference Range Per Share for the Company	Consideration	Unaffected Price	August 29 Closing Price
$2.40 – $5.70	$4.50	$2.96	$3.88
Discounted Cash Flow Analysis — BofA Securities performed a discounted cash flow analysis of the Company to calculate a range of implied present values per Share utilizing estimates of the standalone unlevered, after-tax free cash flows the Company was expected to generate over the period from June 30, 2025 through the calendar year ending December 31, 2030, based on the Company Forecasts. BofA Securities calculated a terminal value for the Company by applying an assumed perpetuity growth rate range of 3.00% to 4.00%, determined based on BofA Securities’ professional judgment and experience, to the terminal year unlevered free cash flow. The unlevered free cash flows and the terminal values were discounted to June 30, 2025, utilizing mid-year discounting convention, and using discount rates ranging from 8.50% to 10.00%, which were based on an estimate of the Company’s weighted average cost of capital, derived using the capital asset pricing model. BofA Securities then calculated implied per share equity value reference ranges (rounded to the nearest $0.05) for the Company by (a) subtracting from this range of present values the Company Net Debt and (b) dividing the result by the number of fully-diluted Shares outstanding as of September 1, 2025 (calculated on a treasury stock method basis, based on information provided by the management of the Company). This analysis indicated the following approximate implied equity value reference range per Share (rounded to the nearest $0.05) for the Company, as compared to the Consideration, the Unaffected Price, and the closing price per Share as of August 29, 2025:
Implied Per Share Equity Value Reference Range for the Company	Consideration	Unaffected Price	August 29 Closing Price
$1.25 – $4.40	$4.50	$2.96	$3.88
Other Factors
In rendering its opinion, BofA Securities also reviewed and considered other factors, including, among other things, the following:
•
Illustrative Present Value of Future Share Price Analysis.   BofA Securities reviewed, on an illustrative basis, a range of implied present values of illustrative future trading prices per Share. This analysis applied an illustrative range of 6.0x to 9.0x multiples of enterprise value to the next-twelve-months Lease & SBC Adjusted EBITDA, determined based on BofA Securities’ professional judgment and experience, to estimates of next-twelve-months Lease & SBC Adjusted EBITDA at the end of each calendar year 2025 through 2029, based on the Company Forecasts. For each such calendar year, BofA Securities then subtracted from the range of implied enterprise values an estimate of the Company’s end-of-calendar-year net debt (exclusive of the WillowTree provision and the TELUS payable), based on the Company Forecasts, in order to derive a range of illustrative equity values for the Company as of the end of each such calendar year. For each such calendar year, BofA Securities then divided these implied equity values by the projected year-end number of fully diluted outstanding Shares for such calendar year, based on the Company Forecasts, to derive a range of implied future values per Share. For each such calendar year, BofA Securities then discounted this range of implied future equity values per Share to August 29, 2025 using an illustrative discount rate of 11.0%, reflecting an estimate of the Company’s cost of equity. For each such calendar year, BofA Securities then subtracted from this range of implied present equity values per Share an adjustment for the WillowTree provision and the TELUS payable in order to derive a range of implied present values of illustrative future trading prices per Share as of August 29, 2025. This analysis resulted in an overall range of implied present values (rounded to the nearest $0.05) of $1.30 to $5.00 per Share (reflecting the minimum and maximum estimates derived across calendar years 2025 through 2029 and all illustrative multiples), as compared to the Consideration of $4.50 per Share.
•
Wall Street Analysts’ Stock Price Targets.   BofA Securities reviewed certain publicly available equity research analyst price targets for the Shares as of the Unaffected Date, which indicated a present value (rounded to the nearest $0.05) of $2.70 to $5.40.

•
52 Week Stock Price Range.   BofA Securities reviewed the trading range of the Shares for the 52-week period ended on the Unaffected Date, which was $2.13 to $6.86.

Other BofA Securities Materials
In addition to the presentation made to the Special Committee on September 1, 2025, the date on which BofA Securities delivered its opinion, as described above, BofA Securities made other preliminary presentations to the Special Committee on July 6, 2025, July 13, 2025, July 20, 2025, July 27, 2025, August 3, 2025, August 17, 2025, and August 23, 2025 (which are referred to collectively as the “Preliminary Presentation Materials”). Copies of the Preliminary Presentation Materials provided to the Special Committee by BofA Securities have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Arrangement. None of the Preliminary Presentation Materials, alone or together, constitutes an opinion of BofA Securities with respect to the Consideration, or otherwise.
The materials dated July 6, 2025 and filed as exhibit (c)(iii) to the Schedule 13E-3 included (a) an overview of a typical special committee process and (b) a comparison of certain business, operating, and financial metrics of the Company and TaskUs.
The materials dated July 13, 2025 and filed as exhibit (c)(iv) to the Schedule 13E-3 included (a) workstream updates and (b) an overview of preliminary management projections, including (i) in relation to Wall Street research analysts’ estimates and (ii) benchmarked against certain public companies (including over time).
The materials dated July 20, 2025 and filed as exhibit (c)(v) to the Schedule 13E-3 included (a) an analysis of various potential transaction prices relative to certain financial metrics for the Company, (b) a review of preliminary management projections, including (i) in relation to Wall Street research analysts’ estimates and (ii) benchmarked against certain public companies (including over time), (c) a selected publicly traded companies analysis, which is substantially similar to the financial analysis described above under “Publicly Traded Companies Analysis”, and (d) a review of broker price targets and such brokers’ valuation methodologies.
The materials dated July 27, 2025 and filed as exhibit (c)(vi) to the Schedule 13E-3 included (a) an analysis of various potential transaction prices relative to certain financial metrics for the Company, (b) an overview of preliminary management projections, including in relation to Wall Street research analysts’ estimates, (c) a selected publicly traded companies analysis, which is substantially similar to the financial analysis described above under “Publicly Traded Companies Analysis”, (d) an illustrative sum-of-the-parts analysis, which is substantially similar to the financial analysis described above under “Sum-of-the-Parts Analysis”, (e) an illustrative present value of future share price analysis, which is substantially similar to the financial analysis described above under “Illustrative Present Value of Future Share Price Analysis”, (f) a preliminary discounted cash flow analysis, which is substantially similar to the financial analysis described above under “Discounted Cash Flow Analysis”, (g) a preliminary synergized financial analysis, including (i) a review of the synergistic case management projections, (ii) a comparison between the preliminary standalone management projections and the preliminary synergistic case management projections, and (iii) a preliminary discounted cash flow analysis using the synergistic case management projections, and (h) a pro forma analysis of financial impacts on TELUS after the closing of the transaction.
The materials dated August 3, 2025 and filed as exhibit (c)(vii) to the Schedule 13E-3 included a workstream update, including updates on (a) due diligence progress, (b) the Company’s Q2 2025 earnings, and (c) recent price performance of selected publicly traded companies.
The materials dated August 17, 2025 and filed as exhibit (c)(viii) to the Schedule 13E-3 included an update on TELUS’ information requests.
The materials dated August 23, 2025 and filed as exhibit (c)(ix) to the Schedule 13E-3 included an update on TELUS’ information requests.
The Preliminary Presentation Materials were for discussion purposes only and did not present any findings or make any recommendations or constitute an opinion of BofA Securities with respect to the fairness of the Consideration or otherwise. The financial analyses performed by BofA Securities in relation to its opinion dated September 1, 2025, and included as Appendix F to this Circular and filed as exhibit (c)(ii) to the Schedule 13E-3, as described above under “Summary of Material Company Financial Analyses”, superseded all analyses and information presented in the Preliminary Presentation Materials.
Miscellaneous
As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Securities to the Special Committee in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company and TELUS in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Consideration and were provided to the Special Committee in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual value of the Company.
The type and amount of consideration payable in the Arrangement was determined through negotiations between the Company and TELUS, rather than by any financial advisor, and was approved by the Special

Committee and the Board. The decision to enter into the Arrangement Agreement was solely that of the Special Committee and the Board. As described above, the BofA Fairness Opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the proposed Arrangement and should not be viewed as determinative of the views of the Special Committee with respect to the Arrangement or the Consideration.
The Company has agreed to pay BofA Securities for its services in connection with the Arrangement an aggregate fee currently estimated to be approximately $6.6 million, a portion of which was paid upon execution of the engagement letter between the Company and BofA Securities, a portion of which was payable in connection with its opinion (irrespective of the conclusions reached therein), and a portion of which is contingent upon the completion of the Arrangement. The Company also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.
BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and certain of its affiliates, TELUS and certain of its affiliates, and EQT, a significant shareholder of the Company.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including having acted as financial advisor in connection with this Arrangement. From August 1, 2023 through July 31, 2025, BofA Securities and its affiliates derived aggregate revenues from the Company and its affiliates of approximately $3.0 million for investment and corporate banking services in connection with this Arrangement.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to TELUS and its affiliates (excluding the Company and its subsidiaries) and have received or in the future may receive compensation for the rendering of these services, including providing deposit, commercial credit, markets, rates, and mortgage products. From August 1, 2023 through July 31, 2025, BofA Securities and its affiliates derived aggregate revenues from TELUS and its affiliates (excluding the Company and its subsidiaries) of approximately $1.0 million for investment and corporate banking services, including in connection with this Arrangement.
In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to EQT and its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (a) having acted as financial advisor in connection with certain mergers and acquisitions transactions, (b) having acted or acting as lender in connection with certain syndicated leveraged finance transactions and providing other debt capital markets services including in connection with certain bond issuances, (c) having acted or acting as lender in connection with certain real estate, construction and asset backed loans, short term credit facilities, letters of credit, advances and other commercial credit services, (d) providing business checking and deposit services, credit card and other treasury and liquidity services, and (e) providing interest rate options and other rates services, foreign exchange, derivative and other markets services. From August 1, 2023 through July 31, 2025, BofA Securities and its affiliates derived aggregate revenues from EQT and its affiliates approximately $150 million for investment and corporate banking services.
As of the date of its fairness opinion, BofA Securities and its affiliates were working with TELUS and EQT and their affiliates and portfolio companies on one or more investment and corporate banking matters unrelated to the Arrangement and BofA Securities believes, based on the information available to it as of the date of its fairness opinion, that the aggregate revenues BofA and its affiliates will derive for those concurrent investment and corporate banking services (a) with TELUS and its affiliates will be less than the transaction fee(s) to be paid by the Company to BofA Securities for its services in connection with this Arrangement, and (b) with EQT and its portfolio companies and affiliates will materially exceed the transaction fee(s) to be paid by the Company to BofA Securities for its services in connection with this Arrangement.
In addition, in the ordinary course of its respective businesses, BofA Securities and its affiliates (including members of BofA Securities’ deal team working on the Arrangement) has pitched, is currently pitching, and/or will continue to pitch, additional investment and corporate banking services unrelated to the Arrangement to TELUS and EQT and their affiliates and portfolio companies, but how much, if any, additional investment and corporate banking business and revenues will result from those efforts is subject to numerous factors beyond the control of BofA Securities and its affiliates.
As of August 29, 2025, the last trading day prior to BofA Securities delivering its fairness opinion, BofA Securities and its affiliates directly owned, in a non-fiduciary capacity, shares of common equity of each of the Company, TELUS and EQT, which as of the close of trading on such date, had a market value of approximately $2 million, $135 million and $21 million, respectively (which, in each case, constituted less than 1% of such issuer’s outstanding shares of common equity as of such date).
Financial Advisor Discussion Materials Provided to TELUS
TELUS retained Barclays to act as its financial advisor in connection with evaluating the Arrangement. In connection with the engagement, representatives of Barclays provided, at TELUS’ request and for informational purposes only, the Barclays Discussion Materials to be used in connection with the consideration of the Arrangement by the board of directors of TELUS.
The Barclays Discussion Materials are included as an exhibit to the Schedule 13E-3 relating to the Arrangement. The description of the Barclays Discussion Materials set forth below is qualified in its entirety by reference to the full text of such materials. You are urged to read the Barclays Discussion Materials carefully and in their entirety. The Barclays Discussion Materials were provided for the information and benefit of TELUS in connection with its evaluation of the Arrangement. Barclays was not requested to, and it did not, provide to TELUS or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Consideration, or otherwise), (ii) valuation of the Company for the purpose of assessing the fairness of the Consideration to any person, or (iii) recommendation as to how to vote or act on any matters relating to the Arrangement or otherwise. The Barclays Discussion Materials were provided for the use and benefit of TELUS in its consideration of the Arrangement and did not address the relative merits of the Arrangement as compared to any alternative transaction or opportunity that might be available to TELUS or the Company, nor did they address the underlying business decision by TELUS or the Company to engage in the Arrangement or to agree to the terms of the Arrangement Agreement or the documents referred to therein. The Barclays Discussion Materials were informational and were based on financial projections and other information and data available to Barclays as of the date such materials were prepared rather than as of the date of the execution of the Arrangement Agreement. Because Barclays was not requested to, and did not, deliver a fairness opinion in connection with the Arrangement, it did not follow and was not required to follow all of the procedures in preparing the Barclays Discussion Materials that it would ordinarily follow in connection with delivering an opinion. The Barclays Discussion Materials should not be construed as creating any fiduciary duty on Barclays’ part to TELUS or any other person and such materials are not intended to be, and do not constitute, a recommendation to TELUS or any other person in respect of the Arrangement, including as to how any Shareholder should act or vote in respect of the Arrangement.
In preparing the Barclays Discussion Materials, Barclays assumed and relied upon the accuracy and completeness of the financial and other information (including, but not limited to, with respect to the business, operations and prospects of the Company furnished to Barclays by TELUS, including financial projections of the Company (the “TELUS Company Projections”) prepared by the Special Committee and revised by TELUS for, among other things, certain revenue, margin, and tax assumptions) used by Barclays without any independent verification of such information (and Barclays did not assume responsibility or liability for any independent verification of such information), at the direction of TELUS. Barclays also relied upon the assurances of the management of TELUS that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the TELUS Company Projections furnished to Barclays by TELUS, which TELUS received from the Special Committee, Barclays assumed, at the direction of TELUS, that such projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the Special Committee as to the future financial performance of the Company, and that the Company will perform substantially in accordance with such projections. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. Barclays assumed no responsibility for updating or revising the Barclays Discussion Materials for events or circumstances that may have occurred after the date thereof.
In connection with preparing the Barclays Discussion Materials, Barclays reviewed (i) a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays deemed relevant, (ii) a comparison of the financial terms of the Arrangement with the financial terms of certain other transactions that Barclays deemed relevant, (iii) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and (iv) financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by TELUS, including the TELUS Company Projections. In addition, Barclays had discussions with the management of TELUS concerning TELUS’ and the Company’s respective business operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate. Barclays also discussed certain tax adjustments with the management of the Company.
For purposes of its analysis and preparing the Barclays Discussion Materials, Barclays assumed that the executed Arrangement Agreement would conform in all material respects to the last draft reviewed by Barclays prior to the delivery of the Barclays Discussion Materials. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Arrangement Agreement and all the agreements related thereto. Barclays further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Arrangement will be obtained without any material delay, limitation, restriction or condition.
Barclays did not conduct a physical inspection of the properties or facilities of the Company or TELUS, and Barclays did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or TELUS, nor was Barclays furnished with any such valuations or appraisals, nor did Barclays evaluate the solvency or fair value of the Company or TELUS under any state or federal laws relating to bankruptcy, insolvency or similar matters. The Barclays Discussion Materials were necessarily based upon information made available to Barclays as of the date of such materials and financial, economic, market and other conditions as they existed and as could be evaluated on the date of such materials. It is understood that subsequent developments may affect the Barclays Discussion Materials and that Barclays does not have any obligation to update, revise or reaffirm such materials.
Barclays was not asked to pass upon and expressed no opinion with respect to any matter. Barclays did not express any view on, and the Barclays Discussion Materials did not address, the fairness of the Arrangement to, or any consideration (including the Consideration) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. Barclays was not asked to pass upon, did not express any view on, and the Barclays Discussion Materials did not address, any term or aspect of any other agreement or instrument contemplated by the Arrangement Agreement or entered into or amended in connection with the Arrangement Agreement.
Barclays did not address the relative merits of the Arrangement as compared to other business or financial strategies that might have been available to TELUS or the Company, nor did it address the underlying business decision of TELUS or the Company to engage in the Arrangement. Barclays was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Shares or any business combination or other extraordinary transaction involving TELUS or the Company. Barclays did not make, and the Barclays Discussion Materials did not constitute, a recommendation to TELUS or to any other persons in respect of the Arrangement, including as to how any Shareholder should vote or act in respect of the Arrangement. Barclays did not express any opinion as to the price at which the Company Shares would trade at any time. Barclays was not requested to, and did not, provide any tax advice or express any opinion as to any tax or other consequences that might result from the Arrangement, nor did Barclays address any legal, tax, regulatory or accounting matters, as to which Barclays understood TELUS had obtained such advice as it deemed necessary from other qualified professionals.
Summary of Barclays Discussion Materials
The following description of the Barclays Discussion Materials is qualified in its entirety by reference to the relevant Barclays Discussion Materials included as an exhibit to the Schedule 13E-3. Such description is a summary of the materials prepared by Barclays; however, such summary is not an exhaustive description of the analyses or data provided by Barclays, nor does it represent the relative importance or weight given to those analyses by Barclays.
Barclays provided a written presentation to the management of TELUS dated August 23, 2025 that, among other things:
•
for each of (i) the closing price of the Company Shares on June 11, 2025, the latest unaffected trading day price prior to public announcement of the initial offer (the “Unaffected Date”), (ii) the offer price made by TELUS to the Special Committee on June 12, 2025, (iii) the closing price of the Company Shares on August 21, 2025, the trading day two days prior to the date of the provision of the Barclays Discussion Materials to TELUS, and (iv) TELUS’ revised offer price, calculated the implied (i) Company equity and enterprise values, (ii) premiums or discounts to various historic and analyst target trading prices, and (iii) EV / Lease and SBC Adjusted EBITDA multiples for (a) the last-twelve-months (“LTM”) and (b) calendar year 2025 (using the TELUS Company Projections);

•
compared the Company’s relative valuation to the following eight companies that Barclays deemed relevant: Teleperformance, Concentrix, TTEC, IBEX, Genpact, EPAM Systems, Globant, and Endava. Barclays compared current market values to historical calendar year 2024 metrics, and analyst consensus forecasts for calendar years 2025 and 2026 relative to the TELUS Company Projections, noting that:

•
the median enterprise value to EBITDA multiples for the selected peer group companies over the period were 6.7x, 6.2x, and 6.0x, respectively, as compared to 5.7x, 7.7x, and 7.5x for the Company;

•
the median revenue growth for the selected peer group companies over the period was 1%, 2%, and 3%, respectively, as compared to (2%), 5%, and 5% for the Company;

•
the median EBITDA margins for the selected peer group companies over the period were 17%, 16%, and 17%, respectively, as compared to 16%, 11%, and 11% for the Company; and

•
based on such analysis selected an enterprise value to EBITDA multiple range of 5.0x to 9.0x calendar year 2025 EBITDA, implying a price per Company Share range of $0.10 to $4.30.

•
reviewed transaction multiples paid in transactions in the Customer Experience (“CX”) space that Barclays deemed relevant: Blackstone and founders / TaskUs, Laurent Junique / TDCX, CSP Management / Startek, Teleperformance / Majorel, Sitel Group / Sykes Enterprises, SYNNEX / Convergys, noting that:

•
the median enterprise value to LTM and next financial year (“NFY”) EBITDA multiples were 7.7x and 8.1x, respectively;

•
the mean enterprise value to LTM and NFY EBITDA multiples were 7.7x and 7.9x, respectively; and

•
based on such analysis, selected an enterprise value to EBITDA multiple range of 6.0x to 10.0x calendar year 2025 EBITDA, implying a price per Company Share range of $1.15 to $5.34.

•
performed discounted cash flow (“DCF”) analyses to estimate the present value of unlevered free cash flows from calendar year 2025 (starting June 30, 2025) through calendar year 2030 (ending December 31, 2030) using the TELUS Company Projections, discount rates of 8% to 10%, and LTM terminal multiples of 6.0x to 8.0x. DCF analyses included two scenarios involving (i) assuming no public cost savings to TELUS and (ii) assuming public cost savings to TELUS, as provided by TELUS management. The resulting implied price per Company Share range (i) for the no public cost savings to TELUS scenario was $2.24 to $4.87 and (ii) for the public cost savings to TELUS scenario was $2.52 to $5.23;
•
referenced the Company’s unaffected research analyst price targets, which ranged from $3.00 to $6.00, noting that the range of analyst targets represented a 1% to 103% premium to the Company’s unaffected trading price; and

•
referenced the Company’s unaffected 52-week trading range, which was $2.20 to $6.76 noting that the range represented a (26%) to 128% premium to the Company’s unaffected trading price.

Barclays also provided a two-page excerpt, a subset of the Barclays Discussion Materials, to TELUS management to include “as-is” as a summary for their internal board materials.
Except as otherwise noted, the quantitative information included in the Barclays Discussion Materials, to the extent that it was based on market data, was based on market data that existed on August 21, 2025, and is not necessarily indicative of current market conditions.
General
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in financial advisory services in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. TELUS selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.
TELUS engaged Barclays to act as its financial advisor in connection with the proposed transaction pursuant to an engagement letter dated as of June 10, 2025, by and between Barclays and TELUS. Accordingly, as compensation for Barclays’ services in connection with the Arrangement, TELUS will pay Barclays a fee upon completion of the Arrangement. In addition, TELUS has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the Arrangement and to indemnify Barclays for certain liabilities that may arise out of its engagement.
Barclays has performed various investment banking and financial services for TELUS, the Company, and their respective affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services however, Barclays has not performed any such services in the past two years for which it earned a fee.
In addition, Barclays and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to EQT, a significant shareholder of the Company, and certain of its affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to EQT and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunner and/or lender for EQT and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by EQT and certain of its portfolio companies and affiliates.
Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of TELUS, the Company, EQT, and each of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Other Materials Provided by Barclays
In addition to the Barclays Discussion Materials, Barclays provided, at TELUS’ request, additional written materials to the management of TELUS on August 12, 2025 (the “Preliminary Barclays Presentation”). A copy of the Preliminary Barclays Presentation has been attached as an exhibit to the Schedule 13E-3. The description of the Preliminary Barclays Presentation set forth below is qualified in its entirety by reference to the full text of such materials. Such description is a summary of the preliminary materials prepared by Barclays; however, such summary is not an exhaustive description of the analyses and data provided by Barclays, nor does it represent the relative importance or weight given to those analyses by Barclays.
This Preliminary Barclays Presentation does not constitute an opinion of Barclays with respect to the Arrangement (whether as to the fairness of any consideration, including, without limitation, the Consideration, or otherwise).
Each of the analyses performed in the Preliminary Barclays Presentation was subject to further updating and subject to the Barclays Discussion Materials provided to the management of TELUS on August 23, 2025. The materials were informational and were based on financial projections and other information and data available to Barclays as of the date such materials were provided.
The Preliminary Barclays Presentation provided to the management of TELUS on August 12, 2025 was substantially identical to the Barclays Discussion Materials, other than containing (i) earlier pricing data and information, (ii) discussion of Barclays’ mandate, (iii) for illustrative purposes and based on a range of hypothetical purchase price outcomes, implied (a) Company equity values and enterprise values, (b) premiums or discounts to various historic and analyst target trading prices, and (c) implied enterprise value to Lease and SBC Adjusted EBITDA multiples for the LTM and for calendar year 2025 (using the TELUS Company Projections), (iv) a range of indicative prices per Company Share based on a publicly traded companies analysis, which is substantially similar to the financial analysis described above under “Summary of Barclays Discussion Materials”, (v) a range of indicative prices per Company Share based on a precedent transaction analysis, which is substantially similar to the financial analysis described above under “Summary of Barclays Discussion Materials”, (vi) DCF analyses which are substantially similar to the financial analysis described above under “Summary of Barclays Discussion Materials” but which included DCF analyses for both low growth and high growth cases, and (vii) a range of indicative prices per Company Share based on the standalone and synergistic cases provided by the Special Committee.
Company Forecast
Except for annual guidance, the Company does not as a matter of course make public projections as to future revenues, earnings or other results given, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that underlying assumptions and estimates may not be realized. However, at the direction of the Special Committee, Company management prepared a five-year financial forecast as of July 27, 2025 (the “Company Forecast”) summarized below and provided such Company Forecast to the Special Committee and the Board for their evaluation of the Arrangement. The Company Forecast was also provided to BMO Capital Markets, in connection with its preparation of the BMO Formal Valuation and Opinion, to BofA Securities, in connection with its preparation of the BofA Fairness Opinion, and to TELUS, which after being revised by TELUS for, among other things, certain revenue, margin, and tax assumptions (the Company Forecast, as revised, being the TELUS Company Projections defined in “Financial Advisor Discussion Materials Provided to TELUS”), were provided by TELUS to Barclays as described in “Financial Advisor Discussion Materials Provided to TELUS”. The Company Forecast and the TELUS Company Projections were not prepared with a view to public disclosure or with a view to complying with the published guidelines of the SEC or Canadian securities regulators regarding projections and forecasts or accounting rules, standards and procedures for preparation and presentation of projections and forecasts. This information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this Circular are cautioned not to place undue reliance on the Company Forecast or the TELUS Company Projections. Some or all of the assumptions that have been made in connection with the preparation of the Company Forecast and the TELUS Company Projections may have changed since the dates the Company Forecast and the TELUS Company Projections were prepared. Neither the Company’s nor TELUS’ independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company Forecast or the TELUS Company Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Company Forecast or the TELUS Company Projections. The Company Forecast and the TELUS Company Projections are included in this Circular not to influence a Shareholder’s decision as to whether to vote for or against the Arrangement Resolution, but because the Company Forecast was made available to the Board, the Special Committee, BMO Capital Markets, BofA Securities and TELUS, and the TELUS Company Projections were made available to Barclays.
The Company Forecast and the TELUS Company Projections are subjective in many respects and, in developing the Company Forecast, the Company’s management made numerous judgments, estimates and assumptions with respect to the Company for the relevant forecast period (the period from 2025 through 2030 (the “Forecast Period”)). Key assumptions underlying the Company Forecast include: year-over-year revenue growth in the range of 4.0% to 6.0%; margin contraction in 2026 primarily driven by the residual impact of recent customer churn within the Trust, Safety, and Security service line and then stabilizing; share-based compensation remaining in line with 2025 budgeted levels for the Forecast Period; an increase in lease expenses at an approximate 3.0% compound annual growth rate; improvement in capital intensity while supporting growth through reallocations to high-growth service lines; AIO decreases in 2026 normalizing for recent customer churn in Trust, Safety, and Security service line; and a constant effective tax rate of 36.7% throughout the Forecast Period, inclusive of withholding taxes. The assumptions and estimates underlying the Company Forecast and the TELUS Company Projections are inherently uncertain and, although considered reasonable by the Company’s management (in the case of the Company Forecast) and TELUS’ management (in the case of the TELUS Company Projections) as of the date of their preparation, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Company Forecast or the TELUS Company Projections, as applicable. See the risk factors described under “Item 3D — Risk Factors” in the Annual Report, as well as the management’s discussion and analysis of financial condition and results of operations of the Company for the three- and six-month periods ended June 30, 2025, each of which is incorporated by reference in this Circular. Accordingly, there can be no assurance that the prospective results are indicative of the actual future performance of the Company or that actual results will not differ materially from those presented in the Company Forecast or the TELUS Company Projections. Inclusion of the Company Forecast and the TELUS Company Projections in this Circular should not be regarded as a representation by any person that the results contained in the Company Forecast or the TELUS Company Projections will be achieved.
Neither the Company Forecast nor the TELUS Company Projections take into account any circumstances or events occurring after the dates they were prepared, and neither the Company Forecast nor the TELUS Company Projections is necessarily indicative of current values or future performance, which may be significantly more favourable or less favourable than as set forth below. Without limiting the generality of the foregoing, neither the Company Forecast nor the TELUS Company Projections take into account the entering into of the Arrangement Agreement or the potential completion of the Arrangement (except, in the case of the TELUS Company Projections, in respect of public company cost savings). Except as may be required in order to comply with applicable Law, neither the Company nor TELUS intends to, and disclaim any obligation to, update, or otherwise revise the Company Forecast or the TELUS Company Projections, or the specific portions presented herein, to reflect circumstances existing after the date when it was made or to reflect the occurrence of future events, even in the event that any or all of the assumptions prove not to be appropriate (even in the short term). The Company Forecast and the TELUS Company Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Company’s future financial performance may be affected by its ability to successfully implement a number of initiatives to improve its operations and financial performance and its ability to achieve strategic goals, objectives and targets over the Forecast Period. Neither the Company, TELUS nor any of their respective affiliates or Representatives considers the Company Forecast or the TELUS Company Projections to be necessarily predictive of actual future events, and neither the Company Forecast nor the TELUS Company Projections should be relied on as such an indication. No one has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Company Forecast or the TELUS Company Projections.
Since the Company Forecast and the TELUS Company Projections reflect subjective judgment in many respects, it is susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The Company Forecast and the TELUS Company Projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The estimates and assumptions underlying the Company Forecast and the TELUS Company Projections involve judgments with respect to, among other things, economic, competitive and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic and competitive uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates. The Company Forecast and the TELUS Company Projections included below should not be considered in isolation or in lieu of the Company’s operating and other financial information that is publicly available. The Company Forecast and the TELUS Company Projections should be read together with the Company’s published financial statements, the most recent of which are the unaudited condensed interim consolidated financial statements of the Company as at and for the three- and six- month periods ended June 30, 2025, and the management’s discussion and analysis of financial condition and results of operations for the three- and six- month periods ended June 30, 2025, each of which is incorporated by reference in this Circular.
TELUS Digital Management Company Financial Forecast(1)
(Values shown in millions of U.S. dollars)
	Outlook	Forecast
	2025E	2026E	2027E	2028E	2029E	2030E
Net Revenue	$2,788	$2,910	$3,071	$3,230	$3,396	$3,594
Less: Operating Expense	$(2,373)	$(2,486)	$(2,614)	$(2,743)	$(2,888)	$(3,055)
Less: Share-Based Compensation	$(30)	$(32)	$(28)	$(24)	$(23)	$(23)
Adjusted EBITDA(2)	$386	$392	$430	$462	$485	$515
Less: Lease Costs	$(104)	$(105)	$(107)	$(109)	$(113)	$(118)
Add: Share-Based Comp.	$30	$32	$28	$24	$23	$23
Lease & SBC Adjusted EBITDA(3)	$312	$318	$351	$377	$395	$420
Less: Capital Expenditures	$(125)	$(113)	$(119)	$(120)	$(122)	$(127)
Add: Change in Working Capital	$7	$16	$14	$9	$3	$(6)
Less: Forward SBC(4)	$(1)	$(10)	$(17)	$(21)	$(23)	$(23)
Less: AIO(5)	$(88)	$(36)	$(37)	$(36)	$(35)	$(36)
Less: Unlevered Cash Taxes(6)	$(45)	$(60)	$(65)	$(69)	$(71)	$(76)
Unlevered FCF(7)	$59	$115	$127	$139	$147	$152

(1)
The Company regularly reviews certain non-GAAP financial measures to evaluate its operating performance and analyze underlying business results and trends. Non-GAAP financial measures are used to manage the Company’s business by establishing budgets and operational goals against these measures. TELUS Digital also uses these non-GAAP financial measures to monitor compliance with debt covenants, which are based on the same or similar financial metrics, and manage its capital structure. The Company believes non-GAAP financial measures and non-GAAP ratios provide investors with a consistent basis on which to evaluate its operating performance with its comparative period results, and additionally provide supplemental information to the financial measures and ratios that are calculated and presented in accordance with GAAP. For purposes of the Company Forecast, equivalent historical non-GAAP measures are incorporated by reference in this Circular from the Company’s management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2024 and the three-and six-months ended June 30, 2025. A reconciliation for each non-GAAP financial measure to the nearest GAAP measure is included in the Company’s management’s discussion and analysis. These non-GAAP financial measures or non-GAAP ratios do not have any standardized meaning as prescribed by the IFRS Accounting Standards and therefore may not be comparable to GAAP measures or ratios and may not be comparable to similarly titled non-GAAP financial measures or non-GAAP ratios reported by other companies, including those within the Company’s industry and by TELUS. Consequently, our non-GAAP measures and ratios should not be evaluated in isolation, but rather, should be considered together with the most directly comparable GAAP measure or ratio and the Company’s consolidated financial statements for the periods presented. The non-GAAP financial measures and non-GAAP ratios presented should not be considered a substitute for, or superior to, financial measures or ratios determined or calculated in accordance with GAAP. Company Forecast non-GAAP measures have been prepared on the same basis as the equivalent historical non-GAAP financial measure.

(2)
Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is net (loss) income, net of AIO (defined below),

depreciation and amortization, interest expense, foreign exchange gain and income taxes, and is burdened for total share-based compensation. The Company regularly monitors Adjusted EBITDA to evaluate its operating performance compared to established budgets, operational goals and the performance of industry peers. Adjusted EBITDA is commonly used by industry peers and provides a measure for investors to compare and evaluate the Company’s relative operating performance. TELUS Digital uses it to assess its ability to service existing and new debt facilities, and to fund accretive growth opportunities and acquisition targets. In addition, certain financial debt covenants associated with its Existing Credit Documents are based on Adjusted EBITDA, which requires the Company to monitor this non-GAAP financial measure in connection with its financial covenants. Adjusted EBITDA should not be considered an alternative to net income in measuring financial performance, and it should not be used as a replacement measure of current and future operating cash flows. However, the Company believes a financial measure that presents net income adjusted for these items would enable an investor to better evaluate the underlying business trends, the Company’s operational performance and overall business strategy.
(3)
Lease & SBC Adjusted EBITDA represents Adjusted EBITDA further adjusted for lease expenses and share-based compensation. The Company believes this is a helpful measure for investors to evaluate the Company’s relative operating performance.

(4)
Forward share-based compensation, or Forward SBC, relates to the expense of the Company’s share-based payment transactions, excluding expenses related to previously issued and unvested dilutive equity securities (including WillowTree related securities), which are captured in diluted share count.

(5)
Acquisitions, Integration, and Other costs, or “AIO”, is comprised primarily of costs related to our business acquisitions, including transaction costs and integration activities, which could vary from year to year depending on the volume, nature and complexity of the transactions completed in each fiscal year.

(6)
Unlevered Cash Taxes refers to cash taxes calculated using earnings before interest and taxes value reduced by cost deductible AIO costs and increased by non-tax deductible, acquisition-related amortization.

(7)
Free Cash Flow, or FCF, is a non-GAAP financial measure that is calculated by deducting capital expenditures from cash provided by operating activities, and Unlevered FCF is FCF that is further adjusted with the addition of change in working capital and the deduction of Forward SBC, AIO, cash lease payments, and Unlevered Cash Taxes. The Company believes capital expenditures are a necessary ongoing cost to maintain its existing productive capital assets and support its organic business operations. The Company uses Free Cash Flow to evaluate the cash flows generated from its ongoing business operations that can be used to meet its financial obligations, service debt facilities and lease liabilities, reinvest in its business, and to fund, in part, any potential future acquisitions.

The TELUS Company Projections(1)
As described above, the Company provided the Company Forecast to TELUS, and TELUS’ management revised the Company Forecast to make certain adjustments for TELUS’s expectations regarding revenue growth, margins and tax adjustments, as well as TELUS’ estimate for public company cost savings and certain expected tax savings, among others, and provided the TELUS Company Projections to Barclays as described in “Financial Advisor Discussion Materials Provided to TELUS.”
(Values shown in millions of U.S. dollars)
		Forecast
	H2 2025E	2026E	2027E	2028E	2029E	2030E
Net Revenue	$1,419	$2,921	$3,107	$3,289	$3,480	$3,701
Lease & SBC Adjusted EBITDA	$166	$320	$357	$390	$414	$445
Unlevered FCF (Before Public Company Cost Savings and Tax Savings)	$66	$112	$129	$144	$155	$163
Unlevered FCF (Including Public Company Cost Savings and Tax Savings)	$68	$119	$144	$159	$171	$179

(1)
Footnotes (1), (2), (3) and (7) included above in the TELUS Digital Management Company Financial Forecast apply equally to the relevant line items herein.

Additional Information Regarding the Company Forecast and the TELUS Company Projections
The inclusion of the Company Forecast and the TELUS Company Projections in this Circular is not a guarantee of performance and should not be regarded as an indication that TELUS Digital, TELUS or any of their respective affiliates, officers, directors, advisors or other Representatives (including the Board, the Special Committee, BMO Capital Markets, BofA Securities and Barclays) considered or considers the Company Forecast or the TELUS Company Projections, as the case may be, to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and neither the Company Forecast nor the TELUS Company Projections should be relied upon as such. Neither TELUS Digital, TELUS nor any of their respective affiliates, officers, directors, advisors or other Representatives (including the Board, the Special Committee, BMO Capital Markets, BofA Securities and Barclays) has made or makes any representation to any of TELUS Digital’s Shareholders or any other person regarding the ultimate performance of the Company compared to the information contained in the Company Forecast or the TELUS Company Projections (or to the effect that the future financial and operating performance set forth therein will be achieved) or can give any assurance that actual results will not differ materially from the Company Forecast or the TELUS Company Projections, respectively, and, except as required by Law, neither the Company nor TELUS undertakes any obligation to update or otherwise revise or reconcile the Company Forecast or the TELUS Company Projections to reflect circumstances existing after the dates the Company Forecast or the TELUS Company Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Company Forecast or the TELUS Company Projections prove not to be appropriate. The Company does not intend to make publicly available any update or other revision to the Company Forecast, except as otherwise required by applicable Law. The inclusion of the Company Forecast and the TELUS Company Projections should not be deemed an admission or representation by the Company, TELUS, their respective affiliates or any other person that it is viewed as material information of the Company, particularly in light of the inherent risks and uncertainties associated with such financial forecasts.
The Company Forecast and the TELUS Company Projections include certain non-GAAP financial measures, such as Adjusted EBITDA, Lease & SBC Adjusted EBITDA and Unlevered Free Cash Flow. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company in the Company Forecast or the TELUS Company Projections may not be comparable to similarly titled amounts used by other companies. These non-GAAP financial measures should not be considered in isolation or in lieu of the Company’s operating and other financial information that is publicly available. These measures should be read together with the Company’s published financial statements, the most recent of which are the unaudited condensed interim consolidated financial statements of the Company as at and for the three- and six-month periods ended June 30, 2025, and the management’s discussion and analysis of financial condition and results of operations for the three- and six-month periods ended June 30, 2025, each of which is incorporated by reference in this Circular.
Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, the Company’s non-GAAP financial measures should be considered together with, and not as an alternative to, the Company’s financial results prepared in accordance with GAAP. Financial measures included in forecasts provided to a board of directors or any financial advisor in connection with a business combination transaction, such as the Company Forecast and the TELUS Company Projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, neither the Company Forecast nor the TELUS Company Projections is subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by the Board, the Special Committee, BMO Capital Markets, BofA Securities or Barclays. Accordingly, no reconciliation of the financial measures included in the Company Forecast or the TELUS Company Projections is provided in this Circular.
The Company Forecast and the TELUS Company Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As such, the Company Forecast and the TELUS Company Projections contain forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above, the “Forward-Looking Statements” and “Risk Factors” sections in this Circular, “Item 3D — Risk Factors” in the Annual Report, which is incorporated by reference in this Circular, and the “Non-GAAP Financial Measures and Non-GAAP Ratios” and “Caution Regarding Forward-Looking Statements” sections in the Company’s management’s discussion and analysis of financial condition and results of operations for the three- and six-months ended June 30, 2025, which is incorporated by reference in this Circular.

The Purchaser’s Purpose and Reasons for the Arrangement
The information under this heading has been provided by TELUS for inclusion in this Circular in order to satisfy the requirements of Rule 13e-3 and related rules under the Exchange Act.
Under the rules of the SEC governing “going private” transactions, TELUS is required to describe its purposes and reasons for the Arrangement. TELUS is making the statements in this section of the Circular solely for the purpose of complying with those requirements of Rule 13e-3 and related rules under the Exchange Act. The views expressed by TELUS in this section or elsewhere in this Circular are not, and should not be construed to be, a recommendation by TELUS to any of the Shareholders as to how they should vote on the Arrangement Resolution. TELUS does not believe that it has or has had any fiduciary duty to TELUS Digital or the Shareholders, including with respect to the Arrangement.
For TELUS, the primary purpose for the Arrangement is to permit TELUS to acquire all of the outstanding Shares not already owned by TELUS and its affiliates so that TELUS Digital can be operated as a wholly-owned company of TELUS. After the consummation of the Arrangement, TELUS, as the only shareholder of TELUS Digital, will bear the risks and rewards of sole ownership of TELUS Digital, including any increases or decreases in the value of TELUS Digital after the Arrangement as a result of, among other things, acquisitions of other businesses or improvements or deterioration in TELUS Digital’s operations or results of operations.
TELUS believes that the Arrangement will facilitate closer operational proximity between TELUS and TELUS Digital that is expected to enable TELUS to exert more direct control over the development by TELUS Digital of enhanced AI and SaaS transformation capabilities across all TELUS’ lines of business, including telecommunications, health, agriculture and consumer goods industries, driving positive outcomes for the customers TELUS serves on a global basis. TELUS also expects the Arrangement will accelerate TELUS Digital’s global growth in products and services to other customers around the world in key verticals, including financial technology, gaming and technology, communications and media, and health, which is expected to deliver significant value for TELUS’ shareholders. TELUS believes the Arrangement will also enhance TELUS Digital’s ability to continue to be a key enabler to TELUS’ growth strategy and operational efficiency, as well as AI and digitization strategy, while delivering innovative solutions and invest in new capabilities in a highly competitive and increasingly concentrated market environment. Consummation of the Arrangement will also offer continuity and stability for TELUS Digital’s customers, suppliers, partners and employees in the long term, while enhancing TELUS’ growth trajectory of products and services to other customers around the world, creating potentially significant value for Shareholders.
TELUS is also concerned about TELUS Digital’s elevated levels of indebtedness and increasingly believes that TELUS Digital may not have viable alternative financing options other than obtaining additional support from TELUS to continue to maintain compliance with TELUS Digital’s credit facility. In this context, the Arrangement would provide certainty for such financing needs. TELUS believes that closer operational proximity between TELUS and TELUS Digital will enable more efficient financing support between the two entities.
TELUS has also determined to undertake the Arrangement at this time because it wants to take advantage of the benefits of TELUS Digital being a private company. TELUS believes that TELUS Digital becoming a private company will give TELUS Digital’s management greater flexibility to respond to current, global market challenges with an increased tolerance for volatility. Additionally, as a private company, TELUS Digital can focus on improving long-term profitability without the pressures exerted by the public market’s valuation of TELUS Digital and the emphasis on short-term period-to-period performance. Additionally, privatizing TELUS Digital back into TELUS will allow TELUS Digital to operate with increased efficiency, effectiveness and speed, streamlining management and seizing opportunities presented by changing market dynamics, without subjecting TELUS Digital to the added operational and financial costs of being a public company subject to public reporting requirements under applicable securities laws.
The Arrangement provides immediate and attractive value and liquidity for any of the Shareholders who elect to receive the Cash Consideration and an opportunity for the Shareholders who elect to receive TELUS shares to continue participating in the growth of the business, including synergies expected to be created through the Arrangement. The Arrangement is also expected to provide more immediate and greater value to unaffiliated security holders on a risk-adjusted basis than is expected to be realizable by TELUS Digital as a stand-alone entity in the foreseeable future.
TELUS believes the Arrangement is preferable to other transaction structures because the Arrangement (i) is the most direct and effective way to enable TELUS to acquire ownership and control of all of the Shares not already owned by TELUS at the same time and (ii) represents an opportunity for unaffiliated security holders to immediately realize the value of their investment in TELUS Digital, with price certainty at a significant and attractive premium on the Subordinate Voting Shares of approximately:
•
52.0% over TELUS Digital’s unaffected closing price of $2.96 per Subordinate Voting Share on the NYSE on June 11, 2025, the last trading day prior to TELUS’ announcement on June 12, 2025 of its initial proposal;

•
62.6% over the 30-day volume-weighted unaffected average price of the Subordinate Voting Shares on the NYSE prior to June 12, 2025; and

•
16.0% over the closing price of the Subordinate Voting Shares on the NYSE on August 29, 2025, the trading day prior to announcement of the entry into the Arrangement Agreement.

In the course of considering the Arrangement, TELUS did not consider alternative “going private” transaction structures because TELUS believed no other alternatives would enable it to achieve the same objectives.
Although TELUS believes that there will be significant opportunities associated with its investment in TELUS Digital, it realizes that there also are substantial risks that such opportunities may not ever be fully realized, including risks that could be significant and could impact the overall performance of the investment (or continued investment) being made by TELUS in connection with the Arrangement.
Position of the Purchaser as to the Fairness of the Arrangement
The information under this heading has been provided by TELUS for inclusion in this Circular in order to satisfy the requirements of Rule 13e-3 and related rules under the Exchange Act.
Under the rules of the SEC governing “going private” transactions, TELUS is required to express its belief as to the fairness of the Arrangement to TELUS Digital’s “unaffiliated security holders” as defined in Rule 13e-3 under the Exchange Act. TELUS is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. These statements are not intended to be, and should not be construed as, a recommendation to any Shareholder as to how such shareholder should vote on the Arrangement Resolution.
TELUS has interests in the Arrangement that may be different from, and/or in addition to, those of the other Shareholders. TELUS did not undertake a formal evaluation of the fairness of the Arrangement to the unaffiliated security holders, nor did TELUS request that Barclays, as its lead financial advisor, or Jefferies, also as its financial advisor, perform any valuation analysis for the purposes of assessing the fairness of the Arrangement to the unaffiliated security holders.
Neither TELUS nor the interested directors nominated by TELUS on the TELUS Digital Board participated in the Special Committee’s deliberations regarding the fairness of the Arrangement nor did TELUS have access to the work of either BMO Capital Markets, the Special Committee’s independent valuator and financial advisor, or BofA Securities, the Special Committee’s financial advisor. The four interested directors on the Board, who are TELUS nominees, recused themselves from all deliberations and abstained from voting on any resolutions of the Board relating to the Arrangement.
TELUS believes, however, that the Arrangement, including the Consideration, is substantively and procedurally fair to the unaffiliated security holders. TELUS bases its belief as to the reasonableness and fairness of the Arrangement on its knowledge and analysis of available information regarding TELUS Digital, discussions with TELUS Digital’s senior management regarding TELUS Digital and its business and the factors considered by, and findings of, the Special Committee discussed under “Special Factors — Position of the Special Committee as to Fairness”, and the following factors, which are not listed in any relative order of importance:

•
the Consideration payable to unaffiliated security holders under the Arrangement Agreement represents a significant and attractive premium on the Shares as described in “Special Factors — The Purchaser’s Purposes and Reasons for the Arrangement”;

•
for those of the Shareholders who elect the Cash Consideration, the Arrangement will provide immediate cash consideration, allowing those shareholders to realize a compelling, definite value for their Shares;

•
the limited conditions to completion of the Arrangement contemplated by the Arrangement Agreement (which do not include a financing condition) provide greater certainty and prompt execution and completion of the Arrangement, which is expected to enable TELUS Digital’s unaffiliated security holders to receive the proceeds for their Shares promptly;

•
the rigorous and lengthy review and analysis of the Special Committee of independent directors consisting solely of directors that are not interested directors to evaluate TELUS’ initial non-binding indication of interest, dated June 11, 2025, to acquire all of the outstanding Shares it did not already own for $3.40 per share, and to negotiate improved terms;

•
the Special Committee process, which appeared thorough and deliberative, to determine whether the Arrangement was in the best interests of TELUS Digital’s unaffiliated security holders and to evaluate and oversee the negotiation of the Arrangement terms;

•
neither TELUS nor any of its affiliates participated in or had any influence on the deliberation process of, the negotiating positions of, or the conclusions reached by, the Special Committee;

•
the Special Committee evaluated the Arrangement in consultation with TELUS Digital’s senior management and the Company’s and the Special Committee’s respective legal and financial advisors, as applicable, and, after considering various factors, the Special Committee: (i) unanimously determined that the Arrangement is fair to unaffiliated security holders, (ii) unanimously determined that the Arrangement is in the best interests of TELUS Digital and (iii) unanimously recommended that the Board approve the Arrangement Agreement and recommend that unaffiliated security holders vote in favor of the Arrangement Resolution;

•
the fact that the Special Committee received the BMO Formal Valuation and Opinion and the BofA Fairness Opinion, each dated September 1, 2025 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, to the effect that, as of September 1, 2025, the Consideration to be received by unaffiliated security holders (other than Dissenting Holders) pursuant to the Arrangement was fair, from a financial point of view, to such holders and, in the case of the BMO Formal Valuation and Opinion, the fact that the Special Committee noted that the Consideration offered under the Arrangement was at the top end of the fair market valuation range of the Shares set forth in the BMO Formal Valuation and Opinion;

•
after receiving the Special Committee’s unanimous recommendation, the directors on the Board who are not interested directors evaluated the Arrangement in consultation with TELUS Digital’s senior management and its legal advisors, and, after considering various factors, (i) unanimously determined that the Arrangement is fair to unaffiliated security holders, (ii) unanimously determined that the Arrangement is in the best interests of TELUS Digital and (iii) unanimously recommended that unaffiliated security holders vote in favour of the Arrangement Resolution;

•
the Arrangement is conditioned upon (i) the approval of at least two-thirds (66 2∕3%) of the votes cast by holders of the Shares (including TELUS and its affiliates), voting as a single class, at the Meeting; and (ii) the approval of a simple majority of the votes cast by SVS Holders (excluding TELUS and its directors, senior officers and affiliates) in accordance with MI 61-101 at the Meeting;

•
the Arrangement Agreement also allows the Board to engage in discussions or negotiations regarding an unsolicited, bona fide written Acquisition Proposal at any time prior to the receipt of the Required Shareholder Approval if the Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

•
it is unlikely that any alternative transaction could be completed because of the controlling position of TELUS and its affiliates as TELUS has indicated that it would not support any alternative form of transaction, nor a sale of the Shares held by TELUS;

•
the Arrangement must be approved by a Final Order of the Court, based on its consideration of, among other things, the fairness and reasonableness of the Arrangement; and

•
registered Shareholders who vote against the Arrangement Resolution and who comply with certain procedural requirements will be entitled to exercise Dissent Rights under the Interim Order and the BCBCA.

In the course of reaching its determination as to the substantive and procedural fairness of the Arrangement to TELUS Digital’s unaffiliated security holders, TELUS also considered a variety of risks and other countervailing factors related to the Arrangement Agreement and the Arrangement, including the following:
•
unaffiliated security holders who elect to receive entirely cash consideration will have no ongoing equity participation in TELUS Digital following the Arrangement and thus will cease to participate in TELUS Digital’s growth, if any, as Shareholders;

•
the Arrangement may not be completed in a timely manner or at all;

•
the risk that, if the Arrangement is not consummated, pursuing the Arrangement could divert the attention of TELUS Digital’s management from pursuing TELUS Digital’s growth and performance goals and could affect adversely TELUS Digital’s important relationships with its customers, employers, suppliers, agents and others with which it has business dealings;

•
under the Arrangement Agreement, TELUS Digital has agreed not to, directly or indirectly, solicit, assist, initiate, encourage or otherwise facilitate any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

•
TELUS Digital has incurred and will continue to incur significant transaction costs and expenses in connection with the Arrangement Agreement, regardless of whether the Arrangement is consummated, and if the Arrangement Agreement is terminated under certain circumstances (as described in “The Arrangement Agreement — Expenses”), TELUS Digital will be required to reimburse TELUS’ actual and documented expenses incurred in connection with the transactions contemplated by the Arrangement Agreement up to a maximum of $10 million; and

•
the Arrangement will result in a taxable transaction for the Shareholders.

In evaluating the substantive fairness of the Arrangement to TELUS Digital’s unaffiliated security holders, TELUS did not consider the prices paid in any past transactions in which any Shares were purchased, since any such purchases were made at then-current market or trading prices of such shares and do not necessarily reflect the present market value of such shares.
TELUS did not consider the net book value of TELUS Digital’s business as reflected in TELUS Digital’s financial statements to be material or relevant to its determination whether the Consideration is reasonable and fair to unaffiliated security holders. Specifically, TELUS believes that such net book value is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking.
Likewise, TELUS did not consider liquidation value in determining the reasonableness and fairness of the Arrangement to unaffiliated security holders because TELUS expects to continue to operate TELUS Digital’s business as a viable, going concern and, as a result, did not consider liquidation value to be relevant.
TELUS did not receive any reports, opinions, or appraisals from any third party materially related to the fairness of the Arrangement or the Consideration payable to the unaffiliated security holders of TELUS Digital, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Arrangement to the unaffiliated security holders of TELUS Digital.
TELUS did not establish, and did not consider, a going concern value for TELUS Digital as a public company to determine the fairness of the Consideration to TELUS Digital’s unaffiliated security holders because, following the Arrangement, TELUS Digital will have a different ownership structure. To the extent the pre-acquisition going concern value was reflected in the price per Subordinate Voting Share on August 29, 2025, the trading day prior to announcement of the entry into the Arrangement Agreement, the Consideration represents a premium to the going concern value of TELUS Digital.
The foregoing discussion of the information and factors considered and given weight by TELUS in connection with the fairness of the Arrangement is not intended to be exhaustive but includes the factors considered by TELUS. TELUS did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its conclusions as to the fairness of the Arrangement. Rather, the determination was made after consideration of all of the foregoing factors, among others, taken together as a whole.
Interests of Certain Persons in the Arrangement
In considering the Arrangement and the recommendation of the Board with respect to the Arrangement, Shareholders should be aware that certain directors and senior officers of the Company and certain Shareholders beneficially owning or controlling or directing voting Shares of the Company or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting Shares of the Company have certain interests that are, or may be, different from, or in addition to, the interests of other Shareholders generally, which may present them with actual or potential conflicts of interest in connection with the Arrangement. The Board is aware of these interests and considered them along with the other matters described above in “Special Factors — Reasons for the Arrangement”. These interests include those described below.
TELUS, together with its affiliates, currently own 6,874,822 Subordinate Voting Shares and 152,004,019 Multiple Voting Shares, which, following EQT’s conversion of its Multiple Voting Shares into Subordinate Voting Shares, represents approximately 5.4% of the outstanding Subordinate Voting Shares and all of the outstanding Multiple Voting Shares, respectively. On a combined basis, the Subordinate Voting Shares and Multiple Voting Shares held by TELUS and its affiliates represent approximately 92.7% of the total voting power attached to all outstanding TELUS Digital Shares, following EQT’s conversion of its Multiple Voting Shares into Subordinate Voting Shares. TELUS and certain of its subsidiaries holding Shares will, if the Arrangement is completed, acquire all of the outstanding Shares of the Company.
Effect and Details of the Arrangement
General
Pursuant to the Arrangement, all of the issued and outstanding Shares (other than Shares held by a Dissenting Holder who has validly exercised their Dissent Right and Shares held by TELUS, or any of its affiliates) will be transferred to TELUS in exchange for: (a) the Cash Consideration, (b) the Share Consideration, or (c) the Combination Consideration, subject to proration such that no more than 25% of the aggregate Consideration to be paid to the Shareholders will consist of TELUS Shares.
Pursuant to the Arrangement, each Option outstanding immediately prior to the Effective Time that has not been duly exercised (whether vested or unvested), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, be exchanged for a Replacement Option entitling the holder to purchase from TELUS that number of TELUS Shares equal to the Exchange Ratio multiplied by the number of Subordinate Voting Shares subject to such Option immediately prior to the Effective Time.
Each Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, be transferred to the Company in exchange for an amount in cash from the Company equal to the Cash Consideration, less any applicable withholdings.
Each of the Non-Specified RSU, 2023 PSU, 2024 – 2025 PSU and PFG PSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and entitle the holder to receive, for no additional consideration, such number of TELUS Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such Incentive Security immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of TELUS Shares.
The terms and conditions of the Surviving Non-Specified RSU, Surviving 2023 PSU, Surviving 2024 – 2025 PSU and Surviving PFG PSU are further described under the heading “Special Factors — Effect and Details of the Arrangement — Plan of Arrangement”.
If the Arrangement Resolution is passed by the Required Shareholder Approval and the Final Order is obtained, every other requirement of the BCBCA relating to the Arrangement is complied with and all other conditions disclosed below under “The Arrangement Agreement — Conditions to Closing” are satisfied or waived, the Arrangement will become effective on the Effective Date.
On completion of the Arrangement, TELUS Digital will be a wholly-owned subsidiary of TELUS and TELUS will own 100% of the interest in the Company’s net book value and net earnings. The table below sets forth the interests in the Company’s net book value and net earnings prior to the Arrangement and immediately after the Arrangement based on the net book value at June 30, 2025 and December 31, 2024 and net earnings attributable to TELUS for the six months ended June 30, 2025 and net earnings attributable to TELUS for the fiscal year ended December 31, 2024.
	Prior to the Arrangement (in $ millions, except percentages)					After the Arrangement (in $ millions, except percentages)
	% Interest at June 30, 2025(1)	Net book value at June 30, 2025	Net book value at Dec. 31, 2024	Net earnings (loss) for the six months ended June 30, 2025	Net earnings (loss) for the fiscal year ended Dec. 31, 2024	% Interest upon Merger(1)	Net book value at June 30, 2025	Net book value at Dec. 31, 2024	Net earnings (loss) for the six months ended June 30, 2025	Net earnings (loss) for the fiscal year ended Dec. 31, 2024
TELUS	57%	966	1,109	(169)	(35)	100%	1,694	1,945	(297)	(61)

(1)
Percentage interest as reflecting issued and outstanding shares of TELUS Digital is based on 164,381,876 outstanding Multiple Voting Shares and 114,116,201 outstanding Subordinate Voting Shares as of June 30, 2025.

Effects of the Arrangement on Shareholders’ Rights
Shareholders and unaffiliated security holders receiving TELUS Shares under the Arrangement will become shareholders of TELUS, a corporation incorporated under the Business Corporations Act (British Columbia). Although a portion of the Consideration is payable in TELUS Shares, the Arrangement would eliminate the opportunity for Minority Shareholders who receive cash as all or part of their Consideration from participating (or fully-participating where receiving only partial Share Consideration as a result of their election and/or proration) in the potential benefits of a continued investment in TELUS Digital. Moreover, TELUS and the Company have agreed to cause the Company to apply to the Exchanges for the withdrawal of the listing of the Shares on each Exchange. As a result, public trading of the Shares will cease.
Plan of Arrangement
The following summarizes the steps which will occur under the Plan of Arrangement on the Effective Date, if all conditions to the completion of the Arrangement have been satisfied or waived. The following description of steps is qualified in its entirety by reference to the full text of the Plan of Arrangement, attached as Appendix B to this Circular:
At the Effective Time, each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals starting at the Effective Time:
(a)
each of the Shares held by Dissenting Holders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to TELUS, and:

(i)
such Dissenting Holders shall cease to be the holders of such Shares and to have any rights as Shareholders other than the right to be paid fair value by TELUS for such Shares as set out in the Plan of Arrangement;

(ii)
such Dissenting Holders’ names shall be removed from the registers of holders of Shares maintained by or on behalf of the Company; and

(iii)
TELUS shall be deemed to be the transferee of such Shares, and shall be entered in the register of Shares maintained by or on behalf of the Company and shall be deemed to be the legal and beneficial owner thereof;

(b)
each Share outstanding immediately prior to the Effective Time, other than Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Rights or by TELUS, shall, without any further action by or on behalf of a Shareholder, be deemed to be assigned and transferred by the holder thereof to TELUS in exchange for the applicable Consideration, in each case in accordance with the election or deemed election of Shareholders pursuant to the Plan of Arrangement, and:

(i)
the holders of such Shares shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid the applicable Consideration in accordance with this Plan of Arrangement;

(ii)
such holders’ names shall be removed from the register of the Shares maintained by or on behalf of the Company; and

(iii)
TELUS shall be deemed to be the transferee of such Shares and shall be entered in the register of the Shares maintained by or on behalf of the Company;

(c)
each Option outstanding immediately prior to the closing of the Arrangement will be exchanged for a Replacement Option entitling the holder to purchase from TELUS that number of TELUS Shares equal to: (a) the Exchange Ratio multiplied by (b) the number of Subordinate Voting Shares subject to such Option immediately prior to the Effective Time, subject to any rounding and fractional adjustments as set forth in the Plan of Arrangement. The Replacement Option will provide for an exercise price for each whole TELUS Share equal to: (i) the exercise price per Subordinate Voting Share otherwise purchasable pursuant to such Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, subject to any rounding adjustments. Following the consummation of the Arrangement, the Replacement Options will continue to be governed by the 2021 Omnibus Long-Term Incentive Plan.

(d)
RSUs.

(i)
each Specified RSU outstanding immediately prior to the Effective Time shall be deemed to be assigned and transferred by the holder thereof to the Company in exchange for an amount in cash from the Company equal to the Cash Consideration and each such Specified RSU shall immediately be cancelled.

(ii)
each Surviving RSU shall remain outstanding and shall thereafter entitle the holder to receive such number of TELUS Shares as is equal to: (A) that number of Subordinate Voting Shares that were issuable upon the vesting of such Non-Specified RSU, multiplied by (B) the Exchange Ratio; such Surviving RSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the Non-Specified RSU; for purposes of applicable U.S. Securities Laws, such Non-Specified RSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving RSUs;

(e)
PSUs.

(i)
each Surviving 2023 PSU shall remain outstanding and shall thereafter entitle the holder to receive such number of TELUS Shares as is equal to: (A) that number of Subordinate Voting Shares that were issuable upon the vesting of such 2023 PSU, multiplied by (B) the Exchange Ratio; such Surviving 2023 PSU shall be governed by the 2021 Omnibus Long-Term Incentive

Plan and the applicable grant agreement of the 2023 PSU; for purposes of applicable U.S. Securities Laws, such 2023 PSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving 2023 PSUs; and
(ii)
each Surviving 2024-2025 PSU shall remain outstanding and shall thereafter entitle the holder to receive such number of TELUS Shares as is equal to: (A) that number of Subordinate Voting Shares that were issuable upon the vesting of such 2024-2025 PSU, multiplied by (B) the Exchange Ratio; such Surviving 2024-2025 PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the 2024-2025 PSU, provided, however, that, in accordance with the terms of the 2021 Omnibus Long Term Incentive Plan, (1) any performance vesting criteria and multipliers in respect of the Company’s “Relative TSR” shall be deemed inapplicable and (2) any performance vesting criteria and multipliers in respect of the Company’s “Organic Revenue Growth” targets shall be amended in accordance with Company’s budget approved by the Board; for purposes of applicable U.S. Securities Laws, such 2024-2025 PSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving 2024-2025 PSUs;

(iii)
each Surviving PFG PSU shall remain outstanding and shall thereafter entitle the holder to receive such number of TELUS Shares as is equal to: (A) that number of Subordinate Voting Shares that were issuable upon the vesting of such PFG PSU, multiplied by (B) the Exchange Ratio; such Surviving PFG PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the PFG PSU, provided, however, that all performance vesting criteria and multipliers in respect of each such Surviving PFG PSU shall be deemed to be inapplicable, such that each such Surviving PFG PSU shall only be subject to the time-based vesting criteria applicable thereto immediately prior to the Effective Time, the vesting period of such Surviving PFG PSU shall be extended to on or about November 20, 2027, and the grant agreement previously evidencing such PFG PSU shall thereafter evidence and be deemed to evidence such Surviving PFG PSU; for purposes of applicable U.S. Securities Laws, such PFG PSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving PFG PSUs; and

(f)
(i) each holder of Non-Specified RSUs or PSUs shall cease to be a holder of such Non-Specified RSUs and PSUs and shall be deemed to be the holder of Surviving RSUs or Surviving PSUs, in each case as of the times specified in the Arrangement Agreement, as applicable, and (ii) any and all other awards or similar agreements relating to the Non-Specified RSUs and PSUs shall be terminated and shall be of no further force and effect.

Elections under the Plan of Arrangement
With respect to the transfer and assignment of Shares effected pursuant to the Plan of Arrangement:
(a)
each Shareholder (other than a Dissenting Holder and other than TELUS) may elect to receive, in respect of all of its Shares transferred, either the Cash Consideration, the Share Consideration or the Combination Consideration, subject to proration and rounding and fractional adjustments as set forth in the Plan of Arrangement;

(b)
such election, as provided for in the Plan of Arrangement, shall be made by depositing with the Depositary, on or prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Shareholder’s election, together with, as applicable, any certificates and/or DRS Advice(s) representing such Shares;

(c)
any Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form on or prior to the Election Deadline, or otherwise fails to comply with the requirements of this section and the Letter of Transmittal and Election Form (including Shareholders who duly exercise Dissent Rights but are ultimately not entitled, for any reason, to be paid fair value for Shares in respect of which they have exercised Dissent Rights), shall be deemed to have elected to receive, for each Share, the Combination Consideration for such Share;

(d)
Letters of Transmittal and Election Forms must be received by the Depositary on or before the

Election Deadline, being the date that is three (3) Business Days prior to the date of the Company Meeting, unless otherwise agreed in writing by TELUS and the Company; and
(e)
any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Shareholder.

Shareholder Approval of the Arrangement
At the Meeting, pursuant to the Interim Order, Shareholders will be asked to approve the Arrangement Resolution. The complete text of the Arrangement Resolution to be presented to the Meeting is set forth in Appendix A to this Circular. Each Shareholder as at the Record Date will be entitled to vote on the Arrangement Resolution. The Arrangement Resolution must be approved by at least (a) two-thirds (66 2∕3%) of the votes cast by the holders of Multiple Voting Shares and the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting, voting together as a single class; and (b) a simple majority of the votes cast by the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting (excluding for the purposes of this clause (b), votes attached to Subordinate Voting Shares held by persons described in items (a) through (d) of section 8.1 (2) of MI 61-101).
The Arrangement Resolution must receive the Required Shareholder Approval in order for the Company to seek the Final Order and implement the Arrangement on the Effective Date in accordance with the terms of the Final Order.
Court Approval of the Arrangement
Interim Order
The Arrangement requires approval by the Court under section 291 of the BCBCA. Prior to the mailing of this Circular, the Company obtained the Interim Order attached as Appendix C to this Circular, authorizing and directing the Company to call, hold and conduct the Meeting, submit the Arrangement to Shareholders for approval, and other procedural matters, including, but not limited to: (a) the Required Shareholder Approval; (b) the Dissent Rights for Registered Shareholders; (c) the notice requirements with respect to the Court hearing of the application for the Final Order; (d) the ability of the Company to adjourn or postpone the Meeting from time to time in accordance with the terms of the Arrangement Agreement without the need for additional approval of the Court; and (e) the Record Date for the Shareholders entitled to notice of and to vote at the Meeting.
Final Order
Subject to the terms of the Arrangement Agreement, following the approval of the Arrangement Resolution by Shareholders, the Company intends to make an application to the Court for the Final Order. The application for the Final Order is expected to take place on October 29, 2025 at the courthouse at 800 Smithe Street, Vancouver, British Columbia at 9:45 a.m. (Vancouver time) or as soon thereafter as counsel may be heard, or at any other date and time and by any other method as the Court may direct. Any holder of Shares who wishes to participate, appear, to be represented, and to present evidence or arguments at the hearing must file and serve a Response to Petition in the form prescribed by the Supreme Court Civil Rules (British Columbia) together with any evidence or materials that such party intends to present to the Court, on or before 4:00 p.m. (Vancouver time) on October 27, 2025. Service of such notice shall be effected by service upon the solicitors of the Company: Osler, Hoskin & Harcourt LLP, Suite 3000, 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1K8, Attention: Teresa Tomchak. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Response to Petition in compliance with the Interim Order will be given notice of the new date. Participation in the Court hearing of the application for the Final Order, including who may participate and present evidence or argument and the procedure for doing so, is subject to the terms of the Interim Order and any subsequent direction of the Court.
The Court has broad discretion under the BCBCA when making orders with respect to plans of arrangement and the Court will consider at the hearing to obtain the Final Order, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and a procedural point of view. The

Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any amendments to the Plan of Arrangement required by the Court, the Company and TELUS may determine not to proceed with the Arrangement.
The Court has been advised prior to the hearing of the application for the Final Order that the Final Order, if granted, will constitute the basis for an exemption from the registration requirements of the U.S. Securities Act, pursuant to section 3(a)(10) thereof with respect to the issuance of the TELUS Shares, Replacement Options, Surviving RSUs and Surviving PSUs pursuant to the Arrangement. Consequently, if the Final Order is granted, the issuance of the TELUS Shares, Replacement Options, Surviving RSUs and Surviving PSUs pursuant to the Arrangement will not require registration under the U.S. Securities Act. See “The Arrangement — Securities Law Matters — United States Securities Law Matters”.
For further information regarding the Court hearing and your rights in connection with the Court hearing, see the form of the Notice of Hearing of Petition attached as Appendix D to this Circular. The Notice of Hearing of Petition constitutes notice of the Court hearing of the application for the Final Order and is your only notice of the Court hearing.
Dissenting Holders’ Rights
Registered Shareholders who wish to dissent should take note that strict compliance with the Dissent Procedures is required.
The following is a summary of the provisions of the BCBCA relating to a Registered Shareholder’s Dissent Rights in respect of the Arrangement Resolution. It is not a comprehensive statement of such rights and procedures and is qualified in its entirety by the reference to the full text of Division 2 of Part 8 of the BCBCA (which is attached as Appendix H to this Circular), as modified by the Plan of Arrangement (which is attached as Appendix B to this Circular), the Interim Order (which is Appendix C to this Circular) and any other order of the Court. The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing.
The statutory provisions dealing with the right of dissent are technical and complex. Any Registered Shareholder who intends to exercise Dissent Rights must carefully consider and comply with the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court and seek legal advice. Failure to comply strictly with the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, Interim Order and any other order of the Court, and to adhere to the procedures established therein, may result in the loss of all rights thereunder.
Pursuant to the Interim Order, each Registered Shareholder may exercise Dissent Rights in respect of the Arrangement under Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court. Registered Shareholders who duly and validly exercise such Dissent Rights and who:
•
are ultimately entitled to be paid fair value for their Dissenting Shares will be deemed: (a) to have transferred their Dissenting Shares to TELUS as of the Effective Time, without any further act or formality and free and clear of all liens, (b) not to have participated in the transactions described under “Plan of Arrangement” above (other than with regards to Dissent Rights), (c) shall be paid the fair value of such transferred shares, less any applicable withholdings, and (d) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights; or

•
for any reason are ultimately not entitled to be paid fair value for their Dissenting Shares, will be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Holder who did not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline (and shall be deemed to have elected to receive the Combination Consideration for all Shares held).

But in no case will TELUS Digital, TELUS, or any other person be required to recognize a Person exercising Dissent Rights unless such Person (a) as of the Record Date and as of the deadline for exercising

Dissent Rights, is the registered holder of those Shares in respect of which such rights are sought to be exercised; (b) has voted or instructed a proxyholder to vote such Shares against the Arrangement Resolution; and (c) has strictly complied with the procedures for exercising Dissent Rights and has not withdrawn such dissent prior to the Effective Time.
Persons who are Beneficial Shareholders who wish to dissent with respect to their Shares should be aware that only Registered Shareholders are entitled to dissent with respect to them. A Registered Shareholder, such as an Intermediary, who holds Shares as nominee for Beneficial Shareholders, some of whom wish to dissent, must exercise Dissent Rights on behalf of such Beneficial Shareholders with respect to the Shares held for such Beneficial Shareholders. In such case, the Notice of Dissent (as defined below) should set forth the number of Shares it covers.
Pursuant to section 238 of the BCBCA, every Registered Shareholder who duly and validly dissents from the Arrangement Resolution in strict compliance with Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court will be entitled to be paid by TELUS the fair value of the Shares held by such Dissenting Holder determined as at the point in time immediately before the passing of the Arrangement Resolution.
To exercise Dissent Rights, a Registered Shareholder must dissent with respect to all Shares in which the holder owns either a registered or beneficial interest. A Registered Shareholder who wishes to dissent must: (a) provide to TELUS Digital by mail at 5th Floor, 510 West Georgia Street, Vancouver, British Columbia V6B 0M3, attention: Chief Legal Officer and Corporate Secretary, by no later than 2:00 p.m. (Vancouver time) on October 23, 2025 (or the Business Day that is two Business Days immediately preceding the Meeting if it is not held on October 27, 2025), a written objection to the Arrangement Resolution, and (b) otherwise comply strictly with the provisions of Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Final Order, the Plan of Arrangement and any other order of the Court. Failure to comply strictly with such requirements could result in the loss of any right to dissent. It is strongly suggested that any Registered Shareholder wishing to dissent seek independent legal advice.
The delivery of a Notice of Dissent does not deprive a Dissenting Holder of the right to vote at the Meeting on the Arrangement Resolution; however, a Dissenting Holder is not entitled to exercise the Dissent Rights with respect to any of their Shares if the Dissenting Holder votes in favour of the Arrangement Resolution. A vote against the Arrangement Resolution, whether in person or by proxy, does not constitute a Notice of Dissent.
A Registered Shareholder that wishes to exercise Dissent Rights must prepare a separate Notice of Dissent for themselves if dissenting on their own behalf, and for each other person who beneficially owns Shares registered in the Dissenting Holder’s name and on whose behalf the Dissenting Holder is dissenting, and must dissent with respect to all of the Shares registered in their name beneficially owned by the Beneficial Shareholder on whose behalf they are dissenting. The Notice of Dissent must set out the number of Shares in respect of which the Notice of Dissent is to be sent (the “Notice Shares”) and:
•
if such Notice Shares constitute all of the Shares of which the holder is the registered and beneficial owner and the holder owns no other Shares beneficially, a statement to that effect;

•
if such Notice Shares constitute all of the Shares of which the holder is both the registered and beneficial owner, but the holder owns additional Shares beneficially, a statement to that effect and the names of the registered holders of Shares, the number of Shares held by each holder and a statement that written notices of dissent are being or have been sent with respect to such other Shares; or

•
if the Dissent Rights are being exercised by a registered holder of Shares who is not the beneficial owner of such Shares, a statement to that effect and the name and address of the beneficial holder of the Shares and a statement that the registered holder is dissenting with respect to all Shares of the beneficial holder registered in such registered holder’s name.

If the Arrangement Resolution is approved by the Required Shareholder Approval and if TELUS Digital notifies the Dissenting Holder of the Company’s intention to act upon the Arrangement Resolution, the Dissenting Holder, if they wish to proceed with the dissent, is required, within one month after TELUS Digital gives such notice, to send to TELUS Digital the certificates (if any) representing the Notice Shares and a written statement that requires TELUS Digital to purchase all of the Notice Shares (including a written statement prepared in accordance with section 244(1)(c) of the BCBCA if the dissent is being exercised by a Registered Shareholder on behalf of a Beneficial Shareholder), whereupon, subject to the provisions of the BCBCA relating to the termination of Dissent Rights, the Shareholder becomes a Dissenting Holder, and is bound to sell, and TELUS is bound to purchase, those Shares. Such Dissenting Holder may not vote or exercise or assert any rights of a Shareholder in respect of such Notice Shares, other than the rights set forth in Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court.
The Dissenting Holder and TELUS Digital may agree on the payout value of the Notice Shares; otherwise, either party may apply to the Court to determine the fair value of the Notice Shares. There is no obligation on TELUS Digital or TELUS to make an application to the Court. After a determination of the payout value of the Notice Shares, TELUS must then promptly pay that amount to the Dissenting Holder. There can be no assurance that the amount a Dissenting Holder may receive as fair value for its Shares will be more than or equal to the Consideration under the Arrangement. It should be noted that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the Arrangement is not an opinion as to fair value under the BCBCA.
In no circumstances will TELUS Digital, TELUS, or any other person be required to recognize a person as a Dissenting Holder unless such person is the holder of the Shares in respect of which Dissent Rights are purported to be exercised immediately prior to the Effective Time of the Arrangement; (a) if such person has voted or instructed a proxyholder to vote the Notice Shares in favour of the Arrangement Resolution; and (b) unless such person has strictly complied with the procedures for exercising Dissent Rights set out in Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, Interim Order and Final Order, and does not withdraw such person’s Notice of Dissent prior to the effective time of the Arrangement.
Dissent Rights with respect to Notice Shares will terminate and cease to apply to the Dissenting Holder if, before full payment is made for the Notice Shares, the Arrangement in respect of which the Notice of Dissent was sent is abandoned or by its terms will not proceed, a court permanently enjoins or sets aside the corporate action approved by the Arrangement Resolution, the Dissenting Holder votes in favour of the Arrangement Resolution, or the Dissenting Holder withdraws the Notice of Dissent with TELUS Digital’s written consent. If any of these events occur, TELUS Digital must return the share certificates representing the Shares to the Dissenting Holder and the Dissenting Holder regains the ability to vote and exercise its rights as a Shareholder.
If a Dissenting Holder fails to strictly comply with the requirements of the Dissent Rights set out in the Interim Order, it will lose its Dissent Rights, TELUS Digital will return to the Dissenting Holder the certificates representing the Notice Shares that were delivered to TELUS Digital, if any, and if the Arrangement is completed, that Dissenting Holder will be deemed to have participated in the Arrangement on the same terms as a Shareholder.
The discussion above is only a summary of the Dissent Rights, which are technical and complex. A Registered Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, Interim Order, the Final Order or any other orders of the Court. Persons who are beneficial holders of Shares registered in the name of an Intermediary such as a broker, custodian, nominee, other Intermediary, or in some other name, who wish to dissent should be aware that only the registered owner of such Shares is entitled to dissent.
TELUS Digital suggests that any Shareholder wishing to avail themselves of the Dissent Rights seek their own legal advice as failure to comply strictly with the applicable provisions of the BCBCA, as modified by the Plan of Arrangement, Interim Order and any other order of the Court may result in the loss of all Dissent Rights. Dissenting Holders should note that the exercise of Dissent Rights can be a complex, time-consuming and expensive process.
For a general summary of certain income tax implications to a Dissenting Holder, see “Certain Canadian Federal Income Tax Considerations”.

Stock Exchange and Reporting Issuer Status
The Shares will be delisted from the TSX and the NYSE as soon as practicable following the completion of the Arrangement. Following the Effective Date, it is expected that TELUS will cause the Company to apply to cease to be a reporting issuer under the Securities legislation of each of the provinces and territories in Canada under which it is currently a reporting issuer (or equivalent), as a result of which the Company will also cease to be required to file continuous disclosure documents with the Canadian Securities Administrators upon ceasing to be a reporting issuer in Canada. The Company will deregister its Subordinate Voting Shares under the Exchange Act subsequent to its filing and deemed effectiveness of a Form 15. As of the Effective Date, Subordinate Voting Share certificates and DRS Advices will only represent a right of a registered Shareholder to receive, upon surrender thereof, the Consideration to which such holder is entitled under the Arrangement.
The TELUS Shares are listed and posted for trading on the TSX and NYSE. TELUS has applied to list the TELUS Shares issuable as part of the Arrangement on the TSX and the NYSE and it is a condition of closing that TELUS will have obtained conditional approval for such listings. Listing will be subject to TELUS fulfilling all the listing requirements of the TSX and the NYSE.

INFORMATION CONCERNING THE MEETING
Who can vote
Holders of record of Subordinate Voting Shares and Multiple Voting Shares on the Record Date are entitled to notice of, and to vote at, the Meeting or any adjournment thereof. There were 126,725,559 Subordinate Voting Shares and 152,004,019 Multiple Voting Shares outstanding on September 12, 2025.
The Subordinate Voting Shares are “restricted securities”, within the meaning of such term under applicable Canadian Securities Laws, in that they do not carry equal voting rights with the Multiple Voting Shares. Each Multiple Voting Share carries the right to ten votes per Multiple Voting Share held and each Subordinate Voting Share carries the right to one vote per Subordinate Voting Share held. In aggregate, all the voting rights associated with the Subordinate Voting Shares represented, as of September 12, 2025, approximately 6.5% of the voting rights attached to all of the Company’s issued and outstanding Shares.
To the knowledge of the directors and the Company’s executive leadership team, as of September 12, 2025, the only persons or companies that beneficially owned, directly or indirectly, or exercised control or direction over, 10% or more of the voting rights attached to any class of outstanding shares are the following:
Name	# of Multiple Voting Shares Owned	% of Outstanding Multiple Voting Shares	# of Subordinate Voting Shares Owned	% of Outstanding Subordinate Voting Shares	% of Outstanding Shares	% of Total Voting Power
TELUS(1)	152,004,019	100	6,874,822	5.4	57.0	92.7
EQT(2)	—	—	47,776,274	37.7	17.1	2.9

(1)
Consists of shares held by (a) TELUS and (b) 1276431 B.C. Ltd., 1276433 B.C. Ltd., 1276435 B.C. Ltd., 1276436 B.C. Ltd. and TELUS International Holding Inc., each a wholly owned subsidiary of TELUS. Multiple Voting Shares held by TELUS are convertible into an equivalent number of Subordinate Voting Shares.

(2)
EQT refers to Riel B.V. (indirectly and wholly-owned by BPEA Private Equity Fund VI, L.P.1., BPEA Private Equity Fund VI, L.P.2 and certain of its affiliates).

Matters to be voted on and approval required
The following are the matters to be voted on at the Meeting:
1.
to consider and, if deemed advisable, to pass, with or without variation, the Arrangement Resolution, the full text of which is attached as Appendix A to this Circular, to approve the Arrangement in accordance with the terms of the Arrangement Agreement, pursuant to which TELUS agreed to acquire all of the issued and outstanding Shares that it does not already own by way of the Plan of Arrangement under section 288 of the Business Corporations Act (British Columbia); and

2.
to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The approval of the Arrangement Resolution will require approval of at least (a) two-thirds (66 2∕3%) of the votes cast by the holders of Multiple Voting Shares and the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting, voting together as a single class; and (b) a simple majority of the votes cast by the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting (excluding for the purposes of this clause (b), votes attached to Subordinate Voting Shares held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101).
Quorum
The quorum for the transaction of business at a meeting of the Shareholders is persons who are, or who represent by proxy, Shareholders holding, in the aggregate, at least 25% of Shares plus at least a majority of Multiple Voting Shares.
Virtual meeting and technical requirements
Consistent with TELUS Digital’s annual meetings, the Meeting will be conducted virtually via live audio webcast to enable all TELUS Digital Shareholders to participate.

•
Registered Shareholders and duly appointed proxyholders will have an equal opportunity to attend, participate in and vote at this virtual Meeting from any location, provided that you are connected to the internet.

•
Beneficial Shareholders who have not duly appointed themselves as proxyholders and registered with the transfer agent, Computershare, may also attend virtually as guests. Guests will be able to attend virtually and listen to the Meeting but will not be able to vote during the Meeting.

See “Information Concerning the Meeting — Registered Shareholders” and “Information Concerning the Meeting — Beneficial Shareholders” for further instructions, depending on if you are a Registered Shareholder or a Beneficial Shareholder.
You may access the website via your smartphone, tablet or computer and you will need the latest version of Chrome, Safari, Edge or Firefox (note that the use of Internet Explorer is not recommended). Please ensure that you are connected to the internet at all times to be able to vote. If you are not connected, your vote may not be recorded. It is your responsibility to ensure that you stay connected for the duration of the Meeting. Note that if you lose connectivity once the Meeting has commenced, there may be insufficient time to resolve your issue before ballot voting is completed. You should allow ample time to log into the Meeting online and complete the related procedure. Please also see the User Guide, which is included in the mailing envelope sent to Shareholders and is available at www.envisionreports.com/telusdigital2025special and on the Company’s profile on www.sedarplus.ca and on www.sec.gov, for additional instructions on participating in the virtual Meeting. For further help, or if you have any difficulties logging into the Meeting online, contact Lumi at support-ca@lumiglobal.com and an Event Specialist will respond promptly.
Submitting questions
Questions for the Meeting may be submitted before the Meeting through www.investorvote.com (refer to your control number as shown on your proxy form or on your voting instruction form, as applicable) or through the Meeting platform for those shareholders participating via the live webcast. Only Registered Shareholders and duly appointed proxyholders may submit questions for the Meeting.
Before a vote is held on each matter, the chair of the Meeting and members of management present will answer questions specifically relating to matters to be voted on, if applicable. If there are multiple questions on the same topic, or that are otherwise related, questions may be grouped, summarized and answered together. This is to ensure that the Meeting is conducted in an orderly manner that is fair to all parties and the chair of the Meeting may exercise broad discretion in doing so.
How to vote
How you can vote depends on whether you are a Registered Shareholder or a Beneficial Shareholder.
Registered Shareholders
You are a Registered Shareholder if you have a share certificate or DRS Advice issued in your name.
If you want to vote by proxy before the meeting
You can vote in any of the following ways:
Internet
•
By visiting the following website: www.investorvote.com. Refer to your 15-digit control number (shown on your proxy form) and follow the online voting instructions.

Telephone
•
By calling the toll-free number, 1-866-732-VOTE (8683). To vote by phone, simply refer to your 15-digit control number (shown on your proxy form) and follow the instructions.

•
Note that you cannot appoint anyone other than Jason Macdonnell, Acting CEO and COO, TELUS Digital and President, TELUS Digital Customer Experience, or, failing him, Josh Blair, Lead Director (together, the “Management Proxyholders”), as your proxy if you vote by phone.

Mail
•
By completing your proxy form or voting instruction form and returning it by mail or hand delivery, following the instructions on the form.

If you want to attend and vote at the virtual meeting
Please follow these steps:
1.
Log in online at www.meetings.lumiconnect.com/400-570-171-578 at least 15 minutes before the Meeting starts. Please check that your browser is compatible.

2.
Click “Shareholder”.

3.
Enter your control number (on your proxy form) as your username.

4.
Enter the password: tixt2025 (case sensitive).

5.
Follow the instructions to view the Meeting and vote when prompted.

Once you log into the Meeting using your control number and you accept the terms and conditions, you will be revoking any and all previously submitted proxies for the Meeting and will be provided with the opportunity to vote by online ballot on the matters put forth at the Meeting. If you do not wish to revoke a previously submitted proxy, you may log in as a guest, but you will be unable to vote at the Meeting. Even if you currently plan to attend and vote at the virtual Meeting, you should consider voting your Shares by proxy in advance so that your vote will be counted if you later decide not to attend the Meeting or in the event that you are unable to access the Meeting for any reason.
If you want to appoint a third party as proxy to attend and vote at the virtual meeting
If you want to appoint someone else as your proxy to attend, participate in and vote at the Meeting (other than the Management Proxyholders), you must submit your proxy form appointing the third party AND register the third-party proxyholder as described below. Registering your proxyholder is an additional step to be completed AFTER you have submitted your proxy form. Failure to register the proxyholder will result in the proxyholder not receiving a username to attend, participate or vote at the Meeting. The third party you appoint as a proxyholder does not need to be a Shareholder.
Please follow these steps:
1.
Submit your proxy form — To appoint a third-party proxyholder, insert the person’s name into the appropriate space on the proxy form or online. Follow the instructions for submitting the proxy form (whether by internet or mail). This step must be completed before registering your proxyholder as detailed in step 2.

2.
Register your proxyholder — To register a proxyholder, the Shareholder MUST visit www.computershare.com/TELUSDigital by 9:00 a.m. (Vancouver time) on October 23, 2025 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a username via email. Without a username, proxyholders will not be able to participate or vote at the Meeting.

If you want to attend the virtual meeting as a guest
Guests can log into the Meeting as set out below. Guests can listen to the Meeting but are not able to vote at the Meeting.
1.
Log in online at www.meetings.lumiconnect.com/400-570-171-578. We recommend that you log in at least 15 minutes before the Meeting starts.

2.
Click “Guest” and then complete the online form.

Deadline for returning your form
Your completed proxy form must be received by:
TELUS Digital c/o Computershare
320 Bay Street, 14th Floor
Toronto, Ontario M5H 4A6
no later than 9:00 a.m. (Vancouver time) on October 23, 2025.
If the Meeting is adjourned or postponed, your completed proxy form must be received not later than 48 hours (excluding days which are Saturdays, Sundays and statutory holidays in Vancouver) immediately preceding the time of the Meeting (the “Proxy Deadline”).
If you change your mind about your vote
If you change your mind about your voting, you may revoke your proxy by following the instructions below. Your new proxy must be received by the Proxy Deadline described above as any new proxy received after this time may only be effective to revoke your previous proxy.
1.
Deliver a letter stating that you want to revoke your proxy to the registered office of the Company, to the attention of:

TELUS Digital
Chief Legal Officer and Corporate Secretary
5th Floor, 510 West Georgia Street
Vancouver, British Columbia V6B 0M3
any time up to 9:00 a.m. (Vancouver time) on October 24, 2025 or, if the Meeting is adjourned or postponed, by 9:00 a.m. (Vancouver time), on the Business Day before the date of the reconvened Meeting.
2.
Any other way allowed by law.

Beneficial Shareholders
You are a Beneficial Shareholder if your Shares are registered in the name of an Intermediary such as a bank, trust company, trustee, investment dealer, clearing agency or other institution. For most Beneficial Shareholders, voting will be facilitated and transmitted to the tabulator by Broadridge. Beneficial Shareholders with a 16-digit control number from Broadridge may vote in the manners listed below.
If you want to vote by proxy before the meeting
You can vote in any of the ways set out below. However you choose to vote, please follow the instruction on your voting instruction form carefully.
Internet
•
By visiting the following website: www.central.proxyvote.com. Refer to your 15-digit control number (shown on your form) and follow the online voting instructions.

Telephone
•
By calling the toll-free number shown on your voting instruction form. To vote by phone, simply refer to your 15-digit control number (shown on your form) and follow the instructions.

•
Note that you cannot appoint anyone other than Jason Macdonnell or, failing him, Josh Blair as your proxy if you vote by phone.

Mail
•
By completing your voting instruction form and returning it by mail or hand delivery, following the instructions on the form.

•
TELUS Digital may also use Broadridge’s QuickVote™ service to assist Beneficial Shareholders with voting their Shares. Certain Beneficial Shareholders who have not objected to the Company knowing who they are may be contacted by Laurel Hill to conveniently obtain a vote directly over the telephone.

If you want to attend and vote at the virtual meeting
If you are a Beneficial Shareholder and you wish to vote at the Meeting, you have to appoint yourself as a proxyholder first and then also register with Computershare. This is because the Company and Computershare do not have a record of the Shareholders who are not Registered Shareholders and, as a result, will have no knowledge of your shareholdings or entitlement to vote, unless you appoint yourself as a proxyholder.
Please follow these steps:
1.
To appoint yourself as proxyholder, insert your name into the appropriate space on the voting instruction form or online. Follow the instructions for submitting the voting instruction form (whether by internet or mail — see above) by the appropriate deadline, as the instructions and deadline may vary depending on the Intermediary. It is important that you comply with the signature and return instructions provided by your Intermediary. This step must be completed before registering such proxyholder as per step 2.

2.
Register yourself as a proxyholder by visiting www.computershare.com/TELUSDigital by 9:00 a.m. (Vancouver time) on October 23, 2025. Computershare will ask you for your proxyholder contact information and will send you a username via email shortly after this deadline. Without a username, you will not be able to participate or vote at the Meeting.

3.
Log in online at www.meetings.lumiconnect.com/400-570-171-578 at least 15 minutes before the Meeting starts. Please check that your browser is compatible.

4.
Click “Shareholder”.

5.
Enter the username that was provided by Computershare.

6.
Enter the password: tixt2025 (case sensitive).

7.
Follow the instructions to view the Meeting and vote when prompted.

If you are a Beneficial Shareholder located in the United States and you wish to appoint yourself as a proxyholder then, in addition to steps 2 to 7 above, you must first obtain a valid legal proxy from your Intermediary. To do so, you should follow these steps:
1.
Follow the instructions from your Intermediary included with the legal proxy form and voting information forms sent to you or contact your Intermediary to request a legal proxy form if you have not received one.

2.
After you receive a valid legal proxy form from your Intermediary, you must submit such legal proxy to Computershare. You can submit your proxy by email or by courier to:

USLegalProxy@computershare.com (if by email), or
Computershare Investor Services, Inc.
320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6 (if by courier), and in both cases, it must be labeled as “Legal Proxy” and received no later than 9:00 a.m. (Vancouver time) on October 23, 2025.
3.
You will receive a confirmation of your registration by email after Computershare receives your registration materials. Please note that you are required to register your appointment as a proxyholder at www.computershare.com/TELUSDigital as noted above.

If you want to appoint a third party as proxy to attend and vote at the virtual meeting
If you want to appoint someone else (other than the Management Proxyholders), as a proxy to attend, participate and vote at the Meeting, you must submit your voting instruction form appointing the third party AND register the third-party proxyholder as described below. Registering your proxyholder is an additional step to be completed AFTER you have submitted your voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a username to attend, participate in or vote at the Meeting. The third party you appoint as a proxyholder does not need to be a Shareholder.
Please follow these steps:
1.
Submit your voting instruction form — To appoint a third-party proxyholder, insert the person’s name into the appropriate space on the voting instruction form or online. Follow the instructions for submitting the voting instruction form (whether by internet or mail) by the appropriate deadline, as the instructions and deadline may vary depending on the Intermediary. It is important that you comply with the signature and return instructions provided by your Intermediary. This step must be completed before registering your proxyholder as detailed in step 2.

2.
Register your proxyholder — To register a proxyholder, you MUST visit www.computershare.com/TELUSDigital by 9:00 a.m. (Vancouver time) on October 23, 2025 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a username via email. Without a username, proxyholders will not be able to participate or vote at the Meeting.

If you are a Beneficial Shareholder located in the United States, and you wish to appoint a third party as your proxyholder, you must also obtain a valid legal proxy from your Intermediary. To do so, you should follow these steps:
1.
Follow the instructions from your Intermediary included with the legal proxy form and voting information forms sent to you or contact your Intermediary to request a legal proxy form if you have not received one.

2.
After you receive a valid legal proxy form from your Intermediary, you must submit such legal proxy to Computershare. You can submit your proxy by email or by courier to:

USLegalProxy@computershare.com (if by email), or
Computershare Investor Services, Inc.
320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6 (if by courier), and in both cases, it must be labeled as “Legal Proxy” and received no later than 9:00 a.m. (Vancouver time) on October 23, 2025.
3.
You will receive a confirmation of your registration by email after Computershare receives your registration materials. Please note that you are required to register the third party’s appointment as proxyholder at www.computershare.com/TELUSDigital as noted above.

If you want to attend the virtual meeting as a guest
Guests, including Beneficial Shareholders who have not duly appointed themselves as proxyholders, can log into the Meeting as set out below. Guests can listen to the Meeting but are not able to vote at the Meeting.
1.
Log in online at www.meetings.lumiconnect.com/400-570-171-578. We recommend that you log in at least 15 minutes before the Meeting starts.

2.
Click “Guest” and then complete the online form.

Deadline for returning your voting instruction form
Please check your voting instruction form for the specific deadline.

Your Intermediary will need your voting instructions sufficiently in advance of the Proxy Deadline above to enable your Intermediary to act on your instructions before the deadline. Typically, the deadline for Beneficial Shareholders is at least a day before the Proxy Deadline.
If you change your mind about your vote
For Beneficial Shareholders, if you have provided your voting instructions and changed your mind about your vote, you can revoke your proxy or voting instructions by contacting your Intermediary. You can change your instructions by updating your voting instructions using any of the methods offered, provided it is in advance of the Intermediary’s deadline. Your new proxy or voting instructions must be received from your Intermediary by the Proxy Deadline. Any instructions received after the Proxy Deadline may only be effective to revoke your previous instructions. Your Intermediary will need your voting instructions sufficiently in advance of the Proxy Deadline to enable them to act on your instructions before the deadline.
How your proxyholder will vote
By completing and returning a proxy, you are authorizing the person named in the proxy to attend the Meeting and vote or withhold from voting your Shares on each item of business that you are entitled to vote on, according to your instructions. If you have appointed Jason Macdonnell or, failing him, Josh Blair as your proxy and you do not provide them with instructions, they will vote your Shares in favor of the Arrangement Resolution.
Your voting instructions provided by proxy give discretionary authority to the person you appoint as proxyholder to vote as they see fit on any amendment or variation to any of the matters identified in the Notice of Meeting and any other matters that may properly be brought before the Meeting, to the extent permitted by law, whether or not the amendment or other matter that comes before the Meeting is routine and whether or not the amendment or other matter that comes before the Meeting is contested. As of the date of this Circular, the management of the Company is not aware of any amendments, variations or other matters to come before the Meeting, other than the matters set forth in the Notice of Meeting included in this Circular.
Confidentiality
All proxies are received, counted and tabulated by our transfer agent, Computershare, in a way that preserves the confidentiality of individual Shareholder’s votes, except:
•
as necessary to meet applicable law,

•
in the event of a proxy contest, or

•
in the event a Shareholder has made a written comment on the proxy.

Solicitation by Management
Your proxy is being solicited by TELUS Digital management and the Company will pay for the cost of solicitation. TELUS Digital management will solicit proxies either by mail to your latest address shown on the register or by electronic mail to the email address you provided. TELUS Digital employees and/or agents may solicit proxies by telephone or other ways at a nominal cost to the Company.
In addition, pursuant to the Arrangement Agreement, TELUS has the right to, at its own expense, solicit proxies from the Shareholders to vote in favour of the Arrangement and against any resolution submitted by a Person that is inconsistent with the Arrangement Resolution in compliance with Law. TELUS directors, officers and employees will not be paid any additional amounts for soliciting proxies.
TELUS Digital has engaged Laurel Hill as TELUS Digital’s shareholder communications advisor and proxy solicitation agent, to assist in the solicitation of proxies with respect to the matters to be considered at the Meeting. For these services, TELUS Digital will pay Laurel Hill a C$100,000 advisory fee, in addition to certain out-of-pocket expenses. TELUS Digital will indemnify Laurel Hill against losses arising out of its provisions of these services on its behalf. In addition, TELUS Digital may reimburse banks, brokers and other nominees representing beneficial owners of Shares for their expenses in forwarding soliciting materials to such beneficial owners.

Notice and Access
The Company is not sending this Circular to Registered Shareholders or Beneficial Shareholders using “notice-and-access” as defined under National Instrument 54-101.
Delivery of proxy materials
Proxy materials are sent to Registered Shareholders through our transfer agent, Computershare. We do not send proxy-related material directly to Beneficial Shareholders. We primarily use the services of Broadridge, which acts on behalf of the vast majority of intermediaries holding shares on behalf of Beneficial Shareholders, to send proxy materials to Beneficial Shareholders.
We intend to pay Intermediaries to send proxy-related materials and voting instruction forms to Objecting Beneficial Owners.
Voting Results
The voting results for each item of business at the Meeting will be posted on www.telusdigital.com/investors and available via www.sedarplus.ca and www.sec.gov after the Meeting.
Additional Information
Contact Computershare if you have additional questions regarding how to vote at or in advance of the Meeting:
•
Phone: 1-800-564-6253 (toll-free within North America), 1-514-982-7555 (outside North America)

•
Email: corporateactions@computershare.com

•
Online: www.computershare.com/service

•
Mail: Computershare Investor Services, Inc.
320 Bay Street, 14th Floor, Toronto, Ontario, M5H 4A6 (if by courier)

THE ARRANGEMENT
At the Meeting, the Shareholders will be asked to consider and, if deemed advisable, to pass the Arrangement Resolution to approve the Arrangement. The Arrangement, the Plan of Arrangement and certain terms of the Arrangement Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Plan of Arrangement attached as Appendix B to this Circular and the Arrangement Agreement, which is available under TELUS Digital’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
Sources of Funds for the Arrangement
TELUS has represented in the Arrangement Agreement that it has, at the time of signing the Arrangement Agreement, and will have at the Effective Time, sufficient TELUS Shares to satisfy the aggregate Share Consideration and the share component of any Combination Consideration payable to Shareholders and sufficient funds available to satisfy the aggregate Cash Consideration and the cash component of any Combination Consideration payable to Shareholders by TELUS pursuant to the Arrangement in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement and to satisfy all other obligations payable by TELUS pursuant to the Arrangement Agreement and the Arrangement, which will be approximately $539 million.
As of September 12, 2025, 152,004,019 Multiple Voting Shares and 126,725,559 Subordinate Voting Shares are issued and outstanding. If the Arrangement is completed, TELUS will purchase 119,850,737 Subordinate Voting Shares. Based on the purchase price of $4.50 per Share, the aggregate value of the Consideration payable for the outstanding Shares (other than the Shares owned by TELUS or its affiliates) is approximately $539 million before fees and other transaction expenses.
TELUS intends to fund all payments payable under the Arrangement Agreement by using existing cash on hand. There are no material conditions to the source of funds proposed to be used for the Arrangement and there are no alternative financing plans for the source of funds for the Arrangement.
Accounting Treatment of the Arrangement
The Arrangement will be accounted for in accordance with IFRS. The Company is of the view that the Arrangement would not constitute a change of control under IFRS.
Support and Voting Agreements
The Arrangement is supported by EQT, TELUS Digital’s largest Minority Shareholder. EQT previously held 31.0% of the outstanding Subordinate Voting Shares and 7.5% of the Multiple Voting Shares, or approximately 9.1% of the outstanding voting rights of TELUS Digital. EQT agreed to convert and, prior to the Record Date has converted, its Multiple Voting Shares into Subordinate Voting Shares. As a result, EQT holds approximately 37.7% of the outstanding Subordinate Voting Shares. All of TELUS Digital’s directors and officers, holding or having control or direction over approximately 2.9% of the outstanding Subordinate Voting Shares, have also agreed to support the Arrangement.
The Shares held by the Locked-Up Shareholders eligible to be included in respect of the Minority Approval represent approximately 42.9% of the aggregate voting entitlements for the Minority Approval and, these Shares, together with the Shares held by TELUS and its affiliates, represent approximately 95.9% of the aggregate voting entitlements eligible to vote on the Arrangement Resolution.
The Locked-Up Shareholders have agreed, subject to the terms of the Support and Voting Agreements, among other things:
(a)
at a meeting of Shareholders of the Company called to vote upon the Arrangement to vote their Shares in favour of the Arrangement Resolution, the Arrangement and any other matter necessary for the consummation of the Arrangement and to vote against any Acquisition Proposal and any other matter which would impede, frustrate, interfere with, postpone, prevent, adversely affect or delay the completion of the Arrangement Agreement or the other transactions contemplated by the Arrangement Agreement;

(b)
not to, directly or indirectly (including through any of their Representatives): (i) solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing, providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (ii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal; (iii) enter into, continue or otherwise engage or participate in or knowingly facilitate any discussions or negotiations with any Person (other than with TELUS or any Person acting jointly or in concert with TELUS) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (iv) withdraw support, or propose publicly to withdraw support, from the transactions contemplated by the Arrangement Agreement; (v) enter, or propose publicly to enter, into any agreement related to any Acquisition Proposal; (vi) act jointly or in concert with others with respect to voting securities of the Company for the purpose of opposing or competing with TELUS in connection with the Arrangement Agreement; or (vii) requisition or join in the requisition of any meeting of the Shareholders of the Company for the purpose of considering any resolution related to any Acquisition Proposal;

(c)
subject to certain exceptions, directly or indirectly: (i) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, grant a security or voting interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement, forward sale or other monetization arrangement) with respect to the Transfer of any of its Subject Securities to any Person, other than pursuant to the Arrangement Agreement; (ii) grant or agree to grant any proxy, power of attorney or other right to vote the Subject Securities, or enter into any voting trust or pooling agreement or arrangement in respect of the Subject Securities or enter into or subject any of the Subject Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting or tendering thereof or revoke any proxy granted pursuant to this letter agreement; or (iii) agree to take any of the actions described in the foregoing clauses (i) and (ii); and

(d)
not to exercise their Dissent Rights.

The Support and Voting Agreements will automatically terminate upon the earlier of: (a) the Effective Time, (b) in the case of the D&O Support and Voting Agreements, the date on which the Board makes a Change in Recommendation, or (c) termination of the Arrangement Agreement in accordance with its terms.
The form of Support and Voting Agreement is available under TELUS Digital’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. The preceding is only a summary of the Support and Voting Agreements and is qualified in its entirety by reference to the full text of the form of Support and Voting Agreement.
Voting by the Company’s Directors and Officers
The Company is making the statements included in this section solely for the purpose of complying with the disclosure requirements of Rule 13e-3 and related rules under the Exchange Act.
Under SEC rules, the Company is required, to the extent known by the Company after making reasonable inquiry, to state how any executive officer, director or affiliate of the Company currently intends to vote its “subject securities”, within the meaning of Rule 13e-3, including any securities the person has proxy authority for and to state the reasons for such intended actions. After reasonable inquiry, the Company has concluded that each director and executive officer currently intends to vote his or her Shares in favour of the Arrangement Resolution, based on the factors considered by, and the analysis, discussion and resulting conclusions of, the Special Committee and the Board described in “Special Factors — Reasons for the Arrangement”. In particular, such directors and executive officers have based their consideration on the following factors, among others:
•
the fact that the Arrangement Agreement and the transactions contemplated thereby, including the Arrangement, were negotiated, determined to be advisable and in the best interests of the Company and its Shareholders, and recommended by the Special Committee and approved by the Board;

•
the fact that the Consideration represents a 52.0% premium over TELUS Digital’s unaffected closing price of $2.96 per Subordinate Voting Share on the NYSE on June 11, 2025, the last trading day prior to TELUS’ announcement on June 12, 2025 of its initial proposal. The Consideration also represents a 62.6% premium over TELUS Digital’s 30-day VWAP on the NYSE on such date, and an increase from the $3.40 price offered by TELUS in its initial proposal.

•
the fact that the Consideration and the other terms and conditions of the Arrangement Agreement were extensively negotiated between TELUS, the Company and the Special Committee;

•
the fact that the Arrangement Agreement permits the Board, subject to specific limitations and requirements set forth therein, to engage in or participate in discussions or negotiations with a third-party making an unsolicited bona fide written Acquisition Proposal that the Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, constitutes or would reasonably be expected to constitute or lead to, a Superior Proposal, and, in certain circumstances, to make a Change in Recommendation, subject to a customary right for TELUS to match such Superior Proposal; and

•
the fact that the Arrangement is conditioned upon, among other matters, approval of a majority of the votes cast by the disinterested holders of Subordinate Voting Shares, voting separately from the interested holders within such class, virtually present or represented by proxy at the Meeting.

The foregoing discussion of the factors considered by the directors and the executive officers of the Company is not intended to be exhaustive but is believed to include all material factors considered by such Shareholders in making a determination regarding whether to vote in favour of the Arrangement Resolution, for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Such directors and members of executive officers did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to whether to vote in favour of the Arrangement Resolution. Rather, such directors and executive officers made their decision whether to vote in favour of the Arrangement Resolution after considering all of the factors as a whole. Consistent with such determination, each director and executive officer of the Company has entered into a Support and Voting Agreement with TELUS under which such individual has agreed, among other things, to vote his or her Shares in favour of the Arrangement Resolution.
Voting by TELUS’ Directors and Officers
The information under this heading has been provided by TELUS for inclusion in this Circular in order to satisfy the requirements of Rule 13e-3 and related rules under the Exchange Act.
Under SEC rules, TELUS is required, to the extent known by TELUS after making reasonable inquiry, to state how any executive officer, director or affiliate of TELUS currently intends to vote its “subject securities”, within the meaning of Rule 13e-3, including any securities the person has proxy authority for and to state the reasons for such intended actions. After reasonable inquiry, TELUS has concluded that each applicable director and executive officer currently intends to vote his or her Shares in favour of the Arrangement Resolution, based on the factors considered by, and the analysis, discussion and resulting conclusions of, the Purchaser described in “Special Factors — The Purchaser’s Purpose and Reasons for the Arrangement”. In particular, such directors and executive officers have based their consideration on the following factors, among others:
•
the fact that the Special Committee’s and the Company’s respective process by which the Arrangement Agreement and the transactions contemplated thereby, including the Arrangement, were negotiated, determined to be advisable and in the best interests of the Company and fair to its Minority Shareholders, and recommended by the Special Committee and approved by the Board, appeared to be thorough and deliberative;

•
the fact that after receiving the Special Committee’s unanimous recommendation, the directors on the Board who are not interested directors evaluated the Arrangement, and, after considering various factors, unanimously determined that the Arrangement is advisable and in the best interests of TELUS Digital and fair to its Minority Shareholders;

•
the fact that the Consideration payable to unaffiliated security holders under the Arrangement Agreement represents a significant and attractive premium on the Shares as described in “Special Factors — The Purchaser’s Purposes and Reasons for the Arrangement” at the beginning of this Circular;

•
the fact that the Special Committee received the BMO Formal Valuation and Opinion and the BofA Fairness Opinion, each dated September 1, 2025 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, to the effect that, as of September 1, 2025, the Consideration to be received by unaffiliated security holders (other than Dissenting Holders) pursuant to the Arrangement was fair, from a financial point of view, to such holders and, in the case of the BMO Formal Valuation and Opinion, the fact that the Special Committee noted that the Consideration offered under the Arrangement was at the top end of the fair market valuation range of the Shares set forth in the BMO Formal Valuation and Opinion;

•
the fact that the Arrangement Agreement allows the Board to engage in discussions or negotiations regarding an unsolicited bona fide written Acquisition Proposal at any time prior to the receipt of the Required Shareholder Approval if the Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

•
the fact that any alternative transaction is unlikely to be completed because of the controlling position of TELUS and its affiliates and TELUS has indicated that it would not support any alternative form of transaction, nor a sale of the TELUS Digital Shares held by TELUS; and

•
the fact that the Arrangement is conditioned upon, among other matters, approval of a majority of the votes cast by the disinterested holders of Subordinate Voting Shares, voting separately from the interested holders within such class, virtually present or represented by proxy at the Meeting.

The foregoing discussion of the information and factors considered and given weight by the applicable directors and the executive officers of TELUS is not intended to be exhaustive but is believed to include all material factors considered by such Shareholders in making a determination regarding whether to vote in favour of the Arrangement Resolution, for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Such directors and members of executive officers did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to whether to vote in favour of the Arrangement Resolution. Rather, such directors and executive officers made their decision whether to vote in favour of the Arrangement Resolution after considering all of the factors as a whole. Consistent with such determination, each director and executive officer of the Company has entered into a Support and Voting Agreement with TELUS under which such individual has agreed, among other things, to vote his or her Shares in favour of the Arrangement Resolution.
Securities Held by Directors and Senior Officers of the Company
The table below sets out the names, regions and positions of the directors and senior officers of the Company as of the Record Date and anyone who has been a director or senior officer since the beginning of the Company’s last financial year, the number of Securities owned or over which control or direction was exercised by each such director or senior officer of the Company and, where known after reasonable inquiry, by their associates and affiliates.

Name and Region	Position	Number and % of Subordinate Voting Shares	Number and % of Multiple Voting Shares	Number of Options	Number of RSUs	Number of PSUs
Darren Entwistle Alberta, Canada	Chair of the Board	29,700 (0.02)%	—	—	—	—
Jeffrey Puritt Nevada, U.S.	Executive Vice-Chair of the Board	812,531 (0.64)%	—	2,264,275	602,174	525,094
Josh Blair British Columbia, Canada	Lead Director	192,247 (0.15)%	—	—	75,369	—
Madhuri Andrews Texas, U.S.	Director	23,934 (0.02)%	—	—	54,152	—
Olin Anton British Columbia, Canada	Director	27,382 (0.02)%	—	—	43,965	—
Navin Arora Alberta, Canada	Director	16,224 (0.01)%	—	—	78,240	—
Doug French Ontario, Canada	Director	16,421 (0.01)%	—	—	78,240	—
Sue Paish British Columbia, Canada	Director	11,320 (0.01)%	—	—	37,685	—
Carolyn Slaski Florida, U.S.	Director	32,673 (0.03)%	—	—	54,152	—
Sandra Stuart British Columbia, Canada	Director	27,621 (0.02)%	—	—	41,453	—
Jason Macdonnell British Columbia, Canada	Acting CEO, COO & President, Customer Experience	11,428 (0.01)%	—	—	562,433	533,544
Tobias Dengel Virginia, U.S.	President, Digital Solutions & WillowTree	2,227,407 (1.76)%	—	—	—	—
Michel E. Belec British Columbia, Canada	Chief Legal Officer	180,660 (0.14)%	—	48,911	276,603	215,441
Gopi Chande British Columbia, Canada	Chief Financial Officer	6,986 (0.01)%	—	133,245	261,679	305,777
Andrea Clayton Texas, U.S.	Chief People Officer	—	—	—	126,354	116,694
Brian Hannon Dublin, Ireland	Chief Growth Officer	38,835 (0.03)%	—	133,245	263,575	272,435
Anthony Geheran British Columbia, Canada	Former Director	—	—	—	42,895	—
Vanessa Kanu Ontario, Canada	Former Chief Financial Officer	—	—	—	—	—
Marilyn Tyfting British Columbia, Canada	Former Chief Human Resources Officer	265,572 (0.21)%	—	83,849	128,784	79,646
Monty Hamilton Victoria, Australia	Former Chief Product and Marketing Officer	—	—	66,623	229,643	160,764
Michael Ringman Colorado, U.S.	Former Chief Information Officer	196,544 (0.16)%	—	—	6,355	—
TOTAL		4,117,485 (3.25)%	—	2,730,148	2,963,751	2,209,395

Shares
As of the Record Date, the current directors and senior officers of the Company beneficially own, control or direct, directly or indirectly, an aggregate of 3,616,534 Subordinate Voting Shares that will be entitled to be voted at the Meeting, representing approximately 2.9% of the issued and outstanding Subordinate Voting Shares as of the Record Date.
All of the Subordinate Voting Shares owned or controlled by such directors and senior officers of the Company will be treated in the same manner under the Arrangement as Subordinate Voting Shares held by any other Shareholder.
If the Arrangement is completed, the directors and senior officers of the Company will receive, as a group and subject to their election, in exchange for such Shares, up to an aggregate of $16,437,042.00 of Cash Consideration, if all the directors and senior officers of the Company elected the Cash Consideration for each Share held, or approximately 997,180 TELUS Shares if all the directors and senior officers of the Company elected the Share Consideration for each Share held, subject to any rounding and proration adjustments.
Options
As of the Record Date, the directors and senior officers of the Company hold Options exercisable for an aggregate of 2,579,676 Subordinate Voting Shares. These Options have exercise prices ranging from $3.69 to $25.00 per Subordinate Voting Share.
If the Arrangement is completed, each Option outstanding immediately prior to the Effective Time that has not been duly exercised (whether vested or unvested), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, be exchanged for a Replacement Option entitling the holder to purchase from TELUS that number of TELUS Shares equal to the Exchange Ratio multiplied by the number of Subordinate Voting Shares subject to such Option immediately prior to the Effective Time. The exercise prices of the Replacement Options will range from approximately $13.37 to $91.58 per TELUS Share.
RSUs and PSUs
As of the Record Date, the directors and senior officers of the Company hold 2,556,074 RSUs and 1,968,985 PSUs.
Each Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, be transferred to the Company in exchange for an amount in cash from the Company equal to the Cash Consideration, less any applicable withholdings. If the Arrangement is completed, the directors and senior officers of the Company are expected to receive as a group, in exchange for each Specified RSU, up to an aggregate of approximately $11,502,333 in cash.
Each of the Non-Specified RSU, 2023 PSU, 2024-2025 PSU and PFG PSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and entitle the holder to receive, for no additional consideration, such number of TELUS Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such Incentive Security immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of TELUS Shares. The terms and conditions of such surviving Incentive Security is further described under the heading “Special Factors — Effect and Details of the Arrangement — The Plan of Arrangement”.
Securities Held by Directors and Senior Officers of the Purchaser
The table below sets out the names, regions and positions of the directors and senior officers of TELUS as of the Record Date and anyone who has been a director or senior officer since the beginning of TELUS’ last financial year, the number of Securities owned or over which control or direction was exercised by each such director or senior officer of TELUS and, where known after reasonable inquiry, by their associates and affiliates.

Name and Region	Position	Number and % of Subordinate Voting Shares	Number and % of Multiple Voting Shares	Number of Options	Number of RSUs	Number of PSUs
Raymond T. Chan British Columbia, Canada	Director	7,500 (0.006)%	—	—	—	—
Hazel Claxton Ontario, Canada	Director	833 (0.001)%	—	—	—	—
Lisa de Wilde Ontario, Canada	Director	2,083 (0.002)%	—	—	—	—
Victor Dodig Ontario, Canada	Director	— (0)%	—	—	—	—
Thomas Flynn Ontario, Canada	Director	2,000 (0.002)%	—	—	—	—
Mary Jo Haddad Ontario, Canada	Director	850 (0.001)%	—	—	—	—
Martha Hall Findlay Alberta, Canada	Director	4,720 (0.004)%	—	—	—	—
Christine Magee Ontario, Canada	Director	4,000 (0.004)%	—	—	—	—
John Manley Ontario, Canada	Director (Chair)	— (0)%	—	—	—	—
David Mowat British Columbia, Canada	Director	5,000 (0.004)%	—	—	—	—
Marc Parent Quebec, Canada	Director	5,217 (0.004)%	—	—	—	—
Denise Pickett Ontario, Canada	Director	4,800 (0.004)%	—	—	—	—
W. Sean Willy Saskatchewan, Canada	Director	— (0)%	—	—	—	—
Darren Entwistle Alberta, Canada	President and CEO and Director	29,700 (0.02)%	—	—	—	—
Doug French Ontario, Canada	Executive Vice-President (EVP) and Chief Financial Officer	16,421 (0.01)%	—	—	78,240	—
Navin Arora Alberta, Canada	EVP and President, TELUS Business Solutions, TELUS Health, TELUS Agriculture & Consumer Goods and TELUS Partner Solutions	16,224 (0.01)%	—	—	78,240	—
Zainul Mawji Alberta, Canada	EVP and President, Consumer Solutions	— (0)%	—	—	—	—
Sandy McIntosh Ontario, Canada	EVP, People & Culture and Chief Human Resources Officer	3,486 (0.003)%	—	—	—	—
Andrea Wood Ontario, Canada	EVP, Chief Legal & Governance Officer	— (0)%	—	—	—	—
TOTAL		102,834 (.08)%	—	—	156,480	—

Shares
As of the Record Date, the directors and senior officers of TELUS beneficially own, control or direct, directly or indirectly, an aggregate of 102,834 Subordinate Voting Shares that will be entitled to be voted at the Meeting, representing approximately 0.08% of the issued and outstanding Subordinate Voting Shares as of the Record Date.
All of the Subordinate Voting Shares owned or controlled by such directors and senior officers of TELUS will be treated in the same manner under the Arrangement as Subordinate Voting Shares held by any other Shareholder.
If the Arrangement is completed, the directors and senior officers of TELUS will receive, as a group and subject to their election, in exchange for such Shares, up to an aggregate of $462,453 of Cash Consideration, if all the directors and senior officers of TELUS elected the Cash Consideration for each Share held, or approximately 28,074 TELUS Shares if all the directors and senior officers of TELUS elected the Share Consideration for each Share held, subject to any rounding and proration adjustments.
Options
As of the Record Date, the directors and senior officers of TELUS hold no Options.
RSUs and PSUs
As of the Record Date, the directors and senior officers of TELUS hold 156,480 RSUs and no PSUs.
Each Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, be transferred to the Company in exchange for an amount in cash from the Company equal to the Cash Consideration, less any applicable withholdings. If the Arrangement is completed, the directors and senior officers of TELUS are expected to receive as a group, in exchange for each Specified RSU, up to an aggregate of approximately $704,160 in cash.
Each of the Non-Specified RSU, 2023 PSU, 2024-2025 PSU and PFG PSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and entitle the holder to receive, for no additional consideration, such number of TELUS Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such Incentive Security immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of TELUS Shares. The terms and conditions of such surviving Incentive Security is further described under the heading “Special Factors — Effect and Details of the Arrangement — Plan of Arrangement”.
Securities Law Matters
Canadian Securities Law Matters
Each Shareholder is urged to consult such Shareholder’s professional advisors to determine the Canadian conditions and restrictions applicable to trades in TELUS Shares, if received pursuant to the Arrangement.
The TELUS Shares are currently and will, following completion of the Arrangement remain, listed for trading on the TSX and NYSE.
TELUS is currently a reporting issuer in each of the provinces in Canada. TELUS will continue its reporting issuer status in each of the provinces in Canada upon completion of the Arrangement.
The issuance of the TELUS Shares pursuant to the Arrangement will constitute a distribution of Shares which is exempt from the prospectus requirements of applicable Canadian Securities Laws. The TELUS Shares received pursuant to the Arrangement will not be legended and may be resold through registered dealers in each of the provinces and territories of Canada provided that: (a) the trade is not a “control distribution” as defined in National Instrument 45-102 — Resale of Shares; (b) no unusual effort is made to prepare the market or to create a demand for TELUS Shares; (c) no extraordinary commission or consideration is paid to a person or company in respect of such sale; and (d) if the selling Shareholder is an insider or officer of TELUS, the selling Shareholder has no reasonable grounds to believe that TELUS is in default of applicable Canadian Securities Laws.
Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions
Application of MI 61-101
TELUS Digital is a reporting issuer in each of the provinces and territories in Canada and, accordingly, is subject to MI 61-101. MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among security holders, generally requiring enhanced disclosure, approval by a majority of security holders excluding interested parties and/or, in certain instances, independent valuations and approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 generally apply to “business combinations” (as defined in MI 61-101) that terminate the interests of security holders without their consent.
A transaction is a “business combination” for purposes of MI 61-101 if, among other things, a “related party” of an issuer (as defined in MI 61-101), whether alone or with joint actors, would, directly or indirectly, as a consequence of such transaction: (a) acquire the issuer or the business of the issuer, or combine with the issuer (through an amalgamation, arrangement or otherwise), (b) is entitled to receive consideration per equity security that is not identical in amount and form to the entitlement of the general body of holders in Canada of Shares of the same class, or (c) is entitled to receive a “collateral benefit” (as defined in MI 61-101).
As of the Record Date, TELUS beneficially owns or exercises control or direction over an aggregate of 152,004,019 Multiple Voting Shares and 6,874,822 Subordinate Voting Shares. As a result of EQT’s conversion of its Multiple Voting Shares into Subordinate Voting Shares, the Shares held by TELUS represent all of the outstanding Multiple Voting Shares, 5.4% of the outstanding Subordinate Voting Shares, 57.0% of all outstanding Shares, and 92.7% of the combined voting power attached to all outstanding Shares. As a result, TELUS is a “related party” of the Company.
Pursuant to the Arrangement, TELUS will acquire all of the Shares and, as a result, the Arrangement is a “business combination” for the purposes of MI 61-101.
Collateral Benefit
A “collateral benefit”, as defined under MI 61-101, includes any benefit that a “related party” of the Company, which includes the directors and “senior officers” (as defined under MI 61-101) of the Company, is entitled to receive as a consequence of the Arrangement, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities, or other enhancement in benefits related to past or future services as an employee, director or consultant of the Company. MI 61-101 excludes from the meaning of “collateral benefit” certain benefits to a “related party” received solely in connection with the related party’s services as an employee, director or consultant of an issuer where, among other things, (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction, (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner, (c) full particulars of the benefit are disclosed in the disclosure document for the transaction, and (d) (i) at the time the transaction was agreed to, the related party and its associated entities beneficially own or exercise control or direction, over less than 1% of the outstanding Shares of the issuer, or (ii) an independent committee, acting in good faith, determines that the value of the collateral benefit, net of any offsetting costs to the related party, is less than 5% of the value of the consideration the related party expects to receive under the terms of the transaction.
In accordance with the terms of the Arrangement Agreement, the Arrangement and 2021 Omnibus Long-Term Incentive Plan, as described elsewhere in this Circular, equity compensation securities of the Company, including Options, RSUs and PSUs immediately outstanding prior to the Effective Time will be settled in cash, exchanged for replacement securities or have their terms adjusted. In particular: (a) Options shall be exchanged for Replacement Options of TELUS that entitles the holders to purchase TELUS Shares; (b) each Specified RSU shall be settled in cash for an amount equal to the Cash Consideration; and (c) each

Non-Specified RSU, 2023 PSU, 2024 – 2025 PSU and PFG PSU shall remain outstanding, in each case further subject to the terms and conditions set forth in the Plan of Arrangement and described herein under the heading “Special Factors — Effect and Details of the Arrangement — Plan of Arrangement”. The acceleration of RSUs and the payout of such amounts may be considered a “collateral benefit” to each director or senior officer of the Company that are holders thereof. See “Special Factors — Interests of Certain Persons in the Arrangement”.
Notwithstanding the foregoing, such benefits fall within the exception to the definition of “collateral benefit” under MI 61-101 as they satisfy the conditions set out above, including the fact that each of the directors and senior officers of the Company that hold Options, RSUs and PSUs, other than Mr. Tobias Dengel, President, Digital Solutions, owns less than 1% of the outstanding Shares of the Company.
Mr. Dengel is President, Digital Solutions. As such, he is a “related party” of the Company. Mr. Dengel beneficially owns or by virtue of voting authority controls an aggregate of 2,225,986 Subordinate Voting Shares, which represent more than 1% of the outstanding Subordinate Voting Shares. However, Mr. Dengel does not hold any equity compensation securities of TELUS Digital and no changes are being made in respect of earnout arrangements for WillowTree. As such, Mr. Dengel is not receiving any collateral benefits. As a result, Mr. Dengel remains eligible to vote all of the Subordinate Voting Shares beneficially owned and controlled by him in respect of the “minority approval” described below under “Minority Approval Requirements”.
Formal Valuation and Opinions
MI 61-101 provides that, unless an exemption is available, a reporting issuer proposing to carry out a business combination is required to obtain a formal valuation of the “affected securities” (as defined in MI 61-101) from a qualified independent valuator and to provide the holders of such affected Shares with a summary of such valuation. For the purposes of the Arrangement, Multiple Voting Shares and Subordinate Voting Shares are each considered “affected securities” within the meaning of MI 61-101.
The Special Committee determined that BMO Capital Markets was a qualified and independent valuator for purposes of MI 61-101. As a result, the Special Committee engaged BMO Capital Markets to provide the Special Committee with a formal valuation of the Shares in accordance with the requirements of MI 61-101. See “Special Factors — Formal Valuation and Opinions” and the BMO Formal Valuation and Opinion attached as Appendix E to this Circular.
The Special Committee also sought and received the BofA Fairness Opinion, to further inform its recommendation to the Board. See “Special Factors — Formal Valuation and Opinions”. A copy of the BofA Fairness Opinion is attached as Appendix F to this Circular.
Minority Approval
MI 61-101 requires that, in addition to any other required security holder approval, a “business combination” must be subject to “minority approval” (as defined in MI 61-101) of every class of “affected securities” (as defined in MI 61-101) of the issuer, in each case voting separately as a class. Multiple Voting Shares and Subordinate Voting Shares constitute the “affected securities” for this purpose.
Pursuant to section 5.7 of MI 61-101, the Arrangement is exempt from the requirements to obtain minority approval of the holders of Multiple Voting Shares because TELUS and its affiliates beneficially own, in the aggregate, 90% or more of the outstanding Multiple Voting Shares.
Consequently, the approval of the Arrangement Resolution will require the affirmative vote of a simple majority of the votes cast by all the holders of Subordinate Voting Shares present or represented by proxy and entitled to vote at the Meeting, other than: (a) the Company, (b) an “interested party” (as defined in MI 61-101); (a) a “related party” (as defined in MI 61-101) of an “interested party”, unless the “related party” meets that description solely in its capacity as a director or senior officer of one or more persons that are neither an “interested party” nor “issuer insiders” of the Company; and (d) any person that is a “joint actor” (as defined in MI 61-101) with a person referred to in (b) and (c) (such shares excluded from voting by virtue of (a) – (d), the “Excluded Shares”).

To the knowledge of the Company, TELUS and its subsidiaries are the only holders of Shares that qualify as an “interested party”.
The directors and/or senior officers of TELUS are “related parties” of TELUS, an “interested party”, and Messrs. Darren Entwistle, Doug French and Navin Arora are also “issuer insiders” of the Company. 1276431 B.C. Ltd, 1276433 B.C. Ltd., 1276435 B.C. Ltd., 1276436 B.C. Ltd. and TELUS International Holding Inc. are “related parties” of, and may be considered “joint actors” of, TELUS, an “interested party”, and their respective directors and/or senior officers listed below are also “related parties” of TELUS. After reasonable inquiry, no other affiliates of TELUS hold Shares. Although directors and senior officers of those TELUS affiliates are “related parties” of an “interested party”, except as disclosed below, none are “issuer insiders” of the Company or directors or officers of an “interested party” and, therefore, no Shares held by such persons must be excluded. As a result, pursuant to MI 61-101, to the knowledge of the Company, the following persons own or exercise control or direction over the following classes of Shares, as determined in accordance with MI 61-101 and section 1.8 of NI 62-104, which Shares shall be excluded from voting for purposes of determining whether “minority approval” is obtained in respect of the Arrangement Resolution at the Meeting. Accordingly, an aggregate of 6,980,251 Subordinate Voting Shares representing approximately 5.51% of the outstanding Subordinate Voting Shares are Excluded Shares that will be excluded from the vote on Minority Approval. For clarity, given the analysis set out above under “Collateral Benefits”, none of the Subordinate Voting Shares held by the directors or senior officers of the Company (other than as noted below) will be excluded in determining whether Minority Approval for the Arrangement is obtained.
Shareholder	Multiple Voting Shares	% of Multiple Voting Shares	Subordinate Voting Shares	% of Subordinate Voting Shares
TELUS
TELUS Corporation	128,844,725	84.76%	—	—
1276431 B.C. Ltd	45,000	0.03%	—	—
1276433 B.C. Ltd.	7,546,500	4.96%	—	—
1276435 B.C. Ltd.	4,500,000	2.96%	5,436,809	4.29%
1276436 B.C. Ltd	4,500,000	2.96%	—	—
TELUS International Holding Inc.	6,567,794	4.32%	1,438,013	1.14%
Other Excluded Shareholders
Darren Entwistle	—	—	29,700	0.02%
Doug French	—	—	16,421	0.01%
Navin Arora	—	—	16,224	0.01%
Raymond T. Chan	—	—	7,500	0.006%
Hazel Claxton	—	—	833	0.001%
Lisa de Wilde	—	—	2,083	0.002%
Thomas Flynn	—	—	2,000	0.002%
Mary Jo Haddad	—	—	850	0.001%
Martha Hall Findlay	—	—	4,720	0.004%
Christine Magee	—	—	4,000	0.004%
David Mowat	—	—	5,000	0.004%
Marc Parent	—	—	5,217	0.004%
Denise Pickett	—	—	4,800	0.004%
Sandy McIntosh	—	—	3,486	0.003%
Christopher Main	—	—	2,083	0.002%
Pier Fiorino	—	—	417	0.0004%
Mario Mele	—	—	95	0.00008%
Total:	152,004,019	100.00%	6,980,251	5.51%

Prior Valuations
MI 61-101 requires that every “prior valuation” (as defined in MI 61-101) in respect of the Company that has been made in the 24 months prior to the date of this Circular, the existence of which is known, after reasonable inquiry, to the Company or any of its directors or senior officers, be disclosed in the Circular. To the knowledge of the Company or any of its directors or senior officers, after reasonable inquiry, there has been no “prior valuation” of the Company or of its Shares, including the Shares, or material assets in the 24 months preceding the date of this Circular.
Prior Offers
MI 61-101 requires that every “prior offer” (as defined in MI 61-101) in respect of the Company, that has been made in the 24 months prior to the date of this Circular that relates to the subject matter of or is otherwise relevant to the Arrangement, be disclosed in the Circular. The Company has not received any bona fide prior offer related to the subject matter of the Arrangement or that is otherwise relevant to the Arrangement.
United States Securities Law Matters
The following discussion is a general overview of certain requirements of U.S. federal and state Securities Laws applicable to Securityholders. All holders of such securities are urged to obtain legal advice to ensure that their resale of such securities complies with applicable U.S. Securities Laws.
The TELUS Shares, Replacement Options, Surviving RSUs and Surviving PSUs to be issued pursuant to the Arrangement will not be registered under the U.S. Securities Act or the Securities Laws of any state of the United States and will be issued in reliance upon the Section 3(a)(10) Exemption and similar exemptions provided in respect of the Securities Laws of the states in which securityholders reside. The Section 3(a)(10) Exemption exempts from registration a security that is issued in exchange for one or more bona fide outstanding securities, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court of competent jurisdiction or by a governmental authority expressly authorized by law to grant such approval. The Court is authorized to conduct a hearing at which the substantive and procedural fairness of the terms and conditions of the Arrangement will be considered. The Court issued the Interim Order on September 17, 2025 and, subject to the approval of the Arrangement by the Shareholders, a hearing for a Final Order approving the Arrangement is currently anticipated to take place on October 29, 2025 at 9:45 a.m. (Vancouver time). All Persons to whom it is proposed to issue the securities are entitled to appear and be heard at this hearing, provided that they satisfy the applicable conditions set forth in the Interim Order. The Final Order of the Court will, if granted, constitute the basis for the Section 3(a)(10) Exemption with respect to the securities to be issued under the Arrangement.
The TELUS Shares to be issued pursuant to the Arrangement generally may be resold without restriction under the U.S. Securities Act, except in the case of resales by persons who are, or within 90 days prior to the completion of the Arrangement were, “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of TELUS. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by or are under common control with the issuer, whether through the ownership of voting securities, by contract or otherwise, and generally include executive officers and directors of the issuer as well as principal security holders of the issuer. See “Affiliates — Rule 144” and “Affiliates — Regulation S” below for further details. Any resale of TELUS Shares by affiliates of TELUS may be subject to the registration requirements of the U.S. Securities Act, absent an exemption therefrom. Subject to certain limitations, such affiliates of TELUS may immediately resell TELUS Shares outside the United States without registration under the U.S. Securities Act pursuant to Regulation S under the U.S. Securities Act. If available, affiliates of TELUS may also resell such TELUS Shares pursuant to, and in accordance with, Rule 144 under the U.S. Securities Act.
Affiliates — Regulation S
In general, under Regulation S under the U.S. Securities Act, persons who are affiliates of TELUS solely by virtue of their status as an officer or director of TELUS may sell their TELUS Shares outside the United

States in an “offshore transaction” (within the meaning of Regulation S) if neither the seller, an affiliate nor any person acting on its behalf engages in “directed selling efforts” in the United States and provided that no selling commission, fee or other remuneration is paid in connection with such sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. For purposes of Regulation S, “directed selling efforts” means “any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered”. Also, under Regulation S, subject to certain exceptions contained in Regulation S, an “offshore transaction” is a transaction in which the offer of the applicable securities is not made to a person in the United States, and either (a) at the time the buy order is originated, the buyer is outside the United States or the seller reasonably believes that the buyer is outside of the United States, or (b) the transaction, which has not been pre-arranged with a buyer in the United States, is executed in, on or through the facilities of a designated offshore securities market (which would include a sale on the TSX).
Affiliates — Rule 144
In general, under Rule 144 under the U.S. Securities Act, persons who are, or within 90 days prior to the completion of the Arrangement were, “affiliates” of TELUS will be entitled to sell TELUS Shares that they receive under the Arrangement in the United States, provided that the number of such securities sold, together with all other securities of the same class sold for their account during any three-month period, does not exceed the greater of one per cent of the then outstanding securities of such class or, if such securities are listed on a U.S. securities exchange (such as the NYSE) and/or reported through the automated quotation system of a U.S. registered securities association, the average weekly trading volume of such securities during the four calendar week period preceding the date of sale, subject to aggregation rules, specified restrictions on manner of sale, notice filing requirements, and the availability of current public information about TELUS. Persons who are affiliates of TELUS after the Arrangement will continue to be subject to the resale restrictions described in this paragraph for so long as they continue to be affiliates of TELUS, and for 90 days thereafter.
“Going Private” by certain issuers or their affiliates — Rule 13e-3
The transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 promulgated under the Exchange Act. In connection with these transactions, the Company and TELUS have filed with the SEC the Schedule 13E-3 pursuant to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder, which incorporates by reference this Circular. Copies of the Schedule 13E-3 are, and any other documents filed by the Company in connection with the Arrangement will be, available under TELUS Digital’s profile on EDGAR at www.sec.gov. Shareholders are advised to read this Circular and the Schedule 13E-3 in their entirety, including the appendices and exhibits hereto or thereto, because they contain important information.
Foreign private issuer exemption for solicitation of proxies — Section 14(a) of Exchange Act
TELUS Digital is a corporation existing under the provincial laws of British Columbia, Canada and is a “foreign private issuer” within the meaning of the rules promulgated under the Exchange Act. Section 14(a) of the Exchange Act and related proxy rules are not applicable to the Company nor to this solicitation and, therefore, this solicitation is not being effected in accordance with such laws. The solicitation of proxies and the transactions contemplated in this Circular involve securities of a Canadian issuer and are being effected in accordance with (a) Canadian corporate laws and Canadian Securities Laws, which differ from disclosure requirements in the United States, and (b) the requirements of Rule 13e-3 under the Exchange Act.

ARRANGEMENT MECHANICS
Depositary
Prior to the Effective Date, the Company, TELUS and the Depositary will enter into a depositary agreement relating to the Arrangement.
Pursuant to the Plan of Arrangement, TELUS is required to deposit, or arrange to be deposited for the benefit of Shareholders (other than Dissenting Shareholders), (a) TELUS Shares to satisfy the aggregate Share Consideration and the share component of any Combination Consideration payable to Shareholders, and (b) sufficient funds to satisfy the aggregate Cash Consideration and the cash component of any Combination Consideration payable to Shareholders, in each case as required by the Plan of Arrangement, which TELUS Shares and funds will be held by the Depositary for such Shareholders. Further, TELUS shall, as soon as reasonably practicable after Closing, provide, or cause to be provided, the Depositary with sufficient funds to satisfy the cash payment to Shareholders in lieu of fractional TELUS Shares.
Letter of Transmittal and Election Form
The Letter of Transmittal and Election Form has been sent to Registered Shareholders with this Circular. The Letter of Transmittal and Election Form contains procedural information relating to the Arrangement and should be reviewed carefully. Registered Shareholders (other than the Dissenting Holders, TELUS and any of its affiliates) can obtain additional copies of the Letter of Transmittal and Election Form by contacting the Depositary at 320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6, by phone, toll-free at 1-800-564-6253 (North America) or 1-514-982-7555 (outside North America), or by email to the following address: corporateactions@computershare.com. The Letter of Transmittal and Election Form is also available on the Company’s SEDAR+ profile at SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
The Letters of Transmittal and Election Forms will set out the procedures to be followed by the Registered Shareholders to: (a) elect to receive (i) the Cash Consideration, (ii) the Share Consideration, or (iii) the Combination Consideration for each Share transferred, subject to proration such that no more than 25% of the aggregate Consideration to be paid to the Shareholders will consist of TELUS Shares; and (b) deposit their Shares.
If the Arrangement becomes effective, in order to receive the Consideration to which such Depositing Shareholder is entitled to receive under the Plan of Arrangement, a Depositing Shareholder must deliver the Letter of Transmittal and Election Form properly completed and duly executed, together with share certificate(s) or DRS Advice(s) representing its Deposited Shares and all other required documents to the Depositary at the address set forth in the Letter of Transmittal and Election Form before the Election Deadline, being 9:00 a.m. (Vancouver time) on October 22, 2025 or, if the Meeting is adjourned or postponed, the Business Day which is three Business Days preceding the date of the reconvened Meeting. IF THE DEPOSITARY DOES NOT RECEIVE THE REQUIRED DOCUMENTATION OR THE SHAREHOLDER FAILS TO MAKE A PROPER ELECTION BY THE ELECTION DEADLINE (OR ANY EXTENSION THEREOF), SUCH HOLDERS WILL BE DEEMED TO HAVE ELECTED TO RECEIVE COMBINATION CONSIDERATION IN RESPECT OF EACH SHARE HELD BY SUCH SHAREHOLDER.
Beneficial Shareholders, whose Shares are held through an Intermediary, should contact Intermediary for instructions and assistance in delivery of the Shares and making an election with respect to the form of Consideration they wish to receive, which election must be received by the Depositary on or before the Election Deadline. To be valid, Beneficial Shareholders’ elections must be received by the Depositary prior to the Election Deadline. Any Beneficial Shareholder who fails to make an election in accordance with the instructions provided by their Intermediary prior to the Election Deadline, or otherwise fails to comply with the requirements of the Plan of Arrangement (as well as any Registered Shareholders who duly exercise Dissent Rights but are ultimately not entitled, for any reason, to be paid fair value for Shares in respect of which they have exercised Dissent Rights), shall be deemed to have elected to receive, for each Share, the Combination Consideration for such Share.
Holders of Incentive Securities need not complete any documentation to receive the consideration owed to them under the Arrangement in respect of their Incentive Securities.

Any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn. The determination of the Depositary as to whether elections have been properly made and when elections were received by it will be binding. If the Arrangement is not completed, the Letter of Transmittal and the Election Form will be of no effect and the Depositary will return all certificate(s) or DRS Advice(s) representing the Deposited Shares to the holders thereof as soon as practicable at the address specified in the Letter of Transmittal and the Election Form. None of TELUS Digital, TELUS or the Depositary are liable for failure to notify Shareholders who make a deficient deposit with the Depositary.
The Company reserves the right, if it so elects, in its absolute discretion, to instruct the Depositary to waive or not to waive any and all defects or irregularities in any Letter of Transmittal and Election Form or other document and any such waiver or non-waiver will be binding upon the affected Shareholders. The granting of a waiver to one or more Shareholders does not constitute a waiver for any other Shareholders. The Company and TELUS reserve the right to demand strict compliance with the terms of the Letter of Transmittal and Election Form and the Arrangement. The method used to deliver the Letter of Transmittal and Election Form and any accompanying certificate(s) or DRS Advice(s) representing the Shares is at the option and risk of the holder surrendering them, and delivery will be deemed effective only when such documents are actually received by the Depositary. The Company recommends that such certificates, DRS Advices and documents be delivered by hand to the Depositary and a receipt therefore be obtained or that registered mail be used and appropriate insurance be obtained.
The Depositary will receive reasonable and customary compensation from TELUS for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liability under Securities Laws and expenses in connection therewith.
Telecommunications Residency Declaration
Certain subsidiaries of TELUS are Canadian carriers, holders of radio authorizations and holders of broadcasting licences are required by the Telecommunications Act and the Broadcasting Direction to be Canadian-owned and controlled. See “Information Concerning TELUS”. As part of the election process, each Shareholder will be required to complete a Telecommunications Residency Declaration prior to the Election Deadline to represent that such shareholder is either “Canadian” or “non-Canadian” within the meaning of the definitions contained in the Telecommunications Act, the Ownership and Control Regulations and the Articles of TELUS. Registered Shareholders are required to complete the Telecommunications Residency Declaration by following the instructions set forth in the Letter of Transmittal and Election Form whereas Beneficial Shareholders, whose Shares are registered through an Intermediary, should contact such Intermediary for instructions and assistance in completing their Telecommunications Residency Declaration. It is imperative that Registered and Beneficial Shareholders complete the Telecommunications Residency Declaration as TELUS may be required to take action relating to the suspension of voting rights and/or other rights in order to ensure that it complies with Canadian ownership requirements.
If a Registered or Beneficial Shareholder does not complete the Telecommunications Residency Declaration (including as a result of a failure to make a valid election prior to the Election Deadline), TELUS may take whatever permitted steps it considers appropriate under its Articles, the Telecommunications Act, the Ownership and Control Regulations and the agreements that TELUS has with CDS & Co. in order to maintain compliance with Canadian ownership requirements. Shareholders are advised that from and after the Effective Time of the Arrangement, if any TELUS Shares are held for non-Canadians through the CDS Common Canadian ledger ISIN CA87971M1032 (the “Canadian Ledger”), arrangements may be required to remove those non-Canadian TELUS Shares from the Canadian Ledger immediately and have them issued in the Common non-Canadian ISIN CA87971M9969 (the “Non-Canadian Ledger”). The issuance of non-Canadian TELUS Shares requires a valid Reservation Number, which can be requested from Computershare. If Reservation Numbers are available, the TELUS shareholder will be able to affect the electronic withdrawal of the non-Canadian TELUS Shares from the Canadian Ledger and subsequent electronic deposit to the Non-Canadian Ledger. If Reservation Numbers are not available because of the non-Canadian ownership level of TELUS, it may still be necessary to have the non-Canadian TELUS Shares withdrawn from the Canadian Ledger and to have Computershare issue a certificate in the Non-Canadian Ledger with a restriction indicating that the certificate was issued without a reservation number and may be non-voting, and these non-Canadian TELUS Shares cannot be dealt with except to sell to a Canadian or until a Reservation Number becomes available.
Payment, DRS Advices and Certificates
Payment
Upon surrender to the Depositary for cancellation of a DRS Advice or a certificate, which immediately prior to the Effective Time represented outstanding Shares, together with a duly completed and executed Letter of Transmittal and Election Form and such additional documents and instruments as the Depositary may reasonably require, and such other documents and instruments as would have been required to effect such transfer under the BCBCA, the Securities Transfer Act (British Columbia) and the Constating Documents of the Company (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement, it being understood that any reference in this “Arrangement Mechanics — Payment, DRS Advices and Certificates” to “certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares), the holders holding Shares formerly represented by such surrendered DRS Advice or certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Consideration which such holder has the right to receive under the Plan of Arrangement for such Shares, without interest, less any amounts withheld pursuant to the Plan of Arrangement, and any DRS Advice or certificate so surrendered shall forthwith be cancelled. The Consideration will be registered in or made payable to such name or names as directed in the Letter of Transmittal and Election Form and will be either (a) sent to the address or addresses as such Shareholder directed in their Letter of Transmittal and Election Form or (b) made available for pick up at the offices of the Depositary in accordance with the instructions of the Former Shareholder in the Letter of Transmittal and Election Form. Shareholders may elect to receive the Cash Consideration by wire transfer by completing the applicable Box in the Letter of Transmittal.
As soon as practicable after the Effective Date, the Company shall deliver, or cause to be delivered, to each holder of Specified RSUs as reflected on the register maintained by or on behalf of the Company in respect of Incentive Securities, a cheque or cash payment (or process the payment through the Company’s payroll systems or such other means as the Company may elect) representing the amount, if any, which such holder of Specified RSUs has the right to receive under this Plan of Arrangement for such Specified RSUs, less any amount withheld pursuant to the Plan of Arrangement.
No Shareholder shall be entitled to receive any Consideration with respect to Shares other than the Consideration, if any, which such holder is entitled to receive in accordance with the Plan of Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith other than, in respect of Shares, any declared but unpaid dividends with a record date prior to the Effective Date.
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to the Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the register of holders of Shares maintained by or on behalf of the Company, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration which such holder is entitled to receive for such Shares under the Plan of Arrangement. When authorizing such payment or delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to TELUS and the Depositary (each acting reasonably) in such sum as TELUS or the Depositary may direct (acting reasonably), or otherwise indemnify TELUS, the Company and the Depositary in a manner satisfactory to TELUS, the Company and the Depositary, each acting reasonably, against any claim that may be made against TELUS, the Company and the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.
TELUS, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Person under the Plan of Arrangement (including any amounts payable pursuant to the Plan of Arrangement), such amounts as TELUS, the Company or the

Depositary, as applicable, are required to deduct and withhold, or reasonably determines are required to be deducted and withheld, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld from the amount otherwise payable or deliverable pursuant to the Plan of Arrangement, remitted to the relevant Governmental Entity, and shall be treated for all purposes under the Plan of Arrangement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. Pursuant to the Plan of Arrangement, each of TELUS, the Company or the Depositary that makes a payment to any Shareholder under the Plan of Arrangement shall be authorized to sell or otherwise dispose of such portion of TELUS Shares otherwise issuable to such Shareholder (if any) as is necessary to provide sufficient funds to enable it to comply with its deducting or withholding requirements and such party shall notify the applicable Shareholder and remit any unapplied balance of the net proceeds of such sale to such Shareholder (after deduction for (a) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person, (b) reasonable commissions payable to the broker, and (c) other reasonable costs and expenses). None of TELUS, the Company or the Depositary will be liable for any loss arising out of any sale of such TELUS Shares, including any loss relating to the manner or timing of such sales, the prices at which the TELUS Shares are sold or otherwise. TELUS or the Depositary, as applicable, will promptly notify the Company in writing of any intention to withhold under the Plan of Arrangement from any amount otherwise payable or deliverable to any Person.
No dividend or other distribution declared or made after the Effective Time with respect to TELUS Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Shares that were transferred pursuant to the Plan of Arrangement, unless and until the holder of such certificate shall have complied with the provisions of the Plan of Arrangement. Subject to applicable law and to the Plan of Arrangement at the time of such compliance, there shall, in addition to the delivery of the Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to the TELUS Shares to which such holder is entitled in respect of such holder’s Consideration, net of any applicable withholding and other taxes.
In the event that, after the date of the Arrangement Agreement and prior to the Closing, TELUS changes the number of TELUS Shares issued and outstanding as a result of a reclassification, share split (including a reverse share split), share dividend or share distribution, recapitalization, subdivision, or other similar transaction, the Share Consideration shall be equitably adjusted to eliminate the effects of such event on the Share Consideration.
Any exchange or transfer of securities pursuant to the Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.
Under no circumstances shall interest accrue or be paid by TELUS, the Company or any of its Subsidiaries, the Depositary or any other Person to Shareholders or other Persons depositing DRS Advices or certificates pursuant to the Plan of Arrangement in respect of Shares, regardless of any delay in making any payment contemplated hereunder.
From and after the Effective Time: (a) the Plan of Arrangement shall take precedence and priority over any and all Affected Securities issued or outstanding prior to the Effective Time, (b) the rights and obligations of the Shareholders (registered or beneficial), the Company, TELUS, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in the Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted, other than claims that are the subject of court proceedings instituted prior to the Effective Time and still ongoing as of the Effective Time) based on or in any way relating to any Securities of the Company, including the Affected Securities, shall be deemed to have been settled, compromised, released and determined without liability except as set forth in the Plan of Arrangement.
Extinction of Rights
To the extent a Former Shareholder has not surrendered Shares to the Depositary in the manner described in this Circular by the sixth anniversary of the Effective date (the “Final Proscription Date”), then: (a) any such DRS Advice or certificate formerly representing Shares shall cease to represent a claim by or interest of any Former Shareholder of any kind or nature against or in the Company or TELUS, (b) the Consideration that such Former Shareholder was entitled shall be deemed to have been surrendered to TELUS and shall be paid over by the Depositary to TELUS or as directed by TELUS; and (c) any payment made by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the Final Proscription Date shall cease to represent a right or claim of any kind or nature and the right of the Shareholder to receive the applicable consideration shall terminate and be deemed to be surrendered and forfeited to TELUS or the Company, as applicable, for no consideration.
Withholding Rights
TELUS, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Person under this Plan of Arrangement (including any amounts payable pursuant to the Plan of Arrangement), such amounts as TELUS, the Company or the Depositary, as applicable, are required to deduct and withhold, or reasonably determines are required to be deducted and withheld, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount otherwise payable or deliverable pursuant to this Plan of Arrangement, remitted to the relevant Governmental Entity and shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.
Each of TELUS, the Company or the Depositary that makes a payment to any Shareholder under this Plan of Arrangement shall be authorized to sell or otherwise dispose of such portion of TELUS Shares otherwise issuable to such Shareholder (if any) as is necessary to provide sufficient funds to enable it to comply with its deducting or withholding requirements and such party shall notify the applicable Shareholder and remit any unapplied balance of the net proceeds of such sale to such Shareholder (after deduction for (a) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person, (b) reasonable commissions payable to the broker, and (c) other reasonable costs and expenses). None of TELUS, the Company or the Depositary will be liable for any loss arising out of any sale of such TELUS Shares, including any loss relating to the manner or timing of such sales, the prices at which the TELUS Shares are sold or otherwise.
If TELUS determines that it is required to deduct or withhold under this section from any amount otherwise payable or deliverable to any Person, it shall make reasonable efforts to notify the Company in writing prior to the Effective Time of its intention to withhold.
Currency Election
Any Beneficial Shareholder entitled to receive a cash payment under the Arrangement will receive the cash payment in United States dollars, unless the Beneficial Shareholder contacts the Intermediary through which such Beneficial Shareholder’s Shares are held and request that the Intermediary make an election on such Beneficial Shareholder’s behalf to use the Depositary’s currency exchange services to convert the cash payment into Canadian dollars, as described below.
Any Registered Shareholder entitled to receive a cash payment under the Arrangement will receive the cash payment in United States dollars, unless such Registered Shareholder exercises the applicable election in the Letter of Transmittal and Election Form to use the Depositary’s currency exchange services to convert the cash payment into Canadian dollars, as described below.
The exchange rate for United States dollars expressed in Canadian dollars will be based on the prevailing market rate(s) available to Computershare Trust Company of Canada, in its capacity as foreign exchange service provider, on the date of the currency conversion. All risks associated with the currency conversion from United States dollars to Canadian dollars including risks relating to change in rates, the timing of exchange or the selection of a rate for exchange, and all costs incurred with the currency conversion are for the electing Shareholder’s sole account and will be at such Shareholder’s sole risk and expense, and none of the Company, TELUS or Computershare Trust Company of Canada, or their respective affiliates and successors, are responsible for any such matters. Computershare Trust Company of Canada will act as principal in such currency conversion transactions.
Proration, Rounding and Fractional Adjustments
The maximum amount of TELUS Shares that may, in the aggregate, be issued to the Shareholders in consideration for their Shares (excluding Shares in respect of which Dissent Rights have been exercised and Shares held by TELUS and its affiliates) shall not exceed the Maximum Share Consideration plus cash in lieu of fractional shares as set forth in the Plan of Arrangement.
Shareholders are not subject to a cap when electing for Cash Consideration.
Proration
If the Aggregate Shares Elected exceeds the Maximum Share Consideration, the number of TELUS Shares issuable to the Share Electing Shareholders and the Combination Electing Shareholders shall be limited to the Maximum Share Consideration and shall be allocated pro rata among such Share Electing Shareholders and Combination Electing Shareholders by multiplying, in each case, (a) the number of TELUS Shares such Share Electing Shareholder or Combination Electing Shareholder would have, absent the application of these proration mechanics, received by (b) the Share Proration Factor, and each such Share Electing Shareholder and Combination Electing Shareholder shall receive cash as consideration for the balance of the TELUS Shares to which such Share Electing Shareholder or Combination Electing Shareholder would otherwise have been entitled and which exceeds the TELUS Shares so allocated to such Share Electing Shareholder or Combination Electing Shareholder (calculated by valuing each TELUS Share at the TELUS Share Price), subject to rounding and fractional adjustments as set forth in the Plan of Arrangement.
Rounding and Fractional Adjustments
In no event shall any holder of Shares be entitled to receive a fractional TELUS Share under the Plan of Arrangement. Where the aggregate number of TELUS Shares to be issued to a Shareholder as consideration under the Plan of Arrangement would result in a fraction of a TELUS Share being issuable (a) the number of TELUS Shares to be issued to such Shareholder shall be rounded down to the closest whole number; and (b) such Shareholder shall receive a cash payment (rounded down to the nearest whole $0.01) equal to the product of the (i) TELUS Share Price; and (ii) the fractional share amount.
If the aggregate cash amount a Shareholder is entitled to receive under the Arrangement would otherwise include a fraction of $0.01, then the aggregate cash amount such Shareholder shall be entitled to receive shall be rounded down to the nearest whole $0.01.
In the event that, after the date of the Arrangement Agreement and prior to the Closing, TELUS changes the number of TELUS Shares issued and outstanding as a result of a reclassification, share split (including a reverse share split), share dividend or share distribution, recapitalization, subdivision, or other similar transaction, the Share Consideration shall be equitably adjusted to eliminate the effects of such event on the Share Consideration.

THE ARRANGEMENT AGREEMENT
The Arrangement will be carried out pursuant to the Arrangement Agreement and the Plan of Arrangement. The following is a summary of the principal terms of the Arrangement Agreement and does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement, which is incorporated by reference herein and has been filed on TELUS Digital’s SEDAR+ profile at www.sedarplus.ca and on EDGAR at www.sec.gov, and to the Plan of Arrangement, which is attached hereto as Appendix B. Upon request, the Company will promptly provide a copy of the Arrangement Agreement free of charge to a Shareholder. Capitalized terms used but not otherwise defined herein have the meanings set out in the Arrangement Agreement and the Plan of Arrangement.
Representations and Warranties
The Arrangement Agreement contains customary representations and warranties made by the Company and TELUS. The statements in those representations and warranties are made solely for the purposes of the Arrangement Agreement. Certain representations and warranties may not be accurate or complete as of any specified date because they are qualified by certain disclosure provided by the Company to TELUS or are subject to a standard of materiality or are qualified by a reference to Material Adverse Effect. Moreover, some of the representations and warranties contained in the Arrangement Agreement may have been used for the purpose of allocating risk between the Company and TELUS. Therefore, Shareholders should not rely on the representations and warranties as statements of factual information.
The Arrangement Agreement contains customary representations and warranties of the Company relating to organization and qualification, corporate authorization, execution and binding obligation, governmental authorization, non-contravention, capitalization, shareholders’ and similar agreements, subsidiaries, securities law matters, financial statements, disclosure controls and internal control over financial reporting, minute books, auditors, no material undisclosed liabilities, absence of certain changes or events, related party transactions, no “collateral benefit”, compliance with law, authorizations and licenses, material contracts, personal property, real property, intellectual property, business systems, litigation, environmental matters, employees, collective agreements, employee plans, insurance, taxes, corrupt practices legislation, sanctions, money laundering, privacy, AI, anti-spam, fairness opinions, brokers, and Board and Special Committee approval.
In addition, the Arrangement Agreement also contains customary representations and warranties of TELUS including with respect to organization and qualification, corporate authorization, execution and binding obligation, governmental authorization, non-contravention, securities law matters, consideration shares, financial statements, disclosure controls and internal control over financial reporting, litigation, absence of certain changes or events, security ownership, certain arrangements, compliance with law, Investment Canada Act, financing, taxes, and brokers.
Conditions to Closing
Mutual Conditions
TELUS and the Company are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of TELUS and the Company:
(a)
Arrangement Resolution.   The Arrangement Resolution has been approved and adopted by the Shareholders at the Meeting in accordance with the Interim Order.

(b)
Interim Order and Final Order.   The Interim Order and the Final Order have each been obtained on terms consistent with the Arrangement Agreement and have not been set aside or modified in a manner unacceptable to either the Company or TELUS, each acting reasonably, on appeal or otherwise.

(c)
Illegality.   No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or TELUS from consummating the Arrangement.

(d)
Exchange Approval.   The Stock Exchange Approval shall have been obtained and will be in force and shall not have been rescinded.

Additional Conditions Precedent to the Obligations of TELUS
TELUS is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of TELUS and may only be waived, in whole or in part, by TELUS in its sole discretion:
(a)
Representations and Warranties.   The representations and warranties of the Company with respect to: (i) organization and qualification, corporate authorization, execution and binding obligation and non-contravention with constating documents, shall be true and correct in all material respects as of the date of the Arrangement Agreement and as of the Effective Time, as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date); (ii) capitalization, subsidiaries and brokers shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Arrangement Agreement and as of the Effective Time, as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), and (iii) the other representations and warranties of the Company set forth in the Arrangement Agreement shall be true and correct as of the date of the Arrangement Agreement and as of the Effective Time as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored) and the Company has delivered a certificate confirming the same to TELUS.

(b)
Performance of Covenants.   The Company shall have fulfilled or complied in all material respects with each of the covenants of the Company contained in the Arrangement Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming the same to TELUS.

(c)
Material Adverse Effect.   Since the date of the Arrangement Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

(d)
FDI Regulatory Approval.   The FDI Regulatory Approval shall have been made, given or obtained and each is in force and has not been rescinded or modified.

Additional Conditions Precedent to the Obligations of the Company
The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:
(a)
Representations and Warranties.   The representations and warranties of TELUS with respect to organization and qualification, corporate authorization, execution and binding obligation and non-contravention with constating documents shall be true and correct in all material respects as of the date of the Arrangement Agreement and as of the Effective Time, as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), and the other representations and warranties of TELUS set forth in the Arrangement Agreement shall be true and correct in all respects as of the date of the Arrangement Agreement and as of the Effective Time as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except where the failure to be so true and correct in all respects, individually and in the aggregate, would not reasonably be expected to prevent or materially impede the consummation of the Arrangement and the Purchaser has delivered a certificate confirming the same to the Company.

(b)
Performance of Covenants.   TELUS shall have fulfilled or complied in all material respects with each of the covenants of TELUS contained in the Arrangement Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Purchaser has delivered a certificate confirming the same to the Company.

(c)
Deposit of Consideration.   Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained in the Arrangement Agreement in its favour (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time), TELUS shall have deposited with the Depositary sufficient Consideration to satisfy its obligations under the Arrangement Agreement and the Depositary shall have confirmed receipt thereof.

Covenants
The Arrangement Agreement also contains customary negative and affirmative covenants of the Company and TELUS.
Conduct of Business of the Company
(a)
In the Arrangement Agreement, the Company has agreed that, during the period from the date of the Arrangement Agreement until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of TELUS, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or expressly permitted by the Arrangement Agreement; (iii) as required by Law; or (iv) as expressly contemplated in the Company Disclosure Letter, it will, and will cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in compliance with applicable Law, and use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, operations, assets, properties, Authorizations, Intellectual Property, Company Employees, goodwill and business relationships it currently maintains with all consultants, agents, independent contractors, Governmental Entities, customers, suppliers, partners and other Persons with which the Company or any of its Subsidiaries has business relations.

(b)
The Company also agreed that from the date of the Arrangement Agreement until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, except:

(i)
with the prior written consent of TELUS, such consent not to be unreasonably withheld, delayed or conditioned;

(ii)
as required or expressly permitted by the Arrangement Agreement;

(iii)
as required by Law; or

(iv)
as expressly contemplated in the Company Disclosure Letter,

(v)
it will not, and will cause its Subsidiaries not to, directly or indirectly:

(A)
amend its Constating Documents;

(B)
adjust, split, combine or reclassify or amend the terms of any securities of the Company or of any Subsidiary;

(C)
reduce the stated capital of any securities of the Company of the Company or redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company, except for the acquisition of shares in the capital of any wholly-owned Subsidiary of the Company by the Company or by any other wholly-owned Subsidiary of the Company;

(D)
issue, grant, deliver, sell, exchange, modify, accelerate vesting, pledge or otherwise encumber (other than Permitted Liens), or authorize the issuance, grant, delivery, sale, exchange, modification, acceleration of vesting, pledge or other encumbrance of (other than Permitted Liens), or create any derivative interest in, or any call rights, puts, options, units, warrants, convertible securities, subscription rights, conversion rights, exchange rights, or similar rights exercisable or exchangeable for or convertible into, or otherwise evidencing a right to acquire, any securities in the capital of the Company or any of its Subsidiaries or any rights that are linked in any way to the price of any securities of, or to the value of or of any part of, or to any dividends or distributions paid on, any securities of the Company or any of its Subsidiaries, except for: (A) the issuance of any shares in the capital of any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company; or (B) the issuance of Subordinate Voting Shares in the Ordinary Course upon the settlement of Incentive Securities outstanding on the date hereof (including any dividend equivalents in respect thereof) in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, or upon the conversion of Multiple Voting Shares in accordance with their terms;
(E)
(1) acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses having a cost, on a per transaction basis, in excess of $25,000,000 and subject to a maximum of $50,000,000 for all such transactions, other than any Contract for the sale or procurement of goods or services entered into on arm’s length terms with a customer or supplier of the Company or any Subsidiary in the Ordinary Course, or (2) enter into any joint venture, legal partnership, limited liability corporation or similar arrangement with any third Person;

(F)
sell, lease, license, sell and lease back, dispose of or otherwise transfer, in one transaction or in a series of related transactions, any of the Company’s or its Subsidiaries assets, other than (1) in the Ordinary Course in respect of assets which have a value less than $5,000,000 individually subject to a maximum of $20,000,000 in the aggregate, or (2) transfers of assets between or among the Company and its wholly-owned Subsidiaries in the Ordinary Course;

(G)
grant any Lien (other than Permitted Liens) on any properties or assets of the Company or its Subsidiaries;

(H)
make, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) on, any class of securities of the Company or any of its Subsidiaries, other than dividends in the Ordinary Course with respect to the wholly-owned Subsidiaries;

(I)
reorganize, amalgamate or merge the Company, or any Subsidiary of the Company or otherwise enter into any agreement, understanding or arrangement with respect to the sale of voting or equity interests of the Company or any Subsidiary of the Company;

(J)
adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries or file a petition in bankruptcy under any applicable Law on behalf of the Company or any of its Subsidiaries, or consent to the filing of any bankruptcy petition against the Company or any of its Subsidiaries under any applicable Law;

(K)
(1) make, change or rescind any material Tax election, information schedule, return or designation (other than any Tax election in the Ordinary Course that has yet to be made in respect of any event or circumstance occurring prior to the date of the Arrangement Agreement); (2) settle or compromise any material Tax claim, assessment, reassessment, liability, proceeding or controversy; (3) file any materially amended Tax Return; (4) enter into any material agreement with a Governmental Entity with respect to Taxes; (5) enter into or change any material Tax sharing, Tax advance pricing agreement, Tax allocation or Tax indemnification agreement that is binding on the Company or its Subsidiaries; (6) surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund; (7) consent to the extension or waiver of the limitation period applicable to any material Tax matter; (8) make a request for a material Tax ruling to any Governmental Entity; (9) initiate a voluntary disclosure or similar process; or (10) materially amend or change any of its methods for reporting income, deductions or accounting for income Tax purposes (except as may be required by a change in IFRS or Law);
(L)
prepay any long-term indebtedness before its scheduled maturity, or create, incur, assume, forgive, settle, waive or otherwise become liable, in one transaction or in a series of related transactions, with respect to any advance, capital contribution, loan, indebtedness for borrowed money or guarantees thereof or debt securities, other than (1) indebtedness owing by one wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or by the Company to another wholly-owned Subsidiary of the Company; (2) in connection with the refinancing of any advance, capital contribution, loan or indebtedness outstanding on the date of the Arrangement Agreement in the Ordinary Course that is prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs); or (3) advances under the Existing Credit Documents in the Ordinary Course;

(M)
make any loan or similar advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any Person (other than the Company and any wholly-owned Subsidiary of the Company);

(N)
make any change in the Company’s accounting methods, principles, policies or practices or adopt new accounting methods, principles, policies or practices except in each case as required by concurrent changes in IFRS;

(O)
except as may be required by the terms of any written employment Contract, Company Employee Plan, Purchaser Employee Plan, or Collective Agreement existing on the date hereof:

1)
grant any increase (aa) in the rate of wages, salaries, benefits, bonuses or other remuneration of any Company Employees or independent contractors (other than increases in the Ordinary Course or that are not material in the aggregate), or (bb) in benefits to any Person (other than a Company Employee) with entitlements under a Company Employee Plan or Purchaser Employee Plan;

2)
grant or enter into any Contract with respect to change of control, transaction-based indemnification or transaction-based award, retention, bonus or termination payments, or similar transaction-based compensation or benefits with (aa) Company Employees or former employees of the Company or any of its Subsidiaries, (bb) current or former officers, directors, consultants, agents, service providers or independent contractors of the Company or any of its Subsidiaries, or (cc) any other Person, or grant any increase of benefits payable under the Company’s and its Subsidiaries’ current change of control or transaction-based indemnification, retention, award, bonus or termination arrangements, plans, policies or Contracts;

3)
hire or engage any employee or independent contractor other than in the Ordinary Course on terms consistent with the terms applicable to similarly situated Company Employees or independent contractors, as applicable, provided that the Company shall reasonably consult with TELUS prior to the hiring or engagement of employees having the position of Senior Vice President or Executive Vice President (or any position senior to those);

4)
promote any existing Company Employee, other than (aa) Company Employees (other than to a position of Senior Vice President or any position senior to Senior Vice President) in the Ordinary Course on terms consistent with similarly situated Company Employees, and (bb) Company Employees to a position of Senior Vice

President or any position senior to Senior Vice President promoted in the Ordinary Course after reasonable consultation with TELUS;
5)
terminate any Company Employee without cause who is a Vice President or Senior Vice President (or any position senior to those);

6)
other than non-material changes resulting from renewal processes for Company Employee Plans in the Ordinary Course, establish, adopt, enter into any new Company Employee Plan or amendment or modification of an existing Company Employee Plan or terminate any Company Employee Plan, or accelerate any vesting under any Company Employee Plan or equity securities, including the acceleration of any Incentive Securities and ESPP Shares or other awards thereunder;

7)
reduce the Company’s or any of its Subsidiaries’ work force in a material way or so as to trigger any collective dismissal provisions or group termination requirements under applicable Laws;

8)
knowingly take any action or fail to take any action that would reasonably be expected to result in a breach or violation of the obligations of the Company or any of its Subsidiaries under any Collective Agreement or any Contract with a Company Employee;

9)
enter into any Contract that would result in the payment by the Company or any of its Subsidiaries of a finder’s fee, success fee or other similar fee in connection with the Arrangement or transactions contemplated by the Arrangement provided that the foregoing shall not prohibit the Company from entering into an agreement with any dealer and proxy solicitation services firm for purposes of soliciting proxies in connection with the Arrangement as contemplated by the Arrangement Agreement;

10)
enter into, modify or terminate or cancel any Collective Agreement or grant recognition to any labour union or similar labour organization for purposes of collective bargaining; or

11)
make any bonus or profit sharing distribution or similar payment of any kind;

(P)
enter into any new line of business or discontinue any existing line of business, or enter into any agreement or arrangement that would limit or restrict the Company and any of its Subsidiaries from competing or carrying on any business in any manner;

(Q)
make or commit to make capital expenditures in excess of $2,500,000 in the aggregate outside the Ordinary Course or except as otherwise may be reflected in the Company’s budget approved by the Board of the Company;

(R)
engage in any transaction with any officer or director of the Company or its Subsidiaries or any of their immediate family members (including spouses) or any related party (within the meaning of MI 61-101) of the Company or its Subsidiaries other than to the extent required pursuant to the terms of any Contract in effect on the date of the Arrangement Agreement and disclosed in the Company Disclosure Letter;

(S)
commence, waive, release, assign, settle or compromise any pending or threatened litigation, proceedings or governmental investigations, in each case other than settlements or compromises in the Ordinary Course that involve only the payment of monetary damages (net of any payments or proceeds received through insurance) not in excess of $10,000,000 individually or $20,000,000 in the aggregate;

(T)
amend or modify in any material respect or terminate or waive any material right under any Material Contract or enter into any Material Contract (except for (1) entering into new Contracts with customers or clients; and (2) extensions, renewals, amendments and modifications of Material Contracts with customers or clients in the Ordinary Course on terms that are, with respect to the services or product offering being extended, renewed, amended or modified, no less favorable to the Company or the applicable Subsidiary than those that were provided for in the Material Contracts being extended, renewed, amended or modified), or fail to enforce any breach of any Material Contract of which it becomes aware, or breach or violate or be in default under any Material Contract;
(U)
except as contemplated in the Arrangement Agreement, amend, modify, terminate, cancel or let lapse any insurance (or re-insurance) policy providing insurance coverage to the Company or any Subsidiary in effect on the date of the Arrangement Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(V)
amend any existing material Authorization, lease, permit or registration of the Company or any of its Subsidiaries (except for extensions and renewals of Authorizations in the Ordinary Course), or abandon or fail to diligently pursue any application or renewal for any material Authorizations, leases, permits or registrations or take any action, or fail to take any action, that could lead to the termination of, or imposition of conditions on, any material Authorizations, leases, permits or registrations;

(W)
(1) except for non-exclusive licenses granted to customers and clients in the Ordinary Course, sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any material Company Intellectual Property, other than Permitted Liens or expirations of registered Intellectual Property at the end of the applicable statutory term; or (2) disclose any trade secrets or other confidential information material to the Company and its Subsidiaries, taken as a whole; or

(X)
authorize, agree, offer, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

Conduct of Business of TELUS
(a)
TELUS agreed that, until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, except (i) with the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned, or expressly permitted, (ii) as required or expressly permitted by the Arrangement Agreement; (iii) as required by Law, it will conduct its business in accordance with Law and use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties, employees, goodwill and business relationships in all material respects; provided, however, that such agreement does not restrict TELUS from resolving to, or entering into or performing any contract, agreement, commitment or arrangement with respect to, the acquisition or disposition of any assets or entity, provided that doing so would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of TELUS or the Company to consummate the Arrangement.

(b)
TELUS also agreed that from the date of the Arrangement Agreement until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing, or expressly permitted or specifically contemplated by the Arrangement Agreement or as is otherwise required by applicable Law, it will not:

(i)
amend its Constating Documents in any manner that would adversely affect the value of the Consideration;

(ii)
adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of TELUS or file a petition in bankruptcy under any applicable Law on behalf of TELUS, or consent to the filing of any bankruptcy petition against TELUS under any applicable Law; or

(iii)
authorize, agree, offer, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

Covenants of the Company Relating to the Arrangement
(a)
Subject to specific covenants set forth in the Arrangement Agreement with respect to Regulatory Approvals described below, the Company agreed to perform, and to cause its Subsidiaries to perform, all obligations required to be performed thereby under the Arrangement Agreement, to cooperate with TELUS in connection therewith, and do all such other acts and things as may be necessary or desirable in order to, subject to the terms and conditions set out in the Arrangement Agreement, consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Arrangement Agreement. Without limiting the generality of such obligations, the Company is required to, and where appropriate, to cause each of its Subsidiaries to:

(i)
use commercially reasonable efforts to satisfy all conditions precedent in the Arrangement Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to the Arrangement Agreement or the Arrangement;

(ii)
use commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary to be obtained under the Material Contracts in connection with the Arrangement; (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement; or (iii) required in order to maintain in full force and effect any material Authorization held by the Company or any of its Subsidiaries following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to TELUS, and without paying, and without committing itself or TELUS to pay, any non-de minimis consideration or incurring any non-de minimis liability or obligation without the prior written consent of TELUS;

(iii)
use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement;

(iv)
use commercially reasonable efforts to, upon reasonable consultation with TELUS, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Transaction Litigation if it is the Notifying Party, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reserved, so as to enable Closing to occur as soon as reasonably practicable; provided, that neither the Company nor any of its Subsidiaries shall consent to the entry of any judgment or settlement with respect to any such proceeding without the prior written approval of TELUS, such approval not to be unreasonably withheld, delayed or conditioned;

(v)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, in each case, which is inconsistent with the Arrangement Agreement or would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by the Arrangement Agreement; and

(vi)
use commercially reasonable efforts to assist TELUS in obtaining the resignations and mutual releases (in a form satisfactory to TELUS, acting reasonably) of each member of the Board designated by TELUS.

(b)
The Company is also required to promptly notify TELUS in writing of:

(i)
any Material Adverse Effect;

(ii)
any notice or other communication from (A) any Person alleging (1) that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the Arrangement, the Arrangement Agreement or any of the transactions contemplated thereby, or (2) that such Person is terminating, may terminate, or is otherwise adversely modifying or may adversely modify its relationship with the Company or any of its Subsidiaries as a result of the Arrangement Agreement or the Arrangement; or (B) any Person or Governmental Entity in connection with the Arrangement Agreement or the transactions contemplated thereby (and, subject to Law, contemporaneously provide a copy of any such written notice or communication to TELUS); or
(iii)
any material proceeding relating to or involving or otherwise affecting the Company or its Subsidiaries or their respective property or assets.

Covenants of TELUS Relating to the Arrangement
(a)
Subject to the specific covenants set forth in the Arrangement Agreement with respect to Regulatory Approvals described below, TELUS agreed to perform all obligations required to be performed by it under the Arrangement Agreement, to cooperate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to, subject to the terms and conditions set out in the Arrangement Agreement, consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Arrangement Agreement. Without limiting the generality of such obligations TELUS is required to, and to cause each of its affiliates to:

(i)
use commercially reasonable efforts to satisfy all conditions precedent in the Arrangement Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it with respect to the Arrangement Agreement or the Arrangement, provided, however, that under no circumstances will TELUS be required to agree or consent to any increase in the Consideration;

(ii)
use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement;

(iii)
use commercially reasonable efforts to assist the Company with obtaining and maintaining all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations, provided however that TELUS shall not be required to pay or commit to paying any consideration or incurring any liability or obligation in connection therewith;

(iv)
use commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or the Arrangement Agreement;

(v)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, in each case, which is inconsistent with the Arrangement Agreement or would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by the Arrangement Agreement; and

(vi)
vote any Shares owned or controlled, directly or indirectly, by TELUS in favour of the Arrangement Resolution and not exercise Dissent Rights in respect of such Shares.

(b)
TELUS is also required to promptly notify the Company in writing of:

(i)
any Purchaser Material Adverse Effect; or

(ii)
any notice or other communication from (A) any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the Arrangement, the Arrangement Agreement or any of the transactions contemplated thereby; or (B) any Person or Governmental

Entity in connection with the Arrangement Agreement or the transactions contemplated thereby (and, subject to Law, contemporaneously provide a copy of any such written notice or communication to the Company).
Regulatory Approvals
(a)
TELUS and the Company agreed to use their reasonable best efforts to obtain, or cause to be obtained, as promptly as possible, all consents and Authorizations, including the Regulatory Approvals, from all Governmental Entities that may be or become necessary for its execution and delivery of the Arrangement Agreement and the performance of their respective obligations under the Arrangement Agreement. Without limiting the generality of the foregoing, TELUS and the Company are required to, as soon as reasonably practicable, make all filings as are reasonably required to obtain the Regulatory Approvals; provided, however, that in the case of the FDI Regulatory Approval, TELUS and the Company are required to make all notifications, applications or filings required by applicable Foreign Investment Laws as soon as reasonably practicable after the date of the Arrangement Agreement, subject to any statutory deadlines for submission of such notifications, applications or filings, as applicable.

(b)
TELUS and the Company have agreed to cooperate with each other in obtaining the Regulatory Approvals, provided that TELUS shall determine (acting reasonably and following consultation with the Company) the overall strategy for obtaining the Regulatory Approvals. In furtherance of the foregoing, TELUS and the Company will provide such assistance to the other Party as may reasonably be requested by the other Party to prepare filings and submissions to any Governmental Entity. TELUS and the Company will exchange advance drafts of all proposed submissions, filings, applications, correspondence and other documents to be filed with any Governmental Entity in respect of the Arrangement Agreement or the Arrangement, will consider in good faith any suggestions and comments made in relation thereto by the other Party and their counsel (and not file any such document without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed), and will provide the other Party and their counsel with final, as-submitted copies of all such submissions, filings, applications, correspondence and other documents; provided, however, that competitively sensitive information may be provided only to the external legal counsel of the other Party. TELUS and the Company will keep each other reasonably apprised of all communications and meetings with any Governmental Entity in respect of the Arrangement Agreement or the Arrangement, including providing copies to each other on a timely basis of all material communications that are received from Governmental Entities, and will not participate in any material communications or meetings with Governmental Entities without giving the other Party and their respective counsel advance notice thereof and the opportunity to provide the applicable Party with input as to the meeting and, unless prohibited by the relevant Governmental Entity, to participate therein (except to the extent that competitively sensitive information is discussed, in which case external legal counsel for the relevant parties will be given the opportunity to participate).

(c)
TELUS and the Company have agreed not to withdraw any filings or notifications in respect of the Regulatory Approvals or agree to extend any waiting periods or review periods, or provide any commitment to a Governmental Entity relating to the timing of the consummation of the Arrangement or the transactions contemplated by the Arrangement Agreement, without the prior written consent of the other Party.

(d)
TELUS and the Company have agreed to exercise their reasonable best efforts to promptly provide all information to Governmental Entities as may be requested, required or ordered pursuant to statutory or non-statutory requests for information, supplemental information requests and any court orders in connection with the Regulatory Approvals.

Assistance with Financing
(a)
Subject to the certain limitations and obligations set forth in the Arrangement Agreement, the Company agreed to, and to cause each of its Subsidiaries to, use commercially reasonable efforts to provide such cooperation to TELUS as TELUS may reasonably request in connection with the arrangement, marketing, offering, syndication, documentation and consummation of any financing deemed reasonably necessary or advisable by TELUS in connection with the Arrangement.

(b)
TELUS agreed to indemnify and hold harmless the Company, its Subsidiaries and their respective directors, officers, employees, agents and representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with or as a result of any Financing by TELUS or any actions or omissions by any of them in connection with the cooperation of the Company and its Subsidiaries in connection with such Financing, except to the extent resulting from the wilful misconduct, gross negligence, or fraud of any such Person (as determined by a final and non-appealable judgement by a court of competent jurisdiction). TELUS will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including legal fees) incurred by the Company and its Subsidiaries and their respective agents and representatives in connection with any Financing assistance.

Existing Credit Documents Payoff
The Company has agreed to, and has agreed to cause each of its Subsidiaries to, deliver all notices and take all other actions reasonably requested by TELUS that are required to facilitate in accordance with the terms thereof the termination of the Existing Credit Documents, the repayment in full of all obligations, if any, outstanding thereunder, and will use commercially reasonable efforts to facilitate the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith as soon as reasonably practicable.
See “TELUS Digital Proposed Refinancing”.
Pre-Acquisition Reorganization
Subject to certain limitations set forth in the Arrangement Agreement, the Company has agreed that, upon the reasonable request by TELUS, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to: (a) cooperate with TELUS in planning, preparing and effecting, and implement, such reorganizations of the Company’s or its Subsidiaries’ corporate structure, capital structure, business, operations and assets or such other transactions as TELUS may request to be undertaken concurrently with (or immediately prior to) and conditional on the consummation of the Arrangement, acting reasonably (each a “Pre-Acquisition Reorganization”); (b) cooperate with TELUS and its advisors in order to determine the manner in which any Pre-Acquisition Reorganization might most effectively be undertaken; and (c) cooperate with TELUS and its advisers to seek to obtain any consents, approvals, waivers or similar authorizations which are reasonably required by TELUS (based on the applicable terms of the Contract) in connection with the Pre-Acquisition Reorganizations, if any. If the Arrangement Agreement is terminated other than by TELUS in connection with a Company breach of its representations and warranties or covenants, TELUS will reimburse the Company for all reasonable and documented out-of-pocket costs and expenses, including legal fees and disbursements, incurred by the Company and its Subsidiaries in connection with any proposed Pre-Acquisition Reorganization and will indemnify and hold harmless the Company, its Subsidiaries and their respective directors, officers, employees, agents and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements, Taxes and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization or the reversing or unwinding of any Pre-Acquisition Reorganization.
Cooperation with Post-Acquisition Reorganizations
The Company has agreed that, upon the reasonable request by TELUS and at TELUS’ expense prior to the Effective Time, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to: (a) cooperate with TELUS in planning and preparing for such reorganizations of the Company’s or its

Subsidiaries’ corporate structure, capital structure, business, operations and assets or such other transactions as TELUS may reasonably request to be undertaken after the consummation of the Arrangement; (b) cooperate with TELUS and its advisors in order to determine the manner in which any reorganization to be undertaken after the consummation of the Arrangement might most effectively be undertaken; and (c) cooperate with TELUS and its advisers to seek to obtain any consents, approvals, waivers or similar authorizations which are reasonably required by TELUS (based on the applicable terms of the Contract) in connection with any reorganization to be undertaken after the consummation of the Arrangement, if any.
Public Communications
TELUS and the Company agreed to cooperate in the preparation of presentations, if any, to the Shareholders regarding the Arrangement. Except as required by Law, a Party must not issue any press release or make any other public statement or disclosure with respect to the Arrangement Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that, in the opinion of its legal counsel, is required to make disclosure by Law shall use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review and comment on the disclosure and if such prior notice is not permitted by applicable Law, shall give such notice immediately following the making of such disclosure. The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel. For the avoidance of doubt, none of the foregoing prevents the Company or TELUS from (a) making internal announcements to employees, public disclosure or (b) having discussions with shareholders, financial analysts and other stakeholders so long as such announcements, disclosures and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by such Person.
Notice and Cure Provisions
(a)
TELUS and the Company agreed to promptly notify the other Parties in writing of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(i)
cause any of the representations or warranties of such Party contained in the Arrangement Agreement to be untrue or inaccurate that would cause any of the conditions precedent to the Arrangement not to be satisfied; or

(ii)
result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under the Arrangement Agreement that would cause any of the conditions precedent to the Arrangement not to be satisfied.

(b)
Notification provided pursuant to such notice and cure provisions does not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under the Arrangement Agreement.

(c)
TELUS may not elect to exercise its right to terminate the Arrangement Agreement in connection with a breach by the Company of its representations and warranties or covenants and the Company may not elect to exercise its right to terminate the Arrangement Agreement in connection with a breach by TELUS of its representations and warranties or covenants, unless the Party seeking to terminate the Arrangement Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the applicable other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (i) the Outside Date, and (ii) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties mutually agree otherwise, the Company shall postpone or adjourn the

Company Meeting to the earlier of (A) 10 Business Days prior to the Outside Date and (B) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, provided that if a matter that is the subject of a Termination Notice is not capable of being cured by the Outside Date, the Terminating Party may immediately exercise the applicable termination right.
Insurance and Indemnification
(a)
Prior to the Effective Date, the Company has agreed to, in consultation with TELUS, purchase customary “tail” or “run off” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and TELUS will, or will cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date. TELUS is not be required to pay any amounts in respect of such coverage prior to the Effective Time and the cost of such policies may not exceed 300% of the Company’s and its wholly-owned Subsidiaries’ current annual aggregate premium for directors’ and officers’ liability insurance policies currently maintained by the Company or its wholly-owned Subsidiaries.

(b)
TELUS has agreed to (and has agreed to cause the Company to), from and after the Effective Time, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries and acknowledged in the Arrangement Agreement that such rights will survive the completion of the Arrangement and continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

(c)
If TELUS, the Company or any of its Subsidiaries or any of their respective successors or assigns (a) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any Person, TELUS has agreed to ensure that any such successor or assign (including, as applicable, any acquiror of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in the Arrangement Agreement relating to insurance and indemnification.

Exchanges Delisting
Subject to applicable Law, TELUS and the Company have agreed to use their commercially reasonable efforts to cause the Subordinate Voting Shares to be delisted from the Exchanges as of the Effective Date or as promptly as practicable following the Effective Date. Each of the Company and TELUS have agreed to cooperate with the other Party in taking, or causing to be taken, all actions necessary to enable (a) the delisting of the Subordinate Voting Shares from the Exchanges (including, if requested by TELUS, such items as may be necessary to delist the Subordinate Voting Shares on the Effective Date) and (b) the deregistration of the Subordinate Voting Shares under the Exchange Act and under any applicable Securities Laws as promptly as practicable after the Effective Time and to cause the Company to cease being a reporting issuer under applicable Securities Laws, in each case as promptly as practicable following the Effective Time.
Stock Exchange Approval
TELUS has agreed to apply for and use commercially reasonable efforts to obtain conditional approval the TSX and the NYSE for the listing and posting for trading on the TSX and the NYSE respectively of TELUS shares to be issued pursuant to the Arrangement, subject only to TELUS providing the TSX and the NYSE such required documentation and confirmations as is customary in the circumstances.
Transaction Litigation
TELUS and the Company have agreed to, as promptly as reasonably practicable, notify the other Party in writing of any Transaction Litigation (the “Notifying Party”) and will keep the other Party informed on a reasonably prompt basis regarding any such Transaction Litigation. The Notifying Party will give the other

Party the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with outside legal counsel to the Notifying Party regarding the defense, settlement or compromise with respect to any such Transaction Litigation.
Non-Solicitation and Right to Match
Under the Arrangement Agreement, the Company agreed to certain non-solicitation covenants, including (but not limited to) the following:
(a)
Except in certain limited circumstances detailed below, the Company agreed not to, and agreed to cause its Subsidiaries not to, directly or indirectly, including through any of its or their directors, officers, employees, agents, investments bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, agents, investments bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”), and will not permit any such Person to:

(i)
solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary), any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)
enter into, continue or otherwise engage or participate in or facilitate any discussions or negotiations with any Person (other than with TELUS or any Person acting jointly or in concert with TELUS) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(iii)
make a Change in Recommendation; or

(iv)
accept, approve, endorse, recommend, enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any agreement, understanding or arrangement (in each case, whether or not legally binding) in respect of any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, other than a confidentiality and standstill agreement permitted by and in accordance with the Arrangement Agreement.

(b)
The Company agreed to, and agreed to cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate, any solicitation, encouragement, discussion or negotiation commenced prior to the date of the Arrangement Agreement with any Person (other than with TELUS) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, the Company will:

(i)
immediately discontinue access to and disclosure of all information, including any data room and any access to the properties, facilities, books and records of the Company or of any of its Subsidiaries; and

(ii)
promptly, and in any event within two Business Days of the date of the Arrangement Agreement, request (1) the return or destruction of all copies of any confidential information regarding the Company or any Subsidiary provided to any Person (other than TELUS) since January 1, 2024 in respect of a possible Acquisition Proposal, and (2) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any Subsidiary, using its commercially reasonable efforts to ensure that such requests are complied with in accordance with the terms of such rights.

(c)
Further, the Company represented and warranted that it has not waived any confidentiality, standstill, or similar agreement or restriction applicable to another Person to which the Company or any of its Subsidiaries is a party, and further covenanted and agreed that it will (i) take all necessary action to enforce any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, covenant or restriction to which the Company or any Subsidiary is a party or may thereafter become a party and (ii) not release any Person from, or waive, amend, suspend or otherwise modify any Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, covenant or restriction to which the Company or any Subsidiary is a party without the prior written consent of TELUS (which may be withheld or delayed in TELUS’ sole and absolute discretion).
Acquisition Proposals
If the Company or any of its Subsidiaries or any of its or their respective Representatives receives or otherwise become aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary in relation to a possible Acquisition Proposal, the Company agreed to promptly notify TELUS, at first orally, and then within 24 hours, in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request and unredacted copies of all documents or correspondence received in respect of, from or on behalf of any such Person. The Company is required to keep TELUS promptly and informed on a reasonable basis of the status and terms of material developments, discussions and negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and as promptly as reasonably practicable provide to TELUS unredacted copies of all documents or correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the terms of such correspondence between the Company and its Representatives and the Person making any such Acquisition Proposal, inquiry, proposal, offer or request and its Representatives.
If, at any time prior to obtaining the Required Shareholder Approval, the Company receives a bona fide unsolicited written Acquisition Proposal, the Company and its Representatives may (i) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and (ii) provide copies of, access to or disclosure of information, properties, facilities, books or records of the Company or its Subsidiaries (and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to TELUS), if and only if, in the case of both clauses (i) and (ii):
(a)
the Board first determines (based upon, amongst other things, the recommendation of the Special Committee) in good faith after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

(b)
such Person making the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, nondisclosure, non-solicitation or similar agreement, restriction or covenant with the Company or any of its Subsidiaries; and

(c)
the Company has been, and continues to be, in compliance with its non-solicitation obligations under the Arrangement Agreement.

Prior to any substantive engagement with the Person making such Acquisition Proposal, the Company is also required to enter into a confidentiality and standstill agreement with such Person that contains a customary standstill provision and that is otherwise on terms that are not less favourable to the Company than those contained in the Confidentiality Agreement and provide a final executed copy thereof to TELUS.
Right to Match
(a)
If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Required Shareholder Approval the Board may (based upon, amongst other things, the recommendation of the Special Committee), make a Change in Recommendation, if and only if:

(i)
the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant with the Company or any of its Subsidiaries;

(ii)
the Company has been, and continues to be, in compliance with its non-solicitation obligations and obligations relating to of Acquisition Proposals under the Arrangement Agreement;

(iii)
the Company or its Representatives have delivered to TELUS a written notice of the determination of the Board (based upon, amongst other things, the recommendation of the Special Committee) that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to make a Change in Recommendation including a notice as to the value in financial terms that the Board has ascribed to any non-cash consideration offered under the Superior Proposal (the “Superior Proposal Notice”);

(iv)
the Company or its Representatives have provided to TELUS a copy of the proposed definitive agreement for the Superior Proposal and all ancillary documentation and supporting materials (including any financing documents) provided to the Company in connection therewith;

(v)
at least five (5) full Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which TELUS received the Superior Proposal Notice and the date on which TELUS received a copy of all the materials required to be provided by the Company;

(vi)
during any Matching Period, TELUS has had the opportunity (but not the obligation) to offer to amend the Arrangement Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal; and

(vii)
after the Matching Period, the Board has determined (based upon, amongst other things, the recommendation of the Special committee) in good faith (i) after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by TELUS) and (ii) after consultation with its outside legal counsel, that the failure by the Board to make a Change in Recommendation would be inconsistent with its fiduciary duties.

(b)
Notwithstanding any Change in Recommendation, the Company is required to cause the Company Meeting to occur and the Arrangement Resolution to be put to the Shareholders for consideration thereat, and the Company may not submit to a vote of its Shareholders any Acquisition Proposal other than the Arrangement Resolution prior to the termination of the Arrangement Agreement in accordance with its terms.

(c)
During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Board (and the Special Committee) shall, in consultation with the Company’s financial advisors and outside legal counsel, review any offer made by TELUS to amend the terms of the Arrangement Agreement and the Arrangement in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with TELUS to make such amendments to the terms of the Arrangement Agreement and the Arrangement as would enable TELUS to proceed with the transactions contemplated by the Arrangement Agreement on such amended terms. If the Board determines (based upon, amongst other things, the recommendation of the Special Committee) that such Acquisition Proposal would cease to be a Superior Proposal, the Company is required to promptly advise TELUS and the Company and TELUS will amend the Arrangement Agreement to reflect such offer made by TELUS, and will take and cause to be taken all such actions as are necessary to give effect to TELUS’ offer.

(d)
Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms or conditions thereof constitutes a new Acquisition Proposal and TELUS will be afforded a new full five (5) Business Day Matching Period from the later of the date on which TELUS receives the Superior Proposal Notice for the new Superior Proposal and the date on which TELUS receives all of the materials required to be delivered by the Company with respect to such new Superior Proposal.

(e)
The Board and the Special Committee are required to promptly, and in any event within three (3) Business Days of TELUS’ request to do so, reaffirm the Board Recommendation and the Special Committee Recommendation, as applicable, by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or publicly disclosed or the Board determines that a proposed amendment to the terms of the Arrangement Agreement or the Plan of Arrangement would result in an Acquisition Proposal no longer being a Superior Proposal. The Company is required to provide TELUS and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and make all reasonable amendments to such press release as requested by TELUS and its outside legal counsel.

(f)
If the Company provides a Superior Proposal Notice to TELUS on a date that is less than five (5) Business Days before the Company Meeting, the Company is entitled to, and the Company will upon request by TELUS, postpone the Company Meeting to a date that is not more than 10 Business Days after the scheduled date of the Company Meeting. In any event, the Company Meeting may not be postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date.

(g)
Nothing contained in the Arrangement Agreement: (i) prohibits the Board from complying with section 2.17 of NI 62-104 and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal that it determines is not a Superior Proposal, provided that the Company must provide TELUS and its outside legal counsel with a reasonable opportunity to review the form and content of such circular or other disclosure and make all reasonable amendments as requested by TELUS and its counsel; (ii) prohibits the Company or the Board from (A) complying with Rules 14d-9 and 14e-2(a) under the Exchange Act or similar Laws under other Securities Laws, including a “stop, look and listen” communication (or any substantially similar communication) by the Board or the Special Committee, as applicable, to Shareholders pursuant to Rule 14d-9(f) under the Exchange Act, or (B) complying with Item 1012(a) of Regulation M-A under the Exchange Act; or (iii) prohibits the Company or the Board from calling and/or holding a meeting of Shareholders requisitioned by Shareholders in accordance with the BCBCA or taking any other action to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with Law; provided, however, in each case that, notwithstanding that the Board is permitted to make such disclosure, the Board is not permitted to make a Change in Recommendation other than in the circumstances described above.

Termination of Arrangement Agreement
(a)
The Arrangement Agreement may be terminated prior to the Effective Time by:

(i)
the mutual written agreement of the Parties; or

(ii)
either the Company or TELUS if:

(A)
the Company Meeting is duly convened and held and the Arrangement Resolution is voted on by Shareholders and not approved by the Shareholders as required by the Interim Order, provided that a Party may not terminate the Arrangement Agreement in connection therewith if the failure to obtain the approval of the Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement;

(B)
after the date of the Arrangement Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or TELUS from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, so long as that the Party seeking to terminate the Arrangement Agreement has used commercially reasonable efforts (or in respect of the Regulatory Approvals, the efforts required by the specific covenants with respect thereto (to the extent within its control)), as applicable, to prevent, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement, provided that a Party may not terminate the Arrangement Agreement in connection therewith if the enactment, making, enforcement or amendment of such Law has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement; or
(C)
the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate the Arrangement Agreement in connection therewith if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement; or

(iii)
the Company if:

(A)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of TELUS under the Arrangement Agreement occurs that would cause the conditions precedent relating to the accuracy of TELUS’ representations and warranties or the performance of TELUS’ covenants not to be satisfied, and such breach or failure is incapable of being cured or is not cured; provided that any wilful breach shall be deemed to be incapable of being cured and provided further that the Company is not then in breach of the Arrangement Agreement so as to cause the conditions precedent relating to the accuracy of the Company’s representations and warranties or the performance of the Company’s covenants not to be satisfied;

(iv)
TELUS if:

(A)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under the Arrangement Agreement occurs that would cause the conditions precedent relating to the accuracy of Company’s representations and warranties or the performance of TELUS’ covenants not to be satisfied, and such breach or failure is incapable of being cured or is not cured; provided that any wilful breach shall be deemed to be incapable of being cured and provided further that TELUS is not then in breach of the Arrangement Agreement so as to cause the conditions precedent relating to the accuracy of TELUS’ representations and warranties or the performance of TELUS’ covenants not to be satisfied;

(B)
(1) the Board (with any interested directors abstaining) or the Special Committee fails to unanimously recommend or withdraws, amends, modifies or qualifies the Board Recommendation or the Special Committee Recommendation, as applicable, or publicly proposes or states its intention to do any of the foregoing; (2) the Board or the Special Committee accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal; (3) the Board or the Special Committee takes no position or remains neutral with respect to any publicly announced Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced Acquisition Proposal for a period of no more than five (5) Business Days following the public announcement of such Acquisition Proposal will not constitute a Change in Recommendation provided the Board or the Special Committee, as applicable, has rejected such Acquisition Proposal and affirmed the Board Recommendation or the Special Committee Recommendation, as applicable, by press release by the end of such five (5) Business Day period (or in the event that the Company Meeting is scheduled to occur within such five (5) Business Day period, by the end of the third (3rd) Business Day prior to the date of the Company Meeting)), (4) the Board or the Special Committee fails to publicly reaffirm by press release (without qualification) the Board Recommendation or the Special Committee Recommendation, as applicable, within five (5) Business Days after having been requested in writing by TELUS to do so (or in the event that the Company Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the date of the Company Meeting) (in each of the cases set forth in Clause (1), (2), (3) or (4), a “Change in

Recommendation”) (provided that (aa) a “stop, look and listen” communication (or any substantially similar communication) by the Board or the Special Committee to the Shareholders pursuant to Rule 14d-9(f) under the Exchange Act, or (bb) the Board or the Special Committee making a public announcement advising or encouraging the Shareholders to elect one form of Consideration over another as a result of the occurrence of a Purchaser Material Adverse Effect, will not constitute a Change in Recommendation), (5) the Board or the Special Committee accepts, approves, endorses or recommends to enter into any agreement in respect of an Acquisition Proposal (other than a permitted confidentiality and standstill agreement), or (6) the Company breaches its non-solicitation obligations; or
(C)
since the date of the Arrangement Agreement, there has occurred a Material Adverse Effect.

(b)
Subject to the opportunity to cure a breach of representations and warranties or the failure to perform a covenant in accordance with the terms described above, the Party desiring to terminate the Arrangement Agreement (other than in connection with a mutual termination) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Outside Date
The Outside Date under the Arrangement Agreement is January 2, 2026 or such later date as may be agreed to in writing by the Parties, provided that if the FDI Regulatory Approval has not been obtained by January 2, 2026, any Party may elect, by notice in writing delivered in writing to the other Party prior to such date, or in the case of the subsequent extension, prior to such date as initially extended, to extend the Outside Date (a) for an initial extension period of up to a maximum of 30 days, and (b) following the initial extension period, for a second extension period of up to a maximum of 30 days.
Expenses
(a)
Except for certain costs and expenses identified in the Arrangement Agreement, all costs and expenses incurred in connection with the Arrangement Agreement are to be paid by the Party incurring such cost or expense.

(b)
If the Arrangement Agreement is terminated:

(i)
by any Party pursuant in connection with a failure to obtain the Required Shareholder Approval in circumstances where a Change in Recommendation has not occurred and the failure to obtain the Required Shareholder Approval has not been caused by, and is not a result of, a breach by the Company of any of its representations or warranties or the failure of the Company to perform any of its covenants or agreements under the Arrangement Agreement that would cause any the conditions precedent relating to the accuracy of the Company’s representations and warranties or the performance of the Company’s covenants not to be satisfied, and such breach or failure is incapable of being cured or is not cured; or

(ii)
by the Company in connection with a breach of TELUS’ representations and warranties,

TELUS is required to promptly reimburse the Company for actual and documented expenses incurred by the Company in connection with the transactions contemplated by the Arrangement Agreement up to a maximum of $10,000,000 (the “Expense Reimbursement Amount”) within two Business Days of the termination of the Arrangement Agreement.
(c)
If the Arrangement Agreement is terminated:

(i)
by TELUS in connection with a change of recommendation;

(ii)
by any Party in the event that (A) the Company Meeting is duly convened and held and the Required Shareholder Approval is not obtained; and (B) prior to the Company Meeting, a Change in Recommendation had occurred; or

(iii)
the termination of the Arrangement Agreement by TELUS in connection with a breach of the Company’s representations and warranties,

the Company is required to promptly reimburse TELUS for actual and documented expenses incurred by TELUS in connection with the transactions contemplated by the Arrangement Agreement up to a maximum of the Expense Reimbursement Amount within two Business Days of the termination of the Arrangement Agreement.
Closing Date
Unless another time or date is agreed to in writing by the Parties, the completion of the Arrangement (the “Closing”) will take at 9:00 a.m. (Toronto time) as soon as reasonably practicable (and in any event not later than the third Business Day) after the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions precedent described above.
Injunctive Relief
Under the Arrangement Agreement, the Parties agreed that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of the Arrangement Agreement were not performed in accordance with their specific terms or were otherwise breached. It was accordingly agreed that the Parties are entitled to injunctive and other equitable relief, including specific performance, to prevent breaches or threatened breaches of the Arrangement Agreement, and to enforce compliance with the terms of the Arrangement Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, including specific performance, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.
Amendments
The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Company and TELUS, without further notice to or authorization on the part of the Shareholders, and any such amendment may, subject to the Interim Order and the Final Order and Laws: (a) change the time for performance of any of the obligations or acts of the Parties; (b) waive any inaccuracy or modify any representation or warranty contained in Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement; (c) waive compliance with or modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the Parties; and/or (d) waive compliance with or modify any mutual conditions contained in the Arrangement Agreement.
Governing Law
The Arrangement Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.
Each Party agreed to irrevocably attorn and submit to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and has agreed to waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
RISK FACTORS
The following risk factors, as well as those risk factors incorporated by reference herein, should be carefully considered by Shareholders in evaluating the approval of the Arrangement Resolution. The following risk factors, as well as those incorporated by reference herein, are not a definitive list of all risk factors associated with the Company, the Arrangement or TELUS, and additional risks and uncertainties may also be important factors in evaluating the approval of the Arrangement Resolution.
Risks Related to the Company
If the Arrangement is not completed, the Company will continue to face risks that it currently faces with respect to its affairs, business and operations and future prospects. Such risk factors are set forth and described under “Item 3D — Risk Factors” in TELUS Digital’s Annual Report on Form 20-F for the year ended December 31, 2024 filed on February 13, 2025 (the “Annual Report”), on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.
Risks Related to the Arrangement
The completion of the Arrangement is subject to conditions precedent
The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside of the Company’s or TELUS’ control, including receipt of the Final Order, Required Shareholder Approval, Regulatory Approvals and the Stock Exchange Approval.
There can be no certainty, nor can the Company or TELUS provide any assurance, that all conditions precedent to the Arrangement will be satisfied or waived, or if satisfied or waived, when they will be satisfied or waived and, accordingly, the Arrangement may not be completed. If the Arrangement is not completed, the market price of Subordinate Voting Shares or TELUS Shares may be adversely affected.
In addition, since the completion of the Arrangement is subject to uncertainty, officers and employees of the Company may experience uncertainty about their future roles with the Company. This may adversely affect the Company’s ability to attract or to retain key management and personnel in the period until the Arrangement is completed or terminated.
Shareholders that elect the Share Consideration or the Combination Consideration may be subject to proration in accordance with the Arrangement
If the Aggregate Shares Elected exceeds the Maximum Share Consideration, the number of TELUS Shares such Shareholders would have been entitled to otherwise receive will be prorated regardless of their elections in accordance with the terms of the Plan of Arrangement. See “Arrangement Mechanics — Proration, Rounding and Fractional Adjustments” in this Circular.
The number of TELUS Shares to be received under an election as Consideration is fixed and will likely vary from the market value of the Cash Consideration
Shareholders will have the right to elect to receive a fixed number of 0.273 of a TELUS Share for each Share transferred under the Arrangement rather than receiving TELUS Shares with a fixed market value or, in the case of the Combined Consideration, 0.136 of a TELUS Share rather than receiving TELUS Shares with a fixed market value, in each case subject to proration. The fixed number of 0.273 represents the ratio between the Cash Consideration of $4.50 and the TELUS Share Price of $16.49, which is based on TELUS’ five-day VWAP on the NYSE prior to the date of the announcement of the Arrangement. Because the TELUS Shares to be received in respect of each Share under the Arrangement will not be adjusted to reflect the changes in the market price of the TELUS Shares, the market value of the TELUS Shares received under the Arrangement will likely vary from the value of the Cash Consideration that may be received under the Arrangement.
If an election is not made, Shareholders will receive Combination Consideration of cash and TELUS Shares
If you are a Registered Shareholder, you must submit the enclosed Letter of Transmittal and Election Form by 9:00 a.m. (Vancouver time) on October 22, 2025, or, if the Meeting is adjourned or postponed, no later than the Election Deadline. If an election is not made in accordance with the instructions in the Letter of Transmittal and Election Form, you will be deemed to have elected the Combination Consideration in respect of each Share held by you.
Rights of Former Minority Shareholders after the Arrangement
Following the completion of the Arrangement, TELUS will realize any benefits of maintaining an investment in TELUS Digital, including any benefits that may result from any improvement in TELUS Digital’s financial results. Although Shareholders may elect to receive all or a portion of the Consideration in TELUS Shares (subject to proration such that no more than 25% of the aggregate Consideration to be paid to Shareholders will consist of TELUS Shares), the Arrangement would eliminate the opportunity for Minority Shareholders who receive cash as all or part of their Consideration from participating (or fully-participating where receiving only partial Share Consideration as a result of their election and/or proration) in the potential benefits of a continued investment in TELUS Digital. In the event that the value of Company’s assets or business, prior, at or after the Effective Date, exceeds the implied value of the Company under the Arrangement, the former Minority Shareholders will not be entitled to additional consideration for their Shares.
The market price of the Subordinate Voting Shares may be materially adversely affected in certain circumstances
If, for any reason, the Arrangement is not completed or its completion is materially delayed and/or the Arrangement Agreement is terminated, the market price of the Subordinate Voting Shares may be materially adversely affected and decline to the extent that the current market price of the Subordinate Voting Shares reflects a market assumption that the Arrangement will be completed. Depending on the reasons for terminating the Arrangement Agreement, the Company’s business, financial condition or results of operations could also be subject to various material adverse consequences.
The Arrangement Agreement may be terminated in certain circumstances
Each of the Company and TELUS has the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Arrangement Agreement will not be terminated by either the Company or TELUS before the completion of the Arrangement. For example, TELUS has the right to terminate the Arrangement Agreement if a Material Adverse Effect has occurred. Although a Material Adverse Effect excludes certain events that are beyond the control of the Company (including, but not limited to, changes in general economic, business, credit, currency, interest rates, rates of inflation, tariffs, regulatory, political or market conditions or in national or global financial or capital markets), there is no assurance that a Material Adverse Effect will not occur before the Effective Time, in which case TELUS could elect to terminate the Arrangement Agreement and the Arrangement would not proceed. See “The Arrangement Agreement — Termination of Arrangement Agreement” in this Circular.
If the Arrangement Agreement is terminated, there is no assurance that the Board will be able to find a party willing to pay an equivalent or greater price than the Consideration to be paid pursuant to the terms of the Arrangement Agreement. Moreover, in the event the Arrangement Agreement is terminated, the Company’s relationships with future, prospective and current customers, suppliers, employees, partners and other stakeholders may be adversely affected.
In addition, whether or not the Arrangement Agreement is terminated, the announcement and pendency of the transactions undertaken pursuant to the Arrangement Agreement and the Plan of Arrangement, the failure to complete those transactions, and/or actions that the Company may be required (or as may be permitted by TELUS) to take pursuant to the Arrangement Agreement and the Plan of Arrangement could have an adverse impact on the Company’s existing and prospective business relationships with customers and other third parties and on the Company’s employees. Changes in such relationships could adversely affect the business, financial condition, or results of and operations of the Company. In addition, upon the occurrence of certain termination events described in the Arrangement Agreement, the Company could be required to reimburse the Purchaser for actual and documented expenses incurred in connection with the transactions contemplated by the Arrangement Agreement up to a maximum amount equal to $10,000,000.
While the Arrangement is pending, the Company is restricted from taking certain actions
Under the Arrangement Agreement, the Company must generally conduct its business in the ordinary course, and before the completion of the Arrangement or termination of the Arrangement Agreement, the Company is restricted from taking certain specified actions without the consent of TELUS. See “The Arrangement Agreement — Covenants — Conduct of Business of the Company” in this Circular.
The completion of the Arrangement is uncertain and the Company will incur costs even if the Arrangement is not completed
If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of the Company’s resources to the completion thereof could have a negative impact on the Company’s relationships with its stakeholders and could have a material adverse effect on the current and future operations, financial condition and prospects of the Company. For example, certain costs related to the Arrangement, such as legal, accounting and certain financial advisor fees, must be paid by the Company and TELUS even if the Arrangement is not completed. The Company and TELUS are each liable for their own costs incurred in connection with the Arrangement. See “The Arrangement Agreement — Termination of Arrangement Agreement” in this Circular.
Limited possibility for a Superior Proposal to emerge
Under the Arrangement Agreement, subject to compliance with customary non-solicitation provisions, the Board has the right to make a change in its recommendation to the Shareholders in the event any Superior Proposal to acquire all of the Shares were to emerge, subject to TELUS’ “right to match”. However, there can be no assurance that a Superior Proposal will emerge given TELUS’ majority ownership interest in the Company and TELUS has indicated that it would not support any refinancing, recapitalization, sale, merger or other alternative form of transaction, nor a sale of the Shares held by TELUS.
The Arrangement may divert the attention of the Company’s Management
The Arrangement could cause the attention of the Company’s management to be diverted from the day-to-day operations of the Company. These disruptions could be exacerbated by a delay in the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of the Company.
Restrictions from pursuing business opportunities
The Company is also subject to customary non-solicitation provisions under the Arrangement Agreement, pursuant to which, the Company is restricted from soliciting, initiating or encouraging any Acquisition Proposal, among other things. See “The Arrangement Agreement — Non-Solicitation and Right to Match” in this Circular. The Arrangement Agreement also restricts the Company from taking specified actions until the Arrangement is completed without the consent of TELUS. These restrictions may prevent the Company from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement.
The TELUS Shares issued in connection with the Arrangement may have a market value different than expected
Each Shareholder may elect or be deemed to have elected to receive TELUS Shares as their Consideration. Because the TELUS Share Consideration will not be adjusted to reflect any changes in the market value of TELUS Shares, the market values of the TELUS Shares at the Effective Time may vary significantly from the values at the date of this Circular. If the market price of TELUS Shares declines, the value of the consideration received by Shareholders electing or deemed to elect to receive TELUS Shares for Shares will decline as well. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of TELUS, market assessments of the likelihood that the Arrangement will be consummated, regulatory considerations, general market and economic conditions and other factors, including those factors over which neither the Company nor TELUS has control. In addition, the Consideration election must be made by the Election Deadline, following which there may be variation or fluctuation in the value of the Share Consideration.
Directors and officers of the Company have interests in the Arrangement that are different from those of Shareholders generally
In considering the recommendation of the Board with respect to the Arrangement, Shareholders should be aware that certain members of the Company’s senior management and the Board have certain interests in connection with the Arrangement that may present them with actual or potential conflicts of interest in connection with the Arrangement and that may be different from, or in addition to, the interests of the Shareholders generally. See “Special Factors — Interests of Certain Persons in the Arrangement” in this Circular.

TELUS and the Company may be the targets of legal claims, securities class action, derivative lawsuits and other claims
TELUS and the Company may be the targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Arrangement from being completed. Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into an agreement to acquire a public company or to be acquired. Third parties may also attempt to bring claims against TELUS or the Company seeking to restrain the Arrangement or seeking monetary compensation or other redress. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the consummation of the Arrangement, then that injunction may delay or prevent the Arrangement from being completed.
TELUS may not realize the anticipated benefits of the Arrangement
TELUS is proposing to complete the Arrangement to, among other things, enhance technological capabilities across all lines of TELUS business through closer operational integration between TELUS and the Company. Achieving the benefits and synergies of the Arrangement depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner. The consummation of the Arrangement and the integration require the dedication of substantial management effort, time and resources which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process. The consummation of the Arrangement and the integration process may lead to greater than expected operational challenges and costs, expenses, liabilities, customer loss and business disruption for TELUS (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) and, consequently, the failure to realize, in whole or in part, the anticipated benefits of the Arrangement.
The Resulting Tax Payable by Shareholders
The Arrangement may be a taxable transaction for Shareholders and, as a result, Taxes will generally be required to be paid by such Shareholders on any income and gains that result from receipt of the Consideration under the Arrangement. Shareholders are advised to carefully read the summaries of certain Canadian and U.S. federal income tax considerations under “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations” and to consult with their own tax advisors to determine the tax consequences of the Arrangement to them.
Risks Related to TELUS
Risk Factors Relating to the Business of TELUS
In addition to the risks described below, whether or not the Arrangement is completed, TELUS will continue to face many of the risks that it currently faces with respect to its business and affairs. A description of the risk factors (incorporated by reference into this Circular) applicable to TELUS is contained in “Section 10 — Risks and risk management” in each of the management’s discussion and analysis of financial results of TELUS for the year ended December 31, 2024 and the management’s discussion and analysis of TELUS for the three- and six- month periods ended June 30, 2025. In the event that the Arrangement is completed, risk factors relating to the business of TELUS will be applicable to Shareholders that elect Share Consideration and Combination Consideration with respect to the TELUS Shares received by such Shareholders. Also see “Information Concerning TELUS” attached hereto as Appendix G.
Issuances and Sales of additional TELUS Shares
TELUS is authorized to issue up to 4,000,000,000 TELUS Shares. TELUS may issue additional TELUS Shares or other securities that are convertible into TELUS Shares to raise funds for future operations or for other purposes (including as incentive compensation). Any future issuance of TELUS Shares, or other securities convertible into TELUS Shares, may result in dilution to present and prospective holders of TELUS Shares. Further, up to approximately 8,173,905 TELUS Shares may be issued in connection with the

Arrangement, assuming approximately 119,764,179 Shares will be purchased under the Arrangement and assuming the maximum amount of Share Consideration.
Future dividend on TELUS shares
The amount and timing of payment of any dividends are not guaranteed and may fluctuate with TELUS’ performance. The board of directors of TELUS has the discretion to determine the amount of dividends, if any, to be declared and paid to TELUS shareholders and the timing thereof. Such determination is based on an assessment by the board of directors of TELUS’ financial position and outlook, which will take into consideration, among other things, TELUS’ earnings and free cash flow, TELUS’ levels of capital expenditures and spectrum licence purchases.
Foreign Private Issuer Status
As a foreign private issuer, in reliance on NYSE rules that permit a foreign private issuer to follow the corporate governance practices of its home country, TELUS is permitted to follow certain Canadian corporate governance practices instead of those otherwise required under the corporate governance standards for U.S. domestic issuers.
Further, as a foreign private issuer, TELUS is exempt from a number of requirements under U.S. Securities Laws that apply to public companies that are not foreign private issuers. In particular, TELUS is exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in section 16 of the Exchange Act. TELUS is exempt from the provisions of Regulation FD, which prohibits the selective disclosure of material non-public information to, among others, broker-dealers and holders of a company’s shares under circumstances in which it is reasonably foreseeable that the holder will trade in the company’s shares on the basis of the information. Even though Canadian Securities Law requirements regarding the disclosure of material and non-public information by public companies are similar to U.S. Securities Law requirements and TELUS voluntarily complies with Regulation FD, these exemptions and leniencies will reduce the frequency and scope of information and protections to which investors are entitled as TELUS shareholders.
INFORMATION CONCERNING THE COMPANY
General
The Company was incorporated under the Business Corporations Act (British Columbia) on January 2, 2016. The Company’s registered office and its principal place of business is located at 5th Floor, 510 West Georgia Street, Vancouver, BC, Canada V6B 0M3. The telephone number of the Company’s principal place of business is 604-695-3455. TELUS is the controlling Shareholder of the Company.
Subordinate Voting Shares of the Company are currently listed on the TSX in Canada and the NYSE in the United States under the symbol “TIXT”. The Multiple Voting Shares of the Company are not listed on any trading markets. Following the completion of the Arrangement, the Company will be a wholly-owned subsidiary of TELUS and the Subordinate Voting Shares will be delisted from the TSX and the NYSE.
The Company is a digital customer experience innovator that designs, builds and delivers next-generation solutions, including artificial intelligence and content moderation, for global and disruptive brands. The Company’s services support the full lifecycle of its clients’ AI-fueled technology transformation journeys and enable them to more quickly embrace next-generation digital technologies to deliver better business outcomes. Since 2005, the Company has built comprehensive, end-to-end capabilities with a mix of industry and digital technology expertise to support its clients in their customer experience and digital enablement transformations.
Description of Share capital
The authorized capital of the Company consists of an unlimited number of Multiple Voting Shares, Subordinate Voting Shares and Preferred Shares, issuable in one or more series.

Multiple Voting Shares and Subordinate Voting Shares
Holders of Multiple Voting Shares are entitled to 10 votes per Multiple Voting Share at a meeting of Shareholders and the holders of Subordinate Voting Shares are entitled to one vote per Subordinate Voting Share at a meeting of Shareholders. The Multiple Voting Shares and Subordinate Voting Shares are subordinate to the special rights or restrictions attached to the Preferred Shares. The holders of Multiple Voting Shares and Subordinate Voting Shares shall, subject always to the rights of the holders of Preferred Shares, be entitled to receive (a) such dividends and any amount payable on any distribution of assets constituting a return of capital as and when declared by the board of directors of the Company, and (b) in the event of the liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily, or any other distribution of assets of the Company among its shareholders for the purposes of winding up its affairs, the remaining property and assets of the Company, in the case of (a) and (b) an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if such shares were of one class only.
As of the Record Date, 152,004,019 Multiple Voting Shares and 126,725,559 Subordinate Voting Shares are issued and outstanding.
Preferred Shares
Holders of Preferred Shares will be entitled to preference over the Multiple Voting Shares, the Subordinate Voting Shares and any other shares ranking junior to the Preferred Shares with respect to payment of dividends. In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares will be entitled to preference over the Multiple Voting Shares, the Subordinate Voting Shares and any other shares ranking junior to the Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred Shares. The Preferred Shares may also be given such other preferences over the Multiple Voting Shares, the Subordinate Voting Shares and any other shares ranking junior to the Preferred Shares as may be fixed by directors’ resolution or ordinary resolution as to the respective series authorized to be issued.
As of the Record Date, there were no Preferred Shares issued and outstanding.
Price Range and Trading Volume
The following table shows the high and low trading prices and monthly trading volume of the Subordinate Voting Shares on the TSX and NYSE for the 12-month period preceding the date of this Circular:
	TSX (C$)			NYSE ($)
Date	High	Low	Volume	High	Low	Volume
September 2024	5.33	4.65	5,838,005	3.95	3.44	2,746,235
October 2024	5.43	4.92	5,268,440	3.93	3.60	2,327,436
November 2024	6.36	4.75	8,466,996	4.50	3.39	3,150,151
December 2024	5.77	5.00	6,723,371	4.09	3.46	4,081,827
January 2025	6.13	4.31	9,365,738	4.27	3.00	3,906,526
February 2025	5.67	4.095	6,965,867	4.01	2.83	2,434,698
March 2025	4.29	3.70	4,966,652	2.97	2.58	2,320,515
April 2025	3.955	3.06	4,084,494	2.76	2.14	1,731,405
May 2025	4.24	3.36	3,582,936	3.03	2.43	1,642,816
June 2025	5.15	3.41	9,270,685	3.78	2.49	6,328,413
July 2025	5.70	4.96	3,707,656	4.16	3.62	3,842,207
August 2025	5.54	4.88	3,174,411	4.03	3.55	3,477,114
September 1 – 16, 2025	6.27	6.13	6,344,700	4.54	4.45	43,953,393

The closing price of the Subordinate Voting Shares on the TSX and on the NYSE on August 29, 2025, the last trading day prior to the announcement of the Arrangement, was C$5.32 and $3.88, respectively.
The following table shows the high and low trading prices and trading volumes, per quarter, of the Subordinate Voting Shares on the TSX and the NYSE for the past two years:
	TSX (C$)			NYSE ($)
Quarter	High	Low	Volume	High	Low	Volume
Q3 2023	20.40	9.95	20,800,000	15.40	7.36	5,660,000
Q4 2023	11.48	8.30	14,750,000	8.64	6.03	4,990,000
Q1 2024	15.56	10.87	11,170,000	11.50	8.02	4,440,000
Q2 2024	12.17	7.55	11,960,000	8.96	5.53	4,690,000
Q3 2024	9.46	3.90	23,310,000	6.86	2.83	11,470,000
Q4 2024	6.36	4.75	20,460,000	4.50	3.39	9,560,000
Q1 2025	6.13	3.70	21,300,000	4.27	2.58	8,660,000
Q2 2025	5.15	3.06	16,940,000	3.78	2.14	9,700,000
None of the Company’s other securities are listed for trading or quoted on any exchange or market; however, as described further above, the Multiple Voting Shares can be converted into Subordinate Voting Shares on a one-for-one basis at any time, at the option of the holder thereof. There is no established trading market for the Multiple Voting Shares.
Material Changes in the Affairs of the Company
To the knowledge of the directors and senior officers of the Company and except as publicly disclosed or otherwise described in this Circular, there are no plans or proposals for material changes in the affairs of the Company.
Ownership of Securities
The number and percentage of outstanding Securities beneficially owned, or over which control or direction is exercised, directly or indirectly, by each of the directors, executive officers and other insiders of the company and, where known after reasonable inquiry, by their respective associates or affiliates, as of the Record Date, are set out in the table appearing under the heading “Special Factors — Interests of Certain Persons in the Arrangement” of this Circular.
Commitments to Acquire Securities of TELUS Digital
Except as otherwise described in this Circular, none of the Company and its directors and executive officers or, to the knowledge of the directors and executive officers of the Company, any of their respective associates or affiliates, any other insiders of the Company or their respective associates or affiliates or any person acting jointly or in concert with the Company has made any agreement, commitment or understanding to acquire securities of the Company.
Previous Purchases and Sales
Except as described below, and other than the Subordinate Voting Shares issued pursuant to the exercise or settlement of Options, RSUs or PSUs, no Subordinate Voting Shares or Multiple Voting Shares of the Company have been purchased or sold by the Company or by TELUS during the 24-month period preceding the date of this Circular.
From August 6, 2024 to September 16, 2024, TELUS, through its wholly-owned subsidiary, 1276435 B.C. Ltd. (“435”), completed the acquisition of 4,064,595 Subordinate Voting Shares pursuant to open market purchases. The 4,064,595 Subordinate Voting Shares were acquired at an average price per share of C$4.47, with a maximum price per share of C$5.00 and a minimum price per share of C$4.13, for an aggregate purchase price, before trading commissions, of C$18,169,749.

From September 17, 2024 to September 30, 2024, TELUS, through its wholly-owned subsidiary, 435, completed the acquisition of 1,372,214 Subordinate Voting Shares pursuant to open market purchases. The 1,372,214 Subordinate Voting Shares were acquired at an average price per share of C$5.02, with a maximum price per share of C$5.22 and a minimum price per share of C$4.71, for an aggregate purchase price, before trading commissions, of C$6,882,459.
Except as described herein and other than the Arrangement Agreement and the agreements entered into in connection with the Arrangement Agreement and the transactions contemplated thereby, in the past 60 days there have been no transactions in Subordinate Voting Shares or Multiple Voting Shares by TELUS Digital or any of its officers or directors, any of its subsidiaries or any of their officers or directors or TELUS or any of its officers or directors, any of its subsidiaries or any of their officers or directors, or any other person with respect to which disclosure is provided in Appendix I or any associate or majority owned subsidiary of the foregoing.
Prior Distributions
Except as described below, and except in respect of Shares issued pursuant to the exercise of share options or the settlement of share units through the issuance of Subordinate Voting Shares from treasury in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, from time to time, no Shares were distributed by the Company or TELUS during the five years preceding the date of this Circular.
Pursuant to the Company’s employee share purchase plan, the following Subordinate Voting Shares have been issued:
Quarter	Subordinate Voting Shares Issued	Issue Price ($)
June 2021	7,909	26.46
September 2021	20,856	29.76
December 2021	22,732	28.18
March 2022	53,296	22.03
June 2022	33,775	21.42
September 2022	31,703	23.03
December 2022	39,566	16.93
March 2023	54,470	17.22
June 2023	67,244	12.61
September 2023	110,390	6.40
December 2023	79,446	7.29
March 2024	108,147	7.08
June 2024	115,237	4.95
September 2024	171,598	3.22
December 2024	149,582	3.20
March 2025	264,490	2.30
June 2025	144,943	3.06
September 2025	86,558	3.30
On September 29, 2020, EQT exercised its option to purchase 1,070,253 Class B common shares in the capital of the Company (“Class B Common Shares”), which settled on October 19, 2020. Pursuant to the exercise, the Company issued 1,070,253 Class B Common Shares to EQT in exchange for approximate aggregate proceeds of $66,462,711.30.
On December 29, 2020, TELUS Digital acquired Lionbridge AI for cash consideration of $939 million, subject to post-closing adjustments (the “Lionbridge AI Acquisition”). The Lionbridge AI Acquisition was in part financed with approximately $149.6 million in cash received from TELUS for the issuance of 1,678,242

Class A common shares in the capital of the Company (“Class A Common Shares”) to TELUS and $80,351,131.60 in cash received from EQT in exchange for the issuance of 901,101 Class B Common Shares to EQT.
On February 3, 2021, the Company completed its initial public offering (“IPO”), including a treasury offering by the Company of 20,997,375 Subordinate Voting Shares and a secondary offering by TELUS and EQT of 21,552,625 Subordinate Voting Shares, for a total of 42,550,000 Subordinate Voting Shares at a price of $25.00 per share, for an aggregate gross proceed of $1.06 billion, with the Company receiving approximately $500 million as net proceeds. In connection with the IPO, the then-outstanding Class A, Class C and Class D common shares held by TELUS were exchanged for Class B Common Shares and Class B Common Shares, only held by TELUS and EQT, were redesignated as Multiple Voting Shares. Each other holder of Class C common shares and Class D common shares were exchanged for Class E common shares and Class E common shares were redesignated as Subordinate Voting Shares. Subsequent to such redesignations, a 4.5-for-1 split of each of the Multiple Voting Shares and Subordinate Voting Shares was effected. A portion of the Multiple Voting Shares held by TELUS and EQT were converted to Subordinate Voting Shares. Class A, Class C and Class D common shares and Class A and Class B preferred shares were eliminated.
On January 3, 2023, TELUS Digital acquired 86% of the equity interest in WillowTree. The total purchase consideration for WillowTree was approximately $1.175 billion, net of assumed debt of WillowTree, comprising of $856 million in cash, $125 million of Subordinate Voting Shares and $194 million in provisions for the written put options. In connection to this transaction, the Company issued 6,453,273 Subordinate Voting Shares as part of the consideration.
On December 20, 2023, EQT converted 32,550,000 Multiple Voting Shares resulting in the issuance of an equal number of Subordinate Voting Shares.
On February 22, 2024, EQT converted 3,000,000 Multiple Voting Shares resulting in the issuance of an equal number of Subordinate Voting Shares.
On September 10, 2025, EQT converted all of its remaining 12,377,857 Multiple Voting Shares resulting in the issuance of an equal number of Subordinate Voting Shares.
Dividends or Capital Distributions
The Company has not declared or paid any cash dividends or capital distributions on the Shares in the past two years from the date of this Circular. For the immediate future, the Company does not envisage any earnings arising from which dividends could be paid. Any decision to pay dividends on Shares in the future will be made by the Board on the basis of the earning, financial requirements and other conditions existing at such time. The Arrangement Agreement provides that the Company may not declare any dividends other than in the ordinary course with respect to wholly owned subsidiaries of the Company.
Selected Historical Financial Information
Set forth below is certain selected historical financial data relating to the Company, which has been derived from the audited consolidated financial statements of the Company as at and for the financial years ended December 31, 2024 and 2023, together with the notes thereto and the report of the independent registered public accounting firm thereon, which were filed on SEDAR+ and with the SEC as part of the Annual Report, and incorporated by reference in this Circular; and the unaudited condensed interim consolidated financial statements of the Company for the three- and six- month periods ended June 30, 2025 and 2024, together with the notes thereto, which were filed on SEDAR+ and with the SEC as Exhibit 99.1 to the Company’s Report on Form 6-K on August 1, 2025, and incorporated by reference in this Circular.
More comprehensive financial information is included in such reports and other documents, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Additional Information.”
The Company’s consolidated financial statements for the financial year ended December 31, 2024 have been audited by Deloitte LLP. The consolidated financial statements for the financial year ended December 31, 2024 are presented in U.S. dollars, $ or US$, and have been prepared in accordance with IFRS.

Consolidated Statement of Financial Position
The following table summarizes the Company’s consolidated financial position as at the end of the financial years ended December 31, 2024 and 2023, and as at the end of the six-month period ended June 30, 2025:
As at (millions)	June 30, 2025 (unaudited)	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	151	174	127
Accounts receivable	491	454	498
Due from affiliated companies	28	16	62
Income and other taxes receivable	18	8	5
Prepaid and other assets	65	42	35
Current portion of derivative assets	8	13	16
	761	707	743
Non-current assets
Property, plant and equipment, net	507	456	517
Intangible assets, net	1,344	1,379	1,546
Goodwill	1,789	1,926	1,963
Derivative assets	—	15	—
Deferred income taxes	12	12	29
Other long-term assets	26	26	25
	3,678	3,814	4,080
Total assets	4,439	4,521	4,823
LIABILITIES AND OWNERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	356	321	290
Due to affiliated companies	314	231	178
Income and other taxes payable	61	68	57
Current portion of provisions	49	7	2
Current maturities of long-term debt	126	116	122
Current portion of derivative liabilities	1	2	—
	907	745	649
Non-current liabilities
Provisions	114	139	191
Long-term debt	1,434	1,409	1,628
Derivative liabilities	38	—	12
Deferred income taxes	220	256	290
Other long-term liabilities	32	27	16
	1,838	1,831	2,137
Total liabilities	2,745	2,576	2,786
Owners’ equity	1,694	1,945	2,037
Total liabilities and owners’ equity	4,439	4,521	4,823

Consolidated Statement of Income or Loss and Other Comprehensive Income or Loss
The following table summarizes the Company’s consolidated statement of comprehensive profit (loss) and comprehensive income (loss) as at the end of the financial years ended December 31, 2024 and 2023, and as at the end of the six-month period ended June 30, 2025:
Periods ended (millions except per share amounts)	Six months ended June 30, 2025 (unaudited)	Year ended December 31, 2024	Year ended December 31, 2023
REVENUE	1,369	2,658	2,708
OPERATING EXPENSES
Salaries and benefits	907	1,701	1,664
Goods and services purchased	265	504	461
Share-based compensation	13	32	21
Acquisition, integration and other	56	45	55
Depreciation	74	144	141
Amortization of intangible assets and impairment of goodwill	317	180	183
	1,632	2,606	2,525
OPERATING INCOME	(263)	52	183
OTHER (INCOME) EXPENSES
Changes in business combination-related provisions	—	(60)	(20)
Interest expense	64	138	144
Foreign exchange gain	5	(4)	—
(LOSS) INCOME BEFORE INCOME TAXES	(332)	(22)	59
Income tax expense	(35)	39	5
NET (LOSS) INCOME	(297)	(61)	54
OTHER COMPREHENSIVE INCOME (LOSS)
Items that may subsequently be reclassified to income
Change in unrealized fair value of derivatives designated as cash flow hedges	(59)	24	(27)
Exchange differences arising from translation of foreign operations	93	(77)	26
	34	(53)	(1)
Item that will not be subsequently reclassified to income
Employee defined benefit plan re-measurements	—	—	1
		(53)	—
COMPREHENSIVE (LOSS) INCOME	(263)	(114)	54
EARNINGS (LOSS) PER SHARE
Basic	(1.07)	(0.22)	0.20
Diluted	(1.07)	(0.34)	0.18
TOTAL WEIGHTED AVERAGE SHARES OUTSTANDING (millions)
Basic	277	275	274
Diluted	277	297	286

Consolidated Statement of Cash Flows
The following table summarizes the Company’s consolidated statement of cash flows at the end of the financial years ended December 31, 2024 and 2023, and as at the end of the six-month period ended June 30, 2025:
Periods ended (millions except per share amounts)	Six months ended June 30, 2025 (unaudited)	Year ended December 31, 2024	Year ended December 31, 2023
OPERATING ACTIVITIES
Net (loss) income	(297)	(61)	54
Adjustments:
Depreciation, amortization and impairment of goodwill	391	324	324
Interest expense	64	138	144
Income tax expense	(35)	39	5
Share-based compensation	13	32	21
Changes in business combination-related provisions	—	(60)	(20)
Change in market value of derivatives and other	(54)	(7)	2
Net change in non-cash operating working capital	74	166	43
Share-based compensation payments	—	—	(2)
Income taxes paid, net	(24)	(54)	(73)
Cash provided by operating activities	132	517	498
INVESTING ACTIVITIES
Cash payments for capital assets	(57)	(105)	(89)
Cash receipts (payments) for other assets	—	1	—
Cash payments for acquisitions, net of cash acquired	(1)	(3)	(852)
Cash used in investing activities	(58)	(107)	(941)
FINANCING ACTIVITIES
Shares issued	2	3	4
Withholding taxes paid related to net share settlement of equity awards	(3)	(4)	(4)
Long-term debt issued	387	295	1,161
Repayment of long-term debt	(452)	(563)	(613)
Debt issuance costs	—	—	—
Interest paid on credit facilities	(41)	(92)	(105)
Cash (used in) provided by financing activities	(107)	(361)	443
Effect of exchange rate changes on cash and cash equivalents	10	(2)	2
CASH POSITION
Increase in cash and cash equivalents	(23)	47	2
Cash and cash equivalents, beginning of year	174	127	125
Cash and cash equivalents, end of year	151	174	127

Consolidated Statement of Changes in Owners’ Equity
The following table summarizes the Company’s consolidated statement of changes in equity as at the end of the financial years ended December 31, 2024 and 2023, and as at the end of the six-month period ended June 30, 2025:
(millions)	Number of shares	Share capital	Contributed surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total
Balance as at January 1, 2023	267	1,503	55	292	(12)	1,838
Net income	—	—	—	54	—	54
Other comprehensive income (loss)	—	—	—	1	(1)	—
Common shares issued	6	125	—	—	—	125
Multiple Voting Shares converted to Subordinate Voting Shares	(33)	(122)	—	—	—	(122)
Subordinate Voting Shares converted from Multiple Voting Shares	33	122	—	—	—	122
Share-based compensation	1	20	—	—	—	20
Balance as at December 31, 2023	274	1,648	55	347	(13)	2,037
Balance as at January 1, 2024	274	1,648	55	347	(13)	2,037
Net loss	—	—	—	(61)	—	(61)
Other comprehensive loss	—	—	—	—	(53)	(53)
Multiple Voting Shares converted to Subordinate Voting Shares	(3)	(11)	—	—	—	(11)
Subordinate Voting Shares converted from Multiple Voting Shares	3	11	—	—	—	11
Net carrying value of assets acquired from parent	—	—	(2)	—	—	(2)
Deferred taxes on share issuance costs	—	(9)	—	—	—	(9)
Share-based compensation	2	17	16	—	—	33
Balance as at December 31, 2024	276	1,656	69	286	(66)	1,945
Balance as at January 1, 2025 (unaudited)	276	1,656	69	286	(66)	1,945
Net loss (unaudited)	—	—	—	(297)	—	(297)
Other comprehensive income (unaudited)	—	—	—	—	34	34
Share-based compensation (unaudited)	2	16	(4)	—	—	12
Balance as at June 30, 2025 (unaudited)	278	1,672	65	(11)	(32)	1,694
Net Book Value
The net book value per Share as of June 30, 2025 was $6.08 based on 164,381,876 issued and outstanding Multiple Voting Shares and 114,116,201 issued and outstanding Subordinate Voting Shares as of that date.

TELUS DIGITAL PROPOSED REFINANCING
Pursuant to the Arrangement Agreement, TELUS Digital and TELUS agreed that TELUS would provide financing sufficient to prepay all of TELUS Digital’s Existing Credit Documents in accordance with section 4.8 of the Arrangement Agreement. Following the announcement of the Arrangement Agreement, representatives from both TELUS Digital and TELUS began discussions regarding potential financing solutions to provide TELUS Digital with additional financial flexibility and access to capital prior to Closing.
The Parties have agreed in principle to pursue one or both of (a) an intercompany subordinated loan agreement between TELUS Digital, as borrower, and TELUS, as lender, providing for a loan of up to $250,000,000 (the “Intercompany Loan”), and (b) an interest-bearing grid note between TELUS Digital, as borrower, and TELUS, as lender, providing for borrowings of up to $2,000,000,000 (the “Grid Note”).
Proceeds of the Intercompany Loan may be used for working capital requirements and for general corporate purposes. The Intercompany Loan would be subordinated to TELUS Digital’s Existing Credit Documents and repayable under conditions consistent with the financial covenants in the Existing Credit Documents.
Proceeds of the Grid Note may be used to prepay in full all outstanding obligations of TELUS Digital under the Existing Credit Documents, for working capital requirements and for general corporate purposes. The Grid Note offers terms that are equal or more favourable to TELUS Digital relative to its Existing Credit Documents with arm’s length bank lenders, including as to pricing, maturity, premiums, financial covenants, distributions, and reporting requirements.
The Board (with interested directors abstaining from voting) determined that the proposed financing solutions are in the best interests of TELUS Digital and approved the proposed financing solutions.
Securities Law Matters
Pursuant to MI 61-101, the Co-Chairs of the Special Committee, with the benefit of legal advice provided by McCarthy, determined that the proposed financing solutions are not subject to the formal valuation requirements of MI 61-101 because borrowings from TELUS do not constitute a “related party transaction” as described in paragraphs (a) to (g) of that definition.
Both the Intercompany Loan and Grid Note are “related party transactions” subject to minority approval requirements pursuant to MI 61-101 unless otherwise exempt. The Co-Chairs of the Special Committee, with the benefit of legal advice provided by McCarthy, has determined that both proposed financing solutions are exempt from the minority approval requirement on the basis of: 1) in the case of the Intercompany Loan, section 5.7(a) of MI 61-101, on the basis that neither the fair market value of the loan nor the consideration therefor exceeds 25% of the Company’s market capitalization; and 2) in the case of the Grid Note, section 5.7(1)(f) of MI-61-101, because the terms of the Grid Note are on reasonable commercial terms that are not less advantageous to TELUS Digital than if the financing was obtained from a person dealing at arm’s length with TELUS Digital.
INFORMATION CONCERNING TELUS
Information regarding TELUS is contained in Appendix G to this Circular. The information concerning TELUS contained in this Circular has been provided by TELUS for inclusion in this Circular. Although the Company has no knowledge that any statement contained herein taken from, or based on, such information provided by TELUS is untrue or incomplete, the Company assumes no responsibility for any failure by TELUS to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes the principal Canadian federal income tax considerations relating to the Arrangement under the Tax Act and the regulations thereunder, generally applicable to beneficial owners of Shares who, for purposes of the Tax Act, and at all relevant times, (a) hold their Shares, and will hold any TELUS Shares received pursuant to the Arrangement, as capital property, (b) deal at arm’s length with the Company and TELUS, and (c) are not affiliated with the Company or TELUS, and who dispose of Shares pursuant to the Arrangement (each being a “Holder”).
Generally, the Shares and TELUS Shares will be considered capital property to a Holder for purposes of the Tax Act unless the Holder acquires or holds such shares in the course of carrying on a business of buying and selling securities or in a transaction or transactions considered to be an adventure or concern in the nature of trade.
This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the CRA publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ materially from those discussed herein.
This summary is not applicable to Shareholders who acquired Shares pursuant to employee compensation plans. In addition, this summary does not apply to a Holder (a) that is a “financial institution”, for the purposes of the mark-to-market rules in the Tax Act, (b) an interest in which is a “tax shelter investment”, as defined in the Tax Act, (c) that is a “specified financial institution”, as defined in the Tax Act, (d) that has elected to report their “Canadian tax results,” as defined in the Tax Act, in a currency other than Canadian currency, (e) that has entered, or will enter, into a “derivative forward agreement” or a “synthetic disposition arrangement”, each as defined in the Tax Act, with respect to the Shares or the TELUS Shares, or (f) that is exempt from tax under Part I of the Tax Act. All such Holders should consult their own legal and tax advisors.
This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations applicable to the Arrangement and/or the holding of TELUS Shares. Accordingly, Shareholders are urged to consult their own legal and tax advisors with respect to the tax consequences to them of the Arrangement having regard to their own circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state, local or other jurisdiction that may be applicable to the Holder.
For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Shares or TELUS Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. For purposes of the Tax Act, amounts denominated in a currency other than Canadian dollars must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules contained in the Tax Act in that regard.
Holders Resident in Canada
This portion of the summary is generally applicable only to a Holder who, at all relevant times for purposes of the Tax Act and any applicable income tax treaty or convention, is, or is deemed to be, resident in Canada (a “Resident Holder”).
Certain Resident Holders whose Shares or TELUS Shares might not otherwise constitute capital property may, in some circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such Shares, TELUS Shares, and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder deemed to be capital property in the taxation year of the election and in all subsequent taxation years. Resident Holders contemplating such an election should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.
A Resident Holder may elect to exchange all of such Resident Holder’s Shares for Cash Consideration, Share Consideration, or Combination Consideration. Pursuant to the Arrangement, there is a fixed number of the aggregate Share Consideration that will be issued to the Shareholders (depending on the number of outstanding Shares being exchanged fully or partially for TELUS Shares at the Effective Time) and accordingly, a Resident Holder may receive a combination of cash and TELUS Shares as Consideration for each of their Shares notwithstanding that such Resident Holder had elected to receive Share Consideration in such Resident Holder’s Letter of Transmittal and Election Form. The tax consequences to a Resident Holder in respect of the exchange of their Shares will depend on whether the Shares are exchanged for cash, TELUS Shares or a combination of cash and TELUS Shares.
Disposition of Shares Pursuant to the Arrangement
Exchange of Shares for Cash Consideration only or a combination of cash and TELUS Shares
A Resident Holder whose Shares are exchanged, pursuant to the Arrangement, for Cash Consideration only, or for a combination of cash and TELUS Shares, will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Shares to the Resident Holder immediately before the exchange.
For purposes of computing the capital gain or capital loss realized upon the disposition of Shares to TELUS, such a Resident Holder will be considered to have disposed of such Resident Holder’s Shares to TELUS for proceeds of disposition equal to the sum of (a) the cash received in respect of such Shares (including cash received in lieu of a fraction of a share) and (b) the fair market value at the Effective Time of any TELUS Shares received from TELUS in consideration therefor. For a description of the treatment of capital gains and capital losses, see “Holders Resident in Canada — Disposition of Shares Pursuant to the Arrangement — Taxation of Capital Gains and Capital Losses” below.
The cost to a Resident Holder of any TELUS Shares acquired on the exchange will be equal to the aggregate fair market value, at the Effective Time, of the Shares disposed of by the Resident Holder less the aggregate amount of cash consideration received on the exchange. For the purpose of determining the adjusted cost base of all TELUS Shares owned by the Resident Holder as capital property immediately after the exchange, the adjusted cost base of such TELUS Shares will generally be determined by averaging the cost of TELUS Shares acquired under the Arrangement with the adjusted cost base of all other TELUS Shares held by the Resident Holder as capital property at that time.
TELUS does not intend to, and shall not be required to, execute or file any joint income tax election to subsection 85(1) or subsection 85(2) of the Tax Act, or any analogous provision of provincial income tax law, with any Holder receiving TELUS Shares as consideration for the sale of such Holder’s Shares pursuant to the Arrangement.
Exchange of Shares for TELUS Shares Only
In the case of a Resident Holder who receives only TELUS Shares (except for cash in lieu of a fractional share, if applicable), a capital gain or capital loss that would otherwise be realized on the exchange of a Share for a TELUS Share may be deferred under the provisions of subsection 85.1(1) of the Tax Act.
In general, under these provisions a Resident Holder will be deemed to have disposed of each of the Resident Holder’s Shares for proceeds of disposition equal to the adjusted cost base of such share to the Resident Holder immediately before the disposition, and will be deemed to have acquired TELUS Shares at a cost equal to such adjusted cost base. This deferral will not apply where (a) such Resident Holder has, in the Resident Holder’s income tax return for the year of the exchange, included in computing its income for that year any portion of the gain or loss otherwise determined from the disposition of such an exchanged Share or (b) immediately after the exchange, such Resident Holder, or persons with whom such Resident Holder does not deal at arm’s length for purposes of the Tax Act, or such Resident Holder together with such persons, either controls TELUS or beneficially owns shares of the capital stock of TELUS having a fair market value of more than 50% of the fair market value of all outstanding shares of the capital stock of TELUS. Pursuant to the CRA’s current administrative practices, a Resident Holder who receives cash not exceeding C$200 in lieu of a fractional TELUS Share will have the option of recognizing the capital gain or capital loss arising on the disposition of the fractional TELUS Share or, alternatively, of reducing the adjusted cost base of TELUS Shares acquired by the amount of cash so received.
Resident Holders who, in their income tax returns for the year of exchange, include in their income for the year of exchange any portion of the gain or loss otherwise determined in respect of such exchanged Share will be deemed to have disposed of such exchanged Share for proceeds of disposition equal to the fair market value of TELUS Shares (and cash in lieu of a fractional share, if applicable) received in exchange therefor and to have acquired such TELUS Shares at a cost equal to such fair market value. A Resident Holder who desires to realize only a portion of the gain or loss is urged to consult such Resident Holder’s own tax advisors in this regard. For a description of the treatment of capital gains and capital losses, see “Holders Resident in Canada — Disposition of Shares Pursuant to the Arrangement — Taxation of Capital Gains and Capital Losses” below.
Taxation of Capital Gains and Capital Losses
Generally, a Resident Holder is required to include in computing the Resident Holder’s income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year and allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.
The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Share or a TELUS Share may be reduced by the amount of any dividends received (or deemed to be received) by the Resident Holder on such share (or on a share for which such share is substituted or exchanged) to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Share or a TELUS Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant are urged to consult their own advisors.
Resident Dissenting Holders
A Dissenting Holder that is a Resident Holder (a “Resident Dissenting Holder”) will transfer the Dissenting Holder’s Shares to TELUS as of the Effective Time and will receive a cash payment from TELUS equal to the fair value of its Shares as determined under the Plan of Arrangement. Such a Resident Dissenting Holder will be considered to have disposed of the Shares for proceeds of disposition equal to the amount received by the Resident Dissenting Holder (less any interest awarded by a court). As a result, such Resident Dissenting Holder will realize a capital gain (or a capital loss) on the disposition of the Shares equal to the amount by which the proceeds of disposition received exceed (or are less than) the aggregate of (a) the adjusted cost base to the Resident Dissenting Holder of the Shares, and (b) any reasonable costs of disposition. See “Holders Resident in Canada — Disposition of Shares Pursuant to the Arrangement — Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and capital losses under the Tax Act.
Interest awarded to a Resident Dissenting Holder by a court will be included in the Resident Dissenting Holder’s income for the purposes of the Tax Act.
A Resident Holder who exercises the Resident Holder’s Dissent Rights but who is not ultimately determined to be entitled to be paid fair value for the Shares held by such Resident Holder will be deemed to have participated in the Arrangement on the same basis as any non-dissenting Resident Holder. In general, the tax consequences as discussed above under the heading “Holders Resident in Canada — Disposition of Shares Pursuant to the Arrangement” should apply to a Resident Holder who receives the Consideration instead of cash equal to the fair value of such Resident Holder’s Shares. Resident Holders are advised to consult their own tax advisors for advice in respect of the consequences to them of exercising Dissent Rights in respect of the Arrangement.

Holding and Disposing of TELUS Shares
Dividends on TELUS Shares
A Resident Holder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the TELUS Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividend designated by TELUS as an eligible dividend in accordance with the provisions of the Tax Act. A dividend received (or deemed to be received) by a Resident Holder that is a corporation will generally be deductible in computing the corporation’s taxable income subject to the limitations under the Tax Act. In certain circumstances, a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation may be treated as proceeds of disposition or a capital gain and not as a dividend pursuant to the rules in subsection 55(2) of the Tax Act. Resident Holders that are corporations should consult their own tax advisors with respect to the application of these rules in their particular circumstances.
Disposition of TELUS Shares
A disposition or deemed disposition of TELUS Shares by a Resident Holder (other than a disposition to TELUS in circumstances other than a purchase by TELUS in the open market in the manner in which shares are normally purchased by a member of the public in the open market) will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the holder of the TELUS Shares immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see “Holders Resident in Canada — Disposition of Shares Pursuant to the Arrangement — Taxation of Capital Gains and Capital Losses” above.
Other Taxes
A Resident Holder that is a “private corporation” or a “subject corporation” (each as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received (or deemed to be received) on the TELUS Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year.
A Resident Holder that is a “Canadian-controlled private corporation”, as defined in the Tax Act, throughout the relevant taxation year or a “substantive CCPC”, as defined in the Tax Act, at any time in the year, may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act) for the year, including taxable capital gains realized, interest and certain dividends (but not dividends, or deemed dividends, that are deductible in computing the Resident Holder’s taxable income).
Capital gains realized, or dividends received (or deemed to be received) by a Resident Holder who is an individual or a trust, other than certain specified trusts, may give rise to liability for alternative minimum tax under the Tax Act.
Resident Holders should consult their own tax advisors with regard to such other taxes.
Eligibility of TELUS Shares for Investment
On the date hereof, the TELUS Shares, provided they are listed on a designated stock exchange as defined in the Tax Act (which currently includes the TSX and the NYSE), are qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans, tax-free savings accounts, first home savings accounts (each, a “Registered Plan”), or deferred profit sharing plans.
Notwithstanding the foregoing, if the TELUS Shares are a “prohibited investment” (as defined in the Tax Act) for a particular Registered Plan, the annuitant, holder or subscriber of a particular Registered Plan, as the case may be (the “Controlling Individual”), will be subject to a penalty tax as set out in the Tax Act. The

TELUS Shares will not be a “prohibited investment” for such a Registered Plan provided that the Controlling Individual thereof deals at arm’s length with TELUS for purposes of the Tax Act and does not have a “significant interest”, within the meaning of subsection 207.01(4) of the Tax Act, in TELUS. In addition, the TELUS Shares will not be a prohibited investment if such securities are “excluded property” for purposes of the prohibited investment rules for a Registered Plan.
Resident Holders who intend to hold the TELUS Shares in a Registered Plan should consult their own tax advisors as to whether the TELUS Shares will be a prohibited investment for such Registered Plans in their particular circumstances.
Holders Not Resident In Canada
This portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, Shares or TELUS Shares received pursuant to the Arrangement in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.
Disposition of Shares Pursuant to the Arrangement
A Non-Resident Holder who participates in the Arrangement will not be subject to tax under the Tax Act on any taxable capital gain, or be entitled to deduct any allowable capital loss, realized on the disposition of Shares, unless the Shares are “taxable Canadian property” and are not “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act.
Generally, the Shares will not constitute “taxable Canadian property” to a Non-Resident Holder at a particular time provided that the Shares are listed at that time on a designated stock exchange as defined in the Tax Act (which currently includes the TSX and the NYSE), unless at any particular time during the 60-month period that ends at that time (a) one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of shares of the Company, and (b) more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Shares which are not otherwise taxable Canadian property could be deemed to be taxable Canadian property to the Non-Resident Holder. Non-Resident Holders whose Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances. Even if the Shares are considered to be taxable Canadian property to a Non-Resident Holder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Shares will not be taken into account in computing the Non-Resident Holder’s income for the purposes of the Tax Act if, at the time of the disposition, the Shares constitute “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act. Shares will generally be considered “treaty-protected property” of a Non-Resident Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident for purposes of such treaty, be exempt from tax under Part I of the Tax Act.
In the event the Shares are considered taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder on the disposition thereof pursuant to the Arrangement, such Non-Resident Holder will realize a capital gain (or a capital loss) generally in the circumstances and computed in the manner described above under “Holders Resident in Canada — Disposition of Shares Pursuant to the Arrangement” as if the Non-Resident Holder were a Resident Holder thereunder, unless the Non-Resident Holder is entitled to the automatic tax deferral provisions of subsection 85.1(1) of the Tax Act.

A Non-Resident Holder whose Shares are considered to be taxable Canadian property but not treaty-protected property to the Non-Resident Holder on the disposition thereof pursuant to the Arrangement may be entitled to the automatic tax deferral provisions of subsection 85.1(1) of the Tax Act as described above under the heading “Holders Resident in Canada — Disposition of Shares Pursuant to the Arrangement — Exchange of Shares for TELUS Shares Only” where the Non-Resident Holder receives only TELUS Shares as consideration for exchanging Shares pursuant to the Arrangement, if such Non-Resident Holder satisfies the conditions set out under such heading and such Non-Resident Holder is generally not a foreign affiliate of a taxpayer resident in Canada that has included any portion of the gain or loss otherwise determined in its foreign accrual property income. If subsection 85.1(1) of the Tax Act applies, TELUS Shares received in exchange for Shares that constituted taxable Canadian property to such Non-Resident Holder will be deemed to be taxable Canadian property to such Non-Resident Holder in accordance with the rules in the Tax Act.
Non-Resident Dissenting Holders
A Non-Resident Holder who is a Dissenting Holder (a “Non-Resident Dissenting Holder”) will transfer the Dissenting Holder’s Shares to TELUS as of the Effective Time and will receive a cash payment from TELUS equal to the fair value of its Shares as determined under the Plan of Arrangement. In general, a Non-Resident Dissenting Holder will not be subject to tax under the Tax Act on the disposition of Shares held by such Non-Resident Dissenting Holder, unless the Shares are “taxable Canadian property” to the Non-Resident Dissenting Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Dissenting Holder is resident (i.e., the Shares do not constitute “treaty-protected property”). In general, the tax consequences as described above under “Holders Not Resident in Canada — Disposition of Shares Pursuant to the Arrangement” should apply to a Non-Resident Dissenting Holder.
A Non-Resident Holder who exercises the Non-Resident Holder’s Dissent Rights but who is not ultimately determined to be entitled to be paid fair value for the Shares held by such Non-Resident Holder will be deemed to have participated in the Arrangement on the same basis as any non-dissenting Non-Resident Holder. In general, the tax consequences as discussed above under the heading “Holders Not Resident in Canada — Disposition of Shares Pursuant to the Arrangement” should apply to a Non-Resident Holder who receives the Consideration instead of cash equal to the fair value of such Non-Resident Holder’s Shares.
Interest paid or credited to a Non-Resident Dissenting Holder will generally not be subject to Canadian withholding tax provided such interest is not “participating debt interest” (as defined in the Tax Act).
Non-Resident Dissenting Holders are advised to consult their own tax advisors.
Holding and Disposing of TELUS Shares
Dividends on TELUS Shares
Dividends paid or credited on the TELUS Shares or deemed to be paid or credited on the TELUS Shares to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax treaty or convention. For example, in the case of a beneficial owner of dividends who is a resident of the United States for purposes of the Canada-United States Income Tax Convention (1980), as amended (the “Canada-U.S. Tax Treaty”) and who is entitled to the benefits of that treaty, the rate of withholding generally will be reduced to 15%.
Disposition of TELUS Shares
A Non-Resident Holder will not be subject to tax under the Tax Act on any taxable capital gain, or be entitled to deduct any allowable capital loss, realized on a disposition or deemed disposition of TELUS Shares (other than a disposition to TELUS in circumstances other than a purchase by TELUS in the open market in the manner in which shares are normally purchased by a member of the public in the open market), unless the TELUS Shares are “taxable Canadian property” and are not “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act. The circumstances in which TELUS Shares may constitute “taxable

Canadian property” of a Non-Resident Holder will be the same as described above for Shares under “Holders Not Resident in Canada — Disposition of Shares Pursuant to the Arrangement”.
Even if TELUS Shares are considered to be “taxable Canadian property” to a Non-Resident Holder, a taxable capital gain or an allowable capital loss resulting from the disposition of TELUS Shares will not be taken into account in computing the Non-Resident Holder’s income for purposes of the Tax Act if TELUS Shares constitute “treaty protected property”. TELUS Shares owned by a Non-Resident Holder will generally be “treaty-protected property” if the gain from the disposition of such property would, because of an applicable income tax treaty or convention, be exempt from tax under Part I of the Tax Act.
In the event that TELUS Shares constitute taxable Canadian property but not “treaty-protected property” to a particular Non-Resident Holder, the tax consequences as described above under “Holders Resident in Canada — Disposition of Shares Pursuant to the Arrangement — Taxation of Capital Gains and Capital Losses” will generally apply. Non-Resident Holders who will hold TELUS Shares that may be “taxable Canadian property” are urged to consult their own tax advisors as to the Canadian income tax consequences of disposing of their TELUS Shares acquired pursuant to the Arrangement, including any Canadian withholding and reporting requirements that may result.
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of Shares relating to (a) the receipt of TELUS Shares and/or cash pursuant to the Arrangement, and (b) the ownership and disposition of TELUS Shares received pursuant to the Arrangement. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the Arrangement or as a result of the ownership and disposition of TELUS Shares received pursuant to the Arrangement. This summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including the specific tax consequences to a U.S. Holder under an applicable tax treaty.
There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge any of the tax considerations described in this summary, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court. No opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Arrangement or the ownership and disposition of TELUS Shares received pursuant to the Arrangement. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder is urged to consult its own tax advisor regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences of the Arrangement and the ownership and disposition of TELUS Shares received pursuant to the Arrangement.
Scope of this Disclosure
Authorities
This summary is based upon the Code, the Treasury Regulations, judicial authorities, the Canada-U.S. Tax Treaty published positions of the IRS, and other applicable authorities, all as in effect on the date of this Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.
Tax Laws Not Addressed
This summary addresses only certain considerations arising under U.S. federal income tax law, and it does not address any other U.S. federal tax considerations or any tax considerations arising under the laws of any state, locality or non-U.S. taxing jurisdiction. Thus, this summary does not address U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences to U.S. Holders of the Arrangement or the ownership and disposition of TELUS Shares. Except as specifically set forth below, this summary does not discuss any income tax reporting requirements.
Transactions Not Addressed
Unless otherwise noted, this summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with the Arrangement (whether or not any such transactions are undertaken in connection with the Arrangement), including, without limitation: (a) any conversion into Shares or TELUS Shares of any notes, debentures or other debt instruments; (b) any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving performance share awards, restricted share awards, deferred share awards, share appreciation rights, or any rights to acquire Shares or TELUS Shares; and (c) any transaction, other than the Arrangement, in which Shares or TELUS Shares are acquired.
U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed
This summary is of a general nature only and does not address all of the U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s circumstances. In particular, this discussion does not address the U.S. federal income tax considerations of the Arrangement or the ownership and disposition of TELUS Shares by U.S. Holders that are subject to special provisions under the Code, including (except as otherwise specifically noted):
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U.S. Holders that do not hold Shares and TELUS Shares, as applicable, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment purposes);

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broker-dealers;

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persons that hold Shares or TELUS Shares as part of a straddle, hedging, conversion, constructive sale, integrated financial transaction, or other risk-reduction transaction;

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U.S. Holders whose “functional currency” is not the U.S. dollar;

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U.S. expatriates or former long-term residents of the United States;

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persons that hold Shares or TELUS Shares through an entity, including a corporation or partnership or other pass-through entity;

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partnerships or other pass-through entities;

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regulated investment companies or real estate investment trusts;

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banks thrifts, mutual funds, underwriters, and other financial institutions;

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insurance companies;

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traders in Shares that have elected to apply a mark-to-market method of accounting;

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tax-exempt organizations;

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qualified retirement plans, individual retirements accounts, pension funds, or other tax-deferred accounts;

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holders who received their shares through the exercise of employee stock options, as compensation for services, or through a tax-qualified retirement plan;

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holders who received their shares by converting notes, debentures or other debt instruments;

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persons that own, or have owned, directly, indirectly or by attribution, 5% or more of the total combined voting power or value of all Shares or who will own immediately following the Arrangement, directly, indirectly or by attribution, 5% or more of TELUS;

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U.S. Holders liable for alternative minimum tax;

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holders other than U.S. Holders;

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S corporations (and shareholders thereof);

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U.S. Holders subject to special tax accounting rules; and

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holders who acquired interests by gift or inheritance.

This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) persons that have been, are, or will be a resident, or deemed to be a resident, in Canada for purposes of the Tax Act; (b) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Shares or TELUS Shares in connection with carrying on a business in Canada; or (c) persons that have a permanent establishment in Canada for purposes of the Canada-U.S. Tax Treaty.
If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Shares or TELUS Shares after the Arrangement, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Arrangement and arising from and relating to the acquisition, ownership and disposition of TELUS Shares.
U.S. Holders
For purposes of this summary, a “U.S. Holder” means a beneficial owner of Shares or TELUS Shares participating in the Arrangement or exercising Dissent Rights pursuant to the Arrangement, who is:
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an individual who is a citizen or resident of the United States as determined for U.S. federal tax purposes (including a green card holder or lawful permanent resident);

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a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) over which a U.S. court can exercise primary supervision of its administration and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Shareholders are urged to consult their own tax advisors regarding the U.S. federal tax consequences of the Arrangement and of the ownership and disposition of TELUS Shares received pursuant to the Arrangement in light of their particular circumstances, as well as the tax consequences under U.S. state, U.S. local, and non-U.S. tax law and the possible effect of changes in tax law.
U.S. Federal Income Tax Consequences of the Exchange of Shares for Cash and/or TELUS Shares Pursuant to the Arrangement
The Arrangement will be a taxable disposition of Shares by U.S. Holders for U.S. federal income tax purposes, and, subject to the PFIC rules discussed below, the following U.S. federal income tax consequences will apply:
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a U.S. Holder of Shares will recognize gain or loss in an amount equal to the difference, if any, between (a) the fair market value (expressed in U.S. dollars) of the Cash Consideration and/or TELUS Shares, as applicable, received and (b) such U.S. Holder’s adjusted tax basis (expressed in U.S. dollars) in the Shares exchanged therefor;

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the aggregate tax basis of the TELUS Shares received by a U.S. Holder pursuant to the Arrangement will be equal to the fair market value of such properties on the Effective Date; and

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the holding period of the TELUS Shares received in the Arrangement will begin on the day following the Effective Date.

Subject to the PFIC rules discussed below, any gain or loss recognized by a U.S. Holder in the Arrangement will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares were more than one year as of the Effective Date, and will be short-term capital gain or loss if the Shares were held for one year or less as of the Effective Date. Preferential tax rates for long-term capital gains are generally applicable to a non-corporate U.S. Holder. Deductions for capital losses are subject to significant limitations. If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares (generally, Shares acquired at the same cost in a single transaction).
Tax Consequences of the Arrangement if TELUS Digital Is Classified as a PFIC
If TELUS Digital were a PFIC in the current taxable year or in any prior taxable year in which a U.S. Holder held Shares, then such U.S. Holder generally would be subject to adverse U.S. federal income tax consequences with respect to gain recognized on any sale or exchange of such Shares, including an exchange of such Shares pursuant to the Arrangement, unless such U.S. Holder has in effect certain elections, such as the mark-to-market election.
A non-U.S. corporation is a PFIC for a tax year if, after application of certain “look-through” rules with respect to subsidiaries in which it holds at least 25% of the value of such subsidiary: (a) 75% or more of its gross income is passive income (as defined in Section 1291(b) of the Code); or (b) 50% or more of its assets (by value) either produce passive income or are held for the production of passive income based on the quarterly average of the fair market value of such assets. “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources. “Passive income” generally includes dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.
Based on the historical composition of TELUS Digital’s income, assets, and business activities, TELUS Digital believes that it was not a PFIC for prior taxable years, and TELUS Digital does not expect to be treated as a PFIC for the current taxable year. However, given that the annual PFIC determination is fundamentally factual in nature and is based on the application of complex U.S. federal income tax rules, which are subject to different interpretations, there can be no assurance that TELUS Digital was not or will not be classified as a PFIC for one or more of such taxable years.
The U.S. federal income tax rules relating to PFICs are complex. U.S. Holders are urged to consult their own tax advisors concerning whether TELUS Digital is or has been a PFIC for any taxable year during which such U.S. Holder has owned Shares, the availability of any applicable elections to such U.S. Holder and the tax consequences of exchanging Shares pursuant to the Arrangement.
U.S. Holders Exercising Dissent Rights Pursuant to the Arrangement
A U.S. Holder of Shares that exercises Dissent Rights in the Arrangement and is paid cash in exchange for all of its Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the U.S. dollar value of the Canadian currency received by such U.S. Holder in exchange for Shares (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (b) the adjusted tax basis of such U.S. Holder in such Shares surrendered. Subject to the PFIC rules discussed above, any gain or loss recognized by a U.S. Holder in the Arrangement will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares were more than one year as of the Effective Date, and will be short-term capital gain or loss if the Shares were held for one year or less as of the Effective Date. Preferential tax rates for long-term capital gains are generally applicable to a non-corporate U.S. Holder. Deductions for capital losses are subject to significant limitations. If, contrary to TELUS Digital’s expectation, TELUS Digital has been a PFIC at any time during which a U.S. Holder has held Shares, then any gain from the exercise of Dissent Rights will be taxable in the manner described above under “Tax Consequences of the Arrangement if TELUS Digital Is Classified as a PFIC.”
U.S. Federal Income Tax Consequences of the Ownership and Disposition of TELUS Shares
Distributions on TELUS Shares
Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, with respect to a TELUS Share will be required to include the amount of such distribution in gross income as a dividend

(without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of TELUS, as computed for U.S. federal income tax purposes. Such amount will be includable in gross income by a U.S. Holder as ordinary income on the date that the U.S. Holder actually or constructively receives the distribution in accordance with its regular method of accounting for U.S. federal income tax purposes. The amount of any distribution made by TELUS in property other than cash will be the fair market value of such property on the date of the distribution. Dividends paid by TELUS will not be eligible for the dividends received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations.
To the extent that a distribution exceeds the amount of TELUS’ current and accumulated earnings and profits, as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in the U.S. Holder’s adjusted tax basis in the TELUS Shares held by such U.S. Holder (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by such U.S. Holder upon a subsequent disposition of the TELUS Shares), with any amount of distribution that exceeds the adjusted tax basis being treated as a capital gain recognized on a sale, exchange or other taxable disposition (as discussed below). TELUS does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by TELUS with respect to the TELUS Shares will constitute dividend income.
If TELUS is eligible for the benefits of the Canada-U.S. Tax Treaty or, as expected, TELUS Shares are readily tradeable on an established securities market in the United States, then, subject to applicable limitations, dividends paid by TELUS to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains, provided that certain holding period and other conditions with respect to the TELUS Shares are satisfied, including that TELUS not be classified as a PFIC in the tax year of distribution or in the preceding tax year. If a U.S. Holder is not eligible for the preferential tax rates discussed above, a dividend paid by TELUS to a U.S. Holder generally will be taxed at ordinary income rates. The dividend rules are complex, and each U.S. Holder is urged to consult its own tax advisor regarding the application of such rules.
Sale or Other Taxable Disposition of TELUS Shares
Subject to the PFIC rules discussed below, a U.S. Holder that sells or otherwise disposes of TELUS Shares in a sale or other taxable disposition will recognize gain or loss in an amount equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Subject to the application of the PFIC rules discussed below, any such gain or loss will be long-term capital gain or loss if the holding period for the TELUS Shares is more than one year at the time of the sale or other disposition. Preferential tax rates for long-term capital gains are generally applicable to a non-corporate U.S. Holder. There is no preferential tax rate for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations. Any gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source income for U.S. foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use any foreign tax credits arising from any Canadian tax imposed on the sale or other taxable disposition of the TELUS Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources or unless an applicable treaty provides otherwise. See “Foreign Tax Credit” and “Foreign Currency Considerations” below.
PFIC Rules Relating to the Ownership of TELUS Shares
If TELUS were classified as a PFIC in any taxable year during which a U.S. Holder owns TELUS Shares, certain adverse tax consequences could apply to such U.S. Holder. Certain elections, such as the mark-to-market election, may be available to U.S. Holders of TELUS Shares and may mitigate some of the adverse consequences resulting from TELUS’ treatment as a PFIC.
Based on current business plans and financial projections, TELUS does not expect to be classified as a PFIC for its tax year which includes the day after the Effective Date or any subsequent year. The determination of whether TELUS was, or will be, a PFIC for a tax year is fundamentally factual in nature and depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether TELUS will be a PFIC for any tax year depends on the assets and income of TELUS over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this Circular. Accordingly, there can be no assurance that the IRS will not challenge any determination made by TELUS concerning its PFIC status or that TELUS is not, or will not be, a PFIC for any tax year.
The U.S. federal income tax rules relating to PFICs are complex. U.S. Holders are urged to consult their own tax advisors regarding the PFIC status of TELUS, the application of the PFIC rules to the TELUS Shares, the availability of any applicable elections to such U.S. Holder, and the consequences of being treated as the owner of a PFIC.
Additional U.S. Federal Tax Considerations
Foreign Tax Credit
A U.S. Holder that pays (whether directly or through withholding) non-U.S. income tax in connection with the Arrangement or in connection with the ownership or disposition of TELUS Shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such non-U.S. income tax paid. Subject to certain limitations, a credit will generally reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. The election to deduct non-U.S. taxes is made on a year-by-year basis and applies to all creditable non-U.S. taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year.
Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and generally will be treated as “passive category income” while gains recognized on the sale of shares of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty. Certain U.S. Holders that are eligible for the benefits of the Canada-U.S. Tax Treaty may in certain circumstances elect to treat such gain or loss as foreign source gain or loss for U.S. foreign tax credit purposes. However, the amount of a distribution with respect to the Shares or TELUS Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder is urged to consult its own tax advisor regarding the foreign tax credit rules.
Foreign Currency Considerations
The amount of any distribution or proceeds paid in non-U.S. currency to a U.S. Holder in connection with the ownership of TELUS Shares, or on the sale, exchange, or other taxable disposition of TELUS Shares, or any Canadian dollars received in connection with the Arrangement, will generally be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of such amount, regardless of whether the Canadian dollars (or other non-U.S. currency) are converted into U.S. dollars at that time. If the Canadian dollars (or other non-U.S. currency) received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars or other non-U.S. currency equal to the U.S. dollar value thereof on the date of receipt. Any U.S. Holder that receives payment in Canadian dollars or other non-U.S. currency and engages in a subsequent conversion or other disposition of the Canadian dollars or other non-U.S. currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders that use the accrual method of accounting. Each U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars or other non-U.S. currency.
Information Reporting, Backup Withholding, and Other Reporting Requirements
Under U.S. federal income tax law and the Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement with, a foreign corporation. A U.S.

Holder that owns Shares or TELUS Shares during any taxable year in which TELUS Digital or TELUS, respectively, is treated as a PFIC with respect to such U.S. Holder generally would be required to file statements with respect to such shares on IRS Form 862 with their U.S. federal income tax returns for any taxable year in which such U.S. Holder recognizes gain on its Shares or TELUS Shares, as applicable, receives an “excess distribution” with respect to its Shares or TELUS Shares, as applicable, or makes or maintains certain elections with respect to its Shares or TELUS Shares, as applicable. Failure to file such statements may result in the extension of the period of limitations on assessment and collection of U.S. federal income taxes.
Certain U.S. Holders who are individuals must report information relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000, subject to certain exceptions (including an exception for ordinary shares held in custodial accounts maintained with a U.S. financial institution). Such U.S. Holders will be required to attach a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their return for each year in which they hold TELUS Shares. Substantial penalties may be imposed for a failure to disclose such information. Each U.S. Holder is urged to consult its own tax advisor regarding the effect, if any, of these additional reporting requirements on their ownership and disposition of TELUS Shares.
Payments made within the United States or by U.S. payors or middlemen of (a) distributions on TELUS Shares, (b) proceeds arising from the sale or other taxable disposition of TELUS Shares, or (c) payments received in connection with the Arrangement (including, but not limited to, Shareholders who exercise Dissent Rights), may be subject to information reporting and backup withholding (at a 24% rate). Payments of distributions on, or the proceeds from the sale or other disposition of, TELUS Shares to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and certifies that they are not subject to backup withholding on IRS Form W-9 (or substitute form), or is otherwise exempt from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is urged to consult its own tax advisor regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedures for obtaining an exemption from backup withholding.
The discussion of reporting and withholding requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder is urged to consult its own tax advisor regarding applicable reporting requirements and the information reporting and backup withholding rules.
The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not intended to constitute a complete analysis of all tax consequences arising from the receipt of Cash and/or TELUS Shares Consideration pursuant to the Arrangement and the ownership and disposition of such TELUS Shares. U.S. Holders are urged to consult their own tax advisors concerning the tax consequences applicable to their particular situations.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Except as disclosed under the sections titled “Special Factors — Interests of Certain Persons in the Arrangement”, “Special Factors — Background to the Arrangement”, “Information Concerning the Company — Previous Purchases and Sales,” “Information Concerning the Company — Prior Distributions” and “TELUS Digital Proposed Refinancing” in this Circular, the transactions described in “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions” in the Annual Report and incorporated by reference herein and the Arrangement Agreement and agreements entered into in connection therewith, including the Support and Voting Agreements, in this Circular and other than as set forth below, during the past two years, none of the Company, the Purchaser or any informed person of either the Company or the Purchaser (e.g. directors and executive officers of the Company and of the Purchaser, and Persons beneficially owning or controlling or directing voting Shares of the Company and of the Purchaser or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting Shares of the Company or of the Purchaser, as applicable), or any associate or affiliate of any informed person, has (1) had any material interest in any transaction or proposed transaction that has materially affected or would materially affect the Company or any of its Subsidiaries since the commencement of the most recently completed financial year of the Company, (2) been party to any negotiation, transactions or material contacts concerning any merger, consolidation or acquisition of the Company or its affiliates, tender offer for or other acquisition of any class of the Company or its affiliate’s securities, election of the Company or its affiliates directors or sale or other transfer of a material amount of assets of the Company, (3) entered into any other transaction with an aggregate value exceeding one percent of the Company’s consolidated revenues with the Purchaser, (4) entered into any agreement, arrangement or understanding with any other person with respect to any securities of the Company or (5) entered into any transaction or series of similar transactions with any executive officer, director or affiliate of the Company that is a natural person that exceeds $60,000 other than with respect to board service or employment as disclosed herein and as described in “Item 6. Directors, Senior Management and Employees — B. Compensation” in the Annual Report incorporated by reference herein.
EXPENSES
The Company estimates that expenses in the aggregate amount of approximately $11.9 million will be incurred by it in connection with the Arrangement, including legal, financial advisory, accounting, the proxy solicitation, filing fees and costs, the cost of preparing, translating, printing and mailing this Circular and fees in respect of the Formal Valuation and Opinions. The estimated fees, costs and expenses to the Company in connection with the Arrangement are set forth in the table below:
Expenses	Amount (in thousands of $)
Legal Fees	$2,400
Accounting, Financial Advisory and Other Professional Fees and Expenses	$8,940
Printing and Communication Fees and Expenses	$45
SEC Filing Fees	$100
Miscellaneous	$360
Estimated Total	$11,845
Except as otherwise specifically provided for in the Arrangement Agreement, all expenses incurred in connection with the Arrangement and the Arrangement Agreement and the transactions contemplated thereunder, shall be paid by the party incurring such expenses.
INDEPENDENT AUDITORS
Deloitte LLP (“Deloitte”) is the auditor of the Company and is independent of the Company within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of Ontario. Deloitte has served as our auditor since 2016.
LEGAL MATTERS
Certain legal matters in connection with the Arrangement will be passed upon for TELUS Digital by Osler, Hoskin & Harcourt LLP and for the Special Committee by McCarthy Tétrault LLP, in each case, insofar as Canadian legal matters are concerned.
Certain legal matters in connection with the Arrangement will be passed upon for TELUS by Stikeman Elliott LLP, insofar as Canadian legal matters are concerned.

ADDITIONAL INFORMATION
Additional financial and other information relating to the Company is included in its most recent audited annual and unaudited condensed interim financial statements, annual and quarterly management’s discussion and analysis and other continuous disclosure documents, which are available on our website at www.telusdigital.com, under our profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov, and such documents are deemed to be incorporated by reference in this Circular. Additional copies of this Circular and the documents referred to in the preceding sentence are available upon written request to the Corporate Secretary of the Company, without charge.
The information listed below and filed with the securities authorities in Canada and with the SEC is hereby incorporated by reference:
•
the audited consolidated financial statements of the Company as at and for the financial years ended December 31, 2024 and 2023, together with the notes thereto and the report of the independent registered public accounting firm thereon, which were filed on SEDAR+ and with the SEC as part of the Company’s Annual Report on Form 20-F on February 13, 2025;

•
management’s discussion and analysis of the Company for the year ended December 31, 2024, which was filed on SEDAR+ and with the SEC as “Item 5: Operating and Financial Review and Prospects” as part of the Company’s Annual Report on Form 20-F on February 13, 2025;

•
the unaudited condensed interim consolidated financial statements of the Company for the three- and six-month periods ended June 30, 2025 and 2024, together with the notes thereto, which were filed on SEDAR+ and with the SEC as Exhibit 99.1 to the Company’s Report on Form 6-K on August 1, 2025;

•
management’s discussion and analysis of the Company for the three- and six-month periods ended June 30, 2025, which were filed on SEDAR+ and with the SEC as Exhibit 99.2 to the Company’s Report on Form 6-K on August 1, 2025;

•
the information circular for the 2025 annual general meeting of shareholders, which was filed on SEDAR+ and with the SEC as Exhibit 99.1 to the Company’s Report on Form 6-K on April 15, 2025;

•
the Arrangement Agreement, which was filed on SEDAR+ and with the SEC as Exhibit 99.1 to the Company’s Report on Form 6-K on September 11, 2025;

•
the Support and Voting Agreements, which were filed on SEDAR+ and with the SEC as Exhibits 99.2 and 99.3 to the Company’s Report on Form 6-K on September 11, 2025; and

•
the Material Change Report of the Company in respect of the announcement of the Arrangement Agreement, which was filed on SEDAR+ and with the SEC as Exhibit 99.4 to the Company’s Report on Form 6-K on September 11, 2025.

Any statement contained in this Circular or in any other document incorporated by reference in this Circular shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded.
Any document of the type required by Item 11.1 of Form 44-101F1 — Short Form Prospectus to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, material contracts, condensed interim financial statements, audited annual financial statements, management’s discussion and analysis and information circulars by the Company with applicable securities regulatory authorities in Canada on SEDAR+ at www.sedarplus.ca and submitted to the SEC in the U.S. on EDGAR at www.sec.gov after the date of this Circular and before the Meeting, are deemed to be incorporated by reference into this Circular.
Because the Arrangement is a going-private transaction, the Purchaser has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Arrangement. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, will be available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. In addition, a copy of the Schedule 13E-3, and any amendments thereto, will be available on SEDAR+ at www.sedarplus.ca under the Company’s profile and on EDGAR at www.sec.gov.

GLOSSARY OF TERMS
In this Circular, the following capitalized words and terms shall have the following meanings:
“2021 Omnibus Long-Term Incentive Plan” means the Omnibus Long-Term Incentive Plan which became effective on the effective date of the Company’s initial public offering and was amended and restated effective May 15, 2025.
“2023 PSUs” means PSUs granted in the Company’s fiscal year ended December 31, 2023.
“2024-2025 PSUs” means PSUs granted in the Company’s fiscal years ended December 31, 2024 and 2025, excluding PFG PSUs.
“2025 RSUs” mean RSUs granted to Company Employees which vest in whole or in the Company’s fiscal year ending December 31, 2025.
“A&O Shearman” means Allen Overy Shearman Sterling LLP, U.S. legal counsel to TELUS.
“Acquisition Proposal” means, other than the transactions contemplated by the Arrangement Agreement and other than any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, any inquiry, offer or proposal (whether written or oral) from any Person or group of Persons other than TELUS (or an affiliate of TELUS or any Person acting jointly or in concert with TELUS) made after the date of the Arrangement Agreement relating to: (a) any direct or indirect sale, disposition, alliance or joint venture (or any lease, license or other arrangement having the same economic effect as a sale, disposition, alliance or joint venture), in a single transaction or a series or related transactions, of assets (including securities of Subsidiaries of the Company) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction, in a single transaction or series of related transactions, that if consummated, would result in a Person or group of Persons beneficially owning or exercising control or direction over, directly or indirectly, 20% or more of any class of voting or equity securities (including securities convertible into or exercisable or exchangeable for voting or equity securities) of the Company or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets or contribute 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any such Person or group of Persons would own, directly or indirectly, assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole; or (d) any other similar transaction or series of related transactions involving the Company or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, respectively constitute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole.
“Affected Securities” means, collectively, the Shares and the Options.
“affiliate” has the meaning ascribed thereto in National Instrument 45-106, provided that, for purposes of this Circular, unless expressly stated otherwise, a reference to an affiliate of TELUS excludes the Company and its Subsidiaries and a reference to an affiliate of the Company excludes TELUS and its Subsidiaries that are not also Subsidiaries of the Company.
“Aggregate Shares Elected” means the aggregate number of TELUS Shares that would be issuable to Share Electing Shareholders and Combination Electing Shareholders before giving effect to the proration provision of the Plan of Arrangement.
“AI Data” means any and all data, content, or materials of any nature (including text, numbers, images, photos, graphics, video, audio, computer code or Scraped Datasets), Processed by or for the Company or any of its Subsidiaries in connection with the training by the Company or any of its Subsidiaries of AI Technology.
“AI Technology” means deep learning or machine learning-based artificial intelligence (“AI”) technologies, including any and all algorithms, software or systems that make use of or employ neural networks, transformers, diffusion models, autoencoders, generative adversarial networks, or other systems trained using gradient descent or other loss or cost reduction techniques or any other statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering, and Bayesian networks) or other evolutional computation techniques, reinforcement learning, or other AI tools or methodologies.
“arm’s length” has the meaning ascribed thereto in the Tax Act.
“Arrangement” means an arrangement of the Company under section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and TELUS, each acting reasonably.
“Arrangement Agreement” means the arrangement agreement made as of September 1, 2025 among the Company and TELUS (including the Schedules thereto and the Company Disclosure Letter) as it may be amended, modified or supplemented from time to time in accordance with its terms.
“Arrangement Resolution” means the special resolution of the Shareholders approving the Arrangement and the Plan of Arrangement to be considered at the Meeting, substantially in the form and content of Appendix A hereto.
“associate” has the meaning ascribed thereto in the Securities Act (British Columbia).
“Authorization” means with respect to any Person, any order, permit, approval, certification, consent, waiver, accreditation, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.
“Barclays” means Barclays Capital Canada Inc.
“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.
“Beneficial Shareholder” means a Person who holds Shares through an Intermediary or who otherwise does not hold Shares in the Person’s name.
“BMO Capital Markets” means BMO Nesbitt Burns Inc., the independent valuator and financial advisor to the Special Committee.
“BMO Formal Valuation and Opinion” means the formal valuation of the Shares prepared by BMO Capital Markets under the supervision of the Special Committee in accordance with the requirements of MI 61-101 for a formal valuation in connection with the Arrangement together with the opinion of BMO Capital Markets to the effect that, as at September 1, 2025 and based upon and subject to the various assumptions, limitations, and qualifications set forth therein, the Consideration was within the range of the fair market valuation of the Shares and, on that basis and subject to the foregoing, the Consideration to be received by Minority Shareholders (other than Dissenting Holders) was fair, from a financial point of view, to such Minority Shareholders.
“Board” means the board of directors of the Company, as constituted from time to time.
“Board Recommendation” means the unanimous recommendation by the Board (with any interested directors abstaining) that Shareholders vote in favour of the Arrangement Resolution.
“BofA Fairness Opinion” means the opinion of BofA to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, and qualifications set forth therein, the Consideration to be received by the Minority Shareholders was fair, from a financial point of view, to such Minority Shareholders.
“BofA Securities” means BofA Securities, Inc., the independent financial advisor to the Special Committee.
“Broadcasting Act” means the Broadcasting Act (Canada).

“Broadcasting Direction” means the Direction to the CRTC (Ineligibility of Non-Canadians).
“Broadridge” means Broadridge Investor Communication Solutions.
“Business Day” means any day, other than a Saturday, a Sunday or any day on which major banks are closed for business in Toronto, Ontario, Vancouver, British Columbia or New York, New York.
“Canadian Securities Authorities” means the British Columbia Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.
“Canadian Securities Laws” means the Securities Act, together with all other applicable Securities Laws, rules and regulations and published policies thereunder or under the Securities Laws of any other province or territory of Canada.
“Cash Consideration” means $4.50 in cash per Share.
“Change in Recommendation” means a situation where (a) the Board (with any interested directors abstaining) or the Special Committee fails to unanimously recommend or withdraws, amends, modifies or qualifies the Board Recommendation or the Special Committee Recommendation, as applicable, or publicly proposes or states its intention to do any of the foregoing; (b) the Board or the Special Committee accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal; (c) the Board or the Special Committee takes no position or remains neutral with respect to any publicly announced Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced Acquisition Proposal for a period of no more than five Business Days following the public announcement of such Acquisition Proposal will not constitute a Change in Recommendation provided the Board or the Special Committee, as applicable, has rejected such Acquisition Proposal and affirmed the Board Recommendation or the Special Committee Recommendation, as applicable, by press release by the end of such five Business Day period (or in the event that the Meeting is scheduled to occur within such five Business Day period, by the end of the third Business Day prior to the date of the Meeting)), or (d) the Board or the Special Committee fails to publicly reaffirm by press release (without qualification) the Board Recommendation or the Special Committee Recommendation, as applicable, within five Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Meeting).
“Circular” means this management information circular, including the Notice of Meeting and all appendices hereto and all documents incorporated by reference herein, and all amendments hereof.
“Closing” means the closing of the transactions contemplated by the Arrangement Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations.
“Collective Agreements” means all collective bargaining agreements, union agreements, employee association agreements or similar Contracts applicable to the Company or any of its Subsidiaries and all related documentation, including any arbitration decision, letters or memoranda of understanding applicable to the Company or any of its Subsidiaries which impose obligations upon the Company or any of its Subsidiaries.
“Combination Consideration” means consideration per Share consisting of 50% of the Cash Consideration and 50% of the Share Consideration.
“Combination Electing Shareholders” means Shareholders who have elected to receive the Combination Consideration.
“Company” or “TELUS Digital” means TELUS International (Cda) Inc., a company existing under the BCBCA.
“Company Disclosure Letter” means the disclosure letter dated the date of the Arrangement Agreement and all schedules, exhibits and appendices thereto, delivered by the Company to TELUS with the execution of the Arrangement Agreement.

“Company Employee Plan” means any Employee Plan (including the 2021 Omnibus Long-Term Incentive Plan and ESPP) that is for the benefit of (a) Company Employees, (b) former employees of the Company or any of its Subsidiaries, (c) current or former officers, directors, consultants, agents, service providers or independent contractors of the Company or any of its Subsidiaries, or (d) any spouses, dependents, survivors or beneficiaries of such Persons described in the foregoing (a), (b) or (c), which are maintained, sponsored, contributed to, funded by, or otherwise binding upon, the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has any actual or contingent liability, other than (y) any statutory plans administered by a Governmental Entity, including the Canada Pension Plan and Québec Pension Plan and plans administered pursuant to applicable federal or provincial health, workers’ compensation or employment insurance legislation, and (z) any Purchaser Employee Plans.
“Company Employees” means the officers and employees of the Company and its Subsidiaries including part time and full-time employees, in each case, whether active or inactive, unionized or non-unionized.
“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR+ since January 1, 2024.
“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.
“Company Leased Properties” means the real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries.
“Company Platforms” means, collectively, all digital platforms through which the Company and its Subsidiaries offer its digital solutions, including cloud services, automation, trust and safety, security, AI Data solutions, and front-end digital design and consulting.
“Company Software” means all Software that is owned by the Company or any of its Subsidiaries, or which is licensed, used or held for use in the operation of the business of the Company or any of its Subsidiaries (including the provision of products and services to partners, customers and end users of Company Platforms).
“Confidentiality Agreement” means the confidentiality agreement dated July 17, 2025 between the Company and the Purchaser.
“Consideration” means, subject to proration as set forth in the Plan of Arrangement, the Cash Consideration, the Share Consideration, or the Combination Consideration, for each Share transferred.
“Constating Documents” means, with respect to a Person, the organizational or constitutional documents of such Person, including articles, articles of incorporation, amalgamation, arrangement or continuation, notices of articles, certificate of incorporation, articles and memorandum of association, by-laws and any and all other constating documents (including certificates, notices, partnership agreements and shareholders declarations or agreements) of the specified Person, in each case as applicable, and all amendments thereto or restatements thereof.
“Contract” means any written or oral agreement, commitment, engagement, contract, licence, lease, obligation, note, bond, mortgage, indenture, undertaking or joint venture, to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound or to which the Company or any of its Subsidiaries’ respective properties or assets is subject, in each case, together with any amendment, modification or supplement thereto.
“Court” means the Supreme Court of British Columbia.
“CRA” means the Canada Revenue Agency.
“D&O Support and Voting Agreement” means each support and voting agreement entered into between TELUS and a director or executive officer of the Company.
“Depositary” means Computershare Investor Services Inc. or such other Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of TELUS, acting reasonably.

“Director RSUs” mean RSUs granted to directors of the Company which vest in the Company’s fiscal years ending December 31, 2026 and 2027.
“Directors” means the directors of the Company.
“Dissent Procedures” means the dissent procedures, as described in the Interim Order.
“Dissent Rights” means the rights of dissent granted to registered holders of Shares in respect of the Arrangement pursuant to and in the manner set forth in section 242 and 247 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and the Final Order.
“Dissenting Holder” means a Registered Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.
“Dissenting Shares” means Shares held by a Dissenting Holder and in respect of which the Dissenting Holder has validly exercised Dissent Rights.
“DRS Advices” means the direct registration system (DRS) advices held by some Shareholders representing their Shares.
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC.
“Effective Date” means the date on which the Closing occurs.
“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as TELUS and TELUS Digital may agree to in writing before the Effective Date.
“Election Deadline” means on or before the date that is three (3) Business Days prior to the date of the Company Meeting.
“Employee Plans” means any plan, program, policy, agreement or arrangement providing any employee benefit, health, welfare, medical, dental, life insurance, health, wellness, personal or similar spending account or allowance, supplemental unemployment benefit, fringe benefit, bonus, commission, profit sharing, savings, insurance, incentive, incentive compensation, deferred compensation, death benefit, termination, retention, change in control, severance, security purchase, security compensation, security option, security appreciation, phantom security, dividend, loan, disability, capital accumulation, pension, supplemental pension, retirement, supplemental retirement, group or individual savings, and other similar benefit plans, programs, practices, policies, trusts, funds, agreements or arrangements.
“ESPP” means the amended and restated 2021 employee share purchase plan of the Company effective as of February 2, 2021.
“ESPP Participants” means all Company Employees or former Company Employees participating in the ESPP.
“ESPP Shares” means all Shares held pursuant to the ESPP for ESPP Participants.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Ratio” means 0.273.
“Exchanges” means the TSX and the NYSE.
“Exercise Price” means, in respect of each Option that (a) has an exercise price denominated in U.S. dollars, such U.S. dollar denominated exercise price; or (b) has an exercise price denominated in Canadian dollars, the U.S. Equivalent of such Canadian dollar denominated exercise price.
“Existing Credit Documents” means that certain Third Amended and Restated Credit Agreement dated December 20, 2022 among, inter alios, the Company, as Canadian borrower, TELUS International Holding (U.S.A.) Corp., a Delaware corporation, as U.S. borrower, The Bank of Nova Scotia, as administrative agent, and the financial institutions and other persons from time to time party thereto, as lenders, as amended, together with all “Loan Documents” as defined therein and related thereto.
“FDI Regulatory Approval” means the Regulatory Approvals required under applicable Foreign Investment Laws.
“Final Order” means the final order of the Court in a form acceptable to the Company and TELUS, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and TELUS, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and TELUS, each acting reasonably) on appeal.
“Financing” means the arrangement, marketing, offering, syndication, documentation and consummation of any financing deemed reasonably necessary or advisable by the Purchaser in connection with the Arrangement, including to obtain new or amend any existing credit facilities or arrange for any alternative financing or private or public equity or debt securities offering to be issued or incurred.
“Foreign Investment Laws” means foreign direct investment or other similar Laws designed to prohibit, restrict, regulate or screen foreign direct investments into any jurisdiction other than the Investment Canada Act.
“Formal Valuation and Opinions” means, collectively, the BMO Formal Valuation and Opinion and the BofA Fairness Opinion.
“Former Shareholders” means the holders of Shares immediately prior to the Effective Time.
“Governmental Entity” means (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign, (b) any subdivision or authority of any of the above, (c) any quasi-governmental or private body, including any agency or self-regulatory organization, exercising any regulatory, supervisory, expropriation or taxing authority under or for the account of any of the foregoing or (d) the Exchanges.
“IFRS” means generally accepted accounting principles as set out in the CPA Canada Handbook — Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.
“In the Money Amount” means in respect of an Option at any time, the amount, if any, by which the fair market value, at that time, of a Share subject to such Option exceeds the exercise price per Share under such Option.
“Incentive Securities” means, collectively, the Options, the RSUs and the PSUs.
“Intermediary” means, collectively, a broker, investment dealer, bank, trust company, nominee or other intermediary.
“Interim Order” means the interim order of the Court, substantially in the form set out in Appendix C, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified or varied by the Court with the consent of the Company and TELUS, each acting reasonably.
“Investment Canada Act” means the Investment Canada Act (Canada).
“Intellectual Property” means all intellectual property rights, in any jurisdiction throughout the world, whether or not registrable, including any of the following: (a) patents, applications for patents and reissues, divisionals, continuations, renewals, reexaminations, extensions and continuations-in-part of patents or patent applications, (b) proprietary and non public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, models, formulas, algorithms, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing, (c) copyrights, copyright registrations and applications for copyright registration, (d) integrated circuit, topographies, integrated circuit topography registrations and applications, mask works, mask work registrations and applications, (e) designs, design registrations, design registration applications, industrial designs, industrial design registrations and industrial design applications, (f) trade names, business names, corporate names, domain names, social media accounts and user names, social media identifiers and identities, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing, (g) all intellectual property rights in and to Company Software and technology, and (h) any other intellectual property and industrial property rights throughout the world, however denominated, together with all licenses of and to any of the foregoing.
“Jefferies” means Jefferies Securities, Inc.
“Laurel Hill” means Laurel Hill Advisory Group, TELUS Digital’s proxy solicitation agent.
“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.
“Letter of Transmittal and Election Form” means the letter of transmittal and election form to be sent to the Registered Shareholders together with this Circular providing for the delivery of Shares by Registered Shareholders to the Depositary and the election by Shareholders of the Cash Consideration, the Share Consideration or the Combination Consideration, for Share(s) transferred.
“Licensed Intellectual Property” means all Intellectual Property (a) which is not Owned Intellectual Property, and (b) in which the Company or one of its Subsidiaries has a right, interest, benefit, licence or permission to access, use, practice or otherwise enjoy or exploit pursuant to a Contract.
“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, lien, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, defect of title, restriction or adverse right, claim, option or lien (statutory or otherwise), in each case, whether contingent or absolute.
“Locked-Up Shareholders” means (a) each Director and executive officer of the Company and (b) the Supporting Shareholder.
“Management Proxyholders” means Jason Macdonnell, Acting CEO and COO, TELUS Digital and President, TELUS Digital Customer Experience, or, failing him, Josh Blair, Lead Director.
“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such change, event, occurrence, effect, state of facts or circumstance is or would reasonably be expected to be material and adverse to the business, operations, financial condition, results of operations, assets, capital or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, but excluding any change, event, occurrence, effect, state of facts or circumstance resulting from or arising in connection with:
(a)
any change, development or condition generally affecting the industries, businesses or segments thereof, in which the Company and its Subsidiaries operate;

(b)
any change, development or condition in or relating to general political conditions or in general economic, business, credit, currency, interest rates, rates of inflation, tariffs, regulatory, political or market conditions or in national or global financial or capital markets;

(c)
any change, development or condition resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage or terrorism, hostilities or war;

(d)
any change in Law or IFRS or in any interpretation, application or non-application thereof by any Governmental Entity;

(e)
any earthquake or other natural disaster;

(f)
any pandemic or outbreak of illness or other health crisis or public health event, or the worsening of any of the foregoing;

(g)
any information disclosed (i) in the Company Disclosure Letter or (ii) in the Company filings prior to the date of the Arrangement Agreement (other than any disclosure contained under the headings “Risk Factors” or “Forward-Looking Statements” and any other similar disclosures contained in such documents that are predictive, cautionary or forward-looking in nature);

(h)
any action taken (or omitted to be taken) by the Company or any of its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Arrangement Agreement (other than pursuant to section 4.1(1) of the Arrangement Agreement) or that is taken (or omitted to be taken) with the prior written consent of the Purchaser;

(i)
the failure of the Company to meet any internal, published or public projections, forecasts, guidance or estimates, including revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

(j)
the execution, announcement, pendency or performance of the Arrangement Agreement or consummation of the Arrangement including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of its current or prospective employees, lenders, shareholders, suppliers or other business partners, provided that this clause (j) shall not apply to any representation or warranty contained in the Arrangement Agreement the purpose of which is to address the consequences resulting from the execution, announcement, pendency or performance of the Arrangement Agreement;

(k)
any action taken (or omitted to be taken) by the Purchaser or any of its Subsidiaries (other than the Company and its Subsidiaries);

(l)
any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred);

provided, however, that with respect to clauses (a) through to and including (f) above, if such matter has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies and entities operating in the industries and businesses in which the Company and its Subsidiaries operate, such matter may be taken into account in determining whether a Material Adverse Effect has occurred; and references in certain sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred.
“Material Contract” means the following Contracts, other than Contracts with the Purchaser or its affiliates:
(a)
that is a shareholder agreement, partnership agreement, limited liability company agreement, joint venture agreement, strategic alliance or similar agreement or arrangement, development, co-development, or similar agreement;

(b)
(i) relating to the Existing Credit Documents; (ii) under which indebtedness in excess of $5,000,000 of the Company or any of its Subsidiaries is or may become outstanding or (iii) relating to the guarantee of any liabilities or obligations of a Person other than the Company or any of its Subsidiaries, in each case other than any such Contract between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more of its wholly-owned Subsidiaries;

(c)
under which the Company or any of its Subsidiaries has received payments in excess of $5,000,000 for the fiscal year ended December 31, 2024 or expects to receive in excess of $5,000,000 in any 12-month period or over the life of the Contract;

(d)
under which the Company or any of its Subsidiaries has made payments in excess of $5,000,000 for the fiscal year ended December 31, 2024 or is obligated to make payments, any capital investment or capital expenditure in excess of $5,000,000 in any 12-month period or over the life of the Contract;

(e)
providing for the purchase, sale or exchange of, option or right of first refusal to purchase, sell or exchange, any property, business or asset where the purchase or sale price or agreed value or fair market value of such property, business or asset exceeds $5,000,000;

(f)
that (i) limits or restricts in any material respect (x) the ability of the Company or any Subsidiary to compete or engage in any line of business or carry on business in any geographic area, (y) the ability of the Company or any of its Subsidiaries to solicit any Person as a customer or employee, or (z) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services, or (ii) creates an exclusive dealing arrangement or “most favoured nation” obligation, or grants a third party a right of first offer or refusal in respect of material assets of the Company or any of its Subsidiaries;

(g)
involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure of (or aggregate value to) the Company and its Subsidiaries is reasonably expected to be in excess of $5,000,000 or with a notional value in excess of $5,000,000;

(h)
to put source code for any Company platform or Company software in escrow with a third party, and any other Contract to provide source code for any Company platform or Company software to any third party other than a Company employee, contractor, agent or representative of the Company or its whole-owned Subsidiaries in the Ordinary Course;

(i)
pursuant to which the Company or any of its Subsidiaries grants or receives a license with respect to any material Intellectual Property (other than (i) non-exclusive licenses of commercially-available software with total annual license, maintenance, support and other fees not in excess of $2,500,000 in the aggregate per vendor and (ii) non-exclusive licenses to Company Intellectual Property granted to customers in the ordinary course of business);

(j)
that involves a (i) revenue or profit sharing or similar agreement under which the Company or any of its Subsidiaries has outstanding commitments or (ii) “minimum purchase” requirement, in each case of clauses (i) and (ii) with outstanding commitments in an amount in excess of $5,000,000, in any calendar year;

(k)
that is a Collective Agreement;

(l)
providing for any termination, retention, severance, or any payments that would be triggered by the Arrangement Agreement;

(m)
that is otherwise material to the Company and its Subsidiaries, taken as a whole;

(n)
that is listed in the Company Disclosure Letter;

(o)
which has been or would be required by Securities Laws to be filed by the Company with the Securities Authorities; or

(p)
that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect.

“Maximum Share Consideration” means an aggregate number of TELUS Shares equal to (a) the number of Shares that are outstanding (excluding Shares in respect of which Dissent Rights have been exercised, and Shares held by the Purchaser and affiliates of the Purchaser) immediately prior to the Effective Time, multiplied by (b) the Share Consideration multiplied by (c) 0.25.
“McCarthy” means McCarthy Tétrault LLP, legal counsel to the Special Committee.
“Meeting” or “Company Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions.
“Minority Shareholders” means the holders of Minority Shares.
“Minority Shares” means all of the issued and outstanding Shares that TELUS and its affiliates do not already own immediately prior to the Effective Time.
“Multiple Voting Shares” means the multiple voting shares in the capital of the Company.
“NI 45-106” means National Instrument 45-106 — Prospectus Exemptions.
“NI 54-101” means National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer.
“NI 62-104” means National Instrument 62-104 — Take-Over Bids and Issuer Bids.
“Non-Resident Holder” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada”.
“Non-Specified RSU” means all RSUs other than Specified RSUs.
“NYSE” means the New York Stock Exchange.
“Objecting Beneficial Owners” means “objecting beneficial owners” and refers to those Beneficial Shareholders who have objected to their nominee disclosing ownership information about themselves to the Company.
“officer” has the meaning ascribed thereto in Securities Laws.
“Optionholder” means a holder of Option(s).
“Options” means all the outstanding options to purchase Subordinate Voting Shares pursuant to the 2021 Omnibus Long-Term Incentive Plan.
“Ordinary Course” means, with respect to an action taken by the Company or its Subsidiaries, that such action is consistent with the past practices of the Company and its Subsidiaries and is taken in the ordinary course of the normal day-to-day operations of the business of the Company and its Subsidiaries.
“Osler” means Osler, Hoskin & Harcourt LLP, Canadian legal counsel to TELUS Digital.
“Outside Date” means January 2, 2026, or such later date as may be agreed to in writing by the Parties, provided that if the FDI Regulatory Approval has not been obtained by January 2, 2026, any Party may elect, by notice in writing delivered in writing to the other Party prior to such date, or in the case of the subsequent extension, prior to such date as initially extended, to extend the Outside Date (a) for an initial extension period of up to a maximum of 30 days, and (b) following the initial extension period, for a second extension period of up to a maximum of 30 days.
“Owned Intellectual Property” means, collectively, Owned Registered Intellectual Property and material unregistered Intellectual Property which the Company or a Subsidiary owns or purports to own, including all trademarks and trade names used and owned by the Company or its Subsidiaries that have not been registered or applied for (indicating for each trade-mark or trade name the relevant jurisdiction in which it is used).
“Owned Registered Intellectual Property” means, collectively, all (a) issued patents and pending patent applications; (b) trademark registrations and applications; (c) copyright registrations and applications; and (d) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries.
“Ownership and Control Regulations” means the Canadian Telecommunications Common Carrier Ownership and Control Regulations.
“Parties” means TELUS Digital and TELUS and “Party” means either of them.
“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton and Garrison LLP, U.S. legal counsel to TELUS Digital.

“Permitted Liens” means, as of any particular time and in respect of any Person, each of the following Liens:
(a)
Liens for Taxes which are not due or delinquent or the validity of which is being diligently contested in good faith (provided that proceeding with such contest would not reasonably be expected to have a Material Adverse Effect), and have been adequately reserved on the Company’s financial statements in accordance with IFRS;

(b)
inchoate or statutory Liens of contractors, subcontractors, mechanics, materialmen, carriers, workmen, suppliers, warehousemen, repairmen and similar Liens granted or which arise in the Ordinary Course in respect of the construction, maintenance, repair or operation of assets or properties, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any property (real or personal) and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)
Liens that arise or are incurred in the Ordinary Course and are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(d)
the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, license, franchise, grant, Authorization or permit of the Company or any of its Subsidiaries, to terminate any such lease, license, franchise, grant, Authorization or permit, or to require annual or other payments as a condition of their continuance, provided that such Lien is not incurred in connection with any indebtedness, and/or is not due and delinquent;

(e)
any security given to a public or private utility or other service provider or any other Governmental Entity when required by such utility or other Governmental Entity in connection with the operations of such person in the ordinary course of its business, but only to the extent relating to costs and expenses for which payment is not due;

(f)
municipal by-laws, regulations, ordinances, zoning law, building or land use restrictions and other limitations imposed by any Governmental Entity having jurisdiction over real property and any other restrictions affecting or controlling the use, marketability or development of real property;

(g)
the reservations, exceptions, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Entity of any owned, leased or licenced Company leased property;

(h)
such other immaterial imperfections or immaterial irregularities of title or Lien that, each case, do not materially adversely affect the use of the Company leased properties or assets subject thereto or otherwise materially adversely impair business operations of such properties;

(i)
Liens granted under, or permitted by, the Existing Credit Documents; and

(j)
Liens listed in the Company Disclosure Letter.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.
“PFG PSUs” means PSUs granted on September 16, 2024 under the Company’s “Passion for Growth Awards” program.
“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.
“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Appendix B, subject to any amendments or variations to such plan made in accordance with the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and TELUS, each acting reasonably.
“Proxy” means the form of proxy that is enclosed in this Circular.

“PSU Holder” means a holder of PSU(s).
“PSUs” means the performance share units of the Company granted under the 2021 Omnibus Long-Term Incentive Plan.
“Purchaser Employee Plans” means any Employee Plan that is sponsored or maintained by the Purchaser which provides for or permits the participation of (a) Company Employees, (b) former employees of the Company or any of its Subsidiaries, (c) current or former officers, directors, consultants, agents, service providers or independent contractors of the Company or any of its Subsidiaries, or (d) any spouses, dependents, survivors or beneficiaries of such Persons described in the foregoing (a), (b) or (c).
“Purchaser Filings” means all documents publicly filed under the profile of the Purchaser on SEDAR+ and/or EDGAR, as the case may be, on or after January 1, 2025.
“Purchaser Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such change, event, occurrence, effect, state of facts or circumstance is or would reasonably be expected to be material and adverse to the business, operations, financial condition, results of operations, assets, capital or liabilities (contingent or otherwise) of the Purchaser and its Subsidiaries, taken as a whole, but excluding any change, event, occurrence, effect, state of facts or circumstance resulting from or arising in connection with:
(a)
any change, development or condition generally affecting the industries, businesses or segments thereof, in which the Purchaser and its Subsidiaries operate;

(b)
any change, development or condition in or relating to general political conditions or in general economic, business, credit, currency, interest rates, rates of inflation, tariffs, regulatory, political or market conditions or in national or global financial or capital markets;

(c)
any change, development or condition resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(d)
any change in Law or IFRS or in any interpretation, application or non-application thereof by any Governmental Entity;

(e)
any earthquake or other natural disaster;

(f)
any pandemic or outbreak of illness or other health crisis or public health event, or the worsening of any of the foregoing;

(g)
any information disclosed in the Purchaser Filings prior to the date of the Arrangement Agreement (other than any disclosure contained under the headings “Risk Factors” or “Forward-Looking Statements” and any other similar disclosures contained in such documents that are predictive, cautionary or forward-looking in nature);

(h)
any action taken (or omitted to be taken) by the Purchaser which is required to be taken (or omitted to be taken) pursuant to the Arrangement Agreement or that is taken (or omitted to be taken) with the prior written consent of the Company;

(i)
the failure of the Purchaser to meet any internal, published or public projections, forecasts, guidance or estimates, including revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred);

(j)
the execution, announcement, pendency or performance of the Arrangement Agreement or consummation of the Arrangement including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Purchaser or any of its Subsidiaries with any of its current or prospective employees, lenders, shareholders, suppliers or other business partners, provided that this clause (i) shall not apply to any representation or warranty contained in the Arrangement Agreement the purpose of which is to address the consequences resulting from the execution, announcement, pendency or performance of the Arrangement Agreement; or

(k)
any change in the market price or trading volume of any securities of the Purchaser (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred);

provided, however, that with respect to clauses (a) through to and including (f) above if, such matter has a materially disproportionate effect on the Purchaser and its Subsidiaries, taken as a whole, relative to other companies and entities operating in the industries and businesses in which the Purchaser and its Subsidiaries operate, such matter may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred; and references in certain sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Purchaser Material Adverse Effect” has occurred.
“Record Date” means the record date for determining the Shareholders entitled to receive notice of and to vote at the Meeting, being the close of business on September 12, 2025 (Vancouver time) pursuant to the Interim Order.
“Registered Shareholder” means a registered holder of Shares as recorded in the Shareholder register of the Company.
“Regulatory Approvals” means any Authorization, consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Arrangement Agreement, including the FDI Regulatory Approval.
“Replacement Option” means an option to purchase TELUS Shares granted by TELUS in replacement of Options pursuant to the Plan of Arrangement.
“Representatives” means the directors, officers, employees, agents, investments bankers, attorneys, accountants and other advisors or representatives of the Company or its Subsidiaries and of TELUS or its Subsidiaries.
“Required Shareholder Approval” means the approval of the Arrangement Resolution by at least (a) 66 2∕3% of the votes cast by the holders of Multiple Voting Shares and the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting, voting together as a single class; and (b) a simple majority of the votes cast by the holders of Subordinate Voting Shares, present in person or represented by proxy at the Meeting (excluding for the purposes of this clause (b), votes attached to Subordinate Voting Shares held by Persons described in items (a) through (d) of section 8.1 (2) of MI 61-101).
“Resident Holder” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada”.
“RSU Holder” means a holder of RSU(s).
“RSUs” means the restricted share units of the Company granted under the 2021 Omnibus Long-Term Incentive Plan.
“Rule 13e-3” means Rule 13e-3 under the Exchange Act.
“Schedule 13E-3” means a Rule 13e-3 transaction statement under Section 13(e) of the Exchange Act with respect to the transactions contemplated by the Arrangement Agreement and the Plan of Arrangement to be filed with the SEC, as may be amended or supplemented.
“Scraped Dataset” means data that was collected or generated using web scraping, web crawling or web harvesting Software or any other Software, service, tool or technology that gathers data from publicly available sources.
“SEC” means the United States Securities and Exchange Commission.
“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.
“Securities” means Shares, Options, RSUs and PSUs.

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder.
“Securities Authority” means the Canadian Securities Authorities, the SEC and the Exchanges.
“Securities Laws” means the Securities Act, the U.S. Securities Act, the Exchange Act, applicable U.S. state securities laws and any other applicable Canadian provincial and territorial securities Laws, together with the rules and regulations and published policies thereunder and the rules and published policies of the Exchanges.
“SEDAR+” means the System for Electronic Document Analysis and Retrieval +.
“Share Consideration” means 0.273 of a TELUS Share for each Share.
“Share Electing Shareholders” means Shareholders who have elected to receive the Share Consideration in accordance with the Plan of Arrangement.
“Share Proration Factor” means the result obtained by dividing the Maximum Share Consideration by the Aggregate Shares Elected.
“Shareholder Support and Voting Agreement” means the support and voting agreement entered into between TELUS and the Supporting Shareholder.
“Shareholders” means the registered and/or beneficial holders of the Shares, as the context requires.
“Shares” means Multiple Voting Shares and Subordinate Voting Shares in the capital of TELUS Digital and includes, for greater certainty, any Shares issued upon the settlement of Incentive Securities.
“Software” means software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies (whether in source code, object code, executable or binary code), including any software as a service or other cloud-based system in use, and all proprietary rights, documentation and other materials related to such computer software or program.
“Special Committee” means the Special Committee of the Board consisting of independent members of the Board formed in connection with the Arrangement and the other transactions contemplated by the Arrangement Agreement.
“Special Committee Recommendation” means the unanimous recommendation of the Special Committee that the Board vote to approve the Arrangement.
“Specified RSUs” means the 2025 RSUs and the Director RSUs.
“Stikeman” means Stikeman Elliott LLP, Canadian legal counsel to TELUS.
“Stock Exchange Approval” means the conditional approval of each of the TSX and the NYSE for the listing and posting for trading on the TSX and the NYSE respectively of TELUS Shares to be issued pursuant to the Arrangement, subject only to TELUS providing the TSX and the NYSE such required documentation and confirmations as is customary in the circumstances.
“Subject Securities” means Shares and other securities of the Company as of the Record Date that are the subject of the D&O Support and Voting Agreement.
“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Company.
“Subsidiary” has the meaning ascribed thereto in NI 45-106, provided that, for purposes of the Arrangement Agreement, unless expressly stated otherwise, a reference to Subsidiary of TELUS excludes the Company and its Subsidiaries.
“Superior Proposal” means any bona fide written Acquisition Proposal made after the date of the Arrangement Agreement from a Person or group of Persons to acquire not less than all of the outstanding Shares (other than the Shares beneficially owned by such Person or Persons) or all or substantially all of the assets of the Company on a consolidated basis (a) that complies with Securities Laws and did not result from or involve a breach of the non-solicitation provisions in the Arrangement Agreement; (b) that is reasonably capable of being completed without undue delay, taking into account all financial, legal (including the likelihood of satisfying shareholder approval, tender or support requirements necessary to complete such Acquisition Proposal), regulatory and other aspects of such Acquisition Proposal and the identity of the Person or group of Persons making such Acquisition Proposal and their respective affiliates; (c) that is not subject to any financing contingency and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith after receiving the advice of its outside legal and financial advisors and on the recommendation of the Special Committee, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (d) that is not subject to a due diligence or access condition; and (e) in respect of which the Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors, the recommendation of the Special Committee and after taking into account all the terms and conditions of the Acquisition Proposal and other factors deemed relevant by the Board (including the identity of the Person or group of Persons making such Acquisition Proposal and their respective affiliates), would, if consummated in accordance with its terms (but without assuming away any risk of noncompletion), result in a transaction which is more favourable, from a financial point of view, to Shareholders (other than the Purchaser and its affiliates) than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser).
“Support and Voting Agreements” means the D&O Support and Voting Agreements and the Shareholder Support and Voting Agreement.
“Supporting Shareholder” means Riel B.V.
“Surviving 2023 PSU” means each 2023 PSU outstanding immediately prior to the Effective Time (whether vested or unvested).
“Surviving 2024-2025 PSU” means each 2024-2025 PSU outstanding immediately prior to the Effective Time (whether vested or unvested).
“Surviving PFG PSU” means each PFG PSU outstanding immediately prior to the Effective Time (whether vested or unvested).
“Surviving PSU” means the Surviving PFG PSUs, Surviving 2023 PSUs and the Surviving 2024-2025 PSUs.
“Surviving RSU” means each Non-Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested).
“Tax” or “Taxes” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies, escheat and other charges or assessments of any kind whatsoever imposed by any Governmental Entity and any amounts owing or refunds owing under section 125.7 of the Tax Act, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b); and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any obligation to indemnify any other Person or as a result of being a “transferee” (within the meaning of section 160 of the Tax Act or any other Laws) of another taxpayer or entity or a member of a related, successor, non-arm’s length, affiliated or combined group.
“Tax Act” means the Income Tax Act (Canada).
“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, statements, applications (including any documents filed under section 125.7 of the Tax Act) and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.
“Telecommunications Act” means the Telecommunications Act (Canada).
“TELUS” or the “Purchaser” means TELUS Corporation, a company existing under the laws of the Province of British Columbia.
“TELUS Share Price” means $16.49.
“TELUS Shares” means, collectively, the common shares in the capital of TELUS.
“Transaction Litigation” means any proceeding asserted or commenced by, on behalf of or in the name of, a third party against or otherwise involving either (i) the Company, the Board, the Special Committee and/or any of the Company’s directors or officers, or (ii) the Purchaser, the Purchaser’s board of directors and/or any of the Purchaser’s directors or officers, in each case, relating directly or indirectly to the Arrangement, the Arrangement Agreement or any of the other transactions contemplated thereby (including any such proceeding based on allegations that the Company’s entry into the Arrangement Agreement or the terms and conditions of the Arrangement, the Arrangement Agreement or any of the other transactions contemplated thereby constituted a breach of the fiduciary duties of any member of the Board or any officer of the Company).
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
“TSX” means the Toronto Stock Exchange.
“U.S. Equivalent” means, in respect of each Option that has an exercise price denominated in Canadian dollars, the amount of such exercise price expressed in U.S. dollars calculated on the basis of the daily exchange rate posted by the Bank of Canada for conversions of Canadian dollars to U.S. dollars on the Business Day immediately preceding the Effective Date.
“U.S. Securities Act” means the United States Securities Act of 1933.
“U.S. Securities Laws” means the U.S. Securities Act, the Exchange Act and applicable U.S. state securities laws, together with the rules and regulations thereunder.
“VIF” means the voting instruction form that is enclosed in this Circular.
“VWAP” means volume weighted average price.
“wilful breach” means a material breach of the Arrangement Agreement that is a consequence of any act or omission by the breaching Party with the actual knowledge that the taking of such act or failure to act, as applicable, would, or would be reasonably expected to, cause a material breach of the Arrangement Agreement.
“WillowTree” means WT Blocker Corp and its subsidiaries, which were acquired by the Company on January 3, 2023.

APPROVAL OF THE BOARD OF DIRECTORS
The contents and the sending of the Notice of Meeting and this Circular have been approved by the Board.
DATED this 17th day of September, 2025
By order of the Board of Directors
(signed) “Michel E. Belec”
Michel E. Belec
Chief Legal Officer and Corporate Secretary

CONSENT OF BMO NESBITT BURNS INC.
We refer to the formal valuation and opinion of our firm dated September 1, 2025 (the “BMO Formal Valuation and Opinion”), attached as Appendix E to the management information circular dated September 17, 2025 (the “Circular”) of TELUS International (Cda) Inc. (the “Company”), which we prepared for the use and benefit of the special committee of the board of directors of the Company in connection with its consideration of the Arrangement (as defined in the Circular).
In connection with the Arrangement, we hereby consent to the inclusion of the BMO Formal Valuation and Opinion as Appendix E to the Circular, to the filing of the BMO Formal Valuation and Opinion with the securities regulatory authorities in each of the provinces and territories of Canada and the United States Securities and Exchange Commission and to the inclusion of a summary of the BMO Formal Valuation and Opinion, and the reference thereto, in the Circular. The BMO Formal Valuation and Opinion was delivered as at September 1, 2025, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described therein. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under U.S. securities laws or rules and regulations promulgated thereunder, or (2) that we are experts with respect to any portion of the management information circular within the meaning of the term “experts” as used in U.S. securities laws or rules and regulations promulgated thereunder.
(Signed) “BMO Nesbitt Burns Inc.”
Toronto, Ontario
September 17, 2025

CONSENT OF BOFA SECURITIES, INC.
We refer to the full text of the written fairness opinion (the “BofA Fairness Opinion”) of our firm dated September 1, 2025 attached as Appendix F to the management information circular dated September 17, 2025 (the “Circular”) of TELUS International (Cda) Inc. (the “Company”), which we prepared for the benefit and use of the special committee of the board of directors of the Company (the “Board”) comprised solely of independent directors of the Company (the “Special Committee”), in connection with its consideration of the Arrangement (as defined in the Circular).
In connection with the Arrangement, we hereby consent to the inclusion of the full text of the BofA Fairness Opinion as Appendix F to the Circular, to the filing of the BofA Fairness Opinion with the securities regulatory authorities in each of the provinces and territories of Canada and the United States Securities and Exchange Commission and to the inclusion of a summary of the BofA Fairness Opinion, and the reference thereto, in the Circular, under the headings “Summary”, “Frequently Asked Questions about the Meeting and Arrangement”, “Special Factors — Background to the Arrangement”, “Special Factors — Reasons for the Arrangement”, “Special Factors — Formal Valuation and Opinions”, “Special Factors — Company Forecast”, “Special Factors — Position of Purchaser as to the Fairness of the Arrangement” and “The Arrangement — Securities Law Matters.” The BofA Fairness Opinion was delivered as at September 1, 2025 and remains based upon and subject to the scope of review, and subject to the analyses, assumptions, limitations, qualifications and other matters described therein. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under U.S. securities laws or rules and regulations promulgated thereunder, or (2) that we are experts with respect to any portion of the management information circular within the meaning of the term “experts” as used in U.S. securities laws or rules and regulations promulgated thereunder.
(Signed) “BofA Securities, Inc.”
Toronto, Ontario
September 17, 2025

APPENDIX A
ARRANGEMENT RESOLUTION
The text of the Arrangement Resolution which the Shareholders will be asked to pass at the TELUS Digital Meeting is as follows:
BE IT RESOLVED THAT:
1.
The arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”) of TELUS International (Cda) Inc. (the “Company”), pursuant to the arrangement agreement (as it may from time to time be amended, modified or supplemented, the “Arrangement Agreement”) among the Company and TELUS Corporation dated September 1, 2025, all as more particularly described and set forth in the management information circular of the Company dated September 17, 2025 (the “Circular”), accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms), and all transactions contemplated thereby are hereby authorized, approved and adopted.

2.
The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in Appendix B to the Circular, is hereby authorized, approved and adopted.

3.
The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.
The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, at their discretion, without notice to or approval of the shareholders of the Company: (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver such records, documents and information as are necessary or desirable to the Registrar of Companies under the BCBCA in accordance with the Arrangement Agreement for filing.

7.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

A-1

APPENDIX B
PLAN OF ARRANGEMENT
PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
ARTICLE 1
INTERPRETATION
1.1   Definitions
Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):
“2021 Omnibus Long-Term Incentive Plan” means the Omnibus Long-Term Incentive Plan which became effective on the effective date of the Company’s initial public offering and was amended and restated effective May 15, 2025.
“2023 PSUs” means PSUs granted in the Company’s fiscal year ended December 31, 2023.
“2024-2025 PSUs” means PSUs granted in the Company’s fiscal years ended December 31, 2024 and 2025, excluding PFG PSUs.
“2025 RSUs” mean RSUs granted to Company Employees which vest in whole or in the Company’s fiscal year ending December 31, 2025.
“Affected Securities” means, collectively, the Shares and the Options.
“Aggregate Shares Elected” means the aggregate number of Purchaser Shares that would be issuable to Share Electing Shareholders and Combination Electing Shareholders before giving effect to the proration provision of Section 2.5.
“Arrangement” means an arrangement of the Company under section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Arrangement Agreement and Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Agreement” means the arrangement agreement made as of September 1, 2025 among the Company and the Purchaser (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.
“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Company Meeting by Shareholders.
“BCBCA” means the Business Corporations Act (British Columbia).
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario, Vancouver, British Columbia or New York, New York.
“Cash Consideration” means $4.50 in cash per Share.
“Closing” means the closing of the transactions contemplated by the Arrangement Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended and the Treasury Regulations.
“Combination Consideration” means consideration per Share consisting of 50% of the Cash Consideration and 50% of the Share Consideration.
“Combination Electing Shareholders” means Shareholders who have elected to receive the Combination Consideration in accordance with Section 2.4(1).

“Company” means TELUS International (Cda) Inc., a corporation incorporated under the laws of the Province of British Columbia.
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.
“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.
“Consideration” means, subject to proration as set forth in Section 2.5, the Cash Consideration, the Share Consideration or the Combination Consideration, as set out in this Plan of Arrangement.
“Court” means the Supreme Court of British Columbia.
“Depositary” means such Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.
“Director RSUs” mean RSUs granted to directors of the Company which vest in the Company’s fiscal years ending December 31, 2026 and 2027.
“Dissent Rights” has the meaning specified in Section 3.1.
“Dissenting Holder” means a registered Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.
“DRS Advice” has the meaning ascribed thereto in Section 4.1(3).
“Effective Date” means the date on which the Closing occurs.
“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.
“Election Deadline” has the meaning ascribed thereto in Section 2.4(4).
“Exchange Ratio” means 0.273.
“Exercise Price” means, in respect of each Option that (a) has an exercise price denominated in U.S. dollars, such U.S. dollar denominated exercise price; or (b) has an exercise price denominated in Canadian dollars, the U.S. Equivalent of such Canadian dollar denominated exercise price.
“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.
“Governmental Entity” means (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign; (b) any subdivision or authority of any of the above; (c) any quasi-governmental or private body, including any agency or self-regulatory organization, exercising any regulatory, supervisory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) the Exchanges.
“In the Money Amount” means in respect of an Option at any time, the amount, if any, by which the fair market value, at that time, of a Share subject to such Option exceeds the exercise price per Share under such Option.

“Incentive Securities” means, collectively, the Options, the RSUs and the PSUs.
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably.
“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.
“Letter of Transmittal and Election Form” means the letter of transmittal and Election Form sent to holders of Shares for use in connection with the Arrangement.
“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, lien, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, defect of title, restriction or adverse right, claim, option or lien (statutory or otherwise), in each case, whether contingent or absolute.
“Maximum Share Consideration” means an aggregate number of Purchaser Shares equal to (a) the number of Shares that are outstanding (excluding Shares in respect of which Dissent Rights have been exercised, and Shares held by the Purchaser and affiliates of the Purchaser) immediately prior to the Effective Time, multiplied by (b) the Share Consideration multiplied by (c) 0.25.
“Multiple Voting Shares” means the multiple voting shares in the capital of the Company.
“Non-Specified RSU” means all RSUs other than Specified RSUs.
“Options” means all the outstanding options to purchase Subordinate Voting Shares pursuant to the 2021 Omnibus Long-Term Incentive Plan.
“Parties” means, collectively, the Company and the Purchaser and “Party” means either one of them.
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.
“PFG PSUs” means PSUs granted on September 16, 2024 under the Company’s “Passion for Growth Awards” program.
“Plan of Arrangement” means this plan of arrangement proposed under section 288 of the BCBCA, and any amendments or variations made in accordance with the Arrangement Agreement and Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“PSUs” means the performance share units of the Company granted under the 2021 Omnibus Long-Term Incentive Plan.
“Purchaser” means TELUS Corporation, a corporation existing under the laws of the Province of British Columbia.
“Purchaser Share Price” means $16.49.
“Purchaser Shares” means, collectively, the common shares in the capital of the Purchaser.
“Replacement Option” has the meaning ascribed thereto in Section 2.3(3).
“Replacement Option Exercise Price” has the meaning ascribed thereto in Section 2.3(3).
“RSUs” means the restricted share units of the Company granted under the 2021 Omnibus Long-Term Incentive Plan.

“Share Consideration” means 0.273 of a Purchaser Share for each Share.
“Share Electing Shareholders” has means Shareholders who have elected to receive the Share Consideration in accordance with Section 2.4(1).
“Share Proration Factor” means the result obtained by dividing the Maximum Share Consideration by the Aggregate Shares Elected.
“Shareholders” means the registered and/or beneficial holders of Shares, as the context requires.
“Shares” means the Multiple Voting Shares and the Subordinate Voting Shares and includes, for greater certainty, any Shares issued upon the settlement of Incentive Securities.
“Specified RSUs” means the 2025 RSUs and the Director RSUs.
“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Company.
“Surviving 2023 PSU” has the meaning ascribed thereto in Section 2.3(5)(a).
“Surviving 2024-2025 PSU” has the meaning ascribed thereto in Section 2.3(5)(b).
“Surviving PFG PSU” has the meaning ascribed thereto in Section 2.3(5)(c).
“Surviving PSU” has the meaning ascribed thereto in Section 2.3(5)(c).
“Surviving RSU” has the meaning ascribed thereto in Section 2.3(4).
“Tax” or “Taxes” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies, escheat and other charges or assessments of any kind whatsoever imposed by any Governmental Entity and any amounts owing or refunds owing under section 125.7 of the Tax Act, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b); and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any obligation to indemnify any other Person or as a result of being a “transferee” (within the meaning of section 160 of the Tax Act or any other Laws) of another taxpayer or entity or a member of a related, successor, non-arm’s length, affiliated or combined group.
“Tax Act” means the Income Tax Act (Canada).
“U.S. Equivalent” means, in respect of each Option that has an exercise price denominated in Canadian dollars, the amount of such exercise price expressed in U.S. dollars calculated on the basis of the daily exchange rate posted by the Bank of Canada for conversions of Canadian dollars to U.S. dollars on the Business Day immediately preceding the Effective Date.
“U.S. Securities Laws” means the United States Securities Act of 1933, the United States Securities Exchange Act of 1934 and applicable U.S. state securities laws, together with the rules and regulations thereunder.
1.2   Certain Rules of Interpretation
In this Plan of Arrangement, unless otherwise specified:
(1)
Headings, etc.   The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)
Currency.   All references to dollars or to $ are references to U.S. dollars, unless specified otherwise.

(3)
Gender and Number.   Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)
Certain Phrases, etc.   The words (a) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (b) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (c) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(5)
Statutes.   Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)
Computation of Time.   A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)
Time References.   References to time herein or in any Letter of Transmittal and Election Form are to local time, Toronto, Ontario.

ARTICLE 2
THE ARRANGEMENT
2.1   Arrangement Agreement
This Plan of Arrangement is made pursuant to the Arrangement Agreement.
2.2   Binding Effect
This Plan of Arrangement and the Arrangement, at the Effective Time, will become effective, and be binding on the Purchaser, the Company, all registered and beneficial owners of Shares and Incentive Securities including Dissenting Holders, the registrar and transfer agent of the Company, the Depositary and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person.
2.3   Arrangement
At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals starting at the Effective Time:
(1)
each of the Shares held by Dissenting Holders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to the Purchaser, and:

(a)
such Dissenting Holders shall cease to be the holders of such Shares and to have any rights as Shareholders other than the right to be paid fair value by the Purchaser for such Shares as set out in Section 3.1;

(b)
such Dissenting Holders’ names shall be removed from the registers of holders of Shares maintained by or on behalf of the Company; and

(c)
the Purchaser shall be deemed to be the transferee of such Shares, and shall be entered in the register of Shares maintained by or on behalf of the Company and shall be deemed to be the legal and beneficial owner thereof;

(2)
each Share outstanding immediately prior to the Effective Time, other than Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Rights or by the Purchaser, shall, without any further action by or on behalf of a Shareholder, be deemed to be assigned and transferred by the holder thereof to the Purchaser in exchange for the applicable Consideration, in each case in accordance with the election or deemed election of Shareholders pursuant to Section 2.4(3), and:

(a)
the holders of such Shares shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid the applicable Consideration in accordance with this Plan of Arrangement;

(b)
such holders’ names shall be removed from the register of the Shares maintained by or on behalf of the Company; and

(c)
the Purchaser shall be deemed to be the transferee of such Shares and shall be entered in the register of the Shares maintained by or on behalf of the Company;

(3)
Options.

(a)
each Option outstanding immediately prior to the Effective Time that has not been duly exercised (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by the holder thereof to the Company in exchange for an option granted by the Purchaser (each, a “Replacement Option”) entitling the holder thereof to purchase from the Purchaser that number of Purchaser Shares equal to: (a) the Exchange Ratio multiplied by (b) the number of Subordinate Voting Shares subject to such Option immediately prior to the Effective Time, provided that if the foregoing would result in the issuance of a fraction of a Purchaser Share on any particular exercise of Replacement Options, then the number of Purchaser Shares otherwise purchasable shall be rounded down to the nearest whole number of Purchaser Shares (with all future exercises that are effected concurrently by a holder of Replacement Options being aggregated before any such reduction is effected); and which Replacement Option shall (i) provide for an exercise price for each whole Purchaser Share (the “Replacement Option Exercise Price”) that may be purchased under such Replacement Option (rounded up to the nearest whole cent) equal to: (x) the exercise price per Subordinate Voting Share otherwise purchasable pursuant to such Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio, provided that the aggregate exercise price payable on any exercise of Replacement Options shall be rounded up to the nearest whole cent (with all future exercises that are effected concurrently by a holder of Replacement Options being aggregated before any such increase is effected), and (ii) be issued under and governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Replacement Option, including the term to expiry or vesting, conditions to and manner of exercise or settlement, and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(3)(a), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the Option for which it was exchanged, and the grant agreement previously evidencing such Option shall thereafter evidence and be deemed to evidence such Replacement Option. Notwithstanding the foregoing: (A) if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act in respect of the exchange of an Option for a Replacement Option pursuant to this Section 2.3(3)(a), the Replacement Option Exercise Price shall automatically be, and shall be deemed to be, adjusted, by the amount, and only to the extent, necessary to ensure that the In the Money Amount of the Replacement Option immediately after the exchange does not exceed the In the Money Amount of the Option to which such Replacement Option relates immediately before the exchange; (B) for any Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such adjustment described in prong (A) of this Section 2.3(3)(a) will comply with Treasury Regulation Section 1.424(1)(a); and (C) for any Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment described in prong (A) of this Section 2.3(3)(a) will be implemented in a manner intended to comply with Section 409A of the Code.

(4)
RSUs.

(a)
each Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by the holder thereof to the Company in exchange for an amount in cash from the Company equal to the Cash Consideration, in each case with such amounts to be paid to the applicable holders in accordance with Section 4.1(2) less any applicable withholdings pursuant to Section 4.3, and each such Specified RSU shall immediately be cancelled and all of the Company’s obligations with respect to each such Specified RSU shall be deemed to be fully satisfied.

(b)
each Non-Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested) (a “Surviving RSU”), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall thereafter entitle the holder thereof to receive, for no additional consideration, such number of Purchaser Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such Non-Specified RSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares; such Surviving RSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Surviving RSU, including the term to expiry or vesting, conditions to and manner of settlement (including, as specified in the applicable grant agreement, the right to receive Purchaser Shares, the cash equivalent thereof, or a combination of both upon settlement at the election of the Purchaser), and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(4)(b), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the Non-Specified RSU, and the grant agreement previously evidencing such Non-Specified RSU shall thereafter evidence and be deemed to evidence such Surviving RSU; for purposes of applicable U.S. Securities Laws, such Non-Specified RSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving RSUs;

(5)
PSUs.

(a)
each 2023 PSU outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Surviving 2023 PSU” and collectively, the “Surviving 2023 PSUs”), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall thereafter entitle the holder thereof to receive, for no additional consideration, such number of Purchaser Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such 2023 PSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares; such Surviving 2023 PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Surviving 2023 PSU, including the term to expiry or vesting (including any applicable performance criteria and/or other vesting conditions, but subject to such adjustments as the Board may deem fair and reasonable as a result of the completion of the Arrangement), conditions to and manner of settlement (including, as specified in the applicable grant agreement, the right to receive Purchaser Shares, the cash equivalent thereof, or a combination of both upon settlement at the election of the Purchaser), and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(5)(a), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the 2023 PSU, and the grant agreement previously evidencing such 2023 PSU shall thereafter evidence and be deemed to evidence such Surviving 2023 PSU; for purposes of applicable U.S. Securities Laws, such 2023 PSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving 2023 PSUs; and

(b)
each 2024-2025 PSU outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Surviving 2024-2025 PSU” and collectively, the “Surviving 2024-2025 PSUs”), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall thereafter entitle the holder thereof to receive, for no additional consideration, such number of Purchaser Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such 2024-2025 PSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares; such Surviving 2024-2025 PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Surviving 2024-2025 PSU, including the term to expiry or vesting, conditions to and manner of settlement (including, as specified in the applicable grant agreement, the right to receive Purchaser Shares, the cash equivalent thereof, or a combination of both upon settlement at the election of the Purchaser), and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(5)(b), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the 2024-2025 PSU, provided, however, that, in accordance with the terms of the 2021 Omnibus Long Term Incentive Plan, (i) any performance vesting criteria and multipliers in respect of the Company’s “Relative TSR” (within the meaning of the applicable grant agreement in respect of such 2024-2025 PSU) shall be deemed inapplicable and (ii) any performance vesting criteria and multipliers in respect of the Company’s “Organic Revenue Growth” targets (within the meaning of the applicable grant agreement in respect of such 2024-2025 PSU) shall be amended in accordance with Company’s budget approved by the Board, and the grant agreement previously evidencing such 2024-2025 PSU shall thereafter evidence and be deemed to evidence such Surviving 2024-2025 PSU; for purposes of applicable U.S. Securities Laws, such 2024-2025 PSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving 2024-2025 PSUs;

(c)
each PFG PSU outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Surviving PFG PSU” and collectively, the “Surviving PFG PSUs” and, together with the Surviving 2023 PSUs and the Surviving 2024-2025 PSUs, the “Surviving PSUs”), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall thereafter entitle the holder thereof to receive, for no additional consideration, such number of Purchaser Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such PFG PSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares; such Surviving PFG PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Surviving PFG PSU, including the term to expiry or vesting, conditions to and manner of settlement (including, as specified in the applicable grant agreement, the right to receive Purchaser Shares, the cash equivalent thereof, or a combination of both upon settlement at the election of the Purchaser), and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(5)(c), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the PFG PSU, provided, however, that, in accordance with the terms of the 2021 Omnibus Long Term Incentive Plan, all performance vesting criteria and multipliers in respect of each such Surviving PFG PSU shall be deemed to be inapplicable, such that each such Surviving PFG PSU shall only be subject to the time-based vesting criteria applicable thereto immediately prior to the Effective Time, the vesting period of such Surviving PFG PSU shall be extended to on or about November 20, 2027, and the grant agreement previously evidencing such PFG PSU shall thereafter evidence and be deemed to evidence such Surviving PFG PSU; for purposes of applicable U.S. Securities Laws, such PFG PSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving PFG PSUs; and

(6)
(a) each holder of Non-Specified RSUs or PSUs shall cease to be a holder of such Non-Specified RSUs and PSUs and shall be deemed to be the holder of Surviving RSUs or Surviving PSUs, in each case as of the times specified in Sections 2.3(4), or 2.3(5), as applicable, and (b) any and all other awards or similar agreements relating to the Non-Specified RSUs and PSUs shall be terminated and shall be of no further force and effect.
2.4   Election Mechanics
With respect to the transfer and assignment of Shares effected pursuant to Section 2.3(2):
(1)
each Shareholder (other than a Dissenting Holder and other than the Purchaser) may elect to receive, in respect of all of its Shares transferred, either the Cash Consideration, the Share Consideration or the Combination Consideration, subject to proration as set forth in Section 2.5 and rounding and fractional adjustments as set forth in Section 2.7;

(2)
such election, as provided for in Section 4.1(3), shall be made by depositing with the Depositary, on or prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Shareholder’s election, together with, as applicable, any certificates representing such Shares;

(3)
any Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form on or prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 2.3(3) and the Letter of Transmittal and Election Form (including Shareholders who duly exercise Dissent Rights but are ultimately not entitled, for any reason, to be paid fair value for Shares in respect of which they have exercised Dissent Rights), shall be deemed to have elected to receive, for each Share, the Combination Consideration for such Share;

(4)
Letters of Transmittal and Election Forms must be received by the Depositary on or before the date that is three (3) Business Days prior to the date of the Company Meeting (the “Election Deadline”), unless otherwise agreed in writing by the Purchaser and the Company; and

(5)
any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Shareholder.

2.5   Proration
With respect to the transfer and assignment of Shares effected pursuant to Section 2.3(2):
(1)
The maximum number of Purchaser Shares that may, in the aggregate, be issued to the Shareholders in consideration for their Shares (excluding Shares in respect of which Dissent Rights have been exercised and Shares held by the Purchaser and affiliates of the Purchaser) shall not exceed the Maximum Share Consideration; and

(2)
if the Aggregate Shares Elected exceeds the Maximum Share Consideration, the number of Purchaser Shares issuable to the Share Electing Shareholders and the Combination Electing Shareholders shall be limited to the Maximum Share Consideration and shall be allocated pro rata among such Share Electing Shareholders and Combination Electing Shareholders by multiplying, in each case, (i) the number of Purchaser Shares such Share Electing Shareholder or Combination Electing Shareholder would have, absent the application of this Section 2.5(2), received by (ii) the Share Proration Factor, and each such Share Electing Shareholder and Combination Electing Shareholder shall receive cash as consideration for the balance of the Purchaser Shares to which such Share Electing Shareholder or Combination Electing Shareholder would otherwise have been entitled and which exceeds the Purchaser Shares so allocated to such Share Electing Shareholder or Combination Electing Shareholder (calculated by valuing each Purchaser Share at the Purchaser Share Price), subject to rounding and fractional adjustments as set forth in Section 2.7.

2.6   No Section 85 Election
The Purchaser does not intend to, and shall not be required to, execute or file any joint income tax election pursuant to subsection 85(1) or subsection 85(2) of the Tax Act, or any analogous provision of provincial income tax law, with any Shareholder receiving Purchaser Shares as consideration for the sale of their Shares pursuant to this Plan of Arrangement.

2.7   No Fractional Purchaser Shares and Rounding of Cash Consideration.
(1)
In no event shall any Shareholder be entitled to receive a fractional Purchaser Share under this Plan of Arrangement. Where the aggregate number of Purchaser Shares to be issued to a Shareholder as consideration under this Plan of Arrangement would result in a fraction of a Purchaser Share being issuable (a) the number of Purchaser Shares to be issued to such Shareholder shall be rounded down to the closest whole number; and (b) such Shareholder shall receive a cash payment (rounded down to the nearest whole $0.01) equal to the product of the (i) Purchaser Share Price; and (ii) the fractional Purchaser Share amount.

(2)
If the aggregate cash amount a Shareholder is entitled to receive under the Arrangement would otherwise include a fraction of $0.01, then the aggregate cash amount such Shareholder shall be entitled to receive shall be rounded down to the nearest whole $0.01.

2.8   Adjustment to Share Consideration
In the event that, after the date of the Arrangement Agreement and prior to the Closing, the Purchaser changes the number of Purchaser Shares issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, subdivision, or other similar transaction, the Share Consideration shall be equitably adjusted to eliminate the effects of such event on the Share Consideration.
ARTICLE 3
RIGHTS OF DISSENT
3.1   Rights of Dissent
Registered Shareholders as of the record date of the Company Meeting who are registered Shareholders prior to the deadline for exercising dissent rights may exercise dissent rights with respect to all Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in section 242 and 247 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 3.1; provided that, notwithstanding section 242 of the BCBCA, the written objection to the Arrangement Resolution setting forth the objection of such registered Shareholders to the Arrangement and exercise of Dissent Rights must be received by the Company not later than 5:00 p.m. (Toronto time) two (2) Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Shares held by them to the Purchaser, as provided in Section 2.3(1) and if they:
(1)
ultimately are entitled to be paid fair value for such Shares: (a) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(1)); (b) will be entitled to be paid the fair value of such Shares, less any applicable withholdings, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; and (c) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; or

(2)
ultimately are not entitled, for any reason, to be paid fair value for their Shares, shall be deemed to have participated in the Arrangement on the same basis as non-dissenting holders of Shares who did not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline (and shall be deemed to have elected to receive the Combination Consideration for all Shares held).

3.2   Recognition of Dissenting Holders
(1)
In no circumstances shall the Purchaser or the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person (a) as of the record date of the Company Meeting and as of the deadline for exercising Dissent Rights, is the registered holder of those Shares in respect of which such rights are sought to be exercised; (b) has voted or instructed a proxyholder to vote such Shares against the Arrangement Resolution; and (c) has strictly complied with the procedures for exercising Dissent Rights and has not withdrawn such dissent prior to the Effective Time.
(2)
For greater certainty, in no case shall the Purchaser or the Company or any other Person be required to recognize Dissenting Holders as holders of Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(1), and the names of such Dissenting Holders shall be removed from the registers of holders of Shares at the same time as the event described in Section 2.3(1) occurs. In addition to any other restrictions under the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of Incentive Securities; and (b) Shareholders who vote or have instructed a proxyholder to vote Shares in favour of the Arrangement Resolution.

(3)
Shareholders who withdraw, or are deemed to withdraw, their right to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, and shall be deemed to have elected to receive the Combination Consideration for all Shares held.

ARTICLE 4
CERTIFICATES AND PAYMENTS
4.1   Payment of Consideration
(1)
At or before the Closing, the Purchaser shall deposit, or arrange to be deposited for the benefit of Shareholders (other than Dissenting Holders): (a) Purchaser Shares to satisfy the aggregate Share Consideration and the share component of any Combination Consideration payable to Shareholders; and (b) sufficient funds to satisfy the aggregate Cash Consideration and the cash component of any Combination Consideration payable to Shareholders, in each case as required by this Plan of Arrangement, which Purchaser Shares and funds shall be held by the Depositary in escrow as agent and nominee for such Shareholders.

(2)
As soon as practicable after the Effective Date, the Company shall deliver, or cause to be delivered, to each holder of Specified RSUs as reflected on the register maintained by or on behalf of the Company in respect of Incentive Securities, a cheque or cash payment (or process the payment through the Company’s payroll systems or such other means as the Company may elect) representing the amount, if any, which such holder of Specified RSUs has the right to receive under this Plan of Arrangement for such Specified RSUs, less any amount withheld pursuant to Section 4.3.

(3)
Upon surrender to the Depositary for cancellation of a direct registration statement (DRS) advice (a “DRS Advice”) or a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 2.3(2), as applicable, together with a duly completed and executed Letter of Transmittal and Election Form and such additional documents and instruments as the Depositary may reasonably require and such other documents and instruments as would have been required to effect such transfer under the BCBCA, the Securities Transfer Act (British Columbia) and the Constating Documents of the Company after giving effect to Section 2.3(2), the former registered holder of the Shares represented by such surrendered DRS Advice or certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Consideration which such holder has the right to receive under this Plan of Arrangement for such Shares, without interest, less any amounts withheld pursuant to Section 4.3, and any DRS Advice or certificate so surrendered shall forthwith be cancelled.

(4)
Until surrendered as contemplated by this Section 4.1, each DRS Advice or certificate that immediately prior to the Effective Time represented Shares, shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration which the holder is entitled to receive in lieu of such DRS Advice or certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such DRS Advice or certificate formerly representing Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in the Company or the Purchaser. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser, and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.
(5)
Any payment made by the Depositary (or the Company or any of its Subsidiaries, as applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company or any of its Subsidiaries, as applicable) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Affected Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(6)
No Shareholder or holder of Specified RSUs shall be entitled to receive any Consideration with respect to Shares or cash payment with respect to Specified RSUs other than the Consideration or the cash payment which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith other than, in respect of Shares, any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to any securities of the Company with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered DRS Advice or certificate which, immediately prior to the Effective Date, represented outstanding Shares that were transferred pursuant to Section 2.3.

(7)
No dividend or other distribution declared or made after the Effective Time with respect to Purchaser Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered DRS Advice or certificate that, immediately prior to the Effective Time, represented outstanding Shares that were transferred pursuant to Section 2.3, unless and until the holder of such DRS Advice or certificate shall have complied with the provisions of this Section 4.1. Subject to applicable Law and to this Section 4.1 at the time of such compliance, there shall, in addition to the delivery of the Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to the Purchaser Shares to which such holder is entitled in respect of such holder’s Consideration, net of any applicable withholding and other Taxes.

4.2   Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the register of holders of Shares maintained by or on behalf of the Company, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration which such holder is entitled to receive for such Shares under this Plan of Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct (acting reasonably), or otherwise indemnify the Purchaser and the Company in a manner satisfactory to Purchaser and the Company, each acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.
4.3   Withholding Rights
The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Person under this Plan of Arrangement (including any amounts payable pursuant to Section 3.1), such amounts as the Purchaser, the Company or the Depositary, as applicable, are required to deduct and withhold, or reasonably determines are required to be deducted and withheld, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted and withheld from the amount otherwise payable or deliverable pursuant to this Plan of Arrangement, remitted to the relevant Governmental Entity, and shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.
Each of the Purchaser, the Company or the Depositary that makes a payment to any Shareholder under this Plan of Arrangement shall be authorized to sell or otherwise dispose of such portion of Purchaser Shares otherwise issuable to such Shareholder (if any) as is necessary to provide sufficient funds to enable it to comply with its deducting or withholding requirements and such party shall notify the applicable Shareholder and remit any unapplied balance of the net proceeds of such sale to such Shareholder (after deduction for (a) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person; (b) reasonable commissions payable to the broker; and (c) other reasonable costs and expenses). None of the Purchaser, the Company or the Depositary will be liable for any loss arising out of any sale of such Purchaser Shares, including any loss relating to the manner or timing of such sales, the prices at which the Purchaser Shares are sold or otherwise.
If the Purchaser determines that it is required to deduct or withhold under this section from any amount otherwise payable or deliverable to any Person, it shall make reasonable efforts to notify the Company in writing prior to the Effective Time of its intention to withhold.
4.4   Interest
Under no circumstances shall interest accrue or be paid by the Purchaser, the Company or any of its Subsidiaries, the Depositary or any other Person to Shareholders or other Persons depositing DRS Advices or certificates pursuant to this Plan of Arrangement in respect of Shares, regardless of any delay in making any payment contemplated hereunder.
4.5   No Liens
Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.
4.6   Paramountcy
From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Affected Securities issued or outstanding prior to the Effective Time; (b) the rights and obligations of the Shareholders (registered or beneficial), the Company, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted, other than claims that are the subject of court proceedings instituted prior to the Effective Time and still ongoing as of the Effective Time) based on or in any way relating to any securities of the Company, including the Affected Securities, shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.
ARTICLE 5
AMENDMENTS
5.1   Amendments to Plan of Arrangement
(1)
The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (a) set out in writing; (b) approved by the Company and the Purchaser, each acting reasonably; (c) filed with the Court and, if made following the Company Meeting, approved by the Court; and (d) communicated to the Shareholders if and as required by the Court.

(2)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
(3)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (a) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably); and (b) if and as required by the Court, after communication to the Shareholders.

(4)
Notwithstanding anything to the contrary contained herein, any amendment, modification or supplement to this Plan of Arrangement may be made by the Company and the Purchaser at any time and from time to time without the approval of or communication to the Court or the Shareholders, provided that each such amendment, modification and/or supplement concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature or required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Shareholders.

5.2   Termination
This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.
ARTICLE 6
FURTHER ASSURANCES
6.1   Further Assurances
Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

APPENDIX C
INTERIM ORDER

SUPREME COURT
OF BRITISH COLUMBIA
VANCOUVER REGISTRY

SEP 17 2025

ENTERED

No. S256905
Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291 OF *BUSINESS CORPORATIONS ACT*, S.B.C. 2002, C.57, AS AMENDED

AND

TELUS INTERNATIONAL (CDA) INC.

PETITIONER

ORDER MADE AFTER APPLICATION

BEFORE Associate Judge Bilawich	))))	The 17th day of September, 2025

ON THE APPLICATION of the Petitioner, TELUS International (CDA) Inc. ("**TELUS Digital**" or the "**Petitioner**" or the "**Company**"), dated September 15, 2025 without notice, coming on for hearing at 800 Smithe Street, Vancouver, British Columbia on September 17, 2025 and reading the materials filed herein and on hearing Teresa Tomchak, counsel for the Petitioner and Jessica Mank, counsel for the Special Committee of the Board of Directors of the Petitioner and upon being advised that it is the intention of the parties to rely on section 3(a)(10) of the United States *Securities Act of 1933*, as amended (the "**U.S. Securities Act**"), and that the declaration of the procedural and substantive fairness of, and the approval of, the Arrangement by this Honourable Court will serve as a basis for an exemption from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof, for the issuance of securities in connection with the Arrangement.

THIS COURT ORDERS that:

Definitions

1. As used in this Interim Order, unless otherwise defined, terms beginning with capital letters shall have the respective meanings set out in the Petition and in the management information circular (the "**Circular**"), which is attached as Exhibit "A" to the Affidavit of Michel Belec dated September 15, 2025 (the "**Interim Order Affidavit**").

The Meeting

2. Pursuant to section 291(2)(b)(i) and section 289(1)(a)(i) and (e) of the *Business Corporations Act*, S.B.C. 2002, c. 57 (the "**BCBCA**"), TELUS Digital is authorized and directed to call, hold and conduct a special meeting (the "**Company Meeting**" or the "**Meeting**") of the holders of the issued and outstanding multiple voting shares and subordinate voting shares (the "**Shareholders**") to be held on October 27, 2025 in a virtual, live audio webcast, or at such other time to be determined by TELUS Digital provided that the Shareholders have due notice of the same.

3. At the Company Meeting, the Shareholders will be asked to consider and, if thought advisable, approve, with or without variation, a special resolution authorizing and approving the Arrangement (the "**Arrangement Resolution**") and to transact such further or other business as may properly come before the Meeting and any adjournments or postponements thereof.

4. The Company Meeting shall be called, held and conducted in accordance with the BCBCA, the Circular and the articles of TELUS Digital (the "**Articles**"), subject to the terms of this Interim Order and any further Order of this Court, and the rulings and directions of the Chair of the Company Meeting, such rulings and directions not to be inconsistent with this Interim Order. To the extent there is any inconsistency between this Interim Order and the terms of the foregoing, this Interim Order shall govern or, if not specified in the Interim Order, the final version of the Circular shall govern.

5. The record date for determining the Shareholders entitled to receive the Meeting Materials, as defined below, and to attend and vote at the Company Meeting, shall be the close of business on September 12, 2025 (the "**Record Date**"), or such other date as the Board may determine in accordance with the Articles, the BCBCA, or as disclosed in the Meeting Materials.

6. The only persons entitled to attend the Company Meeting shall be:

   (a) Shareholders as at the close of business on the Record Date, or their respective proxyholders;

   (b) directors, officers, and advisors of TELUS Digital;

   (c) directors, officers and advisors of TELUS Corporation; and

   (d) other persons with the permission of the Chair of the Company Meeting,

and the only persons entitled to vote at the Company Meeting shall be Shareholders as of the close of business on the Record Date, or their respective proxyholders.

Quorum

Amendments to the Arrangement and the Plan of Arrangement

8. TELUS Digital is authorized to make, in the manner contemplated by and subject to the Plan of Arrangement, such amendments, modifications or supplements to the Arrangement, the Plan of Arrangement, and the Circular as it may determine without any additional notice to or authorization of any of the Shareholders, or further orders of this Court. The Plan of Arrangement and the Circular, as so amended, modified, or supplemented, shall be the Plan of Arrangement and the Circular to be submitted to the Shareholders, as applicable, and the subject of the Arrangement Resolution.

Adjournments and Postponements

9. Notwithstanding the provisions of the BCBCA and the Articles, and subject to the terms of the Arrangement Agreement, the Board of Directors of TELUS Digital (the "**Board**") by resolution shall be entitled to adjourn or postpone the Company Meeting or the date of the hearing for the Final Order (defined below) on one or more occasions without the necessity of first convening the Company Meeting or first obtaining any vote of the Shareholders respecting the adjournment or postponement, and without the need for approval of this Court. TELUS Digital shall provide due notice of any such adjournment or postponement by press release, newspaper advertisement or notice sent to the Company Shareholders by one of the methods specified in paragraphs 12 and 13 of this Interim Order, as determined to be the most appropriate method of communication by TELUS Digital. This provision shall not limit the authority of the Chair of the Company Meeting in respect of adjournments or postponements.

10. The record date for Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of adjournments or postponements of the Company Meeting.

Notice of Meeting

11. The Circular is hereby deemed to represent sufficient and adequate disclosure, including for the purpose of section 290(1)(a) of the BCBCA, and TELUS Digital shall not be required to send to the Shareholders any other or additional statement pursuant to section 290(1)(a) of the BCBCA.

12. To effect the notice of the Company Meeting, TELUS Digital shall send the Circular, the forms of proxy and voting instruction form and the letter of transmittal, as applicable, along with such amendments or additional documents as TELUS Digital may determine are necessary or desirable and are not inconsistent with the terms of the Interim Order (collectively, the "**Meeting Materials**"), as follows:

(a) to the registered Shareholders at the close of business on the Record Date, at least 21 days prior to the date of the Company Meeting, excluding the date of sending and the date of the Company Meeting, by one or more of the following methods:

  (i) by pre-paid ordinary or first class mail at the addresses of the Shareholders as they appear on the books and records of TELUS Digital, or its registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of TELUS Digital;

  (ii) by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

  (iii) by facsimile or electronic transmission to any Shareholder, who is identified to the satisfaction of TELUS Digital, who requests or has previously requested such transmission in writing;

(b) to non-registered Shareholders by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101 *Communication with Beneficial Owners of Securities of a Reporting Issuer*;

(c) directors and auditors of TELUS Digital by delivery in person, by recognized courier service, by prepaid ordinary or first class mail or with the consent of the person, by facsimile or email transmission, at least 21 days prior to the Company Meeting, excluding the date of sending and the date of the Company Meeting.

13. Concurrently with the sending of the Meeting Materials described in paragraph 12 of this Interim Order, the Petitioner shall send a copy of the Circular and any other communications or documents determined by the Petitioner to be necessary or desirable to the holders of the Options, RSUs and PSUs (the "**Incentive Securities**") to the email addresses as they appear on the books and records of the Petitioner or its registrar and transfer agent at the close of business on the Record Date.

14. The Company will include in the Meeting Materials a copy of this Interim Order, as well as the Notice of Hearing of Petition in substantially the form attached as Appendix C and D to the Circular which is attached as Exhibit "A" to the Interim Order Affidavit (the "**Court Materials**"). A copy of the Petition to the Court, the Notice of Application for the Interim Order, and the other documents that were filed in support of the Interim Order and will be filed in support of the Petition will be furnished to any Shareholder or holder of Incentive Securities upon a request in writing addressed to the solicitors of the Petitioner, as set out in the Notice of Hearing of Petition.

15. Delivery of the Court Materials with the Meeting Materials in accordance with this Interim Order will constitute good and sufficient service of such Court Materials upon all persons who are entitled to receive the Court Materials pursuant to this Interim Order, and shall be deemed to have been served at the times specified in accordance with paragraph 19 of this Interim Order, whether such persons reside within British Columbia or within another jurisdiction, and no other form of service need be effected and no other material need be served on such persons in respect of these proceedings.

16. In the event of an interruption in or cessation of postal services due to strike or otherwise, the Petitioner shall be authorized, in addition to or as an alternative to the methods of delivery specified in paragraph 12 above to communicate notice of the Company Meeting by publishing notice of the Company Meeting in one of the following newspapers:

(i) The Globe and Mail (National edition); or

(ii) The National Post,

which publication shall include specific reference to locations (including www.sedarplus.ca) at which copies of the Meeting Materials or Court Materials will be available.

17. Substantial compliance with paragraphs 12 to 16 above will constitute good and sufficient notice of the Company Meeting and delivery of the Meeting Materials.

18. Accidental failure of or omission by TELUS Digital to give notice to any one or more Shareholder, or the non-receipt of such notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of TELUS Digital shall not constitute a breach of this Interim Order or a defect in the calling of the Company Meeting and shall not invalidate any resolution passed or proceeding taken at the Company Meeting, but if any such failure or omission is brought to the attention of TELUS Digital, then it shall use reasonable best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

19. The Meeting Materials and any amendments, modifications, updates or supplements to the Meeting Materials and any notice of adjournment or postponement of the Company Meeting, shall be deemed to have been received,

(a) in the case of mailing, the day, Saturday and holidays excepted, following the date of mailing as specified in section 6 of the BCBCA;

(b) in the case of delivery in person, upon receipt thereof at the intended recipient's address or, in the case of delivery by courier, one business day after receipt by the courier;

(c) in the case of transmission by email or facsimile, upon the transmission thereof;

(d) in the case of advertisement, news release or press release, at the time of publication of the advertisement, news release or press release;

(e) in the case of electronic filing on SEDAR+, upon the transmission thereof; and

(f) in the case of beneficial Shareholders, three (3) days after the delivery thereof to intermediaries and registered nominees.

20. Notice of any amendments, modifications, updates or supplements to any of the information provided in the Meeting Materials may be communicated, at any time prior to the Company Meeting, to the Shareholders by press release, news release, newspaper advertisement or by notice sent to the Shareholders using any of the means set forth in paragraph 12, as determined to be the most appropriate method of communication by the Board.

Solicitation of Proxies

21. TELUS Digital is authorized to use the forms of proxy and voting instruction form, as applicable, for Shareholders in substantially the same form as is found in Exhibit "B" to the Interim Order Affidavit, subject to TELUS Digital's ability to insert dates and other relevant information in the final forms and to make other non-substantive changes and changes legal counsel advise are necessary or appropriate. TELUS Digital and the Purchaser are authorized, at their expense, to solicit proxies, directly or through their officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine.

22. The procedures for the use of proxies at the Company Meeting and revocation of proxies shall be as set out in the Meeting Materials.

Voting

23. The only persons entitled to vote on the Arrangement Resolution or such other business as properly brought before the Company Meeting shall be those Shareholders as of the close of business on the Record Date.

Scrutineer

26. The Chair of the Company Meeting, or such other person as may be designated by the Chair of the Company Meeting upon consultation with legal counsel to the Company, will be authorized to act as scrutineer for the Company Meeting.

Chair of the Company Meeting

27. The Chair of the Company Meeting shall be an officer or director of the Petitioner, or such other person as may be appointed by the Shareholders for that purpose.

28. The Chair of the Company Meeting is at liberty to call on the assistance of legal counsel at any time and from time to time, as the Chair of the Company Meeting may deem necessary or appropriate, during the Company Meeting, and such legal counsel is entitled to attend the Company Meeting for this purpose.

29. The Chair of the Company Meeting shall be permitted to ask questions of, and demand the production of evidence, from Shareholders or such other persons in attendance or represented at the Company Meeting, as he or she considers appropriate having regard to the orderly conduct of the Company Meeting, the authority of any person to vote at the Company Meeting, and the validity and propriety of the votes cast and the proxies submitted in respect of the Arrangement Resolution.

30. The Chair of the Company Meeting may, in the Chair's sole discretion, waive the deadline specified in the form of proxy for the deposit of proxies.

31. The Chair or another representative of the Petitioner present at the Company Meeting, shall, in due course, file with the Court an affidavit verifying the actions taken and the decisions reached at the Company Meeting with respect to the Arrangement.

Dissent Rights

38. In the event that the hearing of the Petition is adjourned, then only those persons who filed and delivered a Response to Petition in accordance with this Interim Order need be served with notice of the adjourned date.

39. TELUS Digital shall not be required to comply with Rule 8-1, and Rule 16-1 of the *Supreme Court Civil Rules* in relation to the hearing of the Petition for the Final Order approving the Plan of Arrangement, and in particular any materials to be filed by TELUS Digital in support of the hearing for the Final Order may be filed at any time prior to the hearing for the Final Order without further order of this Court.

40. TELUS Digital and the Purchaser may attend the hearing of the Petition by way of video conference pursuant to Rule 23-5(4) of the *Supreme Court Civil Rules*, without further order of this Court.

Variance

41. TELUS Digital shall be entitled, at any time, to apply to vary this Interim Order or for such further order or orders as may be appropriate.

42. To the extent of any inconsistency or discrepancy between this Interim Order and the Circular, the BCBCA, or the Articles, this Interim Order will govern.

43. TELUS Digital shall not be required to comply with Rule 8-1 and Rule 16-1 of the *Supreme Court Civil Rules* in relation to any application to vary this Interim Order.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Signature of Teresa Tomchak
Counsel for the Petitioner

Signature of Jessica Mank
Counsel for the Special Committee of the Board of Directors of the Petitioner

By the Court.

Registrar

CHECKED
KM

APPENDIX D
NOTICE OF HEARING OF PETITION
No. S256905
Vancouver Registry
IN THE SUPREME COURT OF BRITISH COLUMBIA
IN THE MATTER OF SECTION 288 OF BUSINESS CORPORATIONS
ACT, S.B.C. 2002, C.57, AS AMENDED
AND
IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING
TELUS INTERNATIONAL (CDA) INC., AND ITS SHAREHOLDERS,
AND TELUS CORPORATION
TELUS INTERNATIONAL (CDA) INC.
PETITIONER
NOTICE OF HEARING OF PETITION
NOTICE IS HEREBY GIVEN that a Petition to the Court has been filed by TELUS International (CDA) Inc. (“TELUS Digital” or the “Company”) in the Supreme Court of British Columbia for approval, pursuant to section 291 of the Business Corporations Act, S.B.C. 2002 c. 57 and amendments thereto, of an arrangement proposed by TELUS Digital and set out in a plan of arrangement as more particularly described and set forth in the management information circular of TELUS Digital (the “Arrangement”).
NOTICE IS FURTHER GIVEN that by Order of the Supreme Court of British Columbia, dated September 17, 2025, the Court has given directions by means of an interim order (the “Interim Order”) on the calling of a special meeting (the “Meeting”) of the holders of the multiple voting shares and subordinate voting shares (the “Shareholders”) for the purpose of considering and voting upon a special resolution to approve the Arrangement and the Plan of Arrangement (the “Arrangement Resolution”).
NOTICE IS FURTHER GIVEN that if the Arrangement Resolution is approved at the Meeting, the Petitioner intends to apply to the Supreme Court of British Columbia for a final order (the “Final Order”) approving the Arrangement and declaring it to be procedurally and substantively fair and reasonable to all those entitled to receive securities pursuant to the Arrangement, which application will be heard at the courthouse at 800 Smithe Street, in the City of Vancouver, in the Province of British Columbia or as the Court may direct on October 29, 2025 at 9:45 a.m. or as soon thereafter as counsel may be heard or at such other date and time as the board of TELUS Digital or the Court may direct.
IF YOU WISH TO BE HEARD AT THE HEARING OF THE APPLICATION FOR THE FINAL ORDER OR WISH TO BE NOTIFIED OF ANY FURTHER PROCEEDINGS, YOU MUST GIVE NOTICE OF YOUR INTENTION by filing a form entitled “Response to Petition” together with any evidence or materials which you intend to present to the Court at the Vancouver Registry of the Supreme Court of British Columbia or as the Court may direct and YOU MUST ALSO DELIVER a copy of the Response to Petition and any other evidence or materials to the Company’s address for delivery, which is set out below, on or before October 27, 2025 at 4:00 p.m. (Vancouver time).
YOU OR YOUR SOLICITOR may file the Response to Petition. You may obtain a form of Response to Petition at the Registry during business hours or online from the BC Supreme Court website. The address of the Registry is 800 Smithe Street, Vancouver, British Columbia, V6Z 2E1.
IF YOU DO NOT FILE A RESPONSE TO PETITION AND ATTEND EITHER IN PERSON (OR AS DIRECTED BY THE COURT) OR BY COUNSEL at the time of the hearing of the application for the Final Order, the Court may approve the Arrangement, as presented, or may approve it subject to such terms and conditions as the Court deems fit, all without further notice to you.
D-1

A copy of the Petition to the Court and the other documents that were filed in support of the Interim Order and will be filed in support of the Final Order will be furnished to any Shareholder or holder of Options, RSUs or PSUs upon request in writing addressed to the solicitors of the Petitioner at the address for delivery set out below.
The Petitioner’s address for delivery is:
Osler, Hoskin & Harcourt LLP
Suite 3000, Bentall Four
1055 Dunsmuir Street
Vancouver, BC V7X 1K8
Attention:   Teresa Tomchak
DATED this 17th day of September, 2025.
(Signed) “Teresa Tomchak”

Signature
☐ Party   ☒ Lawyer for the Petitioner
Osler, Hoskin & Harcourt LLP
Teresa Tomchak
D-2

APPENDIX E
BMO FORMAL VALUATION AND OPINION
September 1, 2025
The Special Committee of the Board of Directors
TELUS International (Cda) Inc.
Floor 5, 510 West Georgia Street
Vancouver, BC
V6B 0M3, Canada
The Special Committee:
BMO Nesbitt Burns Inc. (“BMO Capital Markets”) understands that TELUS Corporation (“TELUS”) is proposing to acquire, pursuant to an arrangement agreement dated September 1, 2025 (together with the plan of arrangement attached as Schedule A thereto, the “Arrangement Agreement”), all outstanding subordinate voting shares and multiple voting shares (collectively, the “Shares”) of TELUS International (Cda) Inc. (“TELUS Digital” or the “Company”) not currently owned by TELUS or its affiliates for US$4.50 per Share as at September 1, 2025 payable, at the election of the holder thereof in (i) US$4.50 in cash, (ii) 0.273 of a common share of TELUS (“TELUS Common Shares”), or (iii) a combination of US$2.25 in cash and 0.136 of a TELUS Common Share (collectively, the “Consideration” and, such acquisition, the “Arrangement”), subject to certain limitations and proration procedures as more fully set forth in the Arrangement Agreement such that the aggregate Consideration will include no more than 25% in TELUS Common Shares (as to which election, limitations and proration procedures BMO Capital Markets expresses no opinion). BMO Capital Markets understands that TELUS, together with its affiliates, currently owns approximately 152,004,109 of the outstanding multiple voting shares and approximately 6,874,822 of the outstanding subordinate voting shares of TELUS Digital, representing approximately 57% of the outstanding Shares (excluding dilutive securities).
The above description is summary in nature and BMO Capital Markets understands that additional details of the Arrangement will be provided in a TELUS Digital management information circular (the “Circular”) that will be mailed to the holders of Shares in connection with the Arrangement.
BMO Capital Markets further understands that a committee of independent members (the “Special Committee”) of the Board of Directors of the Company (the “Board”) was constituted, among other things, to consider the Arrangement and make recommendations to the Board regarding the Arrangement and any reasonably available alternatives and to supervise the preparation of a formal valuation required by Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (the “Instrument”). BMO Capital Markets has been advised by counsel to the Special Committee that the Arrangement is a “business combination,” as such term is defined in the Instrument. BMO Capital Markets has been retained to prepare and deliver to the Special Committee a “formal valuation” of the Shares in accordance with the requirements of the Instrument (the “Formal Valuation”) and to prepare and deliver to the Special Committee an opinion as to whether the Consideration to be received by the holders of Shares (other than TELUS and its affiliates and holders who properly exercise dissent rights) pursuant to the Arrangement is fair, from a financial point of view, to such holders (the “Opinion”).
The Formal Valuation and Opinion have been prepared in accordance with the disclosure standards for formal valuations and fairness opinions of the Canadian Investment Regulatory Organization (“CIRO”), but CIRO has not been involved in the preparation or review of the Formal Valuation or the Opinion, each as set forth herein.
All financial figures contained herein are denominated in U.S. dollars unless otherwise noted. Certain figures have been rounded for presentation purposes.

ENGAGEMENT OF BMO CAPITAL MARKETS
The Special Committee first contacted BMO Capital Markets on June 24, 2025 regarding a possible engagement of BMO Capital Markets in connection with the preparation of a Formal Valuation for the Arrangement. BMO Capital Markets was formally engaged by the Special Committee to prepare the Formal Valuation and Opinion pursuant to an engagement letter dated July 6, 2025 (the “Engagement Agreement”). The terms of the Engagement Agreement provide for the following fees to BMO Capital Markets: (i) a fixed fee of C$500,000 in cash payable on the date on which BMO Capital Markets presented its preliminary findings and financial analysis to the Special Committee; and (ii) a fixed fee of C$600,000 in cash payable on the date on which BMO Capital Markets delivers to the Special Committee the Formal Valuation and Opinion. No part of BMO Capital Markets’ fee is contingent upon the conclusions reached in the Formal Valuation and Opinion or the completion of the Arrangement or any other arrangement.
In addition, BMO Capital Markets will be reimbursed for its reasonable out-of-pocket expenses, including reasonable legal fees in respect of advice rendered to BMO Capital Markets in carrying out its obligations under the Engagement Agreement, and will be indemnified by the Company in certain circumstances.
CREDENTIALS OF BMO CAPITAL MARKETS
BMO Capital Markets is one of North America’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America, and globally, involving public companies in various industry sectors, including the technology and IT sectors generally, and has extensive experience in preparing valuations and opinions in situations similar to the Arrangement.
The Formal Valuation and Opinion expressed herein are as at September 1, 2025 and the issuance thereof has been approved by an internal committee of BMO Capital Markets, consisting of directors and officers experienced in mergers and acquisitions, divestitures, valuations and opinions.
INDEPENDENCE OF BMO CAPITAL MARKETS
BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, and may in the future have, positions in the securities of (i) the Company and TELUS, (ii) certain interested parties in the Arrangement, or (iii) any of their respective associated or affiliated entities and, from time to time, may have executed, or may execute, transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to (a) the Company and TELUS, (b) certain interested parties in the Arrangement, (c) any of their respective associated or affiliated entities, or (d) the Arrangement. As used herein, “affiliated entity,” “associated entity,” “issuer insider” and “interested parties” shall have the meanings ascribed to them in the Instrument.
In addition, in the ordinary course of business, BMO Capital Markets or its controlling shareholder, Bank of Montreal (the “Bank”), or any of their affiliated entities may have extended or may extend loans, or may have provided or may provide other financial services, to the interested parties or their respective associated or affiliated entities, including entities affiliated or associated with TELUS.
None of BMO Capital Markets, the Bank or any of their affiliated entities:
(a)
is an associated or affiliated entity or issuer insider of an interested party;

(b)
acts as an adviser to an interested party in respect of the Arrangement;

(c)
is entitled to compensation that depends in whole or in part on an agreement, arrangement or understanding that gives such party a financial incentive in respect of the conclusions reached in the Formal Valuation and Opinion or the outcome of the Arrangement;

(d)
is a manager or co-manager of a soliciting dealer group formed for the Arrangement (or a member of such a group performing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group);
(e)
is the external auditor of the Company or an interested party;

(f)
has a material financial interest in the completion of the Arrangement (and BMO Capital Markets confirms that the fees payable to BMO Capital Markets pursuant to the Engagement Agreement are not material to BMO Capital Markets);

(g)
has a material financial interest in future business under an agreement, commitment or understanding involving the Company, any interested parties or any associated or affiliated entity of the Company or an interested party;

(h)
is a lender of a material amount of indebtedness in a situation in which any interested party is in financial difficulty, and the Arrangement would reasonably be expected to have the effect of materially enhancing the Bank’s position; or

(i)
derives an amount of business or revenue from an interested party that is material to BMO Capital Markets or the Bank or that would reasonably be expected to affect the independence of BMO Capital Markets in preparing the Formal Valuation and Opinion.

During the 24 months before BMO Capital Markets was first contacted for the purpose of this engagement, none of BMO Capital Markets nor any of its affiliated entities:
(a)
has had a material involvement in an evaluation, appraisal or review of the financial condition of any interested party, or an associated or affiliated entity of an interested party;

(b)
has had a material involvement in an evaluation, appraisal or review of the financial condition of the Company, or an associated or affiliated entity of the Company, in which the evaluation, appraisal or review was carried out at the direction or request of an interested party or paid for by an interested party;

(c)
has acted as a lead or co-lead underwriter or as a manager or co-manager of a distribution of securities by TELUS, or acted as a lead or co-lead underwriter or as a manager or co-manager of a distribution of securities by the Company in which such retention was carried out at the direction or request of an interested party or paid for by an interested party other than (i) acting as co-manager in connection with various dual-tranche hybrid subordinated notes offerings of TELUS and (ii) acting as a joint bookrunner, co-lead agent or co-agent in connection with certain notes offerings and senior unsecured notes offerings of TELUS;

(d)
has had a material financial interest in a transaction involving an interested party or an associated or affiliated entity of an interested party; or

(e)
has had a material financial interest in a transaction involving the Company or an associated or affiliated entity of the Company.

Additionally, BMO Capital Markets has acted as joint lead dealer manager or co-dealer manager in connection with certain debt tender offers of TELUS and currently is one lender of a syndicate of lenders under certain credit facilities of the Company and TELUS.
SCOPE OF REVIEW
In connection with rendering the Formal Valuation and Opinion, BMO Capital Markets reviewed, considered and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation thereof), among other things, the following:
(a)
annual reports on Form 20-F, and audited consolidated financial statements, of the Company for the three years ended and as at December 31, 2024, December 31, 2023 and December 31, 2022;

(b)
management’s discussion and analysis of the financial condition and results of the operations of the

Company for the three years ended and as at December 31, 2024, December 31, 2023 and December 31, 2022;
(c)
quarterly reports and unaudited condensed interim financial statements of the Company for each quarterly reporting period since December 31, 2024;

(d)
oral and written information relating to the Company provided by senior management of the Company (“Management”), including Management’s views on the prospects of the Company overall and by business line, customers, approach to projections, the budgeting process, and certain forecasts relating to the Company prepared by Management;

(e)
additional information as it relates to Management’s forecasts for the Company, including Management’s estimate of the projected income tax rate;

(f)
additional information as it relates to the Company’s balance sheet, the earnout liability from the WillowTree acquisition, and the total number of Shares outstanding on a fully diluted basis, including the dilutive impact of restricted shares units and performance shares units expected to vest based on operational performance threshold and options;

(g)
discussions with Management with respect to the information referred to above and other matters considered relevant, including tax, working capital, leases, debt-like items, share-based compensation, churn, other expected future costs, potential cost savings that could accrue to a purchaser of the Company, and the outlook for the Company;

(h)
representations contained in a letter dated August 29, 2025 (the “Company Certificate”) addressed to BMO Capital Markets and signed by the Chief Executive Officer and the Chief Financial Officer of the Company as to, among other things, the completeness and accuracy of the Information (as defined below under Assumptions, Qualifications, and Limitations);

(i)
various research publications prepared by equity research analysts and independent market researchers regarding the consumer experience, technology and IT sectors, the Company, the initial proposal received from TELUS, and other selected public companies considered relevant;

(j)
other public information relating to the business, operations, financial performance and Share trading history of the Company and other selected public companies considered relevant;

(k)
public information with respect to selected precedent transactions considered relevant;

(l)
a draft, dated September 1, 2025, of the Arrangement Agreement;

(m)
drafts of voting and support agreements to be entered into by certain shareholders of the Company in connection with the Arrangement;

(n)
discussions with the Special Committee and its legal counsel; and

(o)
such other corporate, industry and financial market information, investigations and analyses as BMO Capital Markets considered relevant in the circumstances.

PRIOR VALUATIONS
The Company has represented to BMO Capital Markets after due inquiry that there have not been any prior valuations (as defined in the Instrument) of the Company or its material assets or securities in the past 24 months.
ASSUMPTIONS, QUALIFICATIONS AND LIMITATIONS
In accordance with the Engagement Agreement, BMO Capital Markets has relied upon, and has assumed the completeness, accuracy and fair presentation of, all financial and other information, data, advice, opinions and representations obtained from public sources or provided by the Company (including those representations contained in the Company Certificate) or any of its subsidiaries or directors, officers, employees, consultants, advisors and representatives, including information, data, and other materials filed on

SEDAR+ and EDGAR (collectively, the “Information”). The Formal Valuation and Opinion are conditional upon the completeness, accuracy and fair presentation of such Information. Subject to the exercise of its professional judgment, BMO Capital Markets has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.
BMO Capital Markets has assumed that the forecasts, projections, estimates and budgets of the Company provided to or discussed with BMO Capital Markets, including Management’s forecasts for the Company that BMO Capital Markets was directed to use and rely upon in its analyses, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to, and are a reasonable basis upon which to evaluate, the matters covered thereby.
The Chief Executive Officer and the Chief Financial Officer of the Company represented to BMO Capital Markets in the Company Certificate, among other things, that: (i) the Information provided orally by, or in the presence of, an officer, director or employee of the Company, or in writing, including through an online data room hosted by or on behalf of the Company, by the Company or any of its subsidiaries or any of its or their representatives to BMO Capital Markets for purposes of preparing the Formal Valuation and Opinion (with the exception of certain forecasts, projections, estimates or budgets) was, at the date such Information was provided to BMO Capital Markets, and (other than historical information superseded by more current information provided) is of the date hereof, complete, true and correct in all material respects, and (unless specifically disclosed to BMO Capital Markets) did not and does not contain any misrepresentation; and (ii) since the dates on which such Information was provided to BMO Capital Markets, except as disclosed to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of (a) the Company or any of its subsidiaries or (b) to the best of their knowledge, information and belief, TELUS or any of its subsidiaries and no change has occurred in such Information or any part thereof that would have or would reasonably be expected to have a material effect on the Formal Valuation and Opinion.
BMO Capital Markets has assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Arrangement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions, including any divestitures or other requirements or remedies, amendments or modifications, will be imposed that would be material to the Formal Valuation and Opinion or BMO Capital Markets’ analyses. BMO Capital Markets also has assumed that the Arrangement will be consummated in accordance with the terms and conditions of the Arrangement Agreement without waiver of, or amendment to, any term or condition that is in any way material to the Formal Valuation and Opinion or BMO Capital Markets’ analyses, that the representations and warranties of each party contained in the Arrangement Agreement are and will be true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by it under the Arrangement Agreement and that all conditions to the consummation of the Arrangement will be satisfied without waiver or modification. BMO Capital Markets also has assumed that the final executed Arrangement Agreement will not differ materially from the draft reviewed by BMO Capital Markets.
BMO Capital Markets is not a legal, tax, accounting or regulatory advisor and was not engaged to review any legal, tax, accounting or regulatory aspects of the Arrangement and the Formal Valuation and Opinion do not address any such matters. BMO Capital Markets is a financial advisor and valuator and has relied upon, without independent verification, the assessments of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters.
BMO Capital Markets has not assumed any obligation to conduct, and has not conducted, any physical inspection of the properties or facilities of the Company or TELUS. Except for the Formal Valuation and Opinion, BMO Capital Markets has not prepared or been furnished with a formal valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) or securities of the Company, TELUS or any of their respective affiliates, and the Formal Valuation and Opinion should not be construed as such. BMO Capital Markets has not evaluated the solvency or fair value of the Company, TELUS or any other entity under any state, federal or provincial laws relating to bankruptcy, insolvency or similar matters. BMO Capital Markets has not been requested to make, and it has not made, an independent evaluation of, and expresses no view or opinion as to, any pending or potential litigation, claims, governmental, regulatory or other proceedings or investigations or possible unasserted claims or other contingent liabilities affecting the

Company, TELUS or any other entity and BMO Capital Markets has assumed that any such matters would not be material to or otherwise impact the Formal Valuation and Opinion or BMO Capital Markets’ analyses.
BMO Capital Markets was not requested to, and did not, solicit third-party indications of interest in the acquisition of all or a portion of the Company or any alternative transaction, nor was BMO Capital Markets requested to, and BMO Capital Markets did not, participate in the negotiation or structuring of the Arrangement. The Formal Valuation and Opinion do not address the relative merits of the Arrangement as compared to any strategic alternatives or other transaction or business strategies that may be available to the Company, nor does BMO Capital Markets express any opinion on the structure, terms or effect of any other aspect of the Arrangement, any voting and support agreement or other documents or transactions contemplated by the Arrangement Agreement. BMO Capital Markets expresses no view or opinion concerning the actual value of TELUS Common Shares when issued in connection with the Arrangement or the trading prices of the Shares, TELUS Common Shares or any other securities of the Company or TELUS at any time. In addition, BMO Capital Markets does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of the Company, or any class of such persons, in connection with the Arrangement relative to the Consideration or otherwise.
The Formal Valuation and Opinion are limited to the Fair Market Value (as defined below) of the Shares as at the date hereof (to the extent expressly specified herein) and the fairness, from a financial point of view and as of the date hereof, of the Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders of Shares (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of the Company held by such holders, and the Formal Valuation and Opinion do not in any way address proportionate allocation or relative fairness. For purposes of the Formal Valuation and Opinion, the multiple voting shares and subordinate voting shares of the Company were considered collectively as a single class of economically equivalent securities.
The Formal Valuation and Opinion are rendered, and related analyses are performed, on the basis of securities markets, economic, financial, general business conditions and effective tax rates prevailing as at September 1, 2025 and the condition and prospects, financial and otherwise, of the Company, TELUS and their respective subsidiaries and other material interests as reflected in the Information reviewed by BMO Capital Markets and as represented to BMO Capital Markets in discussions with Management and the Company’s other representatives. Except as required by section 6.4(2)(c) of the Instrument, BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Formal Valuation and Opinion of which it may become aware after September 1, 2025. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Formal Valuation and Opinion after such date, BMO Capital Markets reserves the right to change, modify or withdraw the Formal Valuation and Opinion.
The Formal Valuation and Opinion and related analyses have been prepared and provided for the use and benefit of the Special Committee (solely in its capacity as such) in evaluating the Consideration from a financial point of view. BMO Capital Markets (a) makes no recommendation as to any election to be made by any shareholder or as to how any shareholder or any other person should vote or act with respect to the Arrangement or any other matter relating to the Arrangement, and (b) makes no recommendation to the Special Committee or the Board as to whether to authorize the Company to enter into the Arrangement Agreement, to proceed with the Arrangement or in connection with any other action the Special Committee, the Board, any shareholder or any other party should take in connection with the Arrangement or otherwise. Subject to the terms of the Engagement Agreement, BMO Capital Markets consents to the publication of the Formal Valuation and Opinion in its entirety and a summary thereof (in a form acceptable to BMO Capital Markets) in the Circular relating to the Arrangement and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in Canada and the United States.
BMO Capital Markets has based the Formal Valuation and Opinion and related analyses on various factors and methodologies, and in its analyses and in preparing the Formal Valuation and Opinion, BMO Capital Markets made numerous judgments with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Arrangement. BMO Capital Markets did not attribute specific quantitative weight to particular factors or methodologies, but rather made quantitative and qualitative determinations based on BMO Capital Markets’ experience and professional judgment and prevailing circumstances as to the significance and relevance of each factor and methodology. Accordingly, BMO Capital Markets believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by BMO Capital Markets, without considering all factors and analyses together, could create a misleading view of the process underlying the Formal Valuation and Opinion. The preparation of a valuation and/or opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.
The estimates of the future performance of the Company and TELUS in or underlying BMO Capital Markets’ analyses, and the ranges of values resulting from any particular analysis, are inherently subject to uncertainty and are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those estimates or those indicated by BMO Capital Markets’ analyses. BMO Capital Markets’ analyses did not proport to be appraisals and to reflect the prices at which a company necessarily be sold or acquired.
The type and amount of consideration payable in the Arrangement was determined through negotiations among the Special Committee, the Company and TELUS and the decision to enter into the Arrangement Agreement was solely that of the Special Committee and the Board. The Formal Valuation and Opinion and related analyses were only one of many factors considered by the Special Committee in its evaluation of the Arrangement and should not be viewed as determinative of the views of the Special Committee or any other person with respect to the Arrangement or the Consideration.
OVERVIEW OF THE COMPANY
The Company overview set forth below has been obtained from the Company’s public filings or Management, without independent verification by BMO Capital Markets of (and BMO Capital Markets assumes no responsibility for) the accuracy and completeness thereof.
TELUS Digital provides digitally enabled customer experience solutions and creates future-focused digital transformations that can withstand disruption and deliver value for clients. TELUS Digital’s approach incorporates agile methodologies and emphasizes teamwork and customer-centric practices. TELUS Digital’s global team supports clients’ products and services, while also offering technological expertise to address customer experience, business challenges, risk mitigation, and process improvement.
TELUS Digital’s capabilities span digital customer experience and digital solutions, including digital information technology services such as cloud solutions and automation, trust, safety and security services, AI data solutions with expertise in computer vision, and front-end digital design and consulting services. TELUS Digital partners with brands across industry verticals, including technology and games, communications and media, electronic commerce (eCommerce) and financial technology (fintech), banking, financial services and insurance, healthcare, retail, consumer, energy and utilities, and travel and hospitality.
Fuel iX™, TELUS Digital’s proprietary solution, helps enterprises advance their GenAI pilots to working prototypes and production at scale across multiple environments, applications, and clouds. In July 2024, the Company launched Fuel EX, an enterprise-safe employee assistant to support productivity, creativity and research, and the first application built on Fuel iX™’s engine, providing access to a multitude of large language models.
Summary of the Company’s Outstanding Securities and Financial Instruments
BMO Capital Markets was provided with the following balances of the outstanding Shares and dilutive securities of the Company:
•
Multiple Voting Shares:   164,381,876 Shares outstanding as at September 1, 2025;

•
Subordinate Voting Shares:   114,261,144 Shares outstanding as at September 1, 2025;

•
Restricted Share Units (“RSUs”):   12,103,007 Stock-Settled RSUs outstanding as at September 1, 2025;

•
Performance Share Units (“PSUs”):   3,174,508 non-WillowTree Stock-Settled PSUs outstanding as at September 1, 2025; and 2,243,840 of WillowTree PSUs expected to vest based on incentive hurdles;

•
Option Tranche 1:   2,679,936 stock options outstanding, with an exercise price of US$3.65 as at September 1, 2025;

•
Option Tranche 2:   836,834 stock options outstanding, with an exercise price of US$4.87 as at September 1, 2025;

•
Option Tranche 3:   1,259,748 stock options outstanding, with an exercise price of US$8.94 as at September 1 2025; and

•
Option Tranche 4:   300,453 stock options outstanding, with an exercise price of US$25.00 as at September 1, 2025;

All options were treated using the treasury stock method in the calculation of fully diluted shares outstanding. Per Management, Non-WillowTree Stock-Settled PSUs have been assumed to vest at a 100% payout on a standalone basis.
Shares Outstanding and Options Summary (mm)
Outstanding MVS and SVS	278.643
RSUs	12.103
Adjusted PSUs(1)	5.418
Options (Net Share Settlement)	0.506
Diluted Shares Outstanding	296.671
Options (mm)
Vested (US$4.87 weighted average strike price)	0.837
Vested (US$8.94 weighted average strike price)	1.260
Vested (US$25.00 weighted average strike price)	0.300
Unvested (US$3.69 weighted average strike price)	2.680
Total	5.077

(1)
PSUs adjusted for WillowTree PSUs not expected to vest based on incentive hurdles and non-WillowTree PSUs expected to vest based on standalone performance hurdles.

Company Historical Financial Information
The following tables summarize the Company’s consolidated operating results and balance sheet items for the fiscal years ended December 31, 2023 and December 31, 2024, and the six months ended June 30, 2025:
	Fiscal Year Ended December 31,	Fiscal Year Ended December 31,	Six Months Ended June 30,
All figures in US$ millions, unless otherwise noted	2023	2024	2025
Revenue	$2,708	$2,658	$1,369
Operating Expenses
Salaries and benefits	$1,664	$1,701	$907
Goods and services purchased	$461	$504	$265
Share-based compensation	$21	$32	$13
Acquisition, integration, and other	$55	$45	$56
Depreciation	$141	$144	$74
Amortization of intangible assets and impairment of goodwill	$183	$180	$317
Total Operating Expenses	$2,525	$2,606	$1,632
Operating Income (loss)	$183	$52	$(263)
Changes in business combination-related provisions	$(20)	$(60)	—
Net interest expense	$144	$138	$64
Foreign exchange loss (gain)	—	$(4)	$5
Income (Loss) Before Income Taxes	$59	$(22)	$(332)
Income tax recovery (expense)	$(5)	$(39)	$35
Net Income (Loss)	$54	$(61)	$(297)
Other Comprehensive Income (Loss)
Items that are or may be reclassified as income
Change in unrealized fair value of derivatives designated as cash flow hedges	$(27)	$24	$(59)
Exchange differences arising from translation of foreign operations	$26	$(77)	$93
Item that will not be subsequently reclassified to income
Employee defined benefit plan re-measurements	$1	—	—
Comprehensive Income (Loss)	$54	$(114)	$(263)

	As at December 31,	As at December 31,	As at June 30,
All figures in US$ millions, unless otherwise noted	2023	2024	2025
ASSETS
Current
Cash and cash equivalents	$127	$174	$151
Accounts receivable	$498	$454	$491
Due from affiliated companies	$62	$16	$28
Income and other tax receivable	$5	$8	$18
Prepaid and other assets	$35	$42	$65
Current portion of derivative assets	$16	$13	$8
Total Current Assets	$743	$707	$761
Property, plant and equipment, net	$517	$456	$507
Intangible assets, net	$1,546	$1,379	$1,344
Goodwill	$1,963	$1,926	$1,789
Derivative assets	—	$15	—
Deferred income taxes	$29	$12	$12
Other long-term assets	$25	$26	$26
Total Assets	$4,823	$4,521	$4,439
LIABILITIES AND OWNERS’ EQUITY
Current
Accounts payable and accrued liabilities	$290	$321	$356
Due to affiliated companies	$178	$231	$314
Income and other taxes payable	$57	$68	$61
Current portion of provisions	$2	$7	$49
Current maturities of long-term debt	$122	$116	$126
Current portion of derivative liabilities	—	$2	$1
Total Current Liabilities	$649	$745	$907
Provisions	$191	$139	$114
Long-term debt	$1,628	$1,409	$1,434
Derivative liabilities	$12	—	$38
Deferred income taxes	$290	$256	$220
Other long-term liabilities	$16	$27	$32
Total Liabilities	$2,786	$2,576	$2,745
Owners’ Equity	$2,037	$1,945	$1,694
Total Liabilities and Owners’ Equity	$4,823	$4,521	$4,439
Recent Financial Performance
After experiencing lower revenue in 2024 from a leading social media client and other technology clients, and a reduction in revenue from certain telecommunication and e-Commerce and FinTech clients, Management notes that historical performance year-to-date has demonstrated resilience across several key service lines, with churn levels lower than previously anticipated. This trend has been particularly evident within the Customer Experience (CX) and Trust & Safety (TS&S) segments, which earlier had been identified as areas of elevated risk from client concentration and market volatility. Management further observes the Artificial Intelligence & Data Solutions (AI & DS) segment has exhibited momentum, driven by increased demand for data annotation and labeling services, as well as early adoption of Generative AI capabilities.

Management also notes a high customer concentration in the AI & DS segment from one large technology company. While margin pressure continues, Management considers that margins have stabilized on a consolidated basis.
Management acknowledges that prior margin compression, including the churn of a large social media client, highlighted vulnerabilities in service line diversification and customer dependency. In response, the organization is in the process of attempting to rebalance the business mix, investing more time and capital into higher growth and margin service lines. Management also notes that, while outcome-based pricing is gaining traction across the industry, its potentially negative financial impact remains limited at present given the gradual nature of adoption and that pricing pressures in CX are expected to remain. Overall, Management views recent performance as indicative of a more stable operating environment and a measured recovery from earlier disruptions.
FORMAL VALUATION OF THE SHARES
Definition of Fair Market Value
For purposes of the Formal Valuation and in accordance with the Instrument, “Fair Market Value” means the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other, where neither party is under any compulsion to act.
In accordance with the Instrument, BMO Capital Markets has made no adjustment to the Fair Market Value of the Shares to reflect the liquidity of the Shares, the effect of the Arrangement on the Shares, or the fact that the Shares held by shareholders (other than those held by TELUS or its affiliates) do not form part of a controlling interest. A valuation prepared on the foregoing basis is referred to as an en bloc valuation.
Approach to Fair Market Value Determination
The Formal Valuation is based upon techniques and assumptions that BMO Capital Markets considers appropriate in the circumstances for purposes of arriving at a range of the Fair Market Value of the Shares. The Fair Market Value of the Shares was analyzed on a going concern basis as the Company is expected to continue as a going concern. The Fair Market Value of the Shares is expressed on a per Share basis in U.S. dollars.
Adjusted EBITDA Presentation
TELUS Digital’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and as such the treatment of lease payments is not directly comparable with many selected publicly listed companies and selected precedent transactions. For purposes of the Formal Valuation and comparability, Adjusted EBITDA is presented burdened by lease expenses and unburdened by share-based compensation and lease liability is not included in total indebtedness.
Enterprise Value Adjustments
Each of the analyses that BMO Capital Markets has employed in this Formal Valuation derives an implied enterprise value for the Company, which represents the value of a company’s operations to all stakeholders, including shareholders, holders of dilutive securities and providers of debt financing. In arriving at a total value of the Shares to its equity holders, certain net balance sheet adjustments were made to the implied enterprise value of the Company (the “Enterprise Value Adjustments”) in each of the analyses to derive the implied equity value of the Company:
A.
Net Balance Sheet Adjustments

BMO Capital Markets was provided with the Company’s financial statements as at June 30, 2025. The following on-balance sheet adjustments (the “Net Balance Sheet Adjustments”) were included as part of the Enterprise Value Adjustments:
•
Cash and cash equivalents:   the Company has approximately US$151 million of cash available on its balance sheet, which was reflected in the Net Balance Sheet Adjustments.

•
Debt outstanding and debt-like items:   the Company has approximately US$1,280 million of debt outstanding on its balance sheet through its credit facility and excluding lease liabilities. Additionally, the Company has a Net Payable owed to TELUS of US$271 million, with approximately US$314 million in form of the TELUS Payable, less US$28 million in receivables and a US$15 million normalization adjustment. These amounts were reflected in the Net Balance Sheet Adjustments.

•
WillowTree provision liabilities:   the Company holds a provision related to its acquisition of WillowTree. This US$134 million provision relates to certain earnout performance incentives payable by the Company. This amount was reflected in the Net Balance Sheet Adjustments.

•
Unfunded pension obligations:   the Company holds approximately US$17 million in unfunded pension obligations, which was reflected in the Net Balance Sheet Adjustments.

The following table summarizes the Net Balance Sheet Adjustments:
Net Balance Sheet Adjustments Summary (US$ mm)
Cash and Cash Equivalents	$(151)
Debt Outstanding and Debt-Like Items	$1,551
WillowTree Provision Liabilities	$134
Unfunded Pension Obligations	$17
Net Balance Sheet Adjustments	$1,551

B.
Potential Monetization of Tax Loss Carryforwards

As at December 31, 2024, the Company had tax loss carryforwards of US$120 million and US$80 million in Canada and the United States, respectively. Management stated that these were the only two jurisdictions with significant loss carryforward balances. While the U.S. tax loss carryforwards were expected in Management’s forecasts to be utilized, the Canadian tax loss carryforwards were expected to remain unused. While there are no agreements or active discussions to monetize such tax loss carryforward balance, BMO Capital Markets viewed it appropriate to reflect a potential monetization in the Formal Valuation. In arriving at a value that would form part of the Enterprise Value Adjustments, BMO Capital Markets used a factor of 10% of the unused US$120 million tax loss carryforwards balance.
Management Forecast Overview
Management provided BMO Capital Markets with a number of important operating and other assumptions and forecasts for the forecast period from June 30, 2025 through December 31, 2030, a summary of which is provided below. BMO Capital Markets has been advised that Management’s forecasts represent Management’s best currently available estimates and judgments regarding the financial prospects and forecasted performance of the Company.
Revenue forecasts were provided by Management for each of the Company’s operating segments. Operating expenses and capital investments required to maintain and support revenue growth were also provided by Management.
BMO Capital Markets discussed Management’s forecasts with Management, including, without limitation, the following: revenue by business line, margin assumptions, Acquisition, Integration and Other Costs. Management indicated that such amounts represent recurring cost savings initiatives and are necessary to achieve the margin assumptions in Management’s forecasts.

The following is a summary of the Management forecasts:
	Forecast
Fiscal Year Ended December 31st	Unit	2025E	2026E	2027E	2028E	2029E	2030E
Customer Experience	(US$ mm)	$1,313	$1,313	$1,297	$1,259	$1,214	$1,165
Trust & Safety	(US$ mm)	$362	$316	$352	$372	$391	$416
AI & Data Solutions	(US$ mm)	$457	$549	$642	$754	$871	$1,001
TDO	(US$ mm)	$130	$135	$138	$142	$149	$160
Digital Solutions	(US$ mm)	$527	$596	$643	$703	$771	$852
Revenue	(US$ mm)	$2,788	$2,910	$3,071	$3,230	$3,396	$3,594
Less: Direct Costs		$(1,832)	$(1,925)	$(2,032)	$(2,134)	$(2,247)	$(2,378)
Gross Margin	(US$ mm)	$956	$984	$1,040	$1,096	$1,149	$1,215
Gross Margin	(%)	34.3%	33.8%	33.9%	33.9%	33.8%	33.8%
Less: Share-Based Compensation	(US$ mm)	$(30)	$(32)	$(28)	$(24)	$(23)	$(23)
Less: Indirect Costs	(US$ mm)	$(541)	$(561)	$(582)	$(609)	$(641)	$(677)
Adjusted EBITDAR (Reported)	(US$ mm)	$386	$392	$430	$462	$485	$515
Adjusted EBITDAR Margin	(%)	13.9%	13.5%	14.0%	14.3%	14.3%	14.3%
Less: Lease Costs	(US$ mm)	$(104)	$(105)	$(107)	$(109)	$(113)	$(118)
Add: Share-Based Compensation	(US$ mm)	$30	$32	$28	$24	$23	$23
Adjusted EBITDA	(US$ mm)	$312	$318	$351	$377	$395	$420
Income Taxes
Cash income taxes were estimated by Management during the forecast period from June 30, 2025 to December 31, 2030 based on Management’s calculations of taxable income resulting in a cash tax rate of 36.7%, inclusive of withholding taxes to repatriate cash from overseas. Management also noted that the amortization of acquired intangible is not tax deductible.
Net Working Capital
Estimated net working capital was based on Management’s assumptions, information that was provided by Management, and the historical relationships of the Company’s accounts receivable, inventories, and accounts payable balances to the Company’s days outstanding metrics. Based on information provided by Management, slight improvements in working capital drivers are assumed over the forecast period from June 30, 2025 to December 31, 2030.
Capital Expenditures
Estimated capital expenditures were provided by Management and are based on the Company’s historical capital intensity, Management’s assessment of capital needs required to achieve the revenue and Adjusted EBITDA estimates during the forecast period from June 30, 2025 to December 31, 2030. Management expects an improvement in capital intensity while supporting growth through reallocations to high-growth service lines.
Lease Adjustment Related to International Financial Reporting Standards 16 (“IFRS 16”)
Under IFRS 16, leases are capitalized by recognizing a right-of-use (“ROU”) asset and a matching lease liability on the balance sheet. In the income statement, lease costs are split into depreciation of the ROU assets and interest on the lease liability, rather than a single rent expense. For purposes of the Formal Valuation, leases are treated on a pre-IFRS16 basis and deducted from EBITDA and unlevered free cash flow. Consequently, and for consistency in the approach, the lease liability is excluded from the net debt calculation.

Foreign Exchange
The Company operates in many countries including Canada, the United States, Bulgaria, Germany, Guatemala, India, Ireland, and the Philippines, and thus conducts its business in several different currencies. Accordingly, the Company’s U.S. dollar denominated operating results are exposed to and are impacted by the fluctuation of foreign exchange rates. For budget and planning purposes, Management has developed its budget and forecast in U.S. dollars, consistent with the Company’s reporting currency.
Share-Based Compensation
Since outstanding RSUs and PSUs of the Company are captured in the fully diluted Shares outstanding calculation, share-based compensation in the Management Forecast excludes the portion associated with outstanding RSUs and PSUs.
Savings from Public Company Related Costs
Per Management, direct costs resulting from the Company being a publicly listed entity are approximately US$5 million per year. For purposes of the Formal Valuation, BMO Capital Markets assumed that a purchaser of the Company would be willing to pay for 50% of the value of the cost savings resulting from the Company no longer being a publicly listed entity.
Based on the foregoing, the following is a summary of the projected unlevered after-tax free cash flows of the Company per Management:
	Forecast
Fiscal Year Ended December 31st	Unit	2025E	2026E	2027E	2028E	2029E	2030E
Revenue	(US$ mm)	$2,788	$2,910	$3,071	$3,230	$3,396	$3,594
YoY Growth	(%)	4.9%	4.4%	5.6%	5.1%	5.2%	5.8%
Less: Direct Costs	(US$ mm)	$(1,832)	$(1,925)	$(2,032)	$(2,134)	$(2,247)	$(2,378)
Gross Margin	(US$ mm)	$956	$984	$1,040	$1,096	$1,149	$1,215
Gross Margin	(%)	34.3%	33.8%	33.9%	33.9%	33.8%	33.8%
Less: Share-Based Compensation	(US$ mm)	$(30)	$(32)	$(28)	$(24)	$(23)	$(23)
Less: Indirect Costs	(US$ mm)	$(541)	$(561)	$(582)	$(609)	$(641)	$(677)
Adj. EBITDAR (Reported)(1)	(US$ mm)	$386	$392	$430	$462	$485	$515
Adj. EBITDAR Margin	(%)	13.9%	13.5%	14.0%	14.3%	14.3%	14.3%
Less: Lease Costs	(US$ mm)	$(104)	$(105)	$(107)	$(109)	$(113)	$(118)
Add: Share-Based Compensation	(US$ mm)	$30	$32	$28	$24	$23	$23
Adj. EBITDA	(US$ mm)	$312	$318	$351	$377	$395	$420
Less: Capex	(US$ mm)	$(125)	$(113)	$(119)	$(120)	$(122)	$(127)
Capital Intensity	(%)	(4.5)%	(3.9)%	(3.9)%	(3.7)%	(3.6)%	(3.5)%
Add: Change in Working Capital	(US$ mm)	$7	$16	$14	$9	$3	$(6)
Add: Public Company Cost Savings (50%)	(US$ mm)	$1	$3	$3	$3	$3	$3
Less: Forward Share-Based Compensation(2)	(US$ mm)	$(1)	$(10)	$(17)	$(21)	$(23)	$(23)
Less: Acquisitions, Integrations and Other Costs	(US$ mm)	$(88)	$(36)	$(37)	$(36)	$(35)	$(36)
Less: Unlevered Cash Taxes(3)	(US$ mm)	$(45)	$(60)	$(66)	$(70)	$(72)	$(77)
Unlevered Free Cash Flow	(US$ mm)	$60	$117	$129	$141	$149	$154

(1)
Reported-basis adjusted EBITDAR bears full burden of share-based compensation, including previously issued and unvested amounts.

(2)
Forward share-based compensation excludes previously issued and unvested amounts, including WillowTree-related securities, which are captured in diluted share count.

(3)
Cash taxes calculated using EBIT value burdened by cost deductible Acquisitions, Integrations, and Other Costs and unburdened by non-tax deductible, acquisition-related amortization.

Overview of Methodologies and Additional Information
BMO Capital Markets considered several methodologies to determine a Fair Market Value range for the Shares, including:
i.
a selected publicly traded companies trading analysis, adjusted for a change of control premium;

ii.
a selected precedent transactions analysis; and

iii.
a discounted cash flow analysis

For informational reference only, the 52-week trading range of the Shares and equity research analysts’ target prices for the Shares also were reviewed.
Basis of Presentation for Selected Public Companies Trading Analysis and Selected Precedent Transactions Analysis
In consultation with Management and with the concurrence of the Special Committee, certain adjustments were applied in order to present an EBITDA metric for the Company for purposes of comparability with the selected publicly traded companies and selected precedent transactions analyses described below. For purposes of comparability, all EBITDA figures for the Company, selected public companies and selected precedent transactions were adjusted, as applicable, and presented after deducting lease payments and excluding the impact of share-based compensation (“Adjusted EBITDA”).
Selected Publicly Traded Companies Trading Analysis, Adjusted for Change of Control Premium
BMO Capital Markets reviewed certain financial information of selected publicly traded Consumer Experience (“CX”), Business Process Outsourcing (“BPO”), Digital Transformation and IT Consulting companies with business characteristics that BMO Capital Markets, in its professional judgment, considered generally relevant for purpose of its financial analysis. Using publicly available financial information, BMO Capital Markets reviewed enterprise value to fiscal year 2025E and 2026E estimated Adjusted EBITDA multiples based on median multiples derived from publicly available research analysts’ estimates for the selected public companies, as summarized below:

Company Name	EV / 2025E Adj. EBITDA Multiple	EV / 2026E Adj. EBITDA Multiple
	(x)	(x)
Selected CX / BPO Companies
CSG Systems	8.7x	8.4x
IBEX	5.9x	n.a.
Concentrix	5.3x	5.1x
Teleperformance	4.5x	4.4x
TTEC	4.6x	4.5x
Median	5.3x	4.8x
Digital Transformation / IT Consulting Companies
Accenture	11.5x	10.8x
CGI	10.4x	9.7x
EPAM	10.2x	9.2x
Cognizant	8.5x	8.1x
Grid Dynamics	7.6x	6.2x
Globant	7.3x	7.1x
Endava	6.4x	5.8x
Median	8.5x	8.1x
Overall Median	7.4x	7.1x
Overall Mean	7.6x	7.2x

Source: Public filings, S&P Capital IQ, FactSet, street research.
Note: No selected company is identical or directly comparable to the Company.
Note: Market data as of 29-Aug-25.
No company or business reviewed is identical or directly comparable to the Company. In order to calculate trading multiples, BMO Capital Markets relied upon its professional judgment in selecting an appropriate multiples range for the Company. Based on the above, BMO Capital Markets selected and applied an enterprise value to CY2025E Adjusted EBITDA multiples range of 6.75x – 7.75x and an enterprise value to CY2026E Adjusted EBITDA multiples range of 6.50x – 7.50x for the Company, resulting in an approximate implied equity value reference range for the Shares of US$1.90 to US$2.95 per Share and US$1.80 to US$2.85 per Share, respectively.
BMO Capital Markets also reviewed implied premiums paid in selected precedent transactions, including certain acquisitions in the CX/BPO and Digital Transformation and IT Consulting sectors, that BMO Capital Markets, in the exercise of its professional judgment, considered relevant. BMO Capital Markets reviewed the implied transaction premiums in the selected precedent transactions to the share prices of the target companies involved in such transactions one-day, one-week and one-month prior to the unaffected dates of these transactions. Following its review of such transactions, BMO Capital Markets identified an applicable premium of 35% – 45% to the unaffected share price prior to public announcement of the relevant transaction.

The following table is a summary of implied premiums paid in the selected precedent transactions:
	Canadian Targets By Consideration(1)				Selected CX / BPO and DX / IT Consulting Transactions(2)
	All Canadian M&A (Since 2000)(1)	Canadian All Cash M&A (Since 2000)	Canadian All Cash and Stock M&A (Since 2000)	Canadian All Stock M&A (Since 2000)	Customer Experience / Business Process Outsourcing	Digital Transformation / Information Technology
One-Day Premium (Median)	27%	31%	26%	21%	32%	30%
One-Week Premium (Median)	32%	36%	29%	23%	32%	46%
One-Month Premium (Median)	35%	37%	33%	28%	40%	60%

Source: Bloomberg, public filings, press releases.
(1)
Does not include terminated transactions. Includes transactions with transaction values greater than C$50 million, announced since 2000.

(2)
Selected transactions announced since Oct-22.

The selected premium of 35% to 45% was then applied to the Company’s estimated normalized trading range as at August 29, 2025.
The following table is a summary of the implied values for the Shares resulting from applying the selected EV / CY2025E Adjusted EBITDA multiples range derived from the selected public companies noted above:
Values in US$ millions unless otherwise stated	EV / 2025E Adj. EBITDA Multiple
Selected Multiple	6.75x	7.75x
Adj. EBITDA	$312	$312
Implied Enterprise Value	$2,104	$2,416
Add: Cash	$151	$151
Less: Debt	$(1,280)	$(1,280)
Less: Net Amount Owed to TELUS	$(271)	$(271)
Less: WillowTree Earnout Liability	$(134)	$(134)
Less: Unfunded Pension Obligation	$(17)	$(17)
Add: 10% of NOL Balance	$12	$12
Implied Equity Value	$565	$877
Diluted Shares Outstanding (Incl. PSUs, RSUs, and Options)	296	296
Implied Value per Share (US$ per share)	$1.90	$2.95
Control Premium	35%	45%
Implied Value per Share After Premium (US$ per share)	$2.60	$4.30
The selected public companies trading analysis to derive the Company’s estimated normalized trading range (adjusted for a control premium), on the basis of EV / CY2025E Adjusted EBITDA, resulted in an approximate implied equity value reference range for the Shares of US$2.60 to US$4.30 per Share.
Selected Precedent Transactions Analysis
BMO Capital Markets reviewed the enterprise value to latest 12 months (LTM) Adjusted EBITDA multiples paid in selected precedent transactions involving CX/BPO companies and Digital Transformation and IT Consulting companies announced between October 2022 and July 2025. The selected precedent transactions were chosen based on BMO Capital Markets’ experience and professional judgment and taking into account, among other factors, that such transactions involved target companies or other factors that, for purposes of BMO Capital Markets’ analysis, may be considered similar to the Company and the Arrangement. BMO Capital Markets compared the Company to the target companies identified in the relevant transactions with respect to certain characteristics of the target including, among other things, relative size, relative market position, and business prospects at the time of the transaction.
A summary of the selected precedent transactions reviewed is shown below:
Date	Target	Acquiror	EV / LTM Adjusted EBITDA
(x)
Customer Experience / BPO Transactions
7-Jul-25	WNS *	Capgemini	12.3x
9-May-25	TaskUS *	Blackstone	7.6x
18-Jun-24	TDCX	Transformative Investments	6.4x
10-Oct-23	StarTek	Capital Square Partners	5.7x
29-Mar-23	Webhelp	Concentrix	9.6x
26-Apr-23	Majorel	Teleperformance	7.9x
Median			7.8x
Digital Transformation / IT Consulting Transactions
7-Nov-24	First Derivative	EPAM	12.8x
5-Aug-24	Thoughtworks	Apax Partners	14.1x
5-May-24	Perficient	EQT Asia	17.0x
17-Apr-23	Scalian SAS	Wendel SE	13.0x
21-Mar-23	Ordina	Sopra Steria	12.5x
Median			13.0x
Other (Informational Reference)
27-Oct-22	WillowTree	TELUS Digital	36.0x
Overall Median			12.3x
Overall Mean			10.8x

Source: Public filings, MergerMarket, S&P Capital IQ, FactSet, and other public sources.
Note: No selected transaction is identical or directly comparable to the Arrangement.
Note: * Transaction pending, definitive agreement has been signed.
While none of the selected precedent transactions reviewed were considered directly comparable to the Arrangement, BMO Capital Markets relied upon its professional judgment in selecting an appropriate multiples range for the Company in the context of the Arrangement. Based on the above, BMO Capital Markets selected and applied an enterprise value to LTM Adjusted EBITDA multiples range of 9.0x – 10.5x for the Company, resulting in an approximate implied equity value reference range for the Shares of US$4.30 to US$5.85 per Share.
Discounted Cash Flow (“DCF”) Methodology
The DCF methodology values a company based on the present value of future cash flows.
A discounted cash flow analysis requires that certain assumptions be made regarding, among other things, future unlevered after-tax free cash flows, discount rates and terminal values. BMO Capital Markets’ discounted cash flow analysis involved discounting to present value as at June 30, 2025, both the estimated value of the unlevered after-tax free cash flows projected by the Management through the forecast period of June 30, 2025E through December 31, 2030E and the terminal value determined as of December 31, 2030E for unlevered after-tax free cash flows after December 31, 2030E.
A.
Discount Rates

Unlevered after-tax free cash flows were discounted based on the estimated weighted average cost of capital (“WACC”). The WACC was calculated using the Company’s cost of equity and cost of debt in the optimal capital structure. The assumed optimal capital structure was determined based on a review of current and historical capital structures of the selected public companies considered for purposes of BMO Capital Markets’ selected public companies trading analysis (as described above) and the relative risks inherent in the Company’s business. BMO Capital Markets used a capital asset pricing model (“CAPM”) approach to determine an appropriate cost of equity. The CAPM approach calculates the cost of equity with reference to the risk-free rate of return, the risk of equity relative to the market (“beta”) and a market equity risk premium. In selecting an appropriate beta range, BMO Capital Markets reviewed a range of betas for the Company and the selected public companies (as described above). The selected unlevered beta range was re-levered using the estimated optimal capital structure and was applied in the CAPM approach to calculate the cost of equity. The assumptions used in estimating the WACC for the Company are as follows:
	Selected Unlevered Beta
	Low	High
Cost of Debt
Risk-Free Rate (10-Year U.S. Government Bond)	4.23%	4.23%
Borrowing Spread	2.00%	2.00%
Country Risk Premium	—	—
Pre-Tax Cost of Debt	6.23%	6.23%
Tax Rate	26%	26%
After-Tax Cost of Debt	4.6%	4.6%
Cost of Equity
Risk-Free (10-Year U.S. Government Bond)	4.23%	4.23%
Equity Risk Premium	7.31%	7.31%
Country Risk Premium	—	—
Size Premium	0.88%	0.88%
Selected Unlevered Beta	0.70	0.80
Optimal Debt in Capital Structure	25.0%	25.0%
Levered Beta	0.87	1.00
Cost of Equity	11.5%	12.4%
Implied WACC	9.8%	10.5%
Selected WACC Range	9.75%	10.75%
Based on the foregoing, a WACC range of 9.8% to 10.5% was calculated. For purposes of the discounted cash flow analysis, BMO Capital Markets selected a discount rate range of 9.75% to 10.75%.
B.
Unlevered After-Tax Free Cash Flows

For purposes of deriving estimated unlevered after-tax free cash flows for use in the discounted cash flow analysis, BMO Capital Markets reviewed Management’s forecasts, and relevant underlying assumptions and considered resulting sales growth and EBITDA margins. BMO Capital Markets’ DCF analysis utilized Management’s forecasts for the forecast period from June 30, 2025 to December 31, 2030 followed by a terminal value calculation based on the Company’s estimated terminal year Adjusted EBITDA. As part of the DCF analysis, net obligations were subtracted from the discounted unlevered after-tax free cash flows. Accordingly, BMO Capital Markets used the Company’s net obligation balance as at June 30, 2025 for purposes of the DCF analysis.

The following is a summary of the unlevered after-tax free cash flow estimates used in the DCF analysis calculated utilizing Management’s forecasts:
	Forecast
Fiscal Year Ended December 31st	Unit	H2 2025E	2026E	2027E	2028E	2029E	2030E	Terminal(1)
Revenue	(US$ mm)	$1,419	$2,910	$3,071	$3,230	$3,396	$3,594	$3,594
YoY Growth	(%)	n.a.	4.4%	5.6%	5.1%	5.2%	5.8%	—
Adjusted EBITDAR (Reported Basis)(2)	(US$ mm)	$203	$392	$430	$462	$485	$515	$515
Add: Public Company Cost Savings (50%)	(US$ mm)	$1	$3	$3	$3	$3	$3	$3
Add: Total Share-Based Compensation	(US$ mm)	$15	$32	$28	$24	$23	$23	$23
Less: Forward Share-Based Compensation	(US$ mm)	$(1)	$(10)	$(17)	$(21)	$(23)	$(23)	$(23)
Adj. EBITDAR (Post Share-Based Compensation)	(US$ mm)	$218	$416	$443	$468	$488	$517	$517
Less: Lease Payments	(US$ mm)	$(52)	$(105)	$(107)	$(109)	$(113)	$(118)	$(118)
Adj. EBITDA (Post-Share Based Compensation)	(US$ mm)	$166	$311	$336	$358	$375	$399	$399
Adj. EBITDA Margin	(%)	11.7%	10.7%	10.9%	11.1%	11.0%	11.1%	11.1%
Less: Restructuring Costs (AIO Costs)	(US$ mm)	$(31)	$(36)	$(37)	$(36)	$(35)	$(36)	—
Less: Unlevered Cash Taxes(3)	(US$ mm)	$(22)	$(60)	$(66)	$(70)	$(72)	$(77)	$(104)
Less: Capital Expenditures	(US$ mm)	$(65)	$(113)	$(119)	$(120)	$(122)	$(127)	$(127)
Less: Increase in Working Capital	(US$ mm)	$19	$16	$14	$9	$3	$(6)	$(6)
Unlevered Free Cash Flow	(US$ mm)	$68	$117	$129	$141	$149	$154	$162

(1)
Normalized depreciation equal to 91% of capital expenditures based on approximately nine-year depreciation period; non-tax deductible amortization of acquired intangibles and AIO costs excluded on perpetual basis.

(2)
Reported-basis Adjusted EBTIDAR bears full burden of share-based compensation, including previously issued and unvested amounts.

(3)
Cash taxes calculated using 36.7% effective tax rate and reflects impact of non-tax deductible amortization of acquired intangibles.

C.
Terminal Value

Terminal enterprise values at the end of the forecast period of December 31, 2030 were calculated using a perpetuity growth rate. BMO Capital Markets selected a perpetuity growth rate range of 5.75% – 5.25%, and applied these to the terminal year’s unlevered free cash flow to derive the terminal enterprise value of the Company.

D.
Summary of Discounted Cash Flow Analysis

The approximate implied equity value per Share reference range derived from the discounted cash flow analysis was US$3.35 to US$4.45 per Share (as summarized below):
Values in US$ millions unless otherwise stated	Low	High
Cost of Capital	10.75%	9.75%
Perpetuity Growth Rate	5.75%	5.25%
Terminal Value	$3,433	$3,796
Present Value of Cash Flows	$571	$585
Present Value of Terminal Value	$1,956	$2,274
Enterprise Value	$2,527	$2,859
Less: Net Debt (Excl. Leases)	$(1,129)	$(1,129)
Less: Net TELUS Payable	$(271)	$(271)
Less: WillowTree Provision	$(134)	$(134)
Less: Pension Obligations	$(17)	$(17)
Add: 10% of NOL Balance	$12	$12
Implied Equity Value	$988	$1,320
F.D. Shares Outstanding	296	297
Implied Equity Value per Share (US$)	$3.35	$4.45
Implied Terminal Multiple	8.6x	9.5x
Terminal Value Percentage of Total	77.4%	79.6%
Certain Additional Informational Reference Points
BMO Capital Markets observed certain additional information, considered as part of the Formal Valuation and Opinion for informational reference only, including the following:
52-Week Trading Range of the Shares
BMO Capital Markets reviewed the historical trading prices of the Company’s subordinate voting shares for the 52-week period ended June 11, 2025 and observed that, over this period, the subordinate voting shares traded within a range of US$2.13 to US$6.86 per share. As at June 11, 2025 (the last trading day prior to the public announcement of TELUS’ initial non-binding indication of interest to TELUS Digital to acquire all of the outstanding Shares TELUS did not already own for US$3.40 per share), the closing price of the subordinate voting shares was US$2.96 per share.
Selected Equity Research Analysts’ Share Price Targets
BMO Capital Markets reviewed publicly available research analysts’ price targets for the Company’s subordinate voting shares, reflecting such analysts’ estimates of the future public market trading price of such shares when such share price targets were established, and noted that the 14 research analysts’ price targets for such shares that were publicly available as at August 29, 2025 ranged from US$3.37 to US$5.25 per Share, which was discounted by one-year at a 12% cost of equity to arrive at an approximate implied equity value reference range for the Shares of US$3.00 to US$4.70 per share.

FORMAL VALUATION SUMMARY AND CONCLUSION
The following is a summary of the implied Fair Market Value of the Shares resulting from the three en bloc valuation methodologies employed:
	Based on Selected Precedent Transactions Analysis – Premia Paid		Based on Selected Precedent Transactions Analysis – LTM Adjusted EBITDA		Based on Discounted Cash Flow Analysis
Figures in US$ per share	Low	High	Low	High	Low	High
Implied en bloc equity value per share	$2.60	$4.30	$4.30	$5.85	$3.35	$4.45
Based upon and subject to the foregoing, BMO Capital Markets is of the view that, as at September 1, 2025, the Fair Market Value of the Shares, determined on an en bloc basis as required under the Instrument, is in the range of US$3.60 to US$4.70 per Share.
APPROACH TO FAIRNESS
In considering the fairness, from a financial point of view, of the Consideration to be received by the holders of Shares (other than TELUS and its affiliates and holders who properly exercise dissent rights) pursuant to the Arrangement, BMO Capital Markets reviewed, considered and relied upon or carried out, among other things, the following:
•
a comparison of the Consideration offered in the Arrangement to the Fair Market Value range of the Shares determined in the Formal Valuation; and

•
such other information, investigations and analysis as BMO Capital Markets, in the exercise of its professional judgment, considered necessary or appropriate in the circumstances.

Comparison of Consideration to Formal Valuation
Under the terms of the Arrangement, the holders of Shares are eligible to receive Consideration of US$4.50 per Share as at September 1, 2025, which is within the range of the Fair Market Value of the Shares as at September 1, 2025, as reflected in the Formal Valuation.
FAIRNESS OPINION CONCLUSION
Based upon and subject to the foregoing, and such other matters considered relevant, BMO Capital Markets is of the opinion that, as at the date hereof, the Consideration to be received by the holders of Shares (other than TELUS and its affiliates and holders who properly exercise dissent rights) pursuant to the Arrangement is fair, from a financial point of view, to such holders.
Yours very truly,
BMO Nesbitt Burns Inc.

APPENDIX F
BOFA FAIRNESS OPINION
Global Corporate & Investment Banking
BofA Securities, Inc.
One Bryant Park, New York, NY 10036
September 1, 2025
Special Committee of the Board of Directors
TELUS International (Cda) Inc.
Floor 5, 510 West Georgia Street
Vancouver, BC V6B 0M3
Members of the Special Committee of the Board of Directors (the “Special Committee”):
We understand that TELUS International (Cda) Inc., a corporation existing under the laws of the Province of British Columbia (the “Company”), proposes to enter into an Arrangement Agreement, including the Plan of Arrangement attached thereto (the “Agreement”), between the Company and TELUS Corporation, a corporation existing under the laws of the Province of British Columbia (the “Purchaser”), pursuant to which, among other things, the Purchaser will acquire each outstanding multiple voting share in the capital of the Company (such shares, “Multiple Voting Shares”) and each outstanding subordinate voting share in the capital of the Company (such shares, “Subordinate Voting Shares”, and together with the Multiple Voting Shares, the “Company Shares”) (other than Company Shares held by Dissenting Holders (as defined in the Plan of Arrangement) or by the Purchaser (collectively, the “Excluded Shares”)), in exchange for the right to be paid, at the election by the holder thereof, and subject to certain limitations, proration procedures, and rounding and fraction adjustments set forth in the Agreement (as to which we express no opinion), either (i) $4.50 in cash (the “Cash Consideration”), (ii) 0.273 of a common share in the capital of the Purchaser (such shares, the “Purchaser Shares”, and such consideration, the “Share Consideration”) or (iii) (a) 50% of the Cash Consideration and (b) 50% of the Share Consideration (collectively, the “Combination Consideration”, and, together with the Cash Consideration and the Share Consideration, the “Consideration”) (the “Transaction”); provided that (i) the aggregate number of Purchaser Shares issuable pursuant to the Share Consideration and the Combination Consideration shall not exceed an aggregate number equal to 25% of the product of (a) the number of outstanding Company Shares (other than the Excluded Shares) and (b) the Share Consideration (the “Maximum Share Consideration”); and (ii) if the aggregate number of Purchaser Shares that would be otherwise be issuable pursuant to Share Consideration and Combination Consideration elections exceeds the Maximum Share Consideration, a number of Purchaser Shares equal to the Maximum Share Consideration will be allocated pro rata among the holders of Company Shares who elected the Share Consideration and the Combination Consideration, with the outstanding balance settled in cash (calculated by valuing the Purchaser Shares such holder would otherwise have been entitled to at $16.49 per share), subject to rounding and fractional adjustments. The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Shares (other than Excluded Shares) of the Consideration to be received by such holders pursuant to the Transaction.
In connection with this opinion, we have, among other things:
(1)
reviewed certain publicly available business and financial information relating to the Company and the Purchaser;

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company and approved for our use by the Special Committee, including certain financial forecasts relating to the Company prepared by the management of the Company and approved for our use by the Special Committee (such forecasts, the “Company Forecasts”);

(3)
discussed the past and current business, operations, financial condition and prospects of the Company with members of the senior management of the Company and the Special Committee, and discussed the past and current business, operations, financial condition and prospects of the Purchaser with members of senior management of the Company;

(4)
reviewed the trading histories for the Company Shares and the Purchaser Shares and a comparison of the trading history of the Company Shares with the trading histories of other companies we deemed relevant;

(5)
compared certain financial and stock market information of the Company with similar information of other companies we deemed relevant;

(6)
compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)
reviewed a draft, dated September 1, 2025, of the Agreement (the “Draft Agreement”); and

(8)
performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of the Company and the Special Committee that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by the management of the Company, and have assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Purchaser, nor have we made any physical inspection of the properties or assets of the Company or the Purchaser. We have not evaluated the solvency or fair value of the Company or the Purchaser under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Company, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company, the Purchaser or the contemplated benefits of the Transaction. We also have assumed, at the direction of the Company, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.
We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise, the form of Consideration, the allocation of the Consideration as between holders of Company Shares who receive the Share Consideration, the Cash Consideration or the Combination Consideration, or the relative fairness of the Share Consideration, Cash Consideration, and Combination Consideration. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received in the Transaction by holders of the Company Shares (other than Excluded Shares), without regard to individual circumstances of, or allocation or relative fairness among, holders of Subordinate Voting Shares or Multiple Voting Shares, or any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) that may be attributable to any such securities or that may distinguish any holders thereof. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of the Company Shares (other than Excluded Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Transaction. We are not expressing any view or opinion with respect to, and we have relied, with the consent of the Company, upon assessments of the Company, its representatives, and the Special Committee regarding, legal, regulatory, accounting, tax and similar matters relating to the Company or any other entity and the Transaction (including the contemplated benefits thereof) as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of the Purchaser Shares actually will be when issued or the prices at which the Company Shares or the Purchaser Shares will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Transaction or any other matter.
We have acted as financial advisor to Special Committee in connection with the Transaction and will receive a fee for our services, a portion of which was paid upon execution of the engagement letter between the Company and us, a portion of which is payable upon the rendering of this opinion (irrespective of the conclusions reached herein), and a portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Purchaser and certain of their respective affiliates.
We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and its affiliates and have received or in the future may receive compensation for the rendering of these services, including providing deposit, commercial credit, markets, rates, and mortgage products.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Purchaser and its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor in connection with certain mergers and acquisitions transactions, (ii) having acted or acting as lender in connection with certain syndicated leveraged finance transactions and providing other debt capital markets services including in connection with certain bond issuances, (iii) having acted or acting as lender in connection with certain real estate, construction and asset backed loans, short term credit facilities, letters of credit, advances and other commercial credit services, (iv) providing business checking and deposit services, credit card and other treasury and liquidity services, and (v) providing interest rate options and other rates services, foreign exchange, derivative and other markets services.
It is understood that this letter is for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Special Committee.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by holders of Company Shares (other than Excluded Shares) is fair, from a financial point of view, to such holders.
Very truly yours,
BOFA SECURITIES, INC.

APPENDIX G
INFORMATION CONCERNING TELUS
The following information about TELUS Corporation (“TELUS”) should be read in conjunction with the documents incorporated by reference under this heading and the information concerning TELUS appearing elsewhere in this Circular.
TELUS Corporation
General Description of the Business and Corporate Structure
TELUS is a world-leading communications technology company, generating over C$20 billion in annual revenue and connecting more than 20 million customers through our advanced suite of broadband services for consumers, businesses and the public sector. TELUS is committed to leveraging our technology to enable remarkable human outcomes. TELUS is passionate about putting its customers and communities first, leading the way globally in client service excellence and social capitalism. Its TELUS Health business is enhancing 76 million lives worldwide through innovative preventive medicine and wellbeing technologies. Its TELUS Agriculture & Consumer Goods business utilizes digital technologies and data insights to optimize the connection between producers and consumers. Guided by its enduring ‘give where we live’ philosophy, TELUS and its 140,000 team members have contributed C$1.7 billion and volunteered 2.2 million days of service since 2000, earning TELUS the distinction of the world’s most giving company. TELUS’ telecommunications businesses are primarily operated through TELUS Communications Inc (TCI).
TELUS International (Cda) Inc. (d.b.a. TELUS Digital Experience) (TELUS Digital) provides digitally enabled customer experience solutions and creates future-focused digital transformations that are designed to stand the test of time. TELUS Digital’s approach incorporates agile methodologies and emphasizes teamwork and customer-centric practices. TELUS Digital’s global team supports client products and services, while also offering technological expertise to address customer experience, business challenges, risk mitigation, and process improvement. Capabilities span digital customer experience and digital solutions, including digital information technology services such as cloud solutions and automation, trust, safety and security services, AI data solutions with expertise in computer vision, and front-end digital design and consulting services.
In 2024, TELUS generated C$20.4 billion in operating revenue and other income and had approximately 20.2 million telecom subscriber connections. This included approximately 10.1 million mobile phone subscribers, 3.7 million connected device subscribers, 2.8 million internet subscribers, 1.4 million TV subscribers, 1.1 million security subscribers, and 1.0 million residential voice subscribers.
TELUS was incorporated under the Company Act (British Columbia) (the “BC Company Act”) on October 26, 1998 under the name BCT.TELUS Communications Inc. (“BCT”). On January 31, 1999, pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act among BCT, BC TELECOM Inc. (“BC TELECOM”) and the former Alberta based TELUS Corporation (“TC”), BCT acquired all of the shares of BC TELECOM and TC in exchange for common shares and non-voting shares of BCT, and BC TELECOM was dissolved. On May 3, 2000, BCT changed its name to TELUS Corporation and in February 2005, TELUS transitioned under the BCBCA, successor to the BC Company Act. On February 4, 2013, in accordance with the terms of a court-approved plan of arrangement under the BCBCA, TELUS exchanged all of its issued and outstanding non-voting shares (the “Non-Voting Shares”) into TELUS Shares on a one-for-one basis. On April 16, 2013, TELUS subdivided the TELUS Shares on a two-for-one basis. On March 17, 2020, TELUS subdivided its issued and outstanding TELUS Shares on a two-for-one basis. On January 1, 2024, as part of an internal reorganization TELUS Holdings 2023 Inc. amalgamated with TELUS Corporation.
In the year ended December 31, 2024, TCI and TELUS Digital were the only subsidiaries that owned assets constituting more than 10% of the consolidated assets of TELUS and that generated sales and operating revenues that exceeded 10% of the consolidated sales and operating revenues of TELUS. In addition, all of the assets, sales and operating revenues of TELUS’ other subsidiaries (other than TCI and TELUS Digital), together did not exceed 20% of TELUS’ total consolidated assets or 20% of TELUS’ total consolidated sales and operating revenues as at December 31, 2024.

(1)
As of September 2, 2025, TELUS retained, directly and indirectly, approximately 87% of the combined voting interest attached to all issued and outstanding shares in TELUS International (Cda) Inc. and a 57% equity interest.

TELUS maintains its registered office at Floor 5, 510 West Georgia Street, Vancouver, British Columbia (B.C.) and its executive office at Floor 23, 510 West Georgia Street, Vancouver, B.C. The telephone number of TELUS’ executive office is (+1) 604-695-6400.
Recent Developments
On August 1, 2025, TELUS announced that it had entered into a definitive agreement with La Caisse, a global investment group and Canada’s second-largest pension fund, who will acquire a 49.9% equity interest in each of Terrion LP (“Terrion”) and its general partner, Terrion GP Inc., for approximately C$1.26 billion. Terrion, a newly created tower operator headquartered in Montreal, will hold passive macro wireless infrastructure assets, commonly known as cell towers, that TELUS is carving out of its business. TELUS will retain full ownership and control of all active network components and security systems, ensuring continued leadership in mobile network coverage, reliability and superiority. This transaction underscores the TELUS’ progress toward robust and long-term sustainable growth, as the proceeds will be used to accelerate deleveraging. The transaction values Terrion at over C$2.5 billion. The partnership establishes Terrion as Canada’s largest dedicated wireless tower operator and enables wholesale access and third party co-location in support of national wireless competition in Canada as part of TELUS’ ongoing commitment to bring world leading connectivity to more Canadians. The transaction closed on September 10, 2025.
Consolidated Capitalization
The following table sets forth the cash and temporary investments, net, and the capitalization of TELUS as at June 30, 2025, on an actual basis and on an as adjusted basis to give effect to the Arrangement. This table should be read in conjunction with the audited consolidated financial statements of TELUS as at and for the years ended December 31, 2024 and December 31, 2023, together with the report of the independent registered public accounting firm thereon, and the unaudited condensed interim consolidated financial statements of TELUS for the three-month period ended June 30, 2025. All US dollar amounts have been translated into Canadian dollars based on the daily average exchange rate as reported by the Bank of Canada on June 30, 2025 ($1.00 = C$1.3643).

	As at June 30, 2025
	Actual	As adjusted
	(C$ millions)
Cash and temporary investments, net	C$3,682	C$2,577(1)(2)
Amounts arising from the Receivables Trust	922	922(3)
Total short-term debt	922	922
Long-term debt
TELUS Corporation Senior Notes
Series CL: 4.40% due April 2043	596	596
Series CN: 5.15% due November 2043	396	396
Series CP: 4.85% due April 2044	886	886
Series CR: 4.75% due January 2045	396	396
Series CU: 4.40% due January 2046	497	232(4)
Series CV: 3.75% due March 2026	599	599
Series CW: 4.70% due March 2048	471	471
Series CX: 3.625% due March 2028	597	597
Series CY: 3.30% due May 2029	994	994
Series CZ: 2.75% due July 2026	799	799
Series CAA: 3.15% due February 2030	597	597
Series CAB: 3.95% due February 2050	793	104(4)
Series CAC: 2.35% due January 2028	598	598
Series CAD: 2.05% due October 2030	498	498
Series CAE: 4.10% due April 2051	494	77(4)
Series CAF: 2.85% due November 2031	748	748
Series CAG: 5.25% due November 2032	1,092	1,092
Series CAH: 5.65% due September 2052	544	544
Series CAI: 5.00% due September 2029	348	348
Series CAJ: 4.95% due March 2033	496	496
Series CAK: 5.75% due September 2033	844	844
Series CAL: 5.95% due September 2053	394	394
Series CAM: 5.60% due September 2030	497	497
Series CAN: 5.10% due February 2034	496	496
Series CAO: 4.80% due December 2028	696	696
Series CAP: 4.95% due February 2031	596	596
Series CAQ: 4.65% due August 2031	695	695
2.80% Notes due February 2027(5)	816	816
3.70% Notes due September 2027(6)	681	681
3.40% Notes due May 2032(7)	1,218	1,218
4.60% Notes due November 2048(8)	1,003	751(4)
4.30% Notes due June 2049(9)	670	498(4)
TELUS Corporation Commercial Paper(10)	991	991
TELUS Corporation Credit Facility(10)	—	—
Other (unsecured)	273	273
TELUS Corporation Junior Subordinated Notes
6.25% Fixed-to-Fixed Rate, Series CAR due July 21, 2055	1,469	1,469
6.75% Fixed-to-Fixed Rate, Series CAS due July 21, 2055	934	934
U.S. Dollar 6.625% Fixed-to-Fixed Rate, Series A due October 15, 2055	937	937
U.S. Dollar 7.00% Fixed-to-Fixed Rate, Series B due October 15, 2055	1,074	1,074
TELUS International (Cda) Inc. Credit Facility(11)	1,610	1,610

	As at June 30, 2025
	Actual	As adjusted
	(C$ millions)
TELUS Communications Inc. Debentures
Series B: 8.80% due September 2025	200	200
Lease Liabilities	3,093	3,093
Other (secured)	568	568
Total long-term debt	32,194	30,399
Total debt	33,116	31,321
Owners’ equity:
Common Shares issued as part of the Arrangement	—	87
Common Shares	13,533	13,533
Contributed surplus	1,142	1,129
Retained earnings	630	856
Accumulated other comprehensive income	(85)	(46)
Non-controlling interests	882	1,264
Total owners’ equity	16,102	16,823
Total capitalization	C$45,536	C$45,567

Notes:
(1)
Pursuant to the terms and conditions of the Arrangement, TELUS will pay, as consideration for each Share of the Company, either: (i) the Cash Consideration of $4.50, (ii) the Share Consideration of 0.273 of a TELUS Share, or (iii) a combination of $2.25 in cash and 0.136 of a TELUS Share (the “Combination Consideration”). Shareholders electing alternative (ii) or (iii) will be subject to proration such that the aggregate consideration will include no more than 25% in TELUS Shares. As a result of the proration mechanics of the Arrangement, TELUS will, in the aggregate, issue up to 8.2 million TELUS Shares as consideration (assuming approximately 119.8 million Shares issued and outstanding and purchased under the Arrangement) to shareholders electing either the Share Consideration or the Combination Consideration, and will pay the balance of the aggregate consideration in cash. The value of the TELUS Shares issued as part of the Arrangement is based on a price per TELUS Share of $16.49.

(2)
Comprised of amounts advanced to TELUS by an arm’s-length securitization trust; all amounts advanced were denominated in U.S. dollars. The balance of short-term borrowings (if any) is comprised of amounts drawn on bilateral bank facilities and/or other. As at September 16, 2025, C$0.9 billion was drawn on the arm’s-length securitization trust.

(3)
On September 10, 2025, Terrion LP, a subsidiary of TELUS, issued partnership capital to La Caisse for cash proceeds of approximately C$1.26 billion. For purposes of this table, gross proceeds from La Caisse have preliminarily been credited to non-controlling interests; no provision has been made for allocation to contributed surplus, income taxes and transaction costs, as the net total of such amounts is not currently expected to materially affect the total capitalization herein presented.

(4)
Subsequent to June 30, 2025, TELUS Corporation acquired TELUS Corporation senior notes, with a principal face amount of C$1,815 million (U.S. dollar-denominated notes translated at settlement date foreign exchange rates), pursuant to TELUS Corporation tender offers announced on June 20, 2025, as follows: 4.40% Notes, Series CU, C$267 million; 3.95% Notes, Series CAB, C$695 million; 4.10% Notes, Series CAE, C$422 million; 4.60% U.S. Dollar Notes, $189 million; and 4.30% U.S. Dollar Notes, $129 million.

(5)
The principal amount of 2.80% Notes due February 2027 outstanding is $600 million.

(6)
The principal amount of 3.70% Notes due September 2027 outstanding is $500 million.

(7)
The principal amount of 3.40% Notes due May 2032 outstanding is $900 million.

(8)
The principal amount of 4.60% Notes due November 2048 outstanding is $750 million; subsequent to June 30, 2025, as set out in footnote 3 above, the outstanding principal amount was reduced to $561 million.

(9)
The principal amount of 4.30% Notes due June 2049 outstanding is $500 million; subsequent to June 30, 2025, as set out in footnote 3 above, the outstanding principal amount was reduced to $371 million.

(10)
As at September 16, 2025, C$NIL was drawn on the TELUS Corporation Credit Facility and the amount of commercial paper outstanding, all of which was denominated in US dollars, was $0.7 billion (C$1.0 billion), based on the daily average exchange rate as reported by the Bank of Canada on September 16, 2025, which was $1.00 = C$1.3748,

(11)
As at September 16, 2025 $1.5 billion (C$2 billion), based on the daily average exchange rate as reported by the Bank of Canada on September 16, 2025 which was $1.00 = C$1.3748) was drawn on the TELUS International (Cda) Inc. Credit Facility.

Dividends and Distributions
The dividends per TELUS Share declared with respect to each quarter by TELUS, during the three-year period ended December 31, 2024, are shown below:
Quarter ended(1)	2024	2023	2022
March 31	C$0.3761	C$0.3511	C$0.3274
June 30	C$0.3891	C$0.3636	C$0.3386
September 30	C$0.3891	C$0.3636	C$0.3386
December 31	C$0.4023	C$0.3761	C$0.3511
Total	C$1.5566	C$1.4544	C$1.3557

(1)
Paid on or about the first business day of the next month.

TELUS shareholders received a total of C$1.5566 per share in declared dividends in 2024, an increase of 7.0% from 2023. The board of directors of TELUS reviews the dividend rate quarterly. TELUS’ quarterly dividend rate will depend on an ongoing assessment of free cash flow generation and financial indicators including leverage, dividend yield and payout ratio.
On February 12, 2025, a first quarter dividend of C$0.4023 per share was declared, payable on April 1, 2025, to shareholders of record at the close of business on March 11, 2025. The first quarter dividend for 2025 reflects a cumulative increase of C$0.0262 per share from the C$0.3761 per share dividend paid in April 2024, consistent with TELUS’ multi-year dividend growth program.
On May 8, 2025, a second quarter dividend of C$0.4163 per share was declared, payable on July 2, 2025, to shareholders of record at the close of business on June 10, 2025. The second quarter dividend for 2025 reflects a cumulative increase of C$0.0272 per share or 7% from the C$0.3891 per share dividend declared one year earlier.
On July 31, 2025, a third quarter dividend of C$0.4163 per share was declared, payable on October 1, 2025, to shareholders of record at the close of business on September 10, 2025. The third quarter dividend for 2025 reflects a cumulative increase of C$0.0272 per share or 7% from the C$0.3891 per share dividend declared one year earlier.
TELUS first announced its dividend growth program in May 2011. In May 2025, TELUS announced its intention to target ongoing semi-annual dividend increases, with the annual increase in the range of 3 to 8% from 2026 through to the end of 2028, thereby extending the policy first announced in May 2011. Notwithstanding this target, dividend decisions will continue to be subject to TELUS’ board of directors’ assessment and the determination of TELUS’ financial position and outlook on a quarterly basis. Effective January 1, 2020, TELUS’ long-term dividend payout ratio target guideline is calculated as 60% to 75% of prospective free cash flow. See Section 7.5 — Liquidity and capital resource measures of TELUS’ 2024 annual MD&A and of TELUS’ Q2 MD&A, each of which is incorporated by reference into this Circular. There can be no assurance that TELUS will maintain a dividend growth program through 2028.
Description of TELUS Share Capital
General
The following sets forth the terms and provisions of the existing capital of TELUS. TELUS is authorized under its notice of articles to issue up to 1,000,000,000 shares of each class of first preferred shares (the “TELUS First Preferred Shares”), second preferred shares (the “TELUS Second Preferred Shares”) and up to 4,000,000,000 TELUS Shares. As of September 16, 2025, there were 1,535,168,793 TELUS Shares and no TELUS First Preferred Shares or TELUS Second Preferred Shares issued and outstanding. Certain of the rights and attributes of each class are described below.
TELUS First Preferred Shares
Shares Issuable in Series
The TELUS First Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of TELUS shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of TELUS, determine the designation, rights, privileges, restrictions and conditions to be attached to the TELUS First Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of TELUS or the right to be convertible or exchangeable for TELUS Shares, directly or indirectly.
Priority
The TELUS First Preferred Shares of each series shall rank on a parity with the TELUS First Preferred Shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the TELUS Second Preferred Shares and the TELUS Shares and over any other shares ranking junior to the TELUS First Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of TELUS, whether voluntary or involuntary, or any other distribution of the assets of TELUS among its shareholders for the purpose of winding-up its affairs.
Voting Rights
Except as required by law, holders of the TELUS First Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of TELUS, provided that the rights, privileges, restrictions and conditions attached to the TELUS First Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the TELUS First Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the TELUS First Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the TELUS First Preferred Shares duly called for that purpose.
TELUS Second Preferred Shares
Shares Issuable in Series
The TELUS Second Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of TELUS shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of TELUS, determine the designation, rights, privileges, restrictions and conditions to be attached to the TELUS Second Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of TELUS or the right to be convertible or exchangeable for TELUS Shares, directly or indirectly.
Priority
The TELUS Second Preferred Shares of each series shall rank on a parity with the TELUS Second Preferred Shares of every other series with respect to dividends and return of capital and shall, subject to the prior rights of the holders of the TELUS First Preferred Shares, be entitled to a preference over the TELUS Shares and over any other shares ranking junior to the TELUS Second Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of TELUS, whether voluntary or involuntary, or any other distribution of the assets of TELUS among its shareholders for the purpose of winding-up its affairs.
Voting Rights
Except as required by law, holders of the TELUS Second Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of TELUS, provided that the rights, privileges, restrictions and conditions attached to the TELUS Second Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the TELUS Second Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the TELUS Second Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the TELUS Second Preferred Shares duly called for that purpose.

TELUS Shares
Priority
The holders of TELUS Shares shall be entitled to participate equally with each other as to dividends and TELUS shall pay dividends thereon, as and when declared by the board of directors of TELUS out of monies properly applicable to the payment of dividends, in amounts per share and at the same time on all such TELUS Shares at the time outstanding as the board of directors of TELUS may from time to time determine. In the event of the liquidation, dissolution or winding-up of TELUS or other distribution of assets of TELUS among its shareholders for the purpose of winding-up its affairs, all the property and assets of TELUS which remain after payment to the holders of any shares ranking in priority to the TELUS Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution or winding-up or distribution, shall be paid and distributed equally, share for share, to the holders of the TELUS Shares, without preference or distinction.
Voting Rights
The holders of the TELUS Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of TELUS (other than separate meetings of the holders of shares of any other class of shares of TELUS or any other series of shares of such other class of shares) and to vote at all such general meetings with each holder of TELUS Shares being entitled to one vote per TELUS Share held at all such meetings.
Ownership and Voting Restrictions
Certain subsidiaries of TELUS are Canadian carriers, holders of radio authorizations and holders of broadcasting licences, and are required by the Telecommunications Act and the Broadcasting Direction issued pursuant to the Broadcasting Act to be Canadian-owned and controlled. Under the Telecommunications Act, a Canadian carrier, such as TCI is considered to be Canadian-owned and controlled if:
(a)
not less than 80 per cent of the members of its board of directors are individual Canadians;

(b)
Canadians beneficially own not less than 80 per cent of its voting interests; and

(c)
it is not otherwise controlled in fact by persons who are not Canadians.

Substantially the same rules apply in relation to broadcasting undertakings but an additional requirement set out in the Broadcasting Direction is that the chief executive officer of a company that is a licensed broadcasting undertaking must be a Canadian citizen or a permanent resident of Canada. When levels of non-Canadian ownership exceed 20 per cent, an independent programming committee must be appointed to make all programming decisions relating to the licensed broadcasting undertaking.
TELUS has filed with the Canadian Radio-television and Telecommunications Commission (“CRTC”) the requisite documentation affirming TCI’s status as a Canadian carrier. TELUS further intends that TCI will remain controlled by TELUS and that it will remain “Canadian” for the purposes of Canadian ownership requirements.
The Ownership and Control Regulations, made pursuant to the Telecommunications Act, further provide that in order for a company that holds shares in a carrier (carrier holding corporation) to be considered Canadian, not less than 66 2∕3 percent of the issued and outstanding voting shares of that company must be beneficially owned by Canadians and that such company must not otherwise be controlled in fact by non-Canadians. To the best of TELUS’ knowledge, Canadians beneficially own and control in the aggregate not less than 66 2∕3 percent of the issued and outstanding TELUS Shares and TELUS is not otherwise controlled in fact by non-Canadians. For the purposes of these regulations, “Canadian” means among other things:
(a)
a Canadian citizen who is ordinarily resident in Canada;

(b)
a permanent resident of Canada who is ordinarily resident in Canada and has been so for not more than one year after the date he or she was eligible to apply for Canadian citizenship;

(c)
a corporation with not less than 66 2∕3 percent of the issued and outstanding voting shares of which are beneficially owned and controlled by Canadians and which is not otherwise controlled in fact by non-Canadians; or

(d)
a pension fund society the majority of whose members of its board of directors are individual Canadians, and that is established under applicable federal legislation or any provincial legislation relating to the establishment of pension fund societies.

The Broadcasting Direction provides a similar definition of “Canadian” but also includes a “qualified corporation” which can be a subsidiary corporation whose parent corporation or its directors do not exercise control or influence over any programming decisions of the subsidiary corporation where:
(a)
Canadians beneficially own and control less than 80 per cent of the issued and outstanding voting shares of the parent corporation and less than 80 per cent of the votes,

(b)
the chief executive officer is a non-Canadian, or

(c)
less than 80 per cent of the directors of the parent corporation are Canadian.

The Ownership and Control Regulations provide Canadian carriers and carrier holding corporations, such as TELUS, with the time and ability to rectify ineligibility resulting from insufficient Canadian ownership of voting interests. Under the Ownership and Control Regulations, such corporations may refuse the subscription, issuance, transfer or purchase of voting interests, if necessary, to ensure that they and their subsidiaries remain eligible under such legislation. For such purposes, in particular but without limitation, a company may, in accordance with the provisions contained in the Ownership and Control Regulations:
(a)
refuse to accept any subscription for voting shares;

(b)
refuse to allow any transfer of voting shares to be recorded in its share register;

(c)
suspend the rights of a holder of voting shares to vote at a meeting of its shareholders; and

(d)
sell, repurchase or redeem excess voting shares.

As a result of the foregoing, non-Canadian persons shall not beneficially own or control, otherwise than by way of security only, in the aggregate more than the Restricted Percentage (as defined below) of the issued and outstanding voting shares of TELUS (the “non-Canadian share constraint”). The Restricted Percentage is the maximum percentage of the issued and outstanding voting shares of TELUS that may be beneficially owned or controlled, otherwise than by way of security only, by non-Canadian persons without rendering any subsidiary of TELUS ineligible to operate as a telecommunications common carrier pursuant to the Telecommunications Act, or to be granted a licence under the Broadcasting Act or the Radiocommunication Act (Canada) (the “Radiocommunication Act”).
To ensure that TELUS Corporation remains Canadian and that any subsidiary of TELUS Corporation, including TCI, is and continues to be eligible to operate as a Canadian carrier under the Telecommunications Act, to be issued radio authorizations under the Radiocommunication Act, or to be issued broadcasting licences under the Broadcasting Act, provisions substantially similar to the foregoing have been incorporated into the Articles of TELUS Corporation permitting its directors to make determinations to effect any of the foregoing actions.
The power of TELUS to issue any voting shares and to restrict the right of any holder of voting shares of TELUS to transfer or vote such voting shares is as provided in the Telecommunications Regulations, the Broadcasting Direction and the Radiocommunication Regulations, as amended from time to time (collectively, the “Applicable Regulations”) or in the articles of TELUS. TELUS has the power to suspend voting rights, to refuse the transfer of shares, to redeem or purchase, or to sell or to require the sale of voting shares of TELUS as provided in the Applicable Regulations or the articles of TELUS, for the purpose of ensuring that any subsidiary of TELUS is not ineligible to operate as a telecommunications common carrier pursuant to the Telecommunications Act, or to be granted a licence under the Broadcasting Act or the Radiocommunication Act.
In addition to declarations which may be requested by TELUS pursuant to the Applicable Regulations, TELUS may request that a person who: (a) is or proposes to be a registered holder of voting shares of TELUS;

(b) holds or proposes to hold or is believed by TELUS to hold voting shares of TELUS on behalf of another person, other than as a registered holder; (c) subscribes for voting shares of TELUS; (d) requests registration of a transfer of voting shares of TELUS; (e) requests a change in registration of voting shares of TELUS; or (f) elects to convert or exchange any securities into or for voting shares of TELUS, file a declaration with TELUS or its transfer agent within the time limit prescribed in the request. The person to whom a request is made pursuant to the articles of TELUS shall submit the declaration in a form authorized by TELUS, and shall contain the information requested by TELUS to enable TELUS to determine whether the non-Canadian share constraint is being or may be contravened.
In addition, TELUS has systems in place to monitor the level of Canadian ownership of its shares. For registered shareholders and shares trading on the TSX, a reservation and declaration system requires non-Canadian purchasers of TELUS Shares to obtain a reservation number from TELUS’ transfer agent and registrar, Computershare Trust Company and to declare whether or not the purchaser is a Canadian or non-Canadian. For TELUS Shares trading on the NYSE, non-Canadian ownership is monitored by utilizing the Depository Trust & Clearing Corporation’s SEG-100 Account program. All TELUS Shares held by non-Canadians must be transferred to this account (no reservation application is required).
Notwithstanding any other provision of the articles of TELUS or the rules or operating procedures established pursuant to the articles of TELUS, a contravention of the non-Canadian share constraint shall have no consequences except those that are expressly provided for in the articles of TELUS or the Applicable Regulations. For greater certainty but without limiting the generality of the foregoing: (a) no transfer, issue or ownership of, and no title to, voting shares of TELUS; (b) no resolution of shareholders (except to the extent that the result thereof is affected as a result of a determination pursuant to the Applicable Regulations to suspend the voting rights of any voting shareholders); and (c) no act of TELUS, including any transfer of property to or by TELUS, shall be invalid or otherwise affected by any contravention of the non-Canadian share constraint or the failure to make the adjustment in voting as may be required or permitted pursuant to the Applicable Regulations.
In administering the ownership restriction provisions of the articles of TELUS and the Applicable Regulations, including, without limitation, in making any directors’ determination, TELUS and any of its directors, officers, employees and agents may rely on, among other things, TELUS’ central securities register.
The ownership restriction provisions of the articles of TELUS shall cease to be binding on TELUS and its shareholders upon the repeal of the Applicable Regulations, and shall cease to be applicable and binding to the extent permitted by all of the Telecommunications Act, the Radiocommunication Act and the Broadcasting Act, from time to time.
The Telecommunications Act was amended in June 2012 to remove foreign ownership restrictions for telecommunications common carriers that hold less than a 10 per cent share of the total Canadian telecommunications services revenues. This change was made to enable non-Canadian owned entities to start up or acquire Canadian carriers that hold less than a 10 per cent share of total Canadian telecommunications services revenues. However, given that TELUS and its affiliates exceed this 10 per cent threshold, TELUS remains subject to the pre-existing Canadian ownership and control restrictions outlined above. Canadian ownership requirements for licensees under the Broadcasting Act remain unchanged.
TELUS Shareholder Rights Plan
TELUS has had a shareholder rights plan (“Rights Plan”) in place since March 2000. The current Rights Plan was adopted by the TELUS Board of Directors on March 13, 2019 (the “Rights Plan Effective Date”) and ratified and confirmed by the shareholders at the annual meeting held on May 9, 2019, and reconfirmed by the shareholders at the annual meetings held on May 6, 2022 and May 9, 2025. Under the current Rights Plan, TELUS issued one right (“Right”) in respect of each TELUS Share outstanding as at the Rights Plan Effective Date. The Rights Plan has a term of just over nine years, subject to shareholder confirmation every three years (in 2022 and 2025). Each Right, other than those held by an Acquiring Person (as defined in the Rights Plan) and certain of its related parties, entitles the holder in certain circumstances following the acquisition by an Acquiring Person of 20% or more of the TELUS Shares (otherwise than through the “Permitted Bid” requirements of the Rights Plan) to purchase from TELUS C$320 worth of TELUS Shares for C$160 (i.e. at a 50% discount) respectively. For further details, please refer to the Rights Plan, a copy of which is available on SEDAR+ at sedarplus.ca and on EDGAR at www.sec.gov as an exhibit to TELUS’ registration statement on Form 8-A filed with the U.S. Securities and Exchange Commission on May 10, 2019 (Commission File No. 001-15144) or available from TELUS’ Corporate Governance office, 5th Floor, 510 West Georgia Street, Vancouver, British Columbia, V6B 0M3.
Trading in TELUS Shares
The TELUS Shares are currently listed and posted for trading on the TSX under the symbol “T” and the NYSE under the symbol “TU”.
The following table shows the monthly range of high and low prices per TELUS Share and total monthly volumes traded on the TSX for the 12-month period prior to the date of this Circular according to the TSX.
Month	High (C$)	Low (C$)	Volume
September 2024	23.43	21.77	76,124,067
October 2024	22.76	21.86	64,775,176
November 2024	22.14	20.88	89,028,517
December 2024	22.54	19.10	106,464,229
January 2025	21.25	19.38	85,459,545
February 2025	22.71	20.41	83,259,975
March 2025	23.29	19.70	103,314,723
April 2025	21.25	19.27	87,581,517
May 2025	22.56	20.56	73,259,147
June 2025	22.76	21.56	75,492,812
July 2025	22.89	21.87	74,988,009
August 2025	23.18	21.51	65,745,445
September 1 to 16, 2025	22.97	21.85	43,970,450
The following table shows the monthly range of high and low prices per TELUS Share and total monthly volumes traded on the NYSE for the 12-month period prior to the date of this Circular according to the NYSE.
Month	High ($)	Low ($)	Volume
September 2024	17.27	16.08	42,119,195
October 2024	16.84	15.76	45,045,095
November 2024	15.91	15.00	65,575,081
December 2024	15.97	13.24	78,150,503
January 2025	14.77	13.50	76,019,246
February 2025	15.88	13.91	70,143,124
March 2025	16.12	13.75	78,432,112
April 2025	15.43	13.61	80,791,086
May 2025	16.44	14.87	60,457,987
June 2025	16.61	15.74	58,005,810
July 2025	16.74	16.06	67,745,296
August 2025	16.72	15.60	61,597,250
September 1 to 16, 2025	16.65	15.80	37,420,990
On August 29, 2025, the last trading day before the announcement of the Arrangement, the closing prices of the TELUS Shares on the TSX and the NYSE were C$22.64 and $16.49, respectively.

Prior Sales
For the 12-month period prior to the date of this Circular, TELUS has issued or granted TELUS Shares and securities convertible into TELUS Shares as listed in the table set forth below:
Date	Type of Security Issued	Reason for Issuance	Number of Securities Issued	Issuance / Exercise Price per Security
September 30, 2024 – September 15, 2025	Restricted Share Units	Grants of Restricted Share Units	5,329,856	$21.67 (weighted average price)
February 21, 2025	Performance Share Units	Grants of Performance Share Units	400,721	$22.03 (weighted average price)
September 30, 2024 – June 30, 2025	Deferred Share Units	Grants of Deferred Units	170,558	$21.74 (weighted average price)
November 20, 2024 – September 12, 2025	TELUS Shares	Vesting of Restricted Share Units	2,535,979	$30.27 (weighted average price)
November 20, 2024 – September 12, 2025	TELUS Shares	Vesting of Performance Share Units	360,950	$27.18 (weighted average price)
September 17, 2024 – September 16, 2025	TELUS Shares	Share Option Exercises	3,247	$21.19 (weighted average price)
December 20, 2024	TELUS Shares	Acquisition of Bistrapped Inc.	334,054	$21.85 (weighted average price)
October 1, 2024 – September 2, 2025	TELUS Shares	Dividend Reinvestment and Share Purchase Plan (DRIP)	40,241,942	$20.53 (weighted average price)
Listing Application
TELUS has applied to list the TELUS Shares issuable as part of the Arrangement on the TSX and the NYSE and it is a condition of closing that TELUS will have obtained conditional approval for such listings. Listing will be subject to TELUS fulfilling all the listing requirements of the TSX and the NYSE.
Legal Proceedings and Regulatory Actions
Legal proceedings are described in Section 10.18 — Litigation and legal matters in the 2024 annual MD&A and in TELUS’s December 31, 2024 consolidated financial statements Note 29(a) Claims and lawsuits, and TELUS’ June 30, 2025 unaudited condensed interim consolidated financial statements Note 29 contingent liabilities — Claims and lawsuits, each of which is incorporated by reference into this Circular.
From time to time, in the ordinary course of business, TELUS and its subsidiaries are assessed fees or fines by securities regulatory authorities in relation to administrative matters, including late filing or reporting fees, which may be considered penalties or sanctions pursuant to Canadian securities regulations but which are not, individually or in the aggregate, material to TELUS. In addition, TELUS and its subsidiaries are subject to numerous regulatory authorities around the world, and fees, administrative penalties, settlement agreements and sanctions may be categorized differently by each regulator. However, during the most recently completed financial year, TELUS is not aware of any material (a) penalties or sanctions imposed against it by a court relating to securities legislation or by a securities regulatory authority; (b) penalties or sanctions imposed by a court or regulatory body against it that would likely be considered important to a reasonable investor in making an investment decision; or (c) settlement agreements entered into by it before a court relating to securities legislation or with a securities regulatory authority.
Transfer Agent and Registrar
TELUS’ transfer agent and registrar is Computershare Trust Company of Canada. Computershare maintains TELUS’ registers at 800, 324 — 8th Avenue SW, Alberta T2P 2Z2.
Auditors
Deloitte LLP is the auditor of TELUS.
TELUS Documents Incorporated by Reference
The following documents, filed by TELUS with the applicable securities regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Circular:
1.
the annual information form of TELUS dated February 13, 2025 for the year ended December 31, 2024;

2.
the audited consolidated financial statements of TELUS as at and for the years ended December 31, 2024 and 2023, together with the report of the independent registered public accounting firm thereon and the notes thereto;

3.
management’s discussion and analysis of financial results of TELUS for the year ended December 31, 2024 (the “2024 annual MD&A”);

4.
the unaudited condensed interim consolidated financial statements of TELUS as at and for the three- and six-month periods ended June 30, 2025 together with the notes thereto;

5.
management’s discussion and analysis of financial results of TELUS for the three- and six-month periods ended June 30, 2025 (the “Q2 MD&A”);

6.
the information circular of TELUS dated March 14, 2025, prepared in connection with TELUS’ annual general meeting held on May 9, 2025;

each of which is available under TELUS’ SEDAR+ profile at www.sedarplus.ca. Upon request, TELUS will promptly provide a copy of any such document free of charge to a securityholder of TELUS.
Any documents of a type described in section 11.1 of Form 44-101F1 — Short Form Prospectus, including the types referred to above, any material change reports (excluding confidential reports), and business acquisition reports filed by TELUS pursuant to the requirements of securities legislation of any province of Canada, and any other disclosure document which TELUS has filed pursuant to an undertaking to a securities regulatory authority of any province of Canada, in each case, after the date of this Circular and prior to the date of the Meeting, shall be deemed to be incorporated by reference into this Circular.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Circular shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded.

In addition to its continuous disclosure obligations under securities laws of the provinces of Canada, TELUS is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information, when filed by TELUS in accordance with such requirements, are available to the public on the SEC’s website at www.sec.gov.

APPENDIX H
DISSENT PROVISIONS OF THE BCBCA
DIVISION 2 OF PART 8 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
Definitions and application
237 (1)    In this Division:
“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;
“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;
“payout value” means,
(a)   in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,
(b)   in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,
(c)   in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or
(d)   in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.
(2)   This Division applies to any right of dissent exercisable by a shareholder except to the extent that
(a)   the court orders otherwise, or
(b)   in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.
Right to dissent
238 (1)    A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:
(a)   under section 260, in respect of a resolution to alter the articles
(i)   to alter restrictions on the powers of the company or on the business the company is permitted to carry on, or
(ii)   without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company’s community purposes within the meaning of section 51.91;
(b)   under section 272, in respect of a resolution to adopt an amalgamation agreement;
(c)   under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;
(d)   in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;
(e)   under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;

(f)   under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;
(g)   in respect of any other resolution, if dissent is authorized by the resolution;
(h)   in respect of any court order that permits dissent.
(2)   A shareholder wishing to dissent must
(a)   prepare a separate notice of dissent under section 242 for
(i)   the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and
(ii)   each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,
(b)   identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and
(c)   dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.
(3)   Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must
(a)   dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and
(b)   cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.
Waiver of right to dissent
239 (1)    A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.
(2)   A shareholder wishing to waive a right of dissent with respect to a particular corporate action must
(a)   provide to the company a separate waiver for
(i)   the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and
(ii)   each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and
(b)   identify in each waiver the person on whose behalf the waiver is made.
(3)   If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to
(a)   the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and
(b)   any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.
(4)   If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.
Notice of resolution
240 (1)    If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,
(a)   a copy of the proposed resolution, and
(b)   a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.
(2)   If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,
(a)   a copy of the proposed resolution, and
(b)   a statement advising of the right to send a notice of dissent.
(3)   If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,
(a)   a copy of the resolution,
(b)   a statement advising of the right to send a notice of dissent, and
(c)   if the resolution has passed, notification of that fact and the date on which it was passed.
(4)   Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.
Notice of court orders
241   If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent
(a)   a copy of the entered order, and
(b)   a statement advising of the right to send a notice of dissent.
Notice of dissent
242 (1)   A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) must,
(a)   if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,
(b)   if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c)   if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of
(i)   the date on which the shareholder learns that the resolution was passed, and
(ii)   the date on which the shareholder learns that the shareholder is entitled to dissent.
(2)   A shareholder intending to dissent in respect of a resolution referred to in section 238 (1)(g) must send written notice of dissent to the company
(a)   on or before the date specified by the resolution or in the statement referred to in section 240(2) (b) or (3)(b) as the last date by which notice of dissent must be sent, or
(b)   if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.
(3)   A shareholder intending to dissent under section 238(1)(h) in respect of a court order that permits dissent must send written notice of dissent to the company
(a)   within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or
(b)   if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.
(4)   A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:
(a)   if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;
(b)   if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and
(i)   the names of the registered owners of those other shares,
(ii)   the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
(iii)   a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;
(c)   if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the Dissenting Holder, a statement to that effect and
(i)   the name and address of the beneficial owner, and
(ii)   a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.
(5)   The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.
Notice of intention to proceed
243 (1)    A company that receives a notice of dissent under section 242 from a dissenter must,
(a)   if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i)   the date on which the company forms the intention to proceed, and
(ii)   the date on which the notice of dissent was received, or
(b)   if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.
(2)   A notice sent under subsection (1)(a) or (b) of this section must
(a)   be dated not earlier than the date on which the notice is sent,
(b)   state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and
(c)   advise the dissenter of the manner in which dissent is to be completed under section 244.
Completion of dissent
244 (1)   A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,
(a)   a written statement that the dissenter requires the company to purchase all of the notice shares,
(b)   the certificates, if any, representing the notice shares, and
(c)   if section 242(4)(c) applies, a written statement that complies with subsection (2) of this section.
(2)   The written statement referred to in subsection (1)(c) must
(a)   be signed by the beneficial owner on whose behalf dissent is being exercised, and
(b)   set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out
(i)   the names of the registered owners of those other shares,
(ii)   the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
(iii)   that dissent is being exercised in respect of all of those other shares.
(3)   After the dissenter has complied with subsection (1),
(a)   the dissenter is deemed to have sold to the company the notice shares, and
(b)   the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.
(4)   Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.
(5)   Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.
(6)   A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares
245 (1)   A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must
(a)   promptly pay that amount to the dissenter, or
(b)   if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.
(2)   A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may
(a)   determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,
(b)   join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244(1), and
(c)   make consequential orders and give directions it considers appropriate.
(3)   Promptly after a determination of the payout value for notice shares has been made under subsection (2)(a) of this section, the company must
(a)   pay to each dissenter who has complied with section 244(1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or
(b)   if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.
(4)   If a dissenter receives a notice under subsection (1)(b) or (3)(b),
(a)   the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or
(b)   if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.
(5)   A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that
(a)   the company is insolvent, or
(b)   the payment would render the company insolvent.
Loss of right to dissent
246   The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:
(a)   the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;
(b)   the resolution in respect of which the notice of dissent was sent does not pass;

(c)   the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;
(d)   the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;
(e)   the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;
(f)   a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;
(g)   with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;
(h)   the notice of dissent is withdrawn with the written consent of the company;
(i)   the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.
Shareholders entitled to return of shares and rights
247   If, under section 244(4) or (5), 245(4)(a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,
(a)   the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244(1)(b) or, if those share certificates are unavailable, replacements for those share certificates,
(b)   the dissenter regains any ability lost under section 244(6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and
(c)   the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

APPENDIX I
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND PURCHASER
1.
Directors and Executive Officers of the Company

Unless otherwise noted, the business address of each director and executive officer listed below is c/o  5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3. The business telephone number of each director and executive officer of the Company is (+1) 604-695-6400.
During the last five years, neither the Company nor any of the directors or executive officers of the Company have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The current principal occupation and the name, principal business and address of the place of employment of each director and executive officer of the Company is listed below.
Name	Position at TELUS Digital	Current Principal Occupation	Company Name	Company Address	Principal Business of the Company	Director/ Officer Citizenship	Start Date
Darren Entwistle	Chair of the Board	President and CEO	TELUS	510 West Georgia Street, Vancouver, British Columbia V6B 0M3	Telecommunications	Canada, United Kingdom	May 2022
Jeffrey Puritt	Executive Vice Chair of the Board	Former President & CEO	TELUS Digital	5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3	Digital IT Services	Canada, U.S.	September 2024
Josh Blair	Lead Director	Co-Founder and Chief Executive Officer	Impro.AI	Suite 1700, Park Place, 666 Burrard Street, Vancouver, BC V6C 2X8	AI Strategy Solutions	Canada	June 2016
Madhuri Andrews	Director	Executive Vice President and Chief Information Officer	MKS Inc.	2 Tech Drive Andover, MA 01810	Semiconductor Manufacturing Technology Solutions	U.S.	March 2023
Olin Anton	Director	Former partner	Deloitte LLP	410 W Georgia St, Vancouver, BC V6B 0S7	Professional Services	Canada	January 2021
Navin Arora	Director	Executive Vice President, TELUS and President, TELUS Business Solutions, TELUS Health, TELUS Agriculture & Consumer Goods and TELUS Partner Solutions	TELUS	510 West Georgia Street, Vancouver, British Columbia V6B 0M3	Telecommunications	Canada, India	January 2023
Doug French	Director	Executive Vice President and Chief Financial Officer	TELUS	510 West Georgia Street, Vancouver, British Columbia V6B 0M3	Telecommunications	Canada	September 2020
Sue Paish	Director	Corporate Director	TELUS Digital	5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3	Digital IT Services	Canada	May 2021

Name	Position at TELUS Digital	Current Principal Occupation	Company Name	Company Address	Principal Business of the Company	Director/ Officer Citizenship	Start Date
Carolyn Slaski	Director	Americas Vice Chair, Talent & Chief Human Resources Officer	Ernst & Young LLP	5 Times Square, New York, New York 10036	Professional Services	U.S.	July 2021
Sandra Stuart	Director	Corporate Director	Scotiabank, Belkorp Industries Inc., Canfor, TELUS Digital
Scotiabank: 40 Temperance Street Toronto, Ontario Canada M5H 0B4
Belkorp Industries: 1508 W Broadway Suite 900, Vancouver, BC V6J 1W8
Canfor: 161 E 4th Ave #101, Vancouver,
BC V5T 1G4
TELUS Digital: 5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3
					Financial Services; Digital IT Services	Canada	September 2021
Jason Macdonnell	Acting CEO, COO & President, Customer Experience	Acting CEO, COO & President, Customer Experience	TELUS Digital	5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3	Digital IT Services	Canada	September 2024
Tobias Dengel	President, Digital Solutions & WillowTree	President	Digital Solutions	5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3	Digital IT Services	U.S., Germany	September 2024
Michel E. Belec	Chief Legal Officer	Chief Legal Officer	TELUS Digital	5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3	Digital IT Services	Canada, United Kingdom	September 2016
Gopi Chande	Chief Financial Officer	Chief Financial Officer	TELUS Digital	5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3	Digital IT Services	Canada, United Kingdom	March 2024
Andrea Clayton	Chief People Officer	Chief People Officer	TELUS Digital	5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3	Digital IT Services	Canada, United Kingdom, U.S.	January 2025
Brian Hannon	Chief Growth Officer	Chief Growth Officer	TELUS Digital	5th Floor, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3	Digital IT Services	Ireland	March 2025

The material occupations, positions, offices or employment during the past five years of each director and executive officer of the Company is listed below. Each of Darren Entwistle, Josh Blair, Olin Anton, Navin Arora, Doug French, Sandra Stuart and Michel Belec have not held any other material occupations, positions, offices or employment during the past five years other than the positions disclosed in the table above.
Name	Occupation	Company Name	Company Address	Principal Business of Company	Start Date	End Date
Jeffrey Puritt	President and Chief Executive Officer	TELUS Digital	5th Floor, 510 West Georgia Street, Vancouver, British	Digital IT Services	January 2016	September 2024
Madhuri Andrews	Executive Vice President & Chief Digital and Information Officer	Jacobs Solutions Inc.	1999 Bryan Street, Suite 3500, Dallas, TX 75201, United States	Technical professional services	August 2018	November 2022
Sue Paish	Chief Executive Officer	Digital Technology Supercluster	Suite 2000-800, Robson Street, Robson, Square, Vancouver, BC V6Z 2E7	Technology Non-Profit	May 2018	April 2024
Jason Macdonnell	Senior Vice-President, Customer Service Excellence, TELUS Consumer Solutions	TELUS	510 West Georgia Street, Vancouver, British Columbia V6B 0M3	Telecommunications	March 2024	September 2024
	Chief Operating Officer, TELUS Health Operations and Customer Service Excellence	TELUS	510 West Georgia Street, Vancouver, British Columbia V6B 0M3	Telecommunications	April 2023	March 2024
	Senior Vice-President, Customer Service Excellence & President, Security Solutions	TELUS	510 West Georgia Street, Vancouver, British Columbia V6B 0M3	Telecommunications	January 2023	August 2023
	President, TELUS Smart Automation and Security	TELUS	510 West Georgia Street, Vancouver, British Columbia V6B 0M3	Telecommunications	January 2018	August 2023
Tobias Dengel	Co-Founder and President	WillowTree	1835 Broadway Street, Charlottesville, VA 22902, United States	Digital IT Services	June 2010	January 2023
Gopi Chande	Senior Vice-President Finance and Treasurer	TELUS Corporation	5-510 West Georgia Street Vancouver, BC, V6B 0M3	Telecommunications	June 2022	February 2024
	Vice-President, Finance	TELUS Corporation	5-510 West Georgia Street Vancouver, BC, V6B 0M3	Telecommunications	April 2015	May 2022
Andrea Clayton	Chief Human Resources Officer	Appen AI	12131 113th Ave, NE, Suite 100, Kirkland, WA 98034	Digital IT Services	February 2022	December 2024
	Chief Human Resources Officer	Thrive Pet Healthcare (formerly Pathway Vet Alliance)	211 Walter Seaholm Drive, Suite 200, Austin, TX 78701, United States	Veterinarian Services	May 2019	February 2022
Brian Hannon	Acting Chief Growth Officer	TELUS Digital	5-510 West Georgia Street Vancouver, BC, V6B 0M3	Digital IT Services	August 2023	February 2024
	Global VP, TI Tech	TELUS Digital	5-510 West Georgia Street Vancouver, BC, V6B 0M3	Digital IT Services	March 2021	July 2023
	SVP Commercial	TELUS Digital	5-510 West Georgia Street Vancouver, BC, V6B 0M3	Digital IT Services	May 2020	March 2021
2.
Directors and Executive Officers of the Purchaser

Unless otherwise noted, the business address of each director and executive officer of the Purchaser is c/o 510 West Georgia Street, Vancouver, British Columbia V6B 0M3. The business telephone number of each director and executive of the Purchaser is (+1) 604-697-8044.

During the last five years, neither the Purchaser nor any of the directors or executive officers of the Purchaser have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The current principal occupation and the name, principal business and address of the place of employment of each director and executive officer of the Purchaser is listed below.
Name	Position at TELUS	Current Principal Occupation	Company Name	Company Address	Principal Business of Company	Director/ Officer Citizenship	Start Date of Current Position at TELUS
Raymond T. Chan	Director	Corporate director	TELUS	—	Telecommunications	Canada	July 2013
Hazel Claxton	Director	Corporate director	TELUS	—	Telecommunications	Canada	May 2021
Lisa de Wilde	Director	Professor	Schulich School of Business at York University	111 Ian MacDonald Blvd, North York, ON M3J 1P3	Education	Canada	February 2015
Victor Dodig	Director	President and Chief Executive Officer	Canadian Imperial Bank of Commerce	81 Bay St., Toronto, ON M5J 0E7	Financial Services	Canada	May 2022
Thomas Flynn	Director	Corporate director	TELUS	—	Telecommunications	Canada	May 2020
Mary Jo Haddad	Director	Founder and President	MJH & Associates	—	Healthcare Advisory	Canada	May 2014
Martha Hall Findlay	Director	Director and James S. and Barbara A. Palmer Chair	University of Calgary	2500 University Dr NW, Calgary, AB T2N 1N4	Education	Canada	May 2024
Christine Magee	Director	Co-founder and Chair	Sleep Country Canada	7920 Airport Road Brampton, Ontario L6T 4N8	Furniture Retailer	Canada	August 2018
John Manley	Director	Chair, Jefferies Securities Inc. and Senior Business Advisor, Bennett Jones LLP	Jefferies Securities Inc.; Bennett Jones LLP	Jefferies Securities: 333 Bay St. #710, Toronto, ON M5H 2R2 Bennet Jones: 100 King St W Suite 3400, Toronto, ON M5X 1A4	Financial Services; Legal Services	Canada	July 2012
David Mowat	Director	Corporate director	TELUS	—	Telecommunications	Canada	May 2016
Marc Parent	Director	President and CEO	CAE Inc.	8585 Côte-de-Liesse, Saint-Laurent, Quebec, H4T 1G6	Technology Manufacturing	Canada	November 2017
Denise Pickett	Director	President, Enterprise Shared Services	American Express	2225 Sheppard Avenue East Toronto, ON M2J 5C2 CA	Financial Services	Canada	November 2018
W. Sean Willy	Director	President and CEO	Des Nedhe Development	301 – 2555 Grasswood Road East, Saskatoon, SK, S7T OK1	Infrastructure	Canada	May 2021
Darren Entwistle	President and CEO	President and CEO	TELUS	—	Telecommunications	Canada, United Kingdom	August 2015
Doug French	Executive Vice-President and Chief Financial Officer	Executive Vice-President and Chief Financial Officer	TELUS	—	Telecommunications	Canada	May 2016

Name	Position at TELUS	Current Principal Occupation	Company Name	Company Address	Principal Business of Company	Director/ Officer Citizenship	Start Date of Current Position at TELUS
Navin Arora	Executive Vice-President, TELUS and President, TELUS Business Solutions, TELUS Health, TELUS Agriculture & Consumer Goods, and TELUS Partner Solutions	Executive Vice-President, TELUS and President, TELUS Business Solutions, TELUS Health, TELUS Agriculture & Consumer Goods, and TELUS Partner Solutions	TELUS	—	Telecommunications	Canada, India	May 2022
Zainul Mawji	Executive Vice-President and President, TELUS Consumer Solutions	Executive Vice-President and President, TELUS Consumer Solutions	TELUS	—	Telecommunications	Canada	May 2023
Sandy McIntosh	Executive Vice-President, People & Culture and Chief Human Resources Officer	Executive Vice-President, People & Culture and Chief Human Resources Officer	TELUS	—	Telecommunications	Canada	May 2015
Andrea Wood	Executive Vice-President, Chief Legal & Governance Officer	Executive Vice-President, Chief Legal & Governance Officer	TELUS	—	Telecommunications	Canada	November 2023
All of the directors of TELUS have held the principal occupations set forth above or executive positions with the same companies or firms referred to, or with affiliates or predecessors thereof, for the past five years except as provided in the table below.
Name	Occupation	Company Name	Company Address	Principal Business of Company	Start Date	End Date
Martha Hall Findlay	Chief Sustainability Officer	Suncor Energy Inc.	P.O. Box 2844 150 - 6 Avenue S.W. Calgary, Alberta Canada T2P 3E3	Oil and Gas	February 2022	November 2022
	Chief Climate Officer	Suncor Energy Inc.	P.O. Box 2844 150 - 6 Avenue S.W. Calgary, Alberta Canada T2P 3E3	Oil and Gas	February 2022	November 2022
Thomas Flynn	Chief Financial Officer	BMO Financial Group	100 King Street West 1 First Canadian Place Toronto, Ontario Canada M5X 1A1	Financial Services	March 2011	December 2020

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